     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1999
                                                  REGISTRATION NO. 333-69245
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         FIRST FEDERAL BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                          6712                      (TO BE APPLIED FOR)
(State or other jurisdiction of        (Primary standard                 (I.R.S. Employer
incorporation or organization)      industrial classification)        identification number)


                                329 PIERCE STREET
                             SIOUX CITY, IOWA 51101
                                 (712) 277-0200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                BARRY E. BACKHAUS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                329 PIERCE STREET
                             SIOUX CITY, IOWA 51101
                                 (712) 277-0200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             ROBERT I. LIPSHER, ESQ.
                      LUSE LEHMAN GORMAN POMERENK & SCHICK
                           5335 WISCONSIN AVENUE, N.W.
                                    SUITE 400
                             WASHINGTON, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED            PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE        MAXIMUM OFFERING           AGGREGATE                AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED          PRICE PER SHARE        OFFERING PRICE (1)        REGISTRATION
                                                                                                                     fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share    7,489,496 shares          $10.00                $74,894,960              $20,900(2)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------
(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Registration Fee Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS SUPPLEMENT

                         FIRST FEDERAL BANKSHARES, INC.

                               FIRST FEDERAL BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

     This prospectus supplement is being provided to members in First Federal Bank Employees' Savings & Profit Sharing Plan and Trust. First Federal Bankshares, M.H.C., the Mutual Holding Company of First Federal Savings Bank of Siouxland is converting from a federally chartered mutual holding company to a Delaware stock corporation and shares of common stock of First Federal Bankshares, Inc. will be issued to certain depositors and the public. As a member, you may direct the trustee of the plan to purchase First Federal Bankshares common stock in the offering with amounts allocated to your account under the plan. The plan would invest in common stock through the First Federal Bankshares, Inc. Stock Fund. Since the plan actually purchases the common stock, you would acquire only a "membership interest" in the shares and would not own the shares directly. This prospectus supplement relates to your initial election to direct that all or a portion of your account be invested in the First Federal Bankshares, Inc. Stock Fund in the offering. Your account will be reinvested in the other funds available under the plan in the event that the offering is oversubscribed and the total amount allocated to your account cannot be used by the trustee to purchase common stock. You will be entitled to direct the investment of your account in the First Federal Bankshares, Inc. Stock Fund after the offering is completed.

     The prospectus of First Federal Bankshares dated February ___, 1999 which is attached to this prospectus supplement includes detailed information with respect to the conversion and related stock offering, and the financial condition, results of operations and business of the bank. This prospectus supplement, which provides information with respect to the plan, should be read only in conjunction with the prospectus.

                              --------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH MEMBER AS TO AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE __ OF THE PROSPECTUS

                              ---------------------

     THE INTERESTS IN THE PLAN AND THE OFFERING OF THE COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY.

     NO OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE MEMBERSHIP INTERESTS OFFERED HEREBY ARE NOT (1) SAVINGS ACCOUNTS OR DEPOSITS, (2) FEDERALLY INSURED OR GUARANTEED, OR (3) GUARANTEED BY FIRST FEDERAL BANKSHARES, INC OR FIRST FEDERAL BANK. THE PLAN'S ENTIRE INVESTMENT IN COMMON STOCK IS SUBJECT TO LOSS.

     The date of this Prospectus Supplement is February ___, 1999.

                              NOTICE TO MEMBERS IN
                               FIRST FEDERAL BANK
               EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

     Attached to this notice is a copy of the prospectus and prospectus supplement relating to the offer and sale of membership interests and shares of common stock, par value $.01 per share of First Federal Bankshares, Inc. ("First Federal Bankshares").

     First Federal Savings Bank of Siouxland ("First Federal") withdrew from the Financial Institutions Thrift Plan and adopted the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "Plan") effective December 1, 1998, in connection with the conversion of First Federal Bankshares, M.H.C. (the "Mutual Holding Company") from a federally chartered mutual holding company to a Delaware stock corporation, in order to establish the First Federal Bankshares, Inc. Stock Fund ("Employer Stock Fund") as an additional investment option under the Plan. The prospectus supplement has been prepared and distributed to you so that members (the "Members") in the Plan can make an informed decision regarding your opportunity to invest all or a portion of your account balance in the Plan in the Employer Stock Fund. Your account will be reinvested in the other funds available under the Plan in the event the offering is oversubscribed and the total amount allocated to your account cannot be used by the trustee to purchase common stock. The other funds selected by the trustee of the Plan in which you may invest include: A. S&P 500 Stock Fund, B. Stable Value Fund, C. S&P MidCap Stock Fund, D. Money Market Fund, E. Government Bond Fund, F. Income Plus Fund,
G. Growth & Income Fund, H. Growth Fund and I. International Stock Fund.

     The Plan's feature which allows Members the opportunity to direct the investment of their account balances is intended to satisfy the requirements of
Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The effect of this is two-fold. First, you will not be deemed a 'fiduciary' by virtue of your exercise of investment discretion. Second, no person who otherwise is a fiduciary (for example, the employer, the Plan administrator, or the Plan's trustee) is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

     Because you will be entitled to invest all or a portion of your account balance in the Plan in the Employer Stock Fund which will be invested in common stock, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Employer Stock Fund be conducted pursuant to procedures that ensure the confidentiality of your exercise of these rights. Accordingly, the Plan committee designates Peggy Smith, Vice President of First Federal, as the person to whom your investment instructions should be returned. Ms. Smith will transfer your investment instructions directly to Pentegra Group, the Plan's third-party administrator. In the case of an event that involves a potential for undue employer influence, you will be instructed to return your instructions directly to Pentegra Group.

                                TABLE OF CONTENTS


THE OFFERING............................................................................................  1

         Securities Offered.............................................................................  1
         Election to Purchase Common Stock in the Offering; Priorities..................................  1
         Value of Membership Interests..................................................................  2
         Method of Director Transfer....................................................................  2
         Time for Directing Transfer....................................................................  2
         Irrevocability of Transfer Direction...........................................................  2
         Direction to Purchase Common Stock After the Offering..........................................  2
         Purchase Price of Common Stock.................................................................  3
         Nature of a Member's Interest in Common Stock..................................................  3
         Voting Rights of Common Stock..................................................................  3

DESCRIPTION OF THE PLAN.................................................................................  3

         Introduction...................................................................................  3
         Eligibility and Membership.....................................................................  4
         Contributions Under the Plan...................................................................  5
         Limitations on Contributions...................................................................  5
         Investment of Contributions and Account Balances...............................................  7
         Benefits Under the Plan........................................................................ 10
         Withdrawals and Distributions From the Plan.................................................... 10
         Trustee........................................................................................ 12
         Plan Administrator............................................................................. 12
         Reports to Plan Members........................................................................ 12
         Amendment and Termination...................................................................... 12
         Merger, Consolidation or Transfer.............................................................. 13
         Federal Income Tax Consequences................................................................ 13
         ERISA and Other Qualifications................................................................. 16
         SEC Reporting and Short-Swing Profit Liability................................................. 16
         Financial Information Regarding Plan Assets.................................................... 17

LEGAL OPINION........................................................................................... 17

                                  THE OFFERING

SECURITIES OFFERED

     The securities offered hereby are participation interests in the Plan. Up to 46,000 shares (assuming a purchase price of $10.00 per share) of common stock may be acquired by the Plan to be held in the Employer Stock Fund. First Federal Bankshares is the issuer of the common stock. Only employees of First Federal may become Members in the Plan. The common stock to be issued hereby is conditioned on the consummation of the conversion. A Member's investment in the Employer Stock Fund in the conversion is subject to the priority set forth in the plan of conversion. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the conversion and the financial condition, results of operation and business of First Federal is contained in the attached prospectus. The address of the principal executive office of First Federal is 329 Pierce Street, Sioux City, Iowa 51101. First Federal's telephone number is (712) 277- 0200.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

     The Plan permits each Member to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to the Employer Stock Fund, an investment fund in the Plan, that will invest in common stock and will be used to purchase common stock issued in connection with the offering. The trustee of the Employer Stock Fund will purchase common stock offered for sale in connection with the offering in accordance with each Member's directions. Members will be provided the opportunity to elect alternative investments from among the nine other funds offered. In the event the offering is oversubscribed and the trustee is unable to use the full amount allocated by a Member to purchase common stock in the offering, the amount that cannot be invested in common stock shall be reinvested in the other investment funds of the Plan in accordance with the Member's current investment election. If a Member fails to direct the investment of his or her account balance, the Member's account balance will be remain in the other investment funds of the Plan as previously directed by the Member. If a Member has never made an investment election, the Member's account balance will be invested in the Money Market Fund.

     The shares of common stock to be sold in the offering are being offered in accordance with the following priorities: (i) depositors of First Federal with aggregate account balances (including demand deposits) of $50 or more as of September 30, 1997 ("Eligible Account Holders"); (ii) First Federal's tax-qualified employee benefit plans, including the ESOP; (iii) depositors of First Federal with aggregate account balances (including demand deposits) of $50 or more as of December 31, 1998 ("Supplemental Eligible Account Holders"); (iv) members of the Mutual Holding Company as of ________________, 1999 (the "Voting Record Date") who are not Eligible Account Holders ("Other Members"); (v) certain members of the general public with preference given first to persons who hold shares of common stock of First Federal (other than the Mutual Holding Company), then to depositors of Mid-Iowa Savings Bank, FSB as of ________________________, 1998 and then to natural persons residing in the "Community", consisting of the State of Iowa, the Nebraska counties of Dakota, Dixon, Thurston, Cedar and Wayne, and the South Dakota counties of Union, Clay, Yankton, Lincoln and Turner. To the extent that Members fall into one of these categories, they are being permitted to use funds in their Plan account to subscribe or pay for the common stock being acquired. Common stock so purchased will be placed in the Member's Employer Stock Fund within his Plan account.

VALUE OF MEMBERSHIP INTERESTS

     The aggregate market value of the Members' accounts in the Financial Institutions Thrift Plan as adopted by First Federal Savings Bank of Siouxland ("Financial Institutions Thrift Plan") were valued at approximately $408,343 as of September 30, 1998. Each Member was informed of the value of his or her beneficial interest in the Financial Institutions Thrift Plan as of September 30, 1998.

METHOD OF DIRECTING TRANSFER

     Each Member shall receive a form which provides for a Member to direct that all or a portion of his or her beneficial interest in the Plan be transferred to the Employer Stock Fund or to the other investment options established under the Plan. If a Member wishes to invest all or part of his or her beneficial interest in the assets of the Plan to the purchase of common stock issued in connection with the offering, he or she should indicate that decision on the investment allocation form.

TIME FOR DIRECTING TRANSFER

     Directions to transfer amounts to the Employer Stock Fund in order to purchase common stock issued in connection with the offering must be returned to Peggy Smith, Vice President, First Federal Savings Bank of Siouxland, 329 Pierce Street, Sioux City, Iowa 51101 no later than _____ p.m. on February __, 1999.

IRREVOCABILITY OF TRANSFER DIRECTION

     A Member's direction to transfer amounts credited to such Member's account in the Plan to the Employer Stock Fund in order to purchase shares of common stock in connection with the offering is irrevocable. Members, however, will be able to direct the investment of their accounts under the Plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

     After the offering, a Member will continue to be able to direct that a certain percentage of his or her interest in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. The allocation of a Member's interest in a Plan fund may be changed on a daily basis. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Members who are officers, directors and principal shareholders of First Federal Bankshares who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

PURCHASE PRICE OF COMMON STOCK

     The funds transferred to the Employer Stock Fund for the purchase of common stock in connection with the offering will be used by the trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock will be the same price as is paid by all other persons who purchase shares of common stock in the offering.

     Subsequent to the offering, common stock purchased by the trustee will be acquired in open market transactions. The prices paid by the trustee for shares of common stock will not exceed "adequate consideration" as defined in Section 3(18) of ERISA.

NATURE OF A MEMBER'S INTEREST IN THE COMMON STOCK

     The common stock will be held in the name of the trustee for the Plan, as trustee. Shares of common stock acquired at the direction of a Member will be allocated to the Member's account under the Plan. Therefore, earnings with respect to a Member's account should not be affected by the investment designations (including investments in common stock) of other Members. The trustee as record holder will vote such allocated shares, if any, as directed by Members.

VOTING RIGHTS OF COMMON STOCK

     The trustee generally will exercise voting rights attributable to all common stock held by the Employer Stock Fund as directed by Members with interests in the Employer Stock Fund. With respect to each matter as to which holders of common stock have a right to vote, each Member will be allocated voting instruction rights reflecting such Member's proportionate interest in the Employer Stock Fund. The number of shares of common stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Members in the affirmative and negative respectively.

DESCRIPTION OF THE PLAN

INTRODUCTION

     First Federal adopted a multiple-employer defined contribution plan (the "Financial Institutions Thrift Plan") effective September 1, 1996. First Federal withdrew from the Financial Institutions Thrift Plan and adopted a single-employer plan effective December 1, 1998 in order to permit the investment of Plan assets in common stock. All Members of the Financial Institutions Thrift Plan, other than Members who had terminated employment, were given the opportunity to transfer their accounts to the First Federal Bank Employees' Savings & Profit Sharing Plan and

Trust. The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

     First Federal intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. First Federal will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

     EMPLOYEE RETIREMENT INCOME SECURITY ACT. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Members or beneficiaries under the Plan.

     REFERENCE TO FULL TEXT OF PLAN. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o First Federal Bank, Attention: Barry E. Backhaus, President, 329 Pierce Street, Sioux City, Iowa 51101. Each employee is urged to read carefully the full text of the Plan.

ELIGIBILITY AND MEMBERSHIP

     Any employee of First Federal is eligible to become a Member in the Plan on the first day of the month following completion of one year of employment during which an employee completes at least 1000 hours of service with First Federal. The plan year is January 1 to December 31.

     As of September 30, 1998, there were approximately 158 employees eligible to participate in the Plan, and 129 employees participating by making elective deferral contributions.


CONTRIBUTIONS UNDER THE PLAN

     401(K) PLAN CONTRIBUTIONS. Each Member of the Plan is permitted to elect to defer such Member's salary on a pre-tax basis up to 15% of annual salary (expressed in terms of whole percentages) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on such Member's behalf. For purposes of the Plan, "salary" means a

Member's total compensation reported on Internal Revenue Service Form W-2, exclusive of any compensation deferred from a prior year, plus pre-tax contributions made to a Section 401(k) plan or a Section 125 cafeteria plan. In 1998, the annual salary of each Member taken into account under the Plan was and is limited to $160,000. Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code. A Member may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator which will be effective the first day of any contribution reporting period.

     EMPLOYER CONTRIBUTIONS. First Federal makes matching contributions to the Plan equal to 25% of the elective deferral contributions, up to a maximum of 4% of the Member's Plan salary. Such matching contributions are subject to revision by First Federal at any time. The matching contributions are subject to the applicable vesting schedule noted hereinafter.

LIMITATIONS ON CONTRIBUTIONS

     LIMITATION ON EMPLOYEE SALARY DEFERRALS. The annual amount of deferred salary of a Member (when aggregated with any elective deferrals of the Member under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Member's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Member, unless the excess deferral (together with any income allocable thereto) is distributed to the Member not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Member in the taxable year in which the distribution is made.

     LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Member's account during any Plan year may not exceed the lesser of $30,000 or 25% of the Member's compensation (as defined) for the Plan year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of First Federal. To the extent that these limitations have been exceeded with respect to a Member, the Plan administrator shall:

     (i) return any elective deferral contributions, with earnings thereon, to the extent that the return would reduce the excess amount in the Member's accounts;

     (ii) reduce employer contributions made with respect to those returned elective deferral contributions.

     If, in addition to this Plan, the Member is covered under other defined contribution plans maintained by First Federal and annual additions exceed the maximum permissible amount, the amount contributed or allocated under the other defined contribution plans will be reduced so that the annual additions under all such plans equal the maximum permissible amount.

     LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Sections 401(k) and 401(m) of the Code limits the amount of elective deferral contributions and matching contributions that may be made to the Plan in any Plan year on behalf of highly compensated employees in relation to the amount of elective deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's elective deferral contribution if any, for the Plan year over the employee's salary), of the highly compensated employees must meet either of the following tests: (1) the ADP of the eligible highly compensated employees is not more than 125% of the ADP of all other eligible employees, or (2) the ADP of the eligible highly compensated employees is not more than 200% of the ADP of all other eligible employees, and the excess of the ADP for the eligible highly compensated employees over the ADP of all other eligible employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the Plan year over the employee's salary) of the highly compensated employees must meet either of the following tests: (1) the ACP of the eligible highly compensated employees is not more than 125% of the ACP of all other eligible employees, or (2) the ACP of the eligible highly compensated employees is not more than 200% of the ACP of all other eligible employees, and the excess of the ACP for the eligible highly compensated employees over the ACP of all other employees is not more than two percentage points. Effective January 1, 1997, the ADP and ACP tests are performed by using the actual deferral percentage and the actual contribution percentage of non-highly compensated employees for the Plan year preceding the Plan year that is being tested.

     In general, for Plan years beginning in 1998, a highly compensated employee includes any employee who, (1) during the Plan year or the preceding Plan year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan year, received salary from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan year) was in the group consisting of the top 20% of employees when ranked on the basis of salary paid during the Plan year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceed the ADP limitation in any Plan year ("excess contributions"), together with any income allocable thereto, must be distributed first to highly compensated employees with the greatest dollar amount deferrals, and so on, until the Plan satisfies the ADP test, before the close of the following Plan year. Moreover, First Federal will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2-1/2 months following the Plan year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by highly compensated employees that exceed the average contribution limitation in any Plan year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such highly compensated employees before the close of the following Plan year. However, the 10% excise tax will be imposed on First Federal with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan year in which they arose.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

     All amounts credited to Members' accounts under the Plan are held in the Plan trust which is administered by the trustee appointed by First Federal's board of directors.

     Prior to the effective date of the offering, Members have been provided the opportunity to direct the investment of their accounts into one of the following funds:

A.  S&P 500 Stock Fund
B.  Stable Value Fund
C.  S&P MidCap Stock Fund
D.  Money Market Fund
E.  Government Bond Fund
F.  Income Plus Fund
G.  Growth & Income Fund
H.  Growth Fund
I.  International Stock Fund

     The Plan now provides that in addition to the funds specified above, a Member may direct the trustee to invest all or a portion of his account in the Employer Stock Fund.

     A Member may elect to have both past contributions (and earnings), as well as future contributions to the Member's account invested either in the Employer Stock Fund or among the funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. Each Participant who makes an election to direct investment of assets under the Employer Stock Fund may change such investment at a future date, in whole, or in part, by filing a change of investment allocation form with the Plan's third-party administrator, the Pentegra Group ("Pentegra"), or by using Pentegra's voice response unit by calling (800)433- 4422, in accordance with established procedures to dispose of such Plan investment and reinvest the net proceeds in an alternative investment under the Plan. The proceeds of such sale, net of expenses, will be allocated to the Member's account and reinvested in accordance with the Plan. Until an effective direction is made by a Member, a Member's account will be invested in the Money Market Fund.

A.   PREVIOUS FUNDS.

     Prior to the effective date of the offering, contributions under the Plan have been invested in the nine funds specified above. The Income Plus, Growth & Income, Growth and International Stock Funds were added July 2, 1997. The following table provides performance data with respect to the investment funds available under the Plan, based on information provided to First Federal Bankshares by Pentegra:

      NET INVESTMENT PERFORMANCE - FUND RETURNS THROUGH SEPTEMBER 30, 1998


                                                                                5 CALENDAR      10 CALENDAR
                                             YEAR-TO-          LAST 12            YEARS            YEARS
                                               DATE            MONTHS           ANNUALIZED       ANNUALIZED
                                             --------          -----            ----------       ----------
A.   S&P 500 Stock Fund                         5.6%            8.5%              19.7%             17.4%
B.   Stable Value Fund                          4.4             6.0                6.8               7.9
C.   S&P MidCap Stock Fund                     -7.4            -6.8               17.2              18.8
D.   Money Market Fund                          4.2             5.5                5.0               6.2
E.   Government Bond Fund                      15.1            23.2                9.8              10.7
F.   Income Plus Fund                           4.6             6.1                8.5               N/A
G.   Growth & Income Fund                       3.0             3.8               12.1               N/A
H.   Growth Fund                                2.7             3.1               16.3               N/A
I.   International Stock Fund                  -0.6            -8.1               13.0               9.3

     The following is a description of each of the Plan's nine investment funds:

     S&P 500 STOCK FUND A fund designed to simulate the performance of the Standard & Poor's Composite Index of 500 stocks. Preservation of the value of the principal investment is not guaranteed.

     STABLE VALUE FUND An income portfolio with the objective of maximizing income at minimum risk of capital with contributions invested in fixed income instruments, including, but not limited to: (1) group annuity contracts including fixed and variable rate contracts with insurance companies or other financial institutions, (2) bank time deposits or deposit agreements, (3) short term investment funds, (4) U.S. Treasury Bills and (5) third party agreements providing book value liquidity for investments in U. S. Government or Agency securities or collateralized mortgage obligations backed by Agency collateral.

     S&P MIDCAP STOCK FUND A diversified equity portfolio with the objective of simulation the performance of the Standard & Poor's MidCap Index of 400 stocks. Preservation of the value of the principal investment is not guaranteed.

     MONEY MARKET FUND A government instrument fund with the objective of maximizing income at minimum risk of capital with underlying investments in obligations issued or guaranteed by the United States government or agencies or instrumentalities thereof.

     GOVERNMENT BOND FUND A fund designed to maximize income at minimum risk with underlying investments in U.S. Treasury bonds with a maturity of 20 years or more.

     INCOME PLUS FUND A fund designed to invest in stable value securities to reduce short-term risk and to offer some potential for growth. Preservation of the value of the principal investment is not guaranteed.

     GROWTH & INCOME FUND A fund that invests in U.S. and international stocks,
U. S. bonds and other stable value investments to pursue long-term appreciation and short-term stability and has a small flexible component to take advantage of market opportunities. Preservation of the value of the principal investment is not guaranteed.

     GROWTH FUND A fund that invests in a broad range of domestic and international stocks with a large flexible component to take advantage of market opportunities. Preservation of the value of the principal investment is not guaranteed.

     INTERNATIONAL FUND A fund that invests in over 1,000 foreign stocks in 21 countries and is designed to approximate the performance of the Morgan Stanley Capital International EAFE (Europe, Australia, Far East) Index (with a 25% investment limit in Japanese stocks). Preservation of the value of the principal investment is not guaranteed.


B.   The Employer Stock Fund.

     The Employer Stock Fund will consist of investments in common stock made on and after the effective date of the offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of First Federal Bankshares. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, assets held in the Employer Stock Fund will be placed in a short-term interest fund. Any earnings that result therefrom will remain in the Employer Stock Fund in the event of an oversubscription and will not be reinvested among the other nine funds.

     As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of First Federal Bankshares and First Federal and market conditions for the common stock generally.

     Investment In The Employer Stock Fund May Involve Certain Risks In Investment In Common Stock Of First Federal Bankshares. For A Discussion Of These Risk Factors, See The Prospectus.

BENEFITS UNDER THE PLAN

     Vesting. A Member, at all times, has a fully vested, nonforfeitable interest in his or her monthly salary contribution and the earnings thereon under the Plan. A Member is vested in any employer contributions (matching and supplemental) in accordance with the following schedule:

                 YEARS OF SERVICE               VESTING PERCENTAGE
                 ----------------               ------------------
                   Less than 1                          0%
                       1                               25%
                       2                               50%
                       3                               75%
                   4 or more                          100%

     A Member will also be 100% vested in employer contributions regardless of his or her years of employment, upon attainment of normal retirement age under the Plan, death or approved disability. Any non-vested contributions which are forfeited shall be used at the option of First Federal to (1) reduce administrative expenses, (2) offset any contribution to be made for the Plan year, or (3) be allocated to all eligible Members at the end of the Plan year in the same ratio as each Member's salary bears to the total of the salary of all Members.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

     Applicable Federal Law Requires The Plan To Impose Substantial Restrictions On The Right Of A Plan Member To Withdraw Amounts Held For His Or Her Benefit Under The Plan Prior To The Member's Termination Of Employment With First Federal. A Substantial Federal Tax Penalty May Also Be Imposed On Withdrawals Made Prior To The Member's Attainment Of Age 59-1/2, Regardless Of Whether Such A Withdrawal Occurs During His Or Her Employment With First Federal Or After Termination Of Employment.

     WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT OR AGE 59-1/2. A Member may make a withdrawal from his or her 401(k) Account (comprised of employee contributions) prior to termination of employment or age 59-1/2 only in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that Members have a true financial need before a withdrawal may be made. A Member may make a withdrawal of employer matching contributions credited to his Regular Account if the Member has completed 60 months of participation in the Plan, the employer contributions have been in the Plan for at least 24 months, or the Member has attained age 59-1/2. A Member may make a withdrawal from his or her Regular Account and Rollover Account once per calendar year.

     Members are entitled to borrow between $1,000 and $50,000 from the Plan, subject to the limitation of no more than 50% of the combined vested balance of their Regular Account , 401(K) Account and Rollover Account, but excluding any amounts to the extent invested in the Employer Stock Fund.

     DISTRIBUTION UPON TERMINATION OF EMPLOYMENT OR DISABILITY. Payment of benefits to a Member who retires, incurs a disability, or otherwise terminates employment shall be made in a lump sum payment or in installments, over a period of 2-10, 15 or 20 years, which period can not exceed the life expectancy of the Member, or may be transferred to another qualified employee benefit plan or individual retirement account ("IRA"). Benefit payments may be deferred until April 1 following the calendar year in which the Member attains age 70-1/2 or, alternatively, the Member may make one withdrawal per account each calendar year.

     DISTRIBUTION UPON DEATH. A Member who dies prior to the benefit commencement date for retirement, disability or termination of employment shall have his or her benefits paid to the surviving spouse or beneficiary in a lump sum, unless the payment would exceed $500, and the Member elected prior to death that the payment be made in annual installments over a period not to exceed 5 years (10 years if the spouse is the beneficiary). If no election is in effect at the time of the Member's death, the beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if the spouse is the beneficiary) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the fifth anniversary (tenth anniversary if the spouse is the beneficiary) of the Member's death. If a Member dies after distribution of his or her interest has begun, the remaining portion of such interests will continue to be distributed as rapidly as under the method of distribution being used prior to the Member's death.

     NONALIENATION OF BENEFITS. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

TRUSTEE

     The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA. The trustee is appointed by the board of directors of First Federal to serve at its pleasure. The Bank of New York has been appointed as trustee of the Plan. Until the offering is concluded, Barry E. Backhaus, President and Chief Executive Officer of First Federal, will serve as trustee of the Employer Stock Fund. The trustees are referred to collectively herein as the trustee.

     The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Members and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

PLAN ADMINISTRATOR

     Pursuant to the terms of the Plan, the Plan is administered by the plan administrator. First Federal is the Plan administrator and has designated the Compensation and Benefits Committee of the board of directors, to supervise its responsibilities as such. The address of the Plan administrator is 329 Pierce Street, Sioux City, Iowa 51101, Telephone number (712) 277-0200. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to Members, beneficiaries, and others under Sections 104 and 105 of ERISA.

REPORTS TO PLAN MEMBERS

     The Plan administrator will furnish to each Member a statement quarterly showing (i) the number of units in each of the funds, (ii) the unit value of each fund as of the end of the quarter, and (iii) the amount of contributions allocated to such Member's account for that period.

AMENDMENT AND TERMINATION

     It is the intention of First Federal to continue the Plan indefinitely. Nevertheless, First Federal may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each Member affected by such termination shall have a fully vested interest in his or her accounts. First Federal reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of Members or their beneficiaries; provided, however, that First Federal may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

     In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that each Member would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

     The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Members are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

     The Plan is qualified under Section 401(a) and 401(k) of the Code and the related trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the employer is allowed an immediate tax deduction for the amount contributed to the plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. First Federal expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

     Assuming that the Plan is administered in accordance with the requirements of the Code, membership in the Plan under existing federal income tax laws will have the following effects:

     (a) Amounts contributed to a Member's account and the investment earnings on the account are not includable in a Member's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes common stock or qualifies as a lump sum distribution (as described below).

     (b) Income earned on assets held by the trust will not be taxable to the trust.

     LUMP SUM DISTRIBUTION. A distribution from the Plan to a Member or the beneficiary of a Member will qualify as a lump sum distribution if it is made:
(1) within one taxable year of the Member or beneficiary; (2) on account of the Member's death, disability or separation from service, or after the Member attains age 59-1/2; and (3) consists of the balance to the credit of the Member under this Plan and all other profit sharing plans, if any, maintained by First Federal. The portion of any lump sum distribution that is required to be included in the Member's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such lump sum distribution less the amount of after-tax contributions, if any, made by the Member to any other profit sharing plan maintained by First Federal which is included in such distribution.

     AVERAGING RULES. The portion of the total taxable amount of a lump sum distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by First Federal (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Member who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a lump sum distribution on account of the Member's death (regardless of the period of the Member's participation in the Plan or any other profit-sharing plan maintained by First Federal), may elect to have the ordinary income portion of such lump sum distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one lump sum distribution received by the Member or beneficiary, provided such amount is received on or after the Member turns 59-1/2 and the recipient elects to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their lump sum distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the lump sum distribution attributable to the Member's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

     COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION. If a lump sum distribution includes common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over the cost or other basis to the trust. The tax basis of such common stock to the Member or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the Internal Revenue Service.

     CONTRIBUTION TO ANOTHER QUALIFIED PLAN OR TO AN IRA. A Member may defer federal income taxation of all or any portion of the total taxable amount of a lump sum distribution (including the proceeds from the sale of any common stock included in the lump sum distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the

Member, to another qualified plan or to an IRA. If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Member's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Member may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Member's disability or separation from service, generally, if the amount is distributed within one taxable year of the Member, and such amount is contributed, within 60 days after the date of its receipt by the Member, to an IRA. Prior to 1993, following the partial distribution of a Member's account, any remaining balance under the Plan (and the balance to the credit of the Member under any other profit sharing plan sponsored by First Federal) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Member equal to at least 50% of the balance of a Member's account.

     Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a lump sum distribution or a partial distribution. Effective January 1, 1993, Members have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Member does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Member's life or the joint life of the Member and the Member's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

     The beneficiary of a Member who is the Member's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a lump sum distribution is contributed by the surviving spouse of a Member to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Member's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

     ADDITIONAL TAX ON EARLY DISTRIBUTIONS. A Member who receives a distribution from the Plan prior to attaining age 59-1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (1) made to a beneficiary (or to the estate or a Member) on or after the death of the Member,
(2) attributable to the Member's being disabled within the meaning of Section 72(m)(7) of the Code, (3) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Member or the joint lives (or joint life expectancies) of the Member and his beneficiary, (4) made to the Member after separation from service on account of early retirement under the Plan after attainment of age 55, (5) made to pay medical expenses to the extent deductible for federal income tax purposes, (6) made to an alternate payee pursuant to a qualified domestic relations order, or (7) made to effect the distribution of excess contributions or excess deferrals.

ERISA AND OTHER QUALIFICATIONS

     As noted above, the Plan is subject to certain provisions of ERISA and has applied for a favorable determination that it is qualified under Section 401(a) of the Code.

     The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Member is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

     Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as First Federal Bankshares. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of First Federal Bankshares' fiscal year. Certain discretionary transactions in and beneficial ownership of the common stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of First Federal Bankshares must be reported to the Securities and Exchange Commission by such individuals.

     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First Federal Bankshares of profits realized by an officer, director or any person beneficially owning more than 10% of First Federal Bankshares' common stock resulting from non-exempt purchases and sales of First Federal Bankshares' common stock within any six-month period.

     The Securities and Exchange Commission has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

     Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) persons are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

     Financial statements representing the net assets available for Plan benefits at September 30, 1998, as prepared by Pentegra, are attached to this prospectus supplement.


                                  LEGAL OPINION

     The validity of the issuance of the common stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to First Federal in connection with First Federal Bankshares' conversion from a mutual holding company to a stock form of ownership.

                       FINANCIAL INSTITUTIONS THRIFT PLAN
                                  As Adopted By
                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

               Statement of Net Assets Available for Plan Benefits
                              with Fund Information

                               September 30, 1998



                                       S&P        STABLE            S&P        MONEY      GOVERNMENT      INCOME       GROWTH &
                                       500         VALUE          MIDCAP       MARKET        BOND         PLUS          INCOME
                                   STOCK FUND      FUND         STOCK FUND     FUND          FUND         FUND           FUND
                                   ----------      ----         ----------     ----          ----         ----           ----
ASSETS
------
Investments                     $  251,996.09    42,617.02      93,286.67    26,711.97    39,888.16      1,418.01      2,306.22

Total Value of Accounts                            $  479,263.27

Outstanding Loans Receivable                       $    2,800.00
                                                   -------------

Total Assets                                       $  482,063.27

LIABILITIES                                        $           0
                                                   -------------
Net Assets Available for Plan Benefits             $  482,063.27
                                                   -------------
                                                   -------------






                                                               INTERNATIONAL
                                                   GROWTH          STOCK
                                                    FUND           FUND
                                                    ----           ----
ASSETS
------
Investments                                        10,797.97      10,241.34

Total Value of Accounts

Outstanding Loans Receivable


Total Assets

LIABILITIES

Net Assets Available for Plan Benefits

PROSPECTUS


                         FIRST FEDERAL BANKSHARES, INC.
                   (PROPOSED HOLDING COMPANY FOR FIRST FEDERAL
         SAVINGS BANK OF SIOUXLAND, TO BE RENAMED "FIRST FEDERAL BANK")
                         BETWEEN 2,635,000 AND 3,565,000
                             SHARES OF COMMON STOCK

         First Federal Bank of Siouxland is converting from the mutual holding company form of organization to the stock holding company form of organization. As of September 30, 1998, First Federal Bankshares, M.H.C., a federally-chartered mutual holding company, owned 53.6% of the outstanding common stock of First Federal, $310,000 in cash or cash equivalents, and other assets of $1.5 million. As a result of the conversion, First Federal Bankshares, M.H.C. will cease to exist and First Federal, under its new name "First Federal Bank,"will become a wholly-owned subsidiary of First Federal Bankshares, a corporation that was formed in December 1998. First Federal Bankshares is offering its common stock to the public under the terms of a plan of conversion which must be approved by the members of First Federal Bankshares, M.H.C. and by the stockholders of First Federal. The conversion will not proceed without these approvals or if First Federal Bankshares does not sell at least the minimum number of shares set forth in the table below. Pursuant to the plan of conversion, First Federal Bankshares will issue shares of its common stock in this offering that will represent a 53.6% ownership interest in it, which is based on the percentage ownership that First Federal Bankshares, M.H.C. currently maintains in First Federal. First Federal Bankshares will also issue shares of its common stock to the public stockholders of First Federal in exchange for their shares of First Federal' common stock based on an exchange ratio that will result in the public stockholders owning in the aggregate approximately 46.4% of the outstanding common stock of First Federal Bankshares.

                                OFFERING SUMMARY
                             Price Per Share: $10.00


                                                                                                     MAXIMUM
                                               MINIMUM           MIDPOINT          MAXIMUM           AS ADJUSTED
                                               -------           --------          -------           -----------
Number of Shares ...........................    2,635,000         3,100,000         3,565,000            4,099,750
Gross offering proceeds: ...................  $26,350,000       $31,000,000       $35,650,000          $40,997,500
Estimated underwriting commissions and .....  $ 1,326,000       $ 1,375,000       $ 1,423,000          $ 1,479,000
other offering expenses:
Estimated net proceeds: ....................  $25,024,000       $29,625,000       $34,227,000          $39,518,500
Estimated net proceeds per share: ..........        $9.50             $9.56             $9.60                $9.64

         Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc. will use their best efforts to assist First Federal Bankshares in selling at least the minimum number of shares but do not guarantee that this number will be sold. All funds received from subscribers will be held in an interest-bearing savings account at First Federal until the completion or termination of the conversion.

         First Federal Bankshares has received preliminary approval to have its common stock quoted on the Nasdaq National Market under the symbol FFSX.

         The subscription offering will terminate at 12:00 Noon, Central Time,
on [                              ], 1999, unless extended for up to __ days.

         On August 17, 1998, First Federal and First Federal Bankshares, M.H.C. agreed to acquire Mid-Iowa Financial Corp. and its wholly-owned subsidiary, Mid-Iowa Savings Bank, FSB. Pursuant to this agreement, First Federal will pay $15.00 in cash, subject to adjustment, for each share of common stock of Mid-Iowa Financial Corp. This acquisition and the conversion are interdependent transactions; neither transaction will occur unless both of them do.

         THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE __.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         For additional information about the conversion, refer to the more detailed information in this prospectus. For assistance, contact the conversion center at [ ].

                        SANDLER O'NEILL & PARTNERS, L.P.
                         INVESTMENT BANK SERVICES, INC.
                The date of this prospectus is February __, 1999

                 [INSERT MAP SHOWING FIRST FEDERAL'S MARKET AREA IN
                   IOWA AND PORTIONS OF NEBRASKA AND SOUTH DAKOTA]

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Summary...................................................................................................        5
Risk Factors..............................................................................................       14
Selected Consolidated Financial and Other Data
of First Federal and Subsidiaries.........................................................................       18
Selected Consolidated Financial and Other Data of Mid-Iowa Financial......................................       21
Selected Unaudited Pro Forma Consolidated Financial Data of First Federal Bankshares, Inc.................       23
First Federal Bankshares..................................................................................       25
First Federal.............................................................................................       25
Historical and Pro Forma Capital Compliance...............................................................       27
Use of Proceeds...........................................................................................       29
Dividend Policy...........................................................................................       30
Market for the Common Stock...............................................................................       31
Capitalization............................................................................................       32
Pro Forma Data............................................................................................       35
First Federal Savings Bank of Siouxland And Subsidiaries Consolidated Statements of Operation.............       43
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................       44
Business of First Federal.................................................................................       57
Regulation................................................................................................       79
Taxation..................................................................................................       87
Management of First Federal Bankshares....................................................................       88
Management of First Federal...............................................................................       89
Beneficial Ownership of Common Stock......................................................................      101
Subscriptions by Executive Officers and Directors.........................................................      102
The Conversion............................................................................................      103
Restrictions on The Acquisition of First Federal Bankshares and First Federal.............................      124
Description of Capital Stock of First Federal Bankshares..................................................      129
Description of Capital Stock of First Federal.............................................................      130
Transfer Agent And Registrar..............................................................................      130
Experts...................................................................................................      131
Legal Opinions............................................................................................      131
Additional Information....................................................................................      131
First Federal Savings Bank of Siouxland and Subsidiaries
Index to Consolidated Financial Statements................................................................      F-1
Mid-Iowa Financial Corp. and Subsidiaries Index to Consolidated Financial
Statements and Other Information..........................................................................      G-1

                                     SUMMARY

         The following summary explains the significant aspects of the conversion and the acquisition. For additional information, refer to the more detailed information in this prospectus. Throughout this prospectus, First Federal Savings Bank of Siouxland is sometimes referred to as "First Federal," First Federal Bankshares, M.H.C. is sometimes referred to as the "mutual holding company" and First Federal Bankshares, Inc. is sometimes referred to as "First Federal Bankshares."

         Certain of the statements contained in this prospectus that are not historical facts are forward-looking statements. These forward-looking statements include statements of goals, intentions and expectations and involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions; the performance of financial markets; interest rates; and competitive, regulatory, legislative or tax changes that affect the cost of, or demand for, the bank's products. Because of these uncertainties, actual future results may differ materially from those contemplated by such statements.

FIRST FEDERAL BANKSHARES, INC.

         The bank formed First Federal Bankshares under Delaware law in December 1998 to own all of the bank's capital stock following the conversion. First Federal Bankshares has received conditional approval from the OTS to become a savings and loan holding company by acquiring the capital stock of the bank in the conversion. First Federal Bankshares intends to retain $5.0 million of the net proceeds from the sale of its common stock in the conversion, including the loan that First Federal Bankshares intends to make to the bank's ESOP (the remaining net proceeds will be contributed to the bank).

FIRST FEDERAL BANKSHARES, M.H.C.

         The mutual holding company is the federally-chartered mutual holding company of the bank, and was formed in July 1992 as a result of the reorganization of the bank into a federally-chartered mutual holding company structure. The mutual holding company's sole business activity is holding 1,524,600 shares of the bank's common stock, which represents 53.6% of the outstanding shares, as well as $310,000 in cash or cash equivalents and other assets of $1.5 million as of September 30, 1998. As part of the conversion, the mutual holding company will merge into the bank, with the bank as the surviving entity.

FIRST FEDERAL SAVINGS BANK OF SIOUXLAND

         The bank is a federally-chartered stock savings bank headquartered in Sioux City, Iowa. At September 30, 1998, the bank had total assets of $569.6 million, total deposits of $392.7 million, and total stockholders' equity of $43.2 million.

         The bank is a community-oriented financial institution offering traditional financial services to its local community. The bank's primary lending area includes northwest Iowa, contiguous portions of Nebraska and South Dakota and central Iowa. The bank's primary lending activity involves the origination of fixed rate and adjustable rate mortgage (ARM) loans secured by single family residential real estate. Fixed rate mortgage loans with terms longer than fifteen years are originated primarily for sale in the secondary market on a servicing released basis, while ARM loans are retained in the bank's portfolio. To a lesser extent, the bank makes second mortgage loans secured by the borrower's principal residence and other types of consumer loans, such as auto loans and home improvement loans. In addition, the bank makes commercial and multi-family loans and the bank anticipates an increase in its commercial and multi-family loan portfolios in the future. In addition, the bank invests in mortgage-backed securities and in securities issued by the United States Government and its agencies.

         The bank conducts operations through its main office in Sioux City, Iowa, and its 12 branch offices.

         The principal executive offices of First Federal Bankshares and the bank are at 329 Pierce Street, Sioux City, Iowa 51101. Their telephone number at that address is (712) 277-0200.

ACQUISITION OF MID-IOWA FINANCIAL CORP.

         On August 17, 1998, the mutual holding company and the bank agreed to acquire Mid-Iowa Financial Corp. and its wholly-owned subsidiary, Mid-Iowa Savings Bank, FSB. Pursuant to the merger agreement, each share of Mid-Iowa Financial common stock (other than shares held as treasury stock and any shares as to which dissenters' rights are exercised under applicable law) will be converted into the right to receive $15.00 in cash, subject to adjustment, and each outstanding stock option will be converted into the right to receive the amount by which the $15.00 purchase price exceeds the exercise price of the option. If the merger is not completed by April 15, 1999, the merger consideration will increase by $3,700 per day until the merger is completed. The bank estimates that the merger consideration will be approximately $27.8 million (or $29.0 million assuming full exercise of stock options prior to the closing of the merger), assuming that the merger is completed prior to April 15, 1999.

         The merger must be approved by stockholders of Mid-Iowa Financial Corp. and by certain regulatory bodies, including the OTS. The annual meeting of stockholders of Mid-Iowa Financial Corp. is scheduled for March 22, 1999 to vote on the merger. The merger is expected to occur simultaneously with, or immediately after the conversion. Since neither the conversion nor the merger will occur unless both of them do, subscription funds for the shares to be sold in this offering, with interest, will be returned to subscribers if the merger does not occur.

         The merger will expand the bank's presence in communities located in the Des Moines area and will increase its deposit base, loan portfolio and number of full-service offices.

         Mid-Iowa Savings Bank, FSB attracts retail deposits from the general public in its primary market area of Jasper County and West Des Moines, Iowa, and invests primarily in one-to-four family residential mortgage loans, mortgage-backed and related securities, and to a lesser extent, consumer, commercial real estate and commercial business loans.

         Mid-Iowa Savings Bank, FSB serves its primary market area through two offices in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. At September 30, 1998, Mid-Iowa Financial Corp. had assets of $147.5 million, deposits of $96.4 million and total stockholders' equity of $13.8 million.

         The principal executive offices of Mid-Iowa Financial Corp. and Mid-Iowa Savings Bank, FSB are at 123 West Second Street North, Newton, Iowa. Their telephone number at that address is (515) 792-6236.

         For further information about Mid-Iowa Financial Corp. and Mid-Iowa Savings Bank, FSB, see "Excerpts from Annual Report on Form 10-KSB for the year ended September 30, 1998" attached to this prospectus.

THE CONVERSION

         The Board of Directors of the mutual holding company adopted the plan of conversion on October 1, 1998. Pursuant to the plan of conversion,

          (1) the mutual holding company will merge into the bank, at which time the mutual holding company will cease to exist and the outstanding shares of the bank's common stock held by the mutual holding company will be canceled, and

          (2) the bank will become a wholly-owned subsidiary of First Federal Bankshares.

         As part of the conversion, First Federal Bankshares will sell shares of its common stock in this offering that will represent an ownership interest in it that is based on the percentage ownership that the mutual holding company currently maintains in the bank. First Federal Bankshares will also issue shares of its common stock to the public stockholders of the bank (that is, stockholders other than the mutual holding company) in exchange for their shares of bank common stock pursuant to an exchange ratio that will result in the public stockholders of the bank owning in the aggregate approximately 46.4% of First Federal Bankshares, before giving effect to any payment of cash in lieu of issuing fractional shares, shares purchased by the stockholders of the bank in this offering, and the exercise of outstanding stock options.

         The following diagram illustrates the current organizational structure and ownership of the bank:


First Federal                                           Public Shareholders
Bankshares, M.H.C.
53.6%                                                   46.4%
                             First Federal Savings
                              Bank of Siouxland

         The following diagram reflects the post-conversion organizational structure and ownership of First Federal Bankshares and the bank. The ownership interests presented assume fractional shares of First Federal Bankshares' common stock are issued and does not give effect to purchases of any shares in this offering by the bank's public stockholders or to the exercise of outstanding stock options.

Purchasers in Offering                                               Former Bank
                                                                     Stockholders
----------------------------                                  --------------------------
54.7%                                                         45.3%

                                First Federal Bankshares,
                                          Inc.
                             -------------------------------
                                          100%
                                   First Federal Bank
                             -------------------------------

         Completion of the conversion requires the following member and shareholder approvals:

                  1. Approval by the holders of at least a majority of the total number of votes eligible to be cast by the members of the mutual holding company.

                  2. Approval by the holders of at least two-thirds of the outstanding shares of the bank's common stock (including those shares held by the mutual holding company).

                  3. Approval by the holders of at least a majority of the shares of the bank's common stock (not including those shares held by the mutual holding company) present in person or by proxy at a meeting of stockholders called for the purpose of considering the plan of conversion.

         The mutual holding company has called a special meeting of its members to be held on _________________________, 1999 for the purpose of considering the plan of conversion. The bank's stockholders will consider the plan of conversion at a special meeting to be held on __________________, 1999. The mutual holding company intends to vote its shares of bank common stock, which amounts to 53.6% of the outstanding shares, in favor of the plan of conversion at the special meeting of stockholders. As of September 30, 1998, directors and executive officers of the bank and their associates beneficially owned 134,788 shares (not including shares that may be acquired through the exercise of stock options), or 4.7%, of the outstanding shares of bank common stock held by the bank's public shareholders (that is, shareholders other than the mutual holding company), which they intend to vote in favor of the plan of conversion.

         Under OTS regulations, stockholders of the bank do not have "dissenters' rights" or appraisal rights in connection with the exchange of their shares for common stock of First Federal Bankshares.

REASONS FOR THE CONVERSION


         The Boards of Directors of the mutual holding company and the bank believe that the conversion is in the best interests of the mutual holding company and its members, the bank and its stockholders, and the communities served by the mutual holding company and the bank. The Boards of Directors decided to pursue the conversion in order to increase the bank's capital and to maintain acceptable regulatory capital following the acquisition of Mid- Iowa Financial Corp. In addition, the Boards of Directors considered the various advantages of the stock holding company form of organization, including:

         - the potential increased liquidity in First Federal Bankshares common stock relative to the bank common stock because of the larger number of shares to be outstanding after the conversion and because of the listing of First Federal Bankshares' shares on the Nasdaq National Market;

         - First Federal Bankshares' ability to repurchase shares of its common stock without adverse tax consequences; and

         - First Federal Bankshares' greater flexibility under current law and regulations relative to the mutual holding company to acquire other financial institutions and diversify operations. Currently, the Boards of Directors of First Federal Bankshares and the bank have no specific plans, arrangements or understandings, written or oral, regarding any stock repurchases, acquisitions or diversification of operations, except for the acquisition of Mid-Iowa Financial Corp. See "The Conversion--Purposes of Conversion."

THE SUBSCRIPTION OFFERING AND THE COMMUNITY OFFERING

         First Federal Bankshares is offering shares of its common stock in a subscription offering to current and former depositor and borrower customers of the bank as described below and to the bank's tax-qualified employee stock benefit plans. According to its plan of conversion, the bank has granted subscription rights in the following order of priority in accordance with applicable regulatory requirements to:

         1. "Eligible Account Holders"-- the bank's depositors with $50 or more on deposit as of September 30, 1997.

         2. The bank's tax-qualified employee stock benefit plans, including the ESOP.

         3. "Supplemental Eligible Account Holders" -- the bank's depositors with $50 or more on deposit as of December 31, 1998.

         4. "Other Members" -- the bank's depositors as of ____________, 1999 and borrowers of the bank as of February 11, 1992, whose loans continue to be outstanding as of _________________, 1999.

         If the number of shares sold in the conversion is increased above the maximum of the offering range, the ESOP will have first priority to purchase any such shares over the maximum of the offering range, up to a total of 7% of the common stock sold in this offering.

         IMPORTANT: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. Persons violating this prohibition may lose their right to purchase shares in the conversion and may be subject to criminal prosecution and/or other sanctions.

         The subscription offering will expire at 12:00 Noon, Central Time, on the expiration date of __________________, 1999, unless extended by the bank and First Federal Bankshares for up to __ days. In the event of an oversubscription, shares will be allocated in accordance with the plan of conversion.

         Concurrently with the subscription offering, shares will be offered to the general public in a community offering. Public stockholders of the bank will have first preference to purchase shares in the community offering, depositors of Mid-Iowa Savings Bank, FSB as of ______________, 1998 will have second preference, and natural persons and trusts of natural persons who are residents of the bank's community will have third preference. The community offering will terminate on _____________, 1999 unless extended with approval of the OTS, if necessary. The subscription offering and the community offering are being managed by Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc. Sandler and IBS are registered broker-dealers and members of the NASD. They are not obligated to purchase any shares of common stock in this offering. Shares not sold in the subscription offering or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a selling group of broker-dealers managed by Sandler. See "The Conversion--The Subscription, Community and Syndicated Community Offerings."

EXCHANGE OF THE BANK'S COMMON STOCK

         As part of the conversion, each share of bank common stock held by the mutual holding company will be canceled and each share of bank common stock held by the bank's public stockholders will be exchanged for shares of First Federal Bankshares common stock. The exchange will occur automatically; if you own shares of bank common stock in "street name," you need take no action. If you hold certificated shares, you will receive a transmittal form within five business days after the effective date of the conversion with instructions to surrender your certificates. You will receive certificates of First Federal Bankshares' common stock within five business days after receipt of properly executed transmittal forms.

         The number of shares of First Federal Bankshares common stock to be issued to the bank's public stockholders will be based on an exchange ratio that will result in the bank's public stockholders owning in the aggregate approximately 46.4% of the outstanding shares of First Federal Bankshares common stock before giving effect to any payment of cash in lieu of issuing fractional shares of common stock, shares purchased by the bank's public stockholders in this offering, and the exercise of any outstanding stock options. The final exchange ratio will be based on the percentage ownership interest of the bank's public stockholders in the bank and the number of shares sold in this offering and not on the market value of bank common stock. Accordingly, the value of the shares of company common stock to be received for each share of bank common stock may be more or less than the market value of bank common stock at the time of exchange. See"--Stock Pricing, Exchange Ratio and Number of Shares to be Issued in the Conversion."

STOCK PRICING, EXCHANGE RATIO AND NUMBER OF SHARES TO BE ISSUED IN THE
CONVERSION

         Between 2,635,000 and 3,565,000 shares of First Federal Bankshares common stock will be sold in this offering, all at a price of $10.00 per share. The number of shares sold in this offering may be increased to 4,099,750.
There are no commissions to pay in order to buy any shares in the conversion.

         The amount of common stock being offered in the conversion is based on an independent appraisal of the estimated pro forma market value of the bank and the mutual holding company after giving effect to the conversion. RP Financial, L.C., the independent appraiser, has estimated that, in its opinion, as of November 27, 1998, the aggregate pro forma market value of the bank and the mutual holding company was between $48.1 million and $65.1 million (with a midpoint of $56.6 million). The pro forma market value is the estimated market value of the bank and the mutual holding company after taking into account the sale of shares in this offering and the formation of First Federal Bankshares. The appraisal was based in part on the bank's financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. Based on this valuation and the approximate 53.6% ownership interest being sold in this offering, the Board of Directors of First Federal Bankshares and the bank established an offering range between 2,635,000 to 3,565,000 shares. The independent appraisal will be updated prior to the completion of the conversion. If the pro forma market value of the bank and the mutual holding company changes to either below $48.1 million or above $74.9 million (the adjusted maximum of the estimated valuation range), subscribers will be notified and provided with the opportunity to modify or cancel their orders. The $10.00 per share purchase price was determined by the Boards of Directors of First Federal Bankshares and the bank. See "The Conversion--Stock Pricing, Exchange Ratio and Number of Shares to be Issued."

         Based on the 2,845,060 shares of bank common stock outstanding at the date of this prospectus, the 53.6% of the outstanding shares of bank common stock held by the mutual holding company, and assuming a minimum of 2,635,000 and a maximum of 3,565,000 shares of First Federal Bankshares common stock are sold in this offering, the exchange ratio is expected to range from 1.6499 to
2.2323 as set forth in the following table. If 4,099,750 shares of First Federal Bankshares common stock are sold, the exchange ratio will be 2.5671. The final exchange ratio will be adjusted if any options to purchase shares of bank common stock are exercised after the date of this prospectus and before the consummation of the conversion.


                         Shares to be Sold in this         Shares to be Exchanged for        Total Shares      Exchange
                                 OFFERING                    BANK COMMON STOCK (1)            of Common        Ratio(1)
                                                                                             Stock to Be
                                                                                            OUTSTANDING(1)
                         -------------------------         --------------------------       --------------     --------
                    AMOUNT          PERCENT            AMOUNT             PERCENT
                    ------          -------            ------             -------
Minimum                2,635,000           53.6%           2,178,665           46.4%          4,813,665         1.6499
Midpoint               3,100,000           53.6            2,563,135           46.4           5,663,135         1.9411
Maximum                3,565,000           53.6            2,947,605           46.4           6,512,605         2.2323
15% above              4,099,750           53.6            3,389,746           46.4           7,489,496         2.5671
Maximum

---------------
(1) Assumes that outstanding options at September 30, 1998 to purchase 37,574 shares of bank common stock are not exercised before consummation of the conversion.

PURCHASE LIMITATIONS

         The minimum number of shares that may be purchased is 25. The bank has established the following additional purchase limitations:

         1. No person may purchase more than 85,000 shares in this offering.

         2. No person, either alone or together with associates or persons acting in concert, may purchase shares in an amount that, when combined with shares received in exchange for bank common stock, exceeds 85,000 shares.

         Persons owning shares of bank common stock may be limited in their ability to subscribe for and purchase shares in this offering because OTS policy requires that the maximum purchase limitation include shares to be received in exchange for shares of bank common stock.

         For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see "The Conversion--Limitations on Purchases of Shares of Common Stock."

PROCEDURE FOR PURCHASING COMMON STOCK

         To subscribe for shares of common stock in the subscription offering, send or deliver an original, signed stock order form together with full payment (or appropriate instructions for withdrawal of full payment from permitted deposit accounts, as described below) to the bank in the postage-paid envelope provided so that the bank receives the stock order form before the end of the subscription offering. The certification that is part of the stock order form must also be signed. Payment for shares may be made in cash (if made in person) or by check or money order. The bank will pay interest at the rate of __% from the date funds are received until completion or termination of the conversion. Subscribers who have deposit accounts with the bank may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with the bank will earn interest at the applicable account rate, but a hold will be placed on such funds making them unavailable until the completion of the conversion. After the bank receives an order, the order cannot be withdrawn or changed, except with the consent of the bank.

         IMPORTANT: To ensure the proper identification of subscription rights, list all qualifying deposit accounts and loans, as of the respective qualifying dates, on the stock order form. Persons who do not list all qualifying deposit accounts and loans may be subject to reduction or rejection of their subscription.

         First Federal Bankshares and the bank have the discretion to accept or reject orders received either through the community offering or the syndicated community offering. If an order is rejected in part, there is no right to cancel the remainder of the order.

         Owners of self-directed IRAs who are eligible to purchase common stock may use the assets of their IRAs to purchase shares of common stock in the conversion, provided that their IRAs are not maintained on deposit with the bank. If you want to use funds in a self-directed IRA maintained by the bank to purchase shares of common stock, you must transfer your account to an unaffiliated institution or broker. If you are interested in doing so, you should contact the stock information center at least one week before the expiration date.

         For further information on how to purchase stock, see "The Conversion--Procedure for Purchasing Shares in the Subscription and Direct Community Offerings."

USE OF PROCEEDS

         First Federal Bankshares will use the proceeds of this offering as follows:

         1. First Federal Bankshares will retain $5 million of the net proceeds, which will include a loan to the ESOP to fund its purchase of common stock. The balance of the funds retained by First Federal Bankshares will be used for general corporate purposes. These purposes may include paying dividends or buying back shares of common stock. In addition, these funds may be used for future diversification or acquisition activities.

         2. The remaining net proceeds, estimated to be between $20.0 million (at the minimum of the offering range) and $29.2 million (at the maximum of the offering range), will be contributed to the bank and used to fund a portion of the merger consideration. Any additional funding required for the merger consideration, will be obtained from cash on hand at the bank, including interest bearing deposits with the FHLB, or FHLB advances.

         For further discussion, see "Use of Proceeds."

PURCHASES BY OFFICERS AND DIRECTORS

         The bank expects its directors and executive officers (together with their associates) to subscribe for 76,500 shares, which equals approximately 2.5% of the shares sold at the midpoint of the offering range. The purchase price paid by them will be the same $10.00 per share price as that paid by all other persons who purchase shares in the conversion. See "Subscriptions by Executive Officers and Directors."

BENEFITS OF THE CONVERSION TO MANAGEMENT

         ESOP. The bank's ESOP intends to purchase up to 7% of the shares of common stock sold in this offering (249,550 shares of the maximum of the estimated valuation range for an aggregate value of $2,495,500 based on the purchase price of $10.00 per share). If the ESOP's subscription is not filled in its entirety, the ESOP may purchase shares in the open market or may purchase shares directly from First Federal Bankshares. If the number of shares sold in the conversion is increased above the maximum of the offering range, the ESOP will have a first priority to purchase any such shares over the maximum of the offering range, up to a total of 7% of the common stock sold in this offering. First Federal Bankshares will recognize additional compensation expense as a result of the adoption of the ESOP. For information about the ESOP, see "Management of the Bank--Benefits--Employee Stock Ownership Plan."

         1999 RECOGNITION AND RETENTION PLAN. After the conversion, First Federal Bankshares expects to adopt the 1999 recognition plan. If the 1999 recognition plan is implemented within one year after the conversion, under current OTS regulations the plan will be subject to approval by stockholders at a meeting which may be held no earlier than six months after completion of the conversion. The 1999 recognition plan will reserve a number of shares equal to 3% of the number of shares sold in this offering (106,950 shares at the maximum of the estimated valuation range for an aggregate value of $1,069,500 based on the purchase price of $10.00 per share). Pursuant to the 1999 recognition plan, First Federal Bankshares would be able to make awards of shares of common stock to key employees and directors of First Federal Bankshares and the bank at no cost to the recipient. All awards would be subject to vesting over a period of years. The size of individual awards will be determined prior to submitting the 1999 recognition plan for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting. First Federal Bankshares will recognize additional compensation expense as a result of the adoption of the 1999 recognition plan. For additional information about the 1999 recognition plan, see "Management of the Bank--Benefits--Management Recognition and Retention Plans."

         STOCK OPTION PLAN. After the conversion, First Federal Bankshares expects to adopt the 1999 option plan. If the 1999 option plan is implemented within one year after the conversion, under current OTS regulations the plan will be subject to approval by stockholders at a meeting which may be held no earlier than six months after completion of the conversion. The 1999 option plan will reserve a number of shares equal to 10% of the number of shares sold in this offering (356,500 shares at the maximum of the estimated valuation range). Pursuant to the 1999 option plan, First Federal Bankshares would be able to award options to acquire shares of common stock to key employees and directors of First Federal Bankshares and the bank at no cost to the recipient. The exercise price of such options would be 100% of the fair market value of the common stock on the date the option is granted. All awards would be subject to vesting over a period of years. Disclosure of anticipated awards, including the size of such awards, will be included in the proxy materials for the stockholder meeting. For additional information about the 1999 option plan, see "Management of the Bank--Benefits--Stock Option Plans."

         EMPLOYMENT AGREEMENTS AND SEVERANCE PLAN. In connection with the conversion, the bank plans to enter into employment agreements with Barry E. Backhaus, President and Chief Executive Officer; Jon G. Cleghorn, Executive Vice President and Chief Operating Officer; and Sandra Sabel, Senior Vice President. In addition, the bank intends to replace its current agreement with Steven L. Opsal, Executive Vice President, with a new employment agreement. The employment agreements will provide certain benefits to the executives if their employment is terminated following a change in control of First Federal Bankshares or the bank. If there is a change in control of First Federal Bankshares or the bank, each executive will be entitled to a package of cash and/or benefits with a maximum value equal to up to three times his or her average annual compensation during the three-year period preceding the change in control. If a change in control had occurred as of September 30, 1998, the aggregate value of the severance benefits payable to the executives under the proposed employment agreements would have been approximately $1.5 million. See "Risk Factors--Possible Anti-takeover Effect of Employment Agreements" and "Management of the Bank--Executive Compensation--Employment Agreements."

         ASSUMPTION OF EXISTING BENEFIT PLANS. When the bank converted from mutual to stock form in 1992 as part of its reorganization into the mutual holding company structure, the bank adopted the 1992 option plan, and the 1992 recognition plan, both of which will be assumed by First Federal Bankshares upon consummation of the conversion. All stock options awarded pursuant to the 1992 option plan that are outstanding at the consummation of the conversion will be converted into options to purchase shares of First Federal Bankshares common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio so that the aggregate exercise price remains unchanged. The duration of the options will also be unchanged. At September 30, 1998, there were outstanding options to purchase 37,574 shares of bank common stock at a weighted-average exercise price of $9.21 per share. All shares awarded pursuant to the 1992 recognition plan that are outstanding at the consummation of the conversion will be converted into shares of First Federal Bankshares common stock, with the number of shares based upon the exchange ratio. At September 30, 1998, there were no shares of bank common stock available to be awarded pursuant to this plan.

MARKET FOR COMMON STOCK

         First Federal Bankshares has obtained preliminary approval for its common stock to be listed on the Nasdaq National Market under the symbol "FFSX." The common stock of the bank is currently listed on the Nasdaq "SmallCap" Market under the symbol "FFSX." When the conversion is completed, each outstanding share of the bank's common stock will be converted into shares of First Federal Bankshares' common stock, based upon the exchange ratio. While it is expected that First Federal Bankshares' common stock will be more liquid (that is, more easily tradeable) because there will be significantly more outstanding shares than for the bank's common stock, there can be no assurance of this.

         Sandler has advised First Federal Bankshares that it intends to be a market maker in First Federal Bankshares' common stock, and will assist First Federal Bankshares in obtaining additional market makers.

DIVIDEND POLICY

         The bank now pays a cash dividend of $0.12 per share per quarter, or $0.48 per share per year. After the conversion, First Federal Bankshares expects to maintain this dividend rate. After adjustment for the exchange ratio, First Federal Bankshares would pay $0.2909, $0.2473, $0.2150 and $0.1870 per share per annum at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The first dividend is expected to be declared for the quarter ending __________, 1999.

COMPARISON OF STOCKHOLDERS' RIGHTS

         First Federal Bankshares is a Delaware corporation subject to the provisions of the Delaware Business Corporation Code and the bank is a federally-chartered savings bank subject to federal laws and OTS regulations. After the conversion, the stockholders of the bank will become stockholders of First Federal Bankshares and their rights as stockholders will be governed by First Federal Bankshares' Certificate of Incorporation and Bylaws and Delaware law, rather than the bank's Federal Stock Charter and Bylaws, federal law and OTS regulations. For a discussion of certain material differences in the rights of stockholders of First Federal Bankshares and the bank and an explanation of possible antitakeover effects of certain provisions of First Federal Bankshares' Certificate of

Incorporation and Bylaws, see "Comparison of Stockholders' Rights" and "Restrictions on Acquisition of First Federal Bankshares."

RISK FACTORS

         BEFORE INVESTING IN THE COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED BELOW. THE COMMON STOCK IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

POTENTIAL NEGATIVE EFFECTS OF INCREASES IN MARKET INTEREST RATES

         The bank's net income and financial condition are significantly affected by changes in market interest rates, and its results of operations are substantially dependent on its net interest income. Net interest income is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Because the bank's interest-bearing liabilities reprice or mature more quickly than its interest-earning assets, an increase in interest rates would likely result in a decrease in the average interest rate spread and net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."

         Changes in interest rates also affect the value of the bank's interest-earning assets, and in particular its investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. That is, an increase in interest rates would result in a decrease in the value of investment securities. At September 30, 1998, the bank's investment securities portfolio (excluding mortgage-backed securities) totaled $84.4 million, and included $68.4 million of securities available for sale. Unrealized gains and losses on securities available for sale are reported on a quarterly basis as a separate component of equity. Decreases in the fair value of securities available for sale therefore could have an adverse effect on stockholders' equity.

         The bank is also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities.

         At September 30, 1998, ARM loans constituted 42.3% of the bank's total loan portfolio. ARM loans generally pose a risk that as interest rates rise, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates.

DECREASED RETURN ON EQUITY AND INCREASED EXPENSES FOLLOWING THE CONVERSION

         At September 30, 1998, the bank's ratio of equity to assets was 7.58%. First Federal Bankshares' equity will be significantly increased as a result of the conversion. On a pro forma basis as of September 30, 1998, assuming the sale of common stock at the midpoint of the offering range, First Federal Bankshares' ratio of equity to assets would be 9.8% and, assuming the sale of common stock at the adjusted maximum of the offering range, First Federal Bankshares' ratio of equity to assets would be 10.8%. First Federal Bankshares currently anticipates that it will take time to prudently deploy such capital and realize potential synergies relating to the Mid-Iowa Financial Corp. acquisition. Until then its return on average equity will be below the industry average.

         In addition, First Federal Bankshares' expenses are expected to increase because of the costs associated with the ESOP, the restricted stock ownership plan and stock option plan expected to be implemented following the conversion, certain increases in executive compensation related to the responsibilities associated with managing First Federal Bankshares as a fully converted company, the deployment of the net proceeds of this offering, the successful integration of Grinnell Federal Savings Bank acquired in March 1998, and the successful integration of the Mid-Iowa

Financial acquisition. Because of the expected increases in both equity and expenses, return on equity is expected to decrease as compared to performance in recent years. A lower return on equity could reduce the trading price of First Federal Bankshares' common stock.

INDEPENDENT VALUATION AND POTENTIAL NEGATIVE IMPACT ON TRADING PRICE OF COMMON STOCK

         The offering price as a percentage of pro forma tangible book value of the common stock sold in this offering ranges from 105.0% at the minimum of the offering range to 127.2% at the adjusted maximum of the offering range. These rates substantially exceed the ratios associated with common stock sold in most mutual-to-stock conversions that do not involve a mutual holding company conversion or reorganization. As a result of the relatively high valuation, the price performance of the common stock is likely to be less favorable immediately following the conversion than the price performance of common stock sold in mutual-to-stock conversions that do not involve a mutual-to-stock conversion of a mutual holding company.

CERTAIN LENDING RISKS


         CONSUMER LENDING RISKS. At September 30, 1998, the bank's consumer loan portfolio (including a small number of commercial business loans) amounted to $50.4 million, or 12.4% of total net loans. Subject to market conditions and other factors, the bank intends to expand its consumer lending activities within its primary market area. Consumer lending is inherently riskier than one- to four-family mortgage lending. Collateral such as automobiles, boats and other personal property depreciate rapidly and are often an inadequate repayment source if a borrower defaults. In addition, consumer loan repayments depend on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness, personal bankruptcy and other financial hardship. See "Business of the Bank--Lending Activities--Consumer Loans."

         MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING RISKS. At September 30, 1998, the bank's multi-family and commercial real estate loan portfolio amounted to $60.7 million, or 14.9% of total loans. Multi-family and commercial real estate lending is inherently riskier than one- to four-family mortgage lending. Because payments on loans secured by multi-family and commercial properties often depend upon the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy, among other things. See "Business of the Bank--Lending Activities--Multi-Family Residential Real Estate Loans" and "--Commercial Real Estate Loans."

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

         The 1999 recognition plan intends to acquire 3% of the shares of common stock sold in the conversion. At $10.00 per share, the cost of such shares would be $1.1 million, assuming the common stock is sold in the conversion at the maximum of the offering range. Such common stock may be acquired in the open market with funds provided by First Federal Bankshares, or from authorized but unissued shares of common stock (in which event the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share may be decreased).

         First Federal Bankshares intends to reserve for the 1999 stock option plan 10% of the common stock sold in this offering (356,500 shares, based on the issuance of 3,565,000 shares at the maximum of the offering range). Such shares may be purchased by First Federal Bankshares in the open market. If only authorized but unissued shares are used under this plan, the voting interests of stockholders would be diluted and net income per share and stockholders' equity per share may decrease.

         As of September 30, 1998, there were 37,574 options to purchase bank common stock outstanding; these options will be converted into options to purchase First Federal Bankshares common stock, based upon the exchange ratio. The exercise of these options will dilute the voting interests of existing stockholders.

POSSIBLE INCREASE IN OFFERING RANGE AND NUMBER OF SHARES ISSUED

         The number of shares to be sold in the conversion may be increased by up to 15% (to 4,099,750 shares) to reflect changes in market and financial conditions following the commencement of this offering. Such an increase will decrease a subscriber's pro forma annualized net earnings per share and pro forma stockholders' equity per share, but will increase First Federal Bankshares' consolidated pro forma stockholders' equity and pro forma net income. See "Pro Forma Data."

ESOP COMPENSATION EXPENSE

         The bank is required to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the ESOP. Accordingly, future increases and decreases in fair value of common stock committed to be released will have a corresponding effect on compensation expense related to the ESOP. The annual pre-tax compensation expense of the ESOP will be $144,667 at the midpoint of the offering range, assuming the fair value of the common stock is $10.00 per share. To the extent that the fair value of the ESOP shares differs from the cost of such shares, the differential will be charged or credited to equity.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

         PROVISIONS IN FIRST FEDERAL BANKSHARES' AND THE BANK'S GOVERNING DOCUMENTS. Provisions in First Federal Bankshares' Certificate of Incorporation and the bank's Charter and their respective Bylaws limit stockholder voting rights. In addition, the bank's Federal Stock Charter and Bylaws, as well as certain federal regulations, help First Federal Bankshares remain independent by preventing a change of control of First Federal Bankshares even if desired by a majority of stockholders. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, and certain uniform price provisions for certain business combinations. In particular, First Federal Bankshares' Certificate of Incorporation provides that beneficial owners of more than 10% of First Federal Bankshares' outstanding Common Stock may not vote the shares owned in excess of the 10% limit. The bank's Charter also prohibits, until five years following the conversion, the acquisition, directly or indirectly, of more than 10% of the bank's voting securities. Any person violating this restriction, except for First Federal Bankshares, may not vote any of the bank's securities held in excess of the 10% limitation. If holders of revocable proxies for more than 10% of the shares of common stock of First Federal Bankshares acting as a group or in concert with other proxy holders attempt actions that could indirectly result in a change in control of the bank, management of the bank will be able to assert this provision of the bank's Charter against such holders.

         VOTING CONTROL OF EXECUTIVE OFFICERS AND DIRECTORS. In addition, officers and directors are expected to own between 6.26% and 6.83% of the common stock at the adjusted maximum and the minimum of the offering range, respectively (not including the 7% of First Federal Bankshares' common stock that will be owned by the ESOP). The Certificate of Incorporation of First Federal Bankshares requires a vote of 80% of the outstanding shares) to remove a director for cause prior to the expiration of his term; for certain business combinations, including mergers, consolidations and sales of 25% or more of the assets of First Federal Bankshares and its subsidiaries with "Interested Stockholders;" for amendment of certain provisions of the Certificate of Incorporation; and for amendment of the Bylaws. The potential voting control by directors and officers could, together with additional stockholder support or upon exercise of their options, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on the Acquisition of First Federal Bankshares and the Bank."

         PROVISIONS OF COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS. The bank's current employment agreements provide for benefits and cash payments in the event of a change in control of First Federal Bankshares or the bank. Additionally, the bank's current stock benefit plans, and the 1999 recognition plan and 1999 stock option plan may provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring First Federal Bankshares, thereby discouraging future attempts to acquire control of First Federal Bankshares or the bank. See "Restrictions on the Acquisition of First Federal Bankshares and the Bank--Restrictions in First Federal Bankshares' Certificate of Incorporation and Bylaws," and "Management of the Bank--Benefits for Employees and Officers."

POSSIBLE YEAR 2000 COMPUTER PROGRAM PROBLEMS

         In the year 2000, many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the bank.

         The bank utilizes a number of computer programs across its entire operation, and has initiated programming changes, system upgrades and replacements and similar actions to prepare for the year 2000. However, since all of the data processing of the bank is critical to operations, if the bank is unable to resolve this potential problem in time, the bank would likely experience significant data processing delays, mistakes or failures, which would have a significant adverse impact on the financial condition and results of operations of the bank.

         In addition to expenses related to its own computer systems, the bank is aware of potential year 2000 risks to third parties including vendors, depositors and borrowers, and the possible adverse impact on the bank resulting from failures by these parties to adequately address the problem. For example, the bank could incur losses if loan payments are delayed due to year 2000 problems affecting borrowers or impairing the payroll systems of large employers in the bank's market area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

RISKS RELATED TO THE ACQUISITION OF MID-IOWA FINANCIAL

         The future growth of the bank and First Federal Bankshares will depend, in part, on the success of the merger which will, in turn, depend, on a number of factors, including the bank's ability to integrate the Mid-Iowa Savings branches into the current operations of the bank; the bank's ability to limit the outflow of deposits held by customers in the Mid-Iowa Savings branches; the bank's ability to control the non-interest expense from the merger in a manner that enable the bank to improve its overall operating efficiencies; and the bank's ability to retain and integrate the appropriate personnel of Mid-Iowa Savings into the operations of the bank. No assurance can be given that the bank will be able to integrate Mid-Iowa Savings successfully, that the bank will be able to achieve results in the future similar to those achieved by the bank in the past, or that the bank will be able to manage its growth resulting from the merger effectively.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                        OF FIRST FEDERAL AND SUBSIDIARIES

         The following tables set forth selected consolidated historical financial and other data of First Federal (including its subsidiaries) for the periods and at the dates indicated. The information is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of First Federal contained elsewhere herein. The selected consolidated financial condition and operating data at and for the three month periods ended September 30, 1998 and 1997 are derived from unaudited consolidated financial statements and, in the opinion of management of First Federal, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. The results of operations data presented below for the three months ended September 30, 1998, are not necessarily indicative of the results of First Federal that may be expected for the entire year.


                                         AT
                                      SEPTEMBER 30,                          AT JUNE 30,
                                        1998        1998(8)        1997         1996         1995         1994
                                        ----        -------        ----         ----         ----         ----
                                                                   (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets....................     $569,612      $ 551,450    $ 468,568    $ 443,516    $ 434,122     $391,166
Loans receivable, net...........      407,455        404,800      341,254      320,408      311,775      264,616
Securities held to maturity.....       32,108         32,023       29,758       22,459       96,802      101,322
Securities, available for sale..       87,457         65,195       64,098       74,498           --           --
FHLB stock, at cost.............        6,270          5,671        5,000        4,769        4,675        4,675
Office property and equipment, net     11,071         10,845        9,638        8,697        7,559        7,549
Excess of cost over fair value of
  assets acquired...............        8,080          8,158          318          355          190          204
Deposits........................      392,677        392,425      326,734      335,223      339,426      343,588
FHLB advances...................      124,885        107,901       96,500       66,000       54,500       10,000
Stockholders' equity............       43,167         42,020       38,865       36,857       34,864       33,029
-------------------

(footnotes on next succeeding page)

                                        THREE MONTHS ENDED
                                           SEPTEMBER 30,                          YEAR ENDED JUNE 30,
                                           -------------                          -------------------
                                          1998     1997      1998(8)     1997       1996       1995       1994
                                          ----     ----      -------     ----       ----       ----       ----
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:

Total interest income.................  $ 10,056   $ 8,510  $  35,364  $  33,691  $ 31,686   $ 29,007   $ 27,460
Total interest expense................     6,283     5,172     21,377     20,328    19,645     17,707     15,642
                                           -----     -----     ------     ------    ------     ------     ------
  Net interest income.................     3,773     3,338     13,987     13,363    12,041     11,300     11,818
Provision for loan losses.............        75        70        345        258       233        142        100
                                           -----     -----     ------     ------    ------     ------     ------
  Net interest income after provision
     for loan losses..................     3,698     3,268     13,642     13,105    11,808     11,158     11,718
                                           -----     -----     ------     ------    ------     ------     ------
Noninterest income
  Fees and service charges............       449       287      1,392      1,143     1,092        771        800
  Gain on sale of real estate owned...        --        --         --         --        --          3        870
  Gain on sale of loans held for sale.        87        49        242        207       290        160        261
  Other income........................       366       339      1,544      1,201     1,124        689        862
                                           -----     -----     ------     ------    ------     ------     ------
  Total noninterest income............       902       675      3,178      2,551     2,506      1,623      2,793
                                           -----     -----     ------     ------    ------     ------     ------
Noninterest expense:
  Compensation and benefits...........     1,452     1,466      6,702      5,655     5,150      4,615      4,225
  Office property and equipment.......       447       334      1,500      1,293     1,159      1,064      1,063
  Special deposit insurance assessment        --        --         --      2,233        --         --         --
  Other noninterest expense...........     1,063       839      3,326      3,512     3,410      3,327      3,590
                                           -----       ---      -----      -----     -----      -----      -----
  Total noninterest expense...........     2,962     2,639     11,528     12,693     9,719      9,006      8,878
                                           -----     -----     ------     ------     -----      -----      -----
  Earnings before income taxes and
    cumulative effect of
    accounting change ................     1,638     1,304      5,292      2,963     4,595      3,775      5,633
Income taxes..........................       620       463      1,874      1,024     1,543      1,259      1,556
                                           -----     -----     ------     ------    ------     ------     ------
Net earnings before cumulative effect of
  accounting change...................     1,018       841      3,418      1,939     3,052      2,516      4,077
Cumulative effect of accounting change        --        --         --         --        --         --        732
                                              --        --         --         --        --         --        ---
Net earnings..........................  $  1,018   $   841  $   3,418  $   1,939  $  3,052   $  2,516   $  4,809
                                           -----     -----     ------     ------    ------     ------     ------
                                           -----     -----     ------     ------    ------     ------     ------
Earnings per share(1)
  Net earnings before cumulative effect of
  accounting change...................  $    .36   $   .30  $    1.21  $     .69  $   1.08   $    .90   $   1.46
  Cumulative effect of accounting change$     --   $    --         --         --        --         --        .26
                                           -----     -----     ------     ------    ------     ------     ------
  Basic earnings per share............  $    .36   $   .30  $    1.21  $     .69  $   1.08   $    .90   $   1.72
                                           -----     -----     ------     ------    ------     ------     ------
                                           -----     -----     ------     ------    ------     ------     ------
  Diluted earnings per share..........  $    .35   $   .29  $    1.19  $     .67  $   1.06   $    .88   $   1.70
                                           -----     -----     ------     ------    ------     ------     ------
                                           -----     -----     ------     ------    ------     ------     ------
Cash dividends declared per common share  $  .12     $ .12      $ .48      $ .47    $  .44     $  .36     $  .34
                                           -----     -----     ------     ------    ------     ------     ------
                                           -----     -----     ------     ------    ------     ------     ------

------------------------
(1)Adjusted for stock distributions.
(footnotes on next page)
-------------------


                                                   AT OR FOR THE
                                                 THREE MONTHS ENDED
                                                   SEPTEMBER 30, (9)                        AT OR FOR THE YEAR ENDED JUNE 30,
                                                   -----------------                        ---------------------------------
                                                   1998    1997      1998(8)     1997       1996       1995       1994
                                                   ----    ----      -------     ----       ----       ----       ----
SELECTED OPERATING RATIOS AND OTHER DATA (2):

PERFORMANCE RATIOS:
Return on assets (net income divided
  by average total assets) (1) (2)......           .73%     .73%       .71%       .43%       .70%      .60%       1.22%
Return on equity (net income divided by
  average equity) (1)(2)................          9.57     8.51      8.39        5.20       8.44      7.42       15.49
Stockholder's equity to assets ratio (average
  equity divided by average total assets)         7.53     8.61      8.46        8.20       8.32      8.14        7.86
Average net interest rate spread (3)....          2.58     2.67      2.74        2.71       2.52      2.49        2.88
Net yield on average interest-earning assets(4)   2.87     3.05      3.07        3.07       2.88      2.82        3.13
Net interest income after provision for loan
  losses to total other expenses (1)....        106.07   108.04    118.34      103.25     121.50    123.90      132.00

ASSET QUALITY RATIOS:
Nonperforming loans to total loans......           .30      .28       .33         .15        .22       .22         .35
Nonperforming loans to total assets.....           .21      .21       .24         .11        .16       .16         .24
Nonperforming assets as a percentage
  of total assets (5)...................           .34      .22       .34         .11        .17       .17         .26
Nonperforming loans and real estate owned
  to total loans and real estate owned..           .47      .29       .47         .15        .24       .23         .38
Average interest-earning assets to average
  interest-bearing liabilities..........        106.07   108.04    107.14      107.69     107.74    107.27      105.98

CAPITAL, EQUITY AND DIVIDEND RATIOS:
Tangible capital(6).....................          6.17     8.62      6.20        8.24       8.37     7.99         8.39
Core capital (6)........................          6.17     8.62      6.20        8.24       8.37     7.99         8.77
Risk-based capital (6)..................         12.33    17.10     12.51       17.00      18.45    18.02        21.02
Average equity to average assets ratio..          7.58     8.61      8.46        8.20       8.32     8.14         7.86
Dividend payout ratio...................         33.33    40.00     39.67       68.12      40.74    40.00        19.77

PER SHARE DATA:
Book value per share (7)................         15.17    14.08  $  14.80   $   13.74  $   13.08  $ 12.42     $  11.81
Earnings per share (basic)..............           .36      .30      1.21         .69       1.08      .90         1.72

OTHER DATA:
Full-service offices....................            15       13        15          13         13       12           12

-------------------
(1) Excluding the special Savings Association Insurance Fund ("SAIF") assessment, First Federal's return on assets, return on equity, and net interest income after provision for loan losses to total other expenses would have been .73%, 8.95%, and 125.29%, respectively, for the year ended June 30, 1997.
(2) Includes the cumulative effect of change in the method of accounting for income taxes of $732,000 for the year ended June 30, 1994, representing .19% return on assets and 2.36% return on equity.
(3) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Represents net interest income as a percentage of average interest-earning assets.
(5) Nonperforming assets include nonaccruing loans, accruing loans delinquent 90 days or more, and foreclosed assets but do not include restructured loans.
(6)  End of period ratio.
(7)  Adjusted for stock distributions.
(8) Data includes the effect of First Federal's acquisition of GFS Bancorp, Inc. for periods subsequent to March 31, 1998.
(9)  Annualized where appropriate.

      SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MID-IOWA FINANCIAL

         The following table sets forth selected consolidated historical financial and other data of Mid-Iowa Financial (including its subsidiaries) for the periods and at the dates indicated. The information is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Mid-Iowa Financial contained elsewhere herein.


                                                                              AT SEPTEMBER 30,
                                                                              ----------------
                                                              1998       1997       1996       1995       1994
                                                              ----       ----       ----       ----       ----
                                                                                  (Dollars in Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets...........................................     $147,517   $128,017   $115,804   $108,221   $100,562
Loans receivable, net..................................      71,436     66,418     62,123     57,847     54,269
Securities available for sale..........................       4,994      4,983      4,974        837        851
Mortgage-backed and related securities held for investment   25,862     26,180     23,974     28,139     29,497
Investment securities..................................      23,932     21,587     20,258     16,787     11,310
Deposits...............................................      96,353     89,378     82,872     78,671     78,883
Total borrowings.......................................      36,000     25,000     20,500     18,000     10,750
Stockholder's equity - partially restricted............      13,760     12,061     10,601     10,261      9,770


                                                                             YEAR ENDED SEPTEMBER 30,
                                                                      1998     1997    1996     1995     1994
                                                                   (Dollars in Thousands, Except Per Share Data)
SELECTED OPERATING DATA:

Total interest income............................................    $9,806  $ 8,963  $ 8,227  $7,330   $6,211
Total interest expense...........................................     6,081    5,345    4,939   4,492    3,347
                                                                      -----    -----    -----   -----    -----
  Net interest income............................................     3,725    3,618    3,288   2,838    2,864
Provision for losses on loans....................................        60       81       36      33       46
                                                                         --       --       --      --       --
  Net interest income after provision for losses on loans........     3,665    3,537    3,252   2,805    2,818
Fees and service charges.........................................       395      365      325     314      428

Gains on loans, mortgage-backed and investment securities........        25       24       33      14       25

Other noninterest income.........................................       928    1,073      741     650      449

Total noninterest expense........................................     3,081    2,658    3,115   2,394    2,247
                                                                      -----    -----    -----   -----    -----

Income before taxes on income and cumulative effect
  of accounting changes .........................................     1,932    2,341    1,236    1,389   1,473
Taxes on income..................................................       600      791      411     462      470
Cumulative effect of accounting changes..........................        --       --       --      --       64
                                                                         --       --       --      --       --

Net income.......................................................    $1,332  $ 1,550  $   825  $  927   $1,067
                                                                      -----    -----    -----   -----    -----
                                                                      -----    -----    -----   -----    -----

Earnings per common share diluted (1)............................    $  .73  $   .89  $   .47  $  .52   $  .58

Cash dividends per common share(1)...............................    $  .08  $   .08  $   .08  $  .08   $  .07

                                                                             YEAR ENDED SEPTEMBER 30,
                                                                      ---------------------------------------
                                                                      1998     1997    1996     1995     1994
                                                                      ----     ----    ----     ----     ----
OTHER DATA:

Average interest rate spread....................................      2.38%    2.63%    2.54%   2.32%    2.72%
Net interest margin(2)..........................................      2.77     3.04     2.97    2.74     3.07
Ratio of operating expense to average total assets(3)...........      1.62     1.57     2.16    1.79     1.97

Average interest-earning assets to average
  interest-bearing liabilities .................................    108.51   108.95   109.55  109.61   109.81

Non-performing assets to total assets at end of period..........       .15      .01      .13     .13      .03


Stockholder's equity to total assets at end of period...........      9.33     9.42     9.15    9.48     9.72
Return on assets (net income to average total assets)...........       .96     1.27      .73     .88     1.14
Return on stockholder's equity (net income to
  average stockholder's equity) ................................     10.26    13.70     7.79    9.25    11.38

Stockholder's equity-to-assets ratio (average
  stockholder's equity to average total assets).................      9.37     9.27     9.36    9.61     9.98

Number of full-service offices..................................         7        7        6       6        6

------------

(1) As adjusted for Mid-Iowa Financial's 100% stock dividends paid on February 24, 1995 and January 25, 1996.
(2)  Net interest income divided by average interest-earning assets.
(3) Excludes the expenses of the subsidiaries of Mid-Iowa Savings. Such ratios, including such expenses, would be 2.22%, 2.18%, 2.76%, 2.30% and 2.39% for the years ended September 30, 1998, 1997, 1996, 1995 and 1994, respectively.

                    SELECTED UNAUDITED PRO FORMA CONSOLIDATED
                FINANCIAL DATA OF FIRST FEDERAL BANKSHARES, INC.

         The following tables present certain unaudited pro forma consolidated financial data with respect to First Federal Bankshares and its subsidiaries. For each period presented below, the "Pro Forma for Acquisition" information reflects the acquisition of Mid-Iowa Financial, but not the conversion. The "Pro Forma for Acquisition and Conversion" information reflects the consummation of both the conversion and the acquisition, including the sale of Subscription Shares in the offering and includes interest income on the investment of the net investable proceeds of the sale of Subscription Shares and the anticipated expenses associated with the ESOP and 1999 Recognition Plan. This financial data assumes that these transactions occurred on each of the dates and at the beginning of each of the periods presented, that Subscription Shares are sold in the offering at the $10.00 subscription price per share, resulting in gross proceeds of $35.7 million (the maximum of the Offering Range). For information on net income, net income per share, stockholders' equity and stockholders' equity per share at the minimum, midpoint and 15% above the maximum of the Valuation Range, see "Pro Forma Data--Pro Forma Conversion Data." For additional assumptions used in calculating the pro forma data, see "Pro Forma Data--Unaudited Pro Forma Condensed Consolidated Financial Information."

         In accordance with generally accepted accounting principles, the acquisition of Mid-Iowa Financial will be accounted for using the purchase method. Under the purchase method of accounting, the recorded assets and liabilities of Mid-Iowa Financial will be adjusted to fair value and the excess of the purchase price over the fair value of net identifiable assets will be recorded as goodwill; the results of operations will include Mid-Iowa Financial from the date of the acquisition.

         The following selected unaudited pro forma financial data should be read in conjunction with the consolidated financial statements and related notes presented elsewhere in this prospectus.


                                              AT SEPTEMBER 30, 1998(1)           AT JUNE 30, 1998(1)
                                              ------------------------           -------------------
                                                             PRO FORMA                           PRO FORMA
                                             PRO FORMA    FOR ACQUISITION        PRO FORMA     FOR ACQUISITION
                                         FOR ACQUISITION  AND CONVERSION      FOR ACQUISITION  AND CONVERSION
                                         ---------------  ---------------     ---------------  ---------------
                                                                (DOLLARS IN THOUSANDS)

FINANCIAL CONDITION
Total assets............................  $     704,318           736,800        685,813           718,203
Loans receivable, net...................        480,428           480,428        477,773           477,773
Securities available for sale...........         92,451            93,283         70,189            71,012
Securities held to maturity.............         82,488            82,488         82,403            82,403
Intangible assets.......................         21,451            21,451         21,529            21,529
Deposits................................        489,126           489,126        488,874           488,874
Borrowed funds..........................        160,355           160,355        143,371           143,371
Total stockholders' equity..............         43,167            75,565         42,020            74,330
Non-performing loans....................          1,334             1,334          1,442             1,442
Non-performing assets...................          2,144             2,144          2,022             2,022

ASSET QUALITY RATIOS (PERIOD END)
  Allowance for loan losses to
    total loans.........................           0.62%             0.62%          0.61%             0.61%
  Non-performing assets as
    a percent of total assets...........           0.30%             0.29%          0.29%             0.28%
  Allowance for loan losses to
    non-performing loans................         223.69%           223.69%        202.08%           202.08%


                                          THREE MONTHS ENDED SEPTEMBER 30,(1)FOR THE YEAR ENDED JUNE 30,(1)
                                                         1998                               1998
                                                         ----                               ----
                                                              PRO FORMA                            PRO FORMA
                                              PRO FORMA     FOR ACQUISITION  PRO FORMA          FOR ACQUISITION
                                           FOR ACQUISITION  AND CONVERSION   FOR ACQUISITION    AND CONVERSION
                                           ---------------  ---------------  ---------------    ---------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

RESULTS OF OPERATIONS(2)
Net interest income.....................   $       4,267      $     4,678       $      16,035    $      17,678
Provision for loan losses...............             (90)             (90)               (405)            (405)
                                                  ------           ------             -------          -------
Net interest income after
  provision for loan losses.............   $       4,177      $     4,588       $      15,630    $      17,273

Non-interest income.....................   $       1,245      $     1,245       $       4,525    $       4,525
Non-interest expense....................          (3,936)          (4,032)            (15,300)         (15,680)
                                                  ------           ------             -------          -------

Income before income taxes..............   $       1,486      $     1,801       $       4,855    $       6,118
Income taxes............................            (586)            (702)             (1,782)          (2,250)
                                                  ------           ------             -------          -------

Net income..............................   $         900      $     1,099       $       3,073    $       3,868
                                                  ------           ------             -------          -------
                                                  ------           ------             -------          -------
Diluted earnings per share(5)...........   $        0.31      $      0.18       $        1.07    $        0.62
                                                  ------           ------             -------          -------
                                                  ------           ------             -------          -------

SELECTED RATIOS:
Performance ratios:
  Return on average assets(3)(4)........            0.52%            0.62%               0.48%            0.60%
  Return on average equity(3)(4)........            8.16%            6.01%               7.46%            5.58%

------------------------

(1) Mid-Iowa Financial data included is at September 30, 1998 and for the three months ended and the fiscal year ended September 30, 1998.
(2) Does not reflect any cost savings or other benefits of the acquisition of Mid-Iowa Financial.
(3)  These ratios are based on average daily balances.
(4)  Annualized.
(5) Diluted earnings per share have been computed as follows: for "Pro Forma for Acquisition" purposes, historical shares for diluted earnings per share of 2,873,593 and 2,883,764 were used for the three-month period ended September 30, 1998 and the year ended June 30, 1998, respectively; for "Pro Forma for Acquisition and Conversion" purposes, post conversion shares, including 69,742 and 109,512 incremental shares related to outstanding stock options for the three month period ended September 30, 1998 and the year ended June 30, 1998, respectively, were used and ESOP shares were assumed to have been issued, but are not treated as outstanding until committed to be released.

                            FIRST FEDERAL BANKSHARES

         First Federal Bankshares was organized in December 1998 for the purpose of acquiring all of the outstanding shares of capital stock of First Federal. First Federal Bankshares has applied to the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the conversion, First Federal Bankshares will conduct business initially as a unitary savings and loan holding company. See "Regulation--Holding Company Regulation." Upon consummation of the conversion, First Federal Bankshares' assets will be primarily the shares of First Federal's capital stock acquired in the conversion and that portion of the net proceeds of the conversion permitted by the OTS to be retained by First Federal Bankshares and the ESOP loan. First Federal Bankshares anticipates retaining $5.0 million of the net proceeds of the offering. First Federal Bankshares initially will have no significant liabilities. See "Use of Proceeds." The management of First Federal Bankshares is set forth under "Management of First Federal Bankshares." Initially, First Federal Bankshares will neither own nor lease any property, but instead will use the premises, equipment and furniture of First Federal. At the present time, First Federal Bankshares does not intend to employ any persons other than officers but will utilize the support staff of First Federal from time to time. Additional employees will be hired as appropriate to the extent First Federal Bankshares expands its business.

         The conversion will provide First Federal with additional capital to support future growth, including the acquisition of Mid-Iowa Financial, and enhance results of operations. Management believes that the holding company structure will provide First Federal Bankshares with additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies or for other business or investment purposes, including the possible repurchase of common stock as permitted by the OTS. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, except for the acquisition of Mid- Iowa Financial, First Federal Bankshares will be in a position after the conversion, subject to regulatory limitations and First Federal Bankshares' financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of First Federal Bankshares are anticipated to be funded by the proceeds permitted to be retained by First Federal Bankshares and earnings thereon or, alternatively, through dividends received from First Federal.

         First Federal Bankshares' executive office is located at 329 Pierce Street, Sioux City, Iowa, and its telephone number is (712) 277-0200.

                                  FIRST FEDERAL

         First Federal is a federally-chartered stock savings bank headquartered in Sioux City, Iowa. Founded in 1923, First Federal's deposits have been federally insured since 1935 by the Savings Association Insurance Fund and its predecessor, the Federal Savings and Loan Insurance Corporation. First Federal has been a member of the Federal Home Loan Bank ("FHLB") of Des Moines since 1935. On July 13, 1992, First Federal's mutual predecessor reorganized from a federally chartered mutual savings bank into the Mutual Holding Company and concurrently formed First Federal, which succeeded to the name and operations of First Federal's mutual predecessor (the "MHC Reorganization"). At the time of the MHC Reorganization, First Federal conducted a stock offering (the "Minority Stock Offering") in which it raised approximately $5.6 million of net proceeds. At September 30, 1998, First Federal had total assets of $569.6 million, total deposits of $392.7 million, and stockholders' equity of $43.2 million.

         First Federal is a community-oriented financial institution offering traditional financial services to its local community. First Federal's primary lending area includes northwest Iowa, contiguous portions of Nebraska and South Dakota and central Iowa. First Federal's primary lending activity involves the origination of fixed rate and adjustable rate mortgage loans secured by one- to four- family residential real estate. Fixed rate mortgage loans with terms greater than fifteen years are originated primarily for sale in the secondary market on a servicing released basis, while adjustable rate mortgage loans are retained in First Federal's portfolio. To a lesser extent, First Federal makes second mortgage loans secured by the borrower's principal residence and other types of consumer loans such as auto loans and home improvement loans. In addition, First Federal makes commercial and multi-family loans and

First Federal anticipates an increase in its commercial and multi-family loan portfolios in the future. In addition, First Federal invests in mortgage-backed securities issued or guaranteed by Fannie Mae ("FNMA"), the Freddie Mac ("FHLMC"), or the Government National Mortgage Association ("GNMA") and in securities issued by the United States Government and agencies thereof.

         First Federal conducts operations through its main office in Sioux City, Iowa, and its 12 branch offices in northwest and central Iowa and northeast Nebraska.

         On March 31, 1998, First Federal consummated the acquisition of GFS Bancorp, Inc. ("GFS Bancorp") and its subsidiary, Grinnell Federal Savings Bank ("Grinnell Federal"). As of March 31, 1998, GFS Bancorp had total assets of $96.1 million and total deposits of $64.1 million. The acquisition was accounted for under the purchase method of accounting. In late November 1998, First Federal closed its branch offices located in Hartley and Sanborn, Iowa, and sold the deposits relating to those branches. First Federal also plans to close its branch office in Hawarden, Iowa, and has recently entered into an agreement to sell the deposits relating to that office.

         First Federal's principal executive office is located at 329 Pierce Street, Sioux City, Iowa 51101, and its telephone number at that address is
(712) 277-0200.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         At September 30, 1998, First Federal and Mid-Iowa Savings each exceeded all of the applicable regulatory capital requirements. The table on the following pages sets forth the historical regulatory capital of First Federal and Mid-Iowa Savings at September 30, 1998 and the pro forma regulatory capital of First Federal after giving effect to the conversion and the acquisition of Mid-Iowa Financial, based upon the sale at $10.00 per share of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by First Federal of all of the net conversion proceeds, less the $5.0 million of proceeds which will be retained by First Federal Bankshares and funding of the ESOP and the 1999 Recognition Plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by First Federal in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1998. See "Pro Forma Data" for the assumptions used to determine the net proceeds of the offering. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the 1999 Recognition Plan are deducted from pro forma regulatory capital.


                        FIRST FEDERAL       MID-IOWA SAVINGS    PRO FORMA CONSOLIDATED
                        HISTORICAL AT         HISTORICAL AT         HISTORICAL AT

                     SEPTEMBER 30, 1998    SEPTEMBER 30, 1998   SEPTEMBER 30, 1998(5)
                     ------------------    ------------------   ---------------------
                                 PERCENT               PERCENT               PERCENT
                                   OF                    OF                    OF
                      AMOUNT   ASSETS (2)   AMOUNT   ASSETS (2)   AMOUNT    ASSETS(2)
                      ------   ----------   ------   ----------   ------    ---------

                                            (DOLLARS IN THOUSANDS)
GAAP capital......  $ 43,167     7.58%    $ 13,760     9.33%    $ 44,903     6.36%

Tangible capital:
  Capital level...  $ 34,649     6.17%    $ 11,158     7.67%    $ 23,014     3.31%
  Requirement.....     8,418     1.50        2,181     1.50       10,426     1.50%
                       -----     ----        -----     ----       ------     ----
    Excess........  $ 26,231     4.67%    $  8,977     6.17%    $ 12,588     1.81%
                      ------     ----        -----     ----       ------     ----

Core capital:
  Capital level...  $ 34,649     6.17%    $ 11,158     7.67%    $ 23,014     3.31%
  Requirement (3).    16,837     3.00        4,361     3.00       20,852     3.00%
                      ------     ----        -----     ----       ------     ----
    Excess........  $ 17,812     3.17%    $  6,797     4.67%    $  2,162     0.31%
                      ------     ----        -----     ----       ------     ----
                      ------     ----        -----     ----       ------     ----
Risk-based capital:
  Capital level (4) $ 37,326    12.33%    $ 11,483    19.21%    $ 25,998     7.41%
  Requirement.....    24,221     8.00        4,782     8.00       28,054     8.00%
                      ------     ----        -----     ----       ------     ----
    Excess........  $ 13,105     4.33%    $  6,701    11.21%    $ (2,056)   (0.59)%
                      ------     ----        -----     ----       ------     ----
                      ------     ----        -----     ----       ------     ----


                                  PRO FORMA AT SEPTEMBER 30, 1998, BASED UPON THE SALE OF
                                  -------------------------------------------------------
                     2,635,000 SHARES      3,100,000 SHARES      3,565,000 SHARES     4,099,750 SHARES(1)
                    ----------------      ----------------      ----------------     -------------------
                    PERCENT               PERCENT               PERCENT                PERCENT
                      OF                    OF                    OF                      OF
                    AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)   AMOUNT    ASSETS(2)   AMOUNT   ASSETS(2)(3)
                    ------    ---------   ------    ---------   ------    ---------   ------   ------------

GAAP capital...... $ 62,292     8.61%    $ 66,428     9.13%    $ 70,565    9.64%     $ 75,322   10.23%

Tangible capital:
  Capital level... $ 40,403     5.65%    $ 44,539     6.19%    $ 48,676    6.72%     $ 53,433    7.32%
  Requirement.....   10,726     1.50%      10,795     1.50%      10,864    1.50%       10,944    1.50%
                     ------     ----       ------     ----       ------    ----        ------    ----
    Excess........ $ 29,677     4.15%    $ 33,744     4.69%    $ 37,812    5.22%     $ 42,489    5.82%
                     ------     ----       ------     ----       ------    ----        ------    ----
                     ------     ----       ------     ----       ------    ----        ------    ----

Core capital:
  Capital level... $ 40,403     5.65%    $ 44,539     6.19%    $ 48,676    6.72%     $ 53,433    7.32%
  Requirement (3).   21,453     3.00%      21,591     3.00%      21,729    3.00%       21,887    3.00%
                     ------     ----       ------     ----       ------    ----        ------    ----
    Excess........ $ 18,950     2.65%    $ 22,948     3.19%    $ 26,947    3.72%     $ 31,546    4.32%
                     ------     ----       ------     ----       ------    ----        ------    ----
                     ------     ----       ------     ----       ------    ----        ------    ----

Risk-based capital:
  Capital level (4)$ 43,387    12.23%    $ 47,523    13.36%    $ 51,660   14.49%     $ 56,417   15.78%
  Requirement.....   28,375     8.00%      28,448     8.00%      28,522    8.00%       28,607    8.00%

    Excess........ $ 15,012     4.23%    $ 19,075     5.36%    $ 23,138    6.49%     $ 27,810    7.78%
                     ------     ----       ------     ----       ------    ----        ------    ----
                     ------     ----       ------     ----       ------    ----        ------    ----


------------------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Pro forma total adjusted and risk-weighted assets used for the capital calculations include the proceeds of the ESOP's purchase of 7% of the First Federal Bankshares common stock in the offering. Pro forma total adjusted assets were $715.1 million, $719.7 million, $724.3 million and $729.6 million, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the Offering Range. Pro forma risk-weighted assets were $354.7 million, $355.6 million, $356.5 million and $357.6 million, respectively, at the minimum, midpoint, maximum, and maximum, as adjusted, of the Offering Range.
(3) The current OTS core capital requirement for savings banks is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital ratio requirement for all other savings banks. See "Regulation--Federal Regulation of Savings Institutions--Capital Requirements."
(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(5)  Includes capital of the Mutual Holding Company of $1.7 million.

                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the common stock in the offering cannot be determined until the offering is completed, it is presently anticipated that the net proceeds will be between $25.0 million and $34.2 million (or $39.5 million if the Offering Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Share Exchange Ratio" and "--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts. First Federal Bankshares will be unable to utilize any of the net proceeds of the offering until the consummation of the conversion.

         First Federal Bankshares estimates that it will use between $20.0 million and $29.2 million (or $34.5 million if the Offering Range is increased by 15%) to purchase all of the capital stock of First Federal to be issued upon conversion. First Federal Bankshares will retain net proceeds in the amount of $5.0 million, including the ESOP loan. The balance of funds retained by First Federal Bankshares will be used for general corporate purposes. These purposes may include investment in federal funds, short-term investment grade marketable securities and mortgage-backed securities.

         First Federal Bankshares intends to use a portion of the net proceeds to loan funds to the ESOP to enable the ESOP to purchase 7% of the shares of First Federal Bankshares common stock issued in the offering. First Federal Bankshares and First Federal may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. See "Management of First Federal--Benefits for Employees and Officers." The net proceeds retained by First Federal Bankshares may also be used to support the future expansion of operations through branch acquisitions, the establishment of new branch offices, and the acquisition of other financial institutions or diversification into other banking related businesses. First Federal Bankshares and First Federal intend to actively explore additional acquisitions, although with the exception of the Mid-Iowa Financial acquisition neither First Federal Bankshares nor First Federal has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

         Upon completion of the conversion, the Board of Directors of First Federal Bankshares will have the authority to repurchase stock, subject to statutory and regulatory requirements. Unless approved by the OTS, First Federal Bankshares, pursuant to OTS policy, generally will be prohibited from repurchasing any shares of its common stock for three years except for an offer to all stockholders on a pro rata basis, or for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the conversion, First Federal Bankshares may repurchase its common stock so long as:

         (1) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period;

         (2) the repurchases do not cause First Federal to become
"undercapitalized" within the meaning of the OTS prompt corrective action regulation; and

         (3) First Federal Bankshares provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

         Based upon facts and circumstances following the conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to:

         (1) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve First Federal Bankshares' return on equity;

         (2) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         (3) any other circumstances in which repurchases would be in the best interests of First Federal Bankshares and its shareholders.

In the event First Federal Bankshares determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the offering. To the extent that First Federal Bankshares repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders.

         The portion of the net proceeds not retained by First Federal Bankshares, estimated to be $29.2 million at the maximum of the Valuation Range, will be contributed to First Federal. Such proceeds received by First Federal will serve to increase First Federal's capital to support the Mid-Iowa Financial acquisition. The total cash cost of the acquisition to First Federal, which includes cash compensation to Mid-Iowa Financial stockholders and the cost of cashing out outstanding options on Mid-Iowa Financial common stock, is expected to be $27.8 million. In the event all Mid-Iowa Financial's outstanding options were exercised prior to the consummation of the acquisition, the aggregate cash to be paid would equal $29.0 million. A significant portion of the net proceeds infused into First Federal may be used to fund all or a portion of the Merger Consideration. Any funds not used to support the acquisition will be added to First Federal's general funds to be used for general corporate purposes, including investment in one-to four-family residential mortgage loans, investment in federal funds, short-term investment grade marketable securities and mortgage-backed securities, and to fund the 1999 Recognition Plan. See "Management of First Federal--Benefits." First Federal may also use such funds for the expansion of its facilities, and to expand operations through acquisitions of other financial institutions, branch offices, or other financial services companies. Except as described in "Acquisition of Mid-Iowa Financial" neither First Federal nor First Federal Bankshares has yet determined the approximate amount of net proceeds to be used for each of the purposes mentioned above.

                                 DIVIDEND POLICY

         First Federal Bankshares currently expects to maintain First Federal's existing per share cash dividend policy of $0.12 per quarter or $0.48 per share on an annualized basis, adjusted for the conversion Exchange Ratio. These dividends equate to $0.2909, $0.2473, $0.2150 and $0.1870 per share on an annualized basis at the minimum, midpoint, maximum, and 15% above the maximum of the Offering Range, respectively. The first dividend is expected to be declared for the fiscal quarter ending ________, 1999. Declarations of dividends by First Federal Bankshares' Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the offering retained by First Federal Bankshares, investment opportunities available to First Federal Bankshares or First Federal, capital requirements, regulatory limitations, First Federal Bankshares' and First Federal's financial condition and results of operation, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on First Federal Bankshares common stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

         First Federal will not be permitted to pay dividends to First Federal Bankshares on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion--Liquidation Rights." For information concerning federal and state law and regulations which apply to First Federal in determining the amount of proceeds which may be retained by First Federal Bankshares and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Taxation--Federal Taxation--Distributions" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

         Unlike First Federal, First Federal Bankshares is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by First Federal Bankshares and earnings thereon and may be dependent, in part, upon dividends from First Federal.

First Federal Bankshares is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of First Federal Bankshares (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of First Federal Bankshares's capital stock) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

         Additionally, in connection with the conversion, First Federal Bankshares and First Federal have committed to the OTS that during the one-year period following the consummation of the conversion, First Federal Bankshares will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

         First Federal has paid cash dividends on First Federal common stock since the completion of the first full fiscal quarter following the initial sale by First Federal of First Federal common stock in July 1992. First Federal's current quarterly cash dividend is $0.12 per share, and First Federal intends to continue to pay regular quarterly cash dividends through the fiscal quarter ending _______, 1998.

                           MARKET FOR THE COMMON STOCK

         There is an established market for First Federal common stock which is currently listed on the Nasdaq "SmallCap" Market under the symbol, "FFSX," and First Federal had three market makers, including Sandler O'Neill, at September 30, 1998. As a newly formed company, however, First Federal Bankshares has never issued capital stock and consequently there is no established market for its common stock. It is expected that the First Federal Bankshares common stock will be more liquid than First Federal common stock since there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. Minority Shares will automatically, without further action by the holders thereof, be converted into and become a right to receive a number of shares of First Federal Bankshares common stock that is determined pursuant to the Exchange Ratio. See "The Conversion--Share Exchange Ratio."

         First Federal Bankshares has applied to have its common stock listed on the Nasdaq National Market under the symbol "FFSX." One of the requirements for quotation of the common stock on the Nasdaq National Market is that there be at least three market makers for the common stock. First Federal Bankshares will seek to encourage and assist at least three market makers to make a market in its common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although not legally or contractually required to do so, Sandler O'Neill has advised First Federal Bankshares that upon completion of the conversion, it intends to act as a market maker in the common stock, depending upon the volume of trading and subject to compliance with applicable laws and regulatory requirements. While First Federal Bankshares has attempted to obtain commitments from other broker-dealers to act as market makers, and anticipates that prior to the completion of the conversion it will be able to obtain the commitment from at least ____ other broker-dealers to act as market makers for the common stock, there can be no assurance there will be three or more market makers for the common stock or that First Federal Bankshares's application for listing on the Nasdaq National Market will be approved. If such application is not approved, management anticipates that First Federal Bankshares common stock will be listed on the Nasdaq "SmallCap" market.

         Additionally, the development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of First Federal Bankshares, First Federal or any market maker. In the event that institutional investors buy a relatively large proportion of the offering, the number of active buyers and sellers of the common stock at any particular time may be limited. THERE CAN BE NO ASSURANCE THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL THEIR SHARES AT OR ABOVE THE SUBSCRIPTION PRICE. THEREFORE, PURCHASERS OF THE COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND SHOULD RECOGNIZE THAT A POSSIBLY LIMITED TRADING MARKET MAY MAKE IT

DIFFICULT TO SELL THE COMMON STOCK AFTER THE CONVERSION AND MAY HAVE AN ADVERSE EFFECT ON THE PRICE AT WHICH THE COMMON STOCK CAN BE SOLD.

         The following table sets forth the high and low bid quotes for the Minority Shares and the adjusted cash dividends per share declared for the periods indicated. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not reflect actual transactions. This information has been obtained from monthly statistical summaries provided by the Nasdaq Stock Market. As of September 30, 1998 there were 1,320,460 Minority Shares outstanding.


                                                        HIGH              LOW           CASH DIVIDEND
FISCAL 1998                                              BID              BID             DECLARED
                                                         ---              ---             --------

Quarter Ended June 30, 1998                          $    39.00        $   34.75         $    0.12
Quarter Ended March 31, 1998                         $    35.75        $   30.25         $    0.12
Quarter Ended December 31, 1997                      $    34.50        $   29.50         $    0.12
Quarter Ended September 30, 1997                     $    30.75        $   22.00         $    0.12

FISCAL 1997

Quarter Ended June 30, 1997                          $    24.00        $   20.75         $    0.12
Quarter Ended March 31, 1997                         $    22.33        $   18.83         $    0.12
Quarter Ended December 31, 1996                      $    20.17        $   15.15         $    0.12
Quarter Ended September 30, 1996                     $    16.06        $   14.39         $    0.12

         At August 14, 1998 (the business day immediately preceding the public announcement of the conversion) and at ___________, 1998, the last sale of Minority Shares as reported on the Nasdaq "SmallCap" Market was at a price of $30.00 per share and $______ per share, respectively. At September 30, 1998, First Federal had 792 stockholders of record. All Minority Shares, including shares held by First Federal's officers and directors, will on the effective date of the conversion be automatically converted into and become the right to receive a number of shares of First Federal Bankshares common stock determined pursuant to the Exchange Ratio, and options to purchase Minority Shares will be converted into options to purchase a number of shares of First Federal Bankshares common stock determined pursuant to the Exchange Ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock.

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of First Federal and Mid-Iowa Financial at September 30, 1998, and the pro forma consolidated capitalization of First Federal Bankshares after giving effect to the Mid-Iowa Financial acquisition and the conversion, based upon the assumptions set forth in the "Pro Forma Data" section.


                                                   FIRST FEDERAL    MID-IOWA FINANCIAL   PURCHASE      PRO FORMA
                                                   HISTORICAL AT     HISTORICAL AT       ACCOUNTING   CONSOLIDATED
                                                SEPTEMBER 30, 1998  SEPTEMBER 30, 1998   ADJUSTMENTS   HISTORICAL
                                                ------------------  ------------------   -----------  ------------
                                                                        (DOLLARS IN THOUSANDS)

Deposits (2) .......................................   $392,677        $ 96,353        $     96        $489,126
Borrowed funds .....................................    124,885          36,000            (530)        160,355
                                                        -------           -----         -------         ------
Total deposits and borrowed funds ..................   $517,562        $132,353        $   (434)       $649,481
                                                        -------           -----         -------         ------
                                                        -------           -----         -------         ------
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized; none to be issued (3) ..............         --              --              --             --

  Common Stock, $.01 par value (post-conversion),
     18,000,000 shares authorized; shares to be
    issued  as reflected (3) .......................         28              17             (17)            28
  Additional paid-in capital (3)(4) ................     11,108           3,148          (3,148)        11,108
  Retained income (5) ..............................     31,539          10,553         (10,553)        33,275
  Unrealized gain (loss) on securities
      available for sale ...........................        492              42             (42)           492
  Less:
    Common Stock to be
      acquired by ESOP (6) .........................       --                --              --             --
    Common  Stock to be acquired by 1999
      Recognition Plan (7) .........................       --                --              --             --
                                                        -------           -----         -------         ------
      Total stockholders' equity ...................   $ 43,167        $ 13,760        $(13,760)      $ 44,903
                                                        -------           -----         -------         ------
                                                        -------           -----         -------         ------
  Total stockholders' equity as a percentage of
    pro forma total assets .........................       7.58%           9.33%            --            6.36%
                                                        -------           -----         -------         ------
                                                        -------           -----         -------         ------



                                                              PRO FORMA AT SEPTEMBER 30, 1998
                                                                                                 MAXIMUM
                                                      MINIMUM       MIDPOINT      MAXIMUM     AS ADJUSTED
                                                     2,635,000     3,100,000     3,565,000     4,099,750
                                                     SHARES AT     SHARES AT     SHARES AT     SHARES AT
                                                      $10.00         $10.00        $10.00        $10.00
                                                     PER SHARE     PER SHARE     PER SHARE     PER SHARE
                                                    ----------     ---------     ---------     ---------
Deposits (2) ....................................... $ 489,126     $ 489,126     $ 489,126     $ 489,126
Borrowed funds .....................................   160,355       160,355       160,355       160,355
                                                       -------       -------       -------       -------
Total deposits and borrowed funds .................. $ 649,481     $ 649,481     $ 649,481     $ 649,481
                                                       -------       -------       -------       -------
                                                       -------       -------       -------       -------
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized; none to be issued (3) ..............        --            --            --            --

  Common Stock, $.01 par value (post-conversion),
     18,000,000 shares authorized; shares to be
    issued  as reflected (3) .......................        48            57            65            75
  Additional paid-in capital (3)(4) ................    36,112        40,704

  Retained income (5) ..............................    33,275        33,275        33,275        33,275
  Unrealized gain (loss) on securities
      available for sale ...........................       492           492           492           492
  Less:
    Common Stock to be
      acquired by ESOP (6) .........................    (1,845)       (2,170)       (2,496)       (2,870)
    Common  Stock to be acquired by 1999
      Recognition Plan (7) .........................      (791)         (930)       (1,070)       (1,230)
                                                        ------        ------        ------        -----
      Total stockholders' equity ................... $  67,291     $  71,428     $  75,565     $  80,322
                                                        ------        ------        ------        -----
                                                        ------        ------        ------        -----
  Total stockholders' equity as a percentage of
    pro forma total assets .........................      9.25%         9.75%        10.26%       10.83%
                                                        ------        ------        ------        -----
                                                        ------        ------        ------        -----


------------------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) First Federal has 10,000,000 authorized shares of preferred stock. First Federal has 20,000,000 authorized shares of First Federal common stock, par value $1.00 per share. First Federal common stock and additional paid-in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.
(4) No effect has been given to the issuance of additional shares of First Federal Bankshares common stock pursuant to the 1999 Stock Option Plan and 1999 Recognition Plan expected to be adopted by First Federal Bankshares. If such plans are approved by stockholders, an amount equal to 10% of the shares of First Federal Bankshares common stock issued in the offering will be reserved for issuance upon the exercise of options under the 1999 Stock Option Plan, and the 1999 Recognition Plan will acquire an amount of common stock equal to 3% of the number of shares sold in the offering, either through open market purchases or from authorized but unissued shares. No effect has been given to the exercise of options currently outstanding. See "Management of First Federal--Benefits for Employees and Officers."
(5) Pro forma retained income reflects consolidation of $1.7 million of capital from the Mutual Holding Company. The retained income of First Federal will be substantially restricted after the conversion, see "The Conversion--Liquidation Rights" and "Regulation --Federal Regulation of Savings Institutions--Limitation on Capital Distributions."
(6) Assumes that 7% of the shares issued in the offering will be acquired by the ESOP financed by a loan from First Federal Bankshares. The loan will be repaid principally from First Federal's contributions to the ESOP. Since First Federal Bankshares will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on First Federal

     Bankshares's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity.
(7) Assumes a number of shares of common stock equal to 3% of the common stock to be sold in the offering will be purchased by the 1999 Recognition Plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share Subscription Price in the offering and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Subscription Price in the offering. As First Federal accrues compensation expense to reflect the vesting of such shares pursuant to the 1999 Recognition Plan, the deferred charge against capital will be reduced through a charge to operations. Implementation of the 1999 Recognition Plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares purchased by the 1999 Recognition Plan from First Federal Bankshares at the Subscription Price, at the minimum, midpoint, maximum and the maximum, as adjusted, of the Offering Range, the number of outstanding shares would be 4,892,715, 5,756,135, 6,619,555 and 7,612,489, respectively, and total stockholders' equity would be $68.1 million, $72.4 million, $76.6 million and $81.6 million, respectively, at September 30, 1998. As a result of the plan acquiring authorized but unissued shares from First Federal Bankshares, stockholders' ownership in First Federal Bankshares would be diluted by approximately 1.6%.

                                 PRO FORMA DATA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Condensed Consolidated Balance Sheets at September 30, 1998 and June 30, 1998 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended September 30, 1998 and for the year ended June 30, 1998, give effect to the conversion and the Mid-Iowa Financial acquisition based on the assumptions set forth below. The unaudited pro forma consolidated financial statements are based on the unaudited consolidated financial statements of First Federal and Mid-Iowa Financial for the three-month period ended September 30, 1998 and on the audited consolidated financial statements of First Federal for the year ended June 30, 1998 and of Mid-Iowa Financial for the year ended September 30, 1998. The unaudited pro forma consolidated financial statements give effect to the Mid-Iowa Financial acquisition using the purchase method of accounting under generally accepted accounting principles.

         The pro forma adjustments in the tables assume the sale of 3,565,000 Subscription Shares in the offering at the $10.00 Purchase Price per share, which is the maximum of the Estimated Valuation Range. The net proceeds in the tables are based upon the following assumptions:

         (1) all Subscription Shares will be sold in the Subscription and Community Offerings;

         (2) no fees will be paid to Sandler O'Neill or Investment Bank Services on shares purchased by the ESOP or the 76,500 shares assumed purchased by officers, directors, employees and members of their immediate families;

         (3) Sandler O'Neill and Investment Bank Services will receive an aggregate fee equal to 1.125% of the aggregate Purchase Price for sales in the Subscription and Community Offerings (excluding the sale of shares to the ESOP and to officers, directors, employees and their immediate families); and

         (4) total expenses of the conversion, including the marketing fees of $0.4 million paid to Sandler O'Neill and Investment Bank Services, will be $1.4 million. Actual expenses may vary from those estimated.

The actual amount of Subscription Shares sold may be more or less than the maximum of the Estimated Valuation Range. For the effects of such possible changes, see "--Pro Forma Conversion Data." In addition, the expenses of the conversion may vary from those estimated. The fees paid to Sandler O'Neill and Investment Bank Services will vary from the amounts estimated if more or less shares are sold, or if a Syndicated Community Offering is conducted. No cost savings or other benefits of the Mid-Iowa Financial acquisition are reflected in the tables. The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect investment income from investment of conversion proceeds or anticipated ESOP and 1999 Recognition Plan expense. For the effects of such items, see--"Pro Forma Conversion Data."

         The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the conversion and the acquisition been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the notes thereto of First Federal and Mid-Iowa Financial contained elsewhere in this prospectus.

         The pro forma stockholders' equity is based upon the value of the common stockholders' ownership of First Federal computed in accordance with generally accepted accounting principles. This amount is not intended to represent fair market value and does not represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation.

THE UNAUDITED PRO FORMA COMMON STOCKHOLDERS' EQUITY AND NET INCOME DERIVED FROM THE ABOVE ASSUMPTIONS ARE QUALIFIED BY THE STATEMENTS SET FORTH UNDER THIS CAPTION AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF FIRST FEDERAL BANKSHARES COMMON STOCK OR THE ACTUAL OR FUTURE RESULTS OF OPERATIONS OF FIRST FEDERAL AND MID-IOWA FINANCIAL FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS AND NET PROCEEDS FROM THE SALE OF CONVERSION SHARES IN THE CONVERSION AND OTHER FACTORS, SEE "USE OF PROCEEDS OF CONVERSION."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             SEPTEMBER 30, 1998 (1)
                                    ---------------------------------------------------------------------------
                                                PRO FORMA     COMPANY                   PRO FORMA
                                     FIRST     CONVERSION       AS        MID-IOWA     ACQUISITION   PRO FORMA
                                    FEDERAL    ADJUSTMENTS   CONVERTED    FINANCIAL    ADJUSTMENTS CONSOLIDATED
                                    -------    -----------   ---------    ---------    ----------- ------------
                                                                 (IN THOUSANDS)
ASSETS:
Cash and cash equivalents......  $   9,919     $    310 (3) $  40,891    $  15,458    $ (28,387)   $  27,962
                                                 30,662 (5)
Securities available for sale       87,457          832 (3)    88,289        4,994           --       93,283
Securities held to maturity....     32,108           --        32,108       49,794          586       82,488
Loans held for sale ...........         --                         --           50           --           50
Loans, net ....................    407,455           --       407,455       71,436        1,537      480,428
Real estate owned.............         718          664 (3)     1,382          135           --        1,517
Office property and equipment..     11,071           --        11,071        2,630           --       13,701
Federal Home Loan Bank stock...      6,270           --         6,270        1,800           --        8,070
Accrued interest receivable...       3,829            3 (3)     3,832        1,017           --        4,849
Excess of cost over fair value
  of assets acquired..........       8,080           --         8,080           11       12,430       20,521
  Other assets ................      2,798           11 (3)     2,809          192          930        3,931
                                   -------       ------       -------      -------      -------      -------
  Total assets.................  $ 569,705     $ 32,482     $ 602,187    $ 147,517    $ (12,904)   $ 736,800
                                   -------       ------       -------      -------      -------      -------
                                   -------       ------       -------      -------      -------      -------
LIABILITIES AND STOCKHOLDERS EQUITY:
Deposits.......................  $ 392,677     $     --     $ 392,677    $  96,353    $      96    $ 489,126
Borrowed funds................     124,885           --       124,885       36,000         (530)     160,355
Deferred income taxes.........          93           81 (3)       174           83        1,290        1,547
Other liabilities.............       8,883            3 (3)     8,886        1,321           --       10,207
                                     -----            -         -----        -----           --       ------
  Total liabilities............    526,538         84.0       526,622      133,757          856      661,235
                                   -------         ----       -------      -------          ---      -------

Stockholders' equity:
Common stock..................          28           36 (5)        64           17          (17)          64
Additional paid in capital....      11,108       34,191 (5)    45,299        3,148       (3,148)      45,299
Retained earnings .............     31,539        1,736 (3)    33,275       10,553      (10,553)      33,275
Unearned compensation-ESOP ....         --       (2,496)(5)    (2,496)          --           --       (2,496)
Unearned compensation-RP......          --       (1,069)(5)    (1,069)          --           --       (1,069)
Accumulated other
  comprehensive income.........        492           --           492           42          (42)         492
                                       ---           --           ---           --          ---          ---
  Total stockholders' equity...     43,167       32,398        75,565       13,760      (13,760)      75,565
                                   -------       ------       -------      -------      -------      -------

  Total liabilities and
    stockholders' equity.......  $ 569,705     $ 32,482     $ 602,187    $ 147,517    $ (12,904)   $ 736,800
                                   -------       ------       -------      -------      -------      -------
                                   -------       ------       -------      -------      -------      -------

                                             (footnotes begin on following page)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30, 1998 (2)
                                    ---------------------------------------------------------------------------
                                                PRO FORMA     COMPANY                   PRO FORMA
                                     FIRST     CONVERSION       AS        MID-IOWA     ACQUISITION   PRO FORMA
                                    FEDERAL    ADJUSTMENTS   CONVERTED    FINANCIAL    ADJUSTMENTS CONSOLIDATED
                                    -------    -----------   ---------    ---------    ----------- ------------
                                                                 (IN THOUSANDS)
ASSETS:
Cash and cash equivalents......  $  17,225     $     43 (4) $  47,930    $  15,458    $ (28,387)   $  35,001
                                                 30,662 (5)
Securities available for sale       65,195          823 (4)    66,018        4,994           --       71,012
Securities held to maturity ...     32,023           --        32,023       49,794          586       82,403
Loans held for sale ...........         --                         --           50           --           50
Loans, net ....................    404,800           --       404,800       71,436        1,537      477,773
Real estate owned .............        489          838 (4)     1,327          135           --        1,462
Office property and equipment..     10,845           --        10,845        2,630           --       13,475
FHLB stock.....................      5,671           --         5,671        1,800           --        7,471
Accrued interest receivable ...      3,527           11 (4)     3,538        1,017           --        4,555
Excess of cost over fair value
   of assets acquired.........       8,158           --         8,158           11       12,430       20,599
Other assets..................       3,267           13 (4)     3,280          192          930        4,402
                                   -------       ------       -------      -------      -------      -------
   Total assets................  $ 551,200     $ 32,390     $ 583,590    $ 147,517    $ (12,904)   $ 718,203
                                   -------       ------       -------      -------      -------      -------
                                   -------       ------       -------      -------      -------      -------
LIABILITIES AND STOCKHOLDERS EQUITY:
Deposits.......................  $ 392,425     $     --     $ 392,425    $  96,353    $      96    $ 488,874
Borrowed funds................     107,901           --       107,901       36,000         (530)     143,371
Deferred income taxes.........        (250)          78 (4)      (172)          83        1,290        1,201
Other liabilities.............       9,104            2 (4)     9,106        1,321           --       10,427
                                   -------       ------       -------      -------      -------      -------
   Total liabilities...........    509,180           80       509,260      133,757          856      643,873
                                   -------       ------       -------      -------      -------      -------

Stockholders' equity:
Common stock...................         28           36 (5)        64           17          (17)          64
Additional paid in capital ....     11,079       34,191 (5)    45,270        3,148       (3,148)      45,270
Retained earnings .............     30,679        1,648 (4)    32,327       10,553      (10,553)      32,327
Unearned compensation-ESOP ....         --       (2,496)(5)    (2,496)          --           --       (2,496)
Unearned compensation-RP ......         --       (1,069)(5)    (1,069)          --           --       (1,069)
Accumulated other
   comprehensive income.......         234           --           234           42          (42)         234
                                   -------       ------       -------      -------      -------      -------
   Total stockholders' equity..     42,020       32,310        74,330       13,760      (13,760)      74,330
                                   -------       ------       -------      -------      -------      -------

   Total liabilities and
     stockholders' equity......  $ 551,200     $ 32,390   $   583,590    $ 147,517    $ (12,904)   $ 718,203
                                   -------       ------       -------      -------      -------      -------
                                   -------       ------       -------      -------      -------      -------

-----------------
(1) Reflects the balance sheets of First Federal and Mid-Iowa Financial as of September 30, 1998. First Federal common stock and additional paid in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.
(2) Reflects the balance sheets of First Federal as of June 30, 1998 and Mid-Iowa Financial as of September 30, 1998. First Federal common stock and additional paid in capital have been reclassified to conform to the $0.01 par value of First Federal Bankshares common stock.
(3) Reflects the inclusion of the non-bank assets of the Mutual Holding Company as of September 30, 1998.
(4) Reflects the inclusion of the non-bank assets of the Mutual Holding Company as of June 30, 1998.
(5) Reflects the gross proceeds of $35.7 million from the sale of Subscription Shares, assuming the maximum of the Estimated Valuation Range less (i) estimated expenses of the conversion of $1.4 million, (ii) the purchase of $2.5 million of Subscription Shares by the ESOP with a loan from First Federal Bankshares, and (iii) the purchase of $1.1 million of conversion shares by the 1999 Retention Plan with funds provided by First Federal Bankshares.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998(1)
                                       ------------------------------------------------
                                        FIRST      MID-IOWA    PURCHASE      PRO FORMA
                                       FEDERAL    FINANCIAL   ADJUSTMENTS   CONSOLIDATED
                                       -------    ---------   -----------   ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income ...................    $10,056      $ 2,451      $  (399)      $12,108
Interest expense ..................      6,283        1,537           21         7,841
                                       -------      -------      -------       -------
   Net interest income ............      3,773          914         (420)        4,267
Provision for losses on loans .....         75           15                         90
                                       -------      -------      -------       -------
   Net interest income after
    provision for losses on loan...      3,698          899         (420)        4,177
Noninterest income ................        902          343                      1,245
Noninterest expense ...............      2,962          801          173         3,936
                                       -------      -------      -------       -------
   Earnings before income taxes ...      1,638          441         (593)        1,486
Income taxes ......................        620          139         (173)          586
                                       -------      -------      -------       -------
   Net earnings ....................   $ 1,018      $   302      $  (420)      $   900
                                       -------      -------      -------       -------
                                       -------      -------      -------       -------
Earnings per share (3):
   Basic ...........................   $  0.36                                 $  0.32
   Diluted .........................   $  0.35                                 $  0.31
                                       -------                                 -------
                                       -------                                 -------



                                             FOR THE YEAR ENDED JUNE 30, 1998(2)
                                       -------------------------------------------------
                                        FIRST      MID-IOWA     PURCHASE     PRO FORMA
                                       FEDERAL     FINANCIAL   ADJUSTMENTS  CONSOLIDATED
                                       -------     ---------   -----------  ------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income.....................   $ 35,364     $ 9,806      $(1,595)      $43,575
Interest expense....................     21,377       6,081           82        27,540
                                       -------      -------      -------       -------
   Net interest income..............     13,987       3,725       (1,677)       16,035
Provision for losses on loans.......        345          60                        405
                                       -------      -------      -------       -------
   Net interest income after
    provision for losses on loans...     13,642       3,665       (1,677)       15,630
Noninterest income..................      3,178       1,348                      4,526
Noninterest expense.................     11,528       3,081          692        15,301
                                       -------      -------      -------       -------
   Earnings before income taxes.....      5,292       1,932       (2,369)        4,855
Income taxes........................      1,874         600         (692)        1,782
                                       -------      -------      -------       -------
   Net earnings.....................   $  3,418     $ 1,332      $(1,677)      $ 3,073
                                       -------      -------      -------       -------
                                       -------      -------      -------       -------
Earnings per share (3):
   Basic............................   $   1.21                                $  1.08
   Diluted..........................   $   1.19                                $  1.07
                                       -------                                 -------
                                       -------                                 -------


----------

(1) Reflects the statements of operations of First Federal and Mid-Iowa Financial for the three months ended September 30, 1998.

(2) Reflects the statements of operations of First Federal for the year ended June 30, 1998 and Mid-Iowa Financial for the year ended September 30, 1998.

(3) Earnings per share have been calculated using First Federal's historical shares--see note 1 of notes to consolidated financial statements.

PRO FORMA CONVERSION DATA

     The tables on the following pages provide unaudited pro forma data with respect to First Federal Bankshares' stockholders' equity, net income and related per share amounts based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at September 30, 1998 and for the three months then ended and at June 30, 1998 and for the year then ended. The actual net proceeds from the sale of the Subscription Shares cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $25.0 million and $34.2 million ($39.5 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions:

(1) all Subscription Shares will be sold in the Subscription and Community Offerings;

     (2) Sandler O'Neill and Investment Bank Services will receive an aggregate fee equal to 1.125% of the aggregate Purchase Price for sales in the Subscription Offering (excluding the sale of shares to the ESOP and the 76,500 shares assumed purchased by officers, directors, employees and their immediate families); and

     (3) total expenses of the conversion, including the marketing fees paid to Sandler O'Neill and Investment Bank Services, will range from $1.3 million to $1.4 million ($1.5 million in the event the Estimated Valuation Range is increased by 15%). Actual amounts may vary from those estimated.

     Pro forma net income has been calculated for the three months ended September 30, 1998 and the year ended June 30, 1998 as if the Subscription Shares had been sold on the dates indicated and the net investable proceeds had been invested at the yield on the one year U.S. Treasury Note in effect at the beginning of the period for each of the periods presented (rates ranged from 5.36% to 5.37%). This yield is believed to reflect the interest rate at which the conversion proceeds will be initially invested. The effect of withdrawals from deposit accounts at First Federal for the purchase of Subscription Shares in the offering has not been reflected. A combined effective federal and state income tax rate of 37% has been assumed for pro forma adjustments in all periods. Pro forma earnings per share amounts have been calculated by dividing pro forma amounts by the number of outstanding shares of First Federal Bankshares common stock less ESOP shares which have not been committed to be released.

     Pro forma unaudited stockholders' equity of First Federal Bankshares has been calculated in the same manner and based upon the same assumptions as set forth with respect to the preceding pro forma unaudited presentations. Pro forma stockholders' equity per share has been calculated by dividing pro forma amounts by the number of outstanding shares of First Federal Bankshares common stock assuming ESOP shares are issued and outstanding.

     The following pro forma unaudited information is based, in part, on historical information related to First Federal and Mid-Iowa Financial and on assumptions as to future events. For these and other reasons, the pro forma unaudited financial data may not be representative of the financial effects of the conversion and the Mid-Iowa Financial acquisition at the date on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of First Federal Bankshares computed in accordance with generally accepted accounting principles.

     The pro forma stockholders' equity is not intended to represent the fair market value of First Federal Bankshares common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation of First Federal Bankshares.

     The following table summarizes historical data of First Federal and pro forma data of First Federal Bankshares at or for the three months ended September 30, 1998 and for the fiscal year ended June 30, 1998, based on assumptions set forth above and in the table and should not be used as a basis for projections of market value of the common stock following the conversion. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to currently outstanding stock options or the 1999 Stock Option Plan, nor does book value give any effect to the liquidation account to be established in the conversion or the bad debt reserve in liquidation. See "The Conversion--Liquidation Rights," and "Management of First Federal--Directors' Compensation," and "--Executive Compensation."


                                                               AT OR FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998
                                                                       BASED UPON THE SALE FOR $10.00 OF
                                                          -------------------------------------------------------------
                                                           2,635,000       3,100,000        3,565,000        4,099,750
                                                             SHARES          SHARES           SHARES         SHARES (1)
                                                          -----------     -----------      -----------      -----------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Gross proceeds ......................................     $    26,350     $    31,000      $    35,650      $    40,998
Expenses ............................................           1,326           1,375            1,423            1,479
                                                          -----------     -----------      -----------      -----------
  Estimated net proceeds ............................     $    25,024     $    29,625      $    34,227      $    39,519
  Common stock purchased by ESOP (2) ................          (1,845)         (2,170)          (2,496)          (2,870)
  Common stock purchased by 1999
    Recognition Plan (3) ............................            (791)           (930)          (1,070)          (1,230)
                                                          -----------     -----------      -----------      -----------
      Estimated net proceeds, as adjusted ...........     $    22,388     $    26,525      $    30,661      $    35,419
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998:
Consolidated net income:
  Historical combined with acquisition ..............     $       900     $       900      $       900      $       900
Pro forma adjustments:
  Income on adjusted net proceeds ...................             189             224              259              299
  ESOP (2) ..........................................             (19)            (23)             (26)             (30)
  1999 Recognition Plan (3) .........................             (25)            (29)             (34)             (39)
                                                          -----------     -----------      -----------      -----------
      Pro forma net income ..........................     $     1,045     $     1,072      $     1,099      $     1,130
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Net income per share (4):
  Historical combined with acquisition (8) ..........     $      0.19     $      0.17      $      0.14      $      0.12
Pro forma adjustments:
  Income on net proceeds ............................            0.05            0.04             0.05             0.05
  ESOP (2) ..........................................            0.00            0.00             0.00             0.00
  1999 Recognition Plan (3) .........................           (0.01)          (0.01)           (0.01)           (0.01)
                                                          -----------     -----------      -----------      -----------
    Pro forma net income per share (4) (5) ..........     $      0.23     $      0.20      $      0.18      $      0.16
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Pro forma price to earnings .........................          10.87x          12.50x           13.89x           15.63x
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Number of shares used in price-to-earnings
  ratio calculations ................................       4,632,289       5,449,752        6,267,214        7,207,297

AT SEPTEMBER 30, 1998:
Stockholders' equity:
  Historical combined with acquisition (8) ..........     $    44,903     $    44,903      $    44,903      $    44,903
  Estimated net proceeds ............................          25,024          29,625           34,227           39,519
  Less: Common stock acquired by ESOP (2) ...........          (1,845)         (2,170)          (2,496)          (2,870)
        Common Stock acquired by 1999
         Recognition Plan (3) .......................            (791)           (930)          (1,070)          (1,230)
                                                          -----------     -----------      -----------      -----------
Pro forma stockholders' equity (6) ..................     $    67,291     $    71,428      $    75,564      $    80,322
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Stockholders' equity per share (7):
  Historical combined with acquisition ..............     $      9.33     $      7.93      $      6.89      $      6.00
  Estimated net proceeds ............................            5.19            5.22             5.25             5.26
  Less: Common stock acquired by ESOP (2) ...........           (0.38)          (0.38)           (0.38)           (0.38)
        Common Stock acquired by 1999
        Recognition Plan (3) ........................           (0.16)          (0.16)           (0.16)           (0.16)
                                                          -----------     -----------      -----------      -----------
  Pro forma stockholders' equity per share (6)(7) ...     $     13.98     $     12.61      $     11.60      $     10.72
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Offering price as a percentage of pro forma
  stockholders' equity per share ....................           71.53%          79.30%           86.21%           93.28%
                                                          -----------     -----------      -----------      -----------
                                                          -----------     -----------      -----------      -----------
Number of shares used in book value per
  share calculations ................................       4,813,665       5,663,135        6,512,605        7,489,496



                                                            AT OR FOR THE YEAR ENDED JUNE 30, 1998
                                                               BASED UPON THE SALE FOR $10.00 OF
                                                   ----------------------------------------------------------
                                                   2,635,000       3,100,000       3,565,000       4,099,750
                                                     SHARES          SHARES          SHARES        SHARES (1)
                                                   ----------      ----------      ----------      ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds ................................    $   26,350      $   31,000      $   35,650      $   40,998
Expenses ......................................         1,326           1,375           1,423           1,479
                                                   ----------      ----------      ----------      ----------
  Estimated net proceeds ......................    $   25,024      $   29,625      $   34,227      $   39,519
  Common stock purchased by ESOP (2) ..........        (1,845)         (2,170)         (2,496)         (2,870)
  Common stock purchased by 1999
    Recognition Plan (3) ......................          (791)           (930)         (1,070)         (1,230)
                                                   ----------      ----------      ----------      ----------
      Estimated net proceeds, as adjusted .....    $   22,388      $   26,525      $   30,661      $   35,419
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
FOR THE FISCAL YEAR ENDED JUNE 30, 1998:
Consolidated net income:
  Historical combined with acquisition ........    $    3,073      $    3,073      $    3,073      $    3,073
Pro forma adjustments:
  Income on adjusted net proceeds .............           756             896           1,035           1,196
  ESOP (2) ....................................           (77)            (91)           (105)           (121)
  1999 Recognition Plan (3) ...................          (100)           (117)           (135)           (155)
                                                   ----------      ----------      ----------      ----------
      Pro forma net income ....................    $    3,652      $    3,761      $    3,868      $    3,993
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Net income per share (4):
  Historical combined with acquisition (8) ....    $     0.66      $     0.56      $     0.49      $     0.43
Pro forma adjustments:
  Income on net proceeds ......................          0.17            0.17            0.17            0.16
  ESOP (2) ....................................         (0.02)          (0.02)          (0.02)          (0.02)
  1999 Recognition Plan (3) ...................         (0.02)          (0.02)          (0.02)          (0.02)
                                                   ----------      ----------      ----------      ----------
    Pro forma net income per share (4) (5) ....    $     0.79      $     0.69      $     0.62      $     0.55
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Pro forma price to earnings ...................        12.66x          14.49x          16.13x          18.18x
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Number of shares used in price-to-earnings
  ratio calculations ..........................     4,641,512       5,460,602       6,279,692       7,221,646

AT JUNE 30, 1998:
Stockholders' equity:
  Historical combined with acquisition (8) ....    $   43,668      $   43,668      $   43,668      $   43,668
  Estimated net proceeds ......................        25,024          29,625          34,227          39,519
  Less: Common stock acquired by ESOP (2) .....        (1,845)         (2,170)         (2,496)         (2,870)
        Common Stock acquired by 1999
         Recognition Plan (3) .................          (791)           (930)         (1,070)         (1,230)
                                                   ----------      ----------      ----------      ----------
Pro forma stockholders' equity (6) ............    $   66,056      $   70,193      $   74,329      $   79,087
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Stockholders' equity per share (7):
  Historical combined with acquisition ........    $     9.07      $     7.71      $     6.71      $     5.83
  Estimated net proceeds ......................          5.19            5.22            5.24            5.27
  Less: Common stock acquired by ESOP (2) .....         (0.38)          (0.38)          (0.38)          (0.38)
        Common Stock acquired by 1999
        Recognition Plan (3) ..................         (0.16)          (0.16)          (0.16)          (0.16)
                                                   ----------      ----------      ----------      ----------
  Pro forma stockholders' equity
    per share (6)(7) ..........................    $    13.72      $    12.39      $    11.41      $    10.56
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Offering price as a percentage of pro forma
  stockholders' equity per share ..............         72.89%          80.71%          87.64%          94.70%
                                                   ----------      ----------      ----------      ----------
                                                   ----------      ----------      ----------      ----------
Number of shares used in book value per
  share calculations ..........................     4,813,665       5,663,135       6,512,605       7,489,496


----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market and financial conditions following the commencement of the offering.

(2) Assumes that 7% of shares of common stock sold in the offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the net proceeds of the offering retained by First Federal Bankshares. First Federal intends to make annual contributions to the ESOP in an amount at least equal to the principal of the debt. First Federal's total annual payments on the ESOP debt is based upon 15 equal annual installments of principal. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Federal, the fair value of the common stock remains at the Subscription Price and the ESOP expense reflects an effective combined federal and state tax rate of 37.0%. The unallocated ESOP shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes

     (i) that 3,074, 3,617, 4,159 and 4,783 shares were committed to be released with respect to the three months ended September 30, 1998 and that 12,297, 14,467, 16,637 and 19,133 shares were committed to be released with respect to the fiscal year ended June 30, 1998, in each case at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively, and (ii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of net income per share calculations. See "Management of First Federal--Benefits for Employees and Officers--401(k) Savings and Employee Stock Ownership Plan."

(3) Subject to the approval of First Federal Bankshares' stockholders, the 1999 Recognition Plan intends to purchase an aggregate number of shares of common stock equal to 3% of the shares to be issued in the offering. The shares may be acquired directly from First Federal Bankshares, or through open market purchases. The funds to be used by the 1999 Recognition Plan to purchase the shares will be provided by First Federal or First Federal Bankshares. See "Management of First Federal--Benefits for Employees and Officers--1999 Recognition Plan." Assumes that the 1999 Recognition Plan acquires the shares through open market purchases at the Subscription Price with funds contributed by First Federal, and that 5% and 20% of the amount contributed to the 1999 Recognition Plan is amortized as an expense during the three months ended September 30, 1998 and the fiscal year ended June 30, 1998, and the 1999 Recognition Plan expense reflects an effective combined federal and state tax rate of 37.0%. Assuming stockholder approval of the plan and that the plan shares are awarded through the use of authorized-but-unissued shares of common stock, stockholders would have their voting interests diluted by approximately 1.6%.

(4) Per share figures include shares of common stock that will be exchanged for Minority Shares in the Share Exchange. Net income per share computations are determined by taking the number of subscription shares assumed to be sold in the offering and the number of Exchange Shares assumed to be issued in the Share Exchange and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above. The number of shares of common stock actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.

(5) No effect has been given to the issuance of additional shares of common stock pursuant to the 1999 Stock Option Plan, which is expected to be adopted by First Federal Bankshares following the offering and presented to stockholders for approval. If the 1999 Stock Option Plan is approved by stockholders, an amount equal to 10% of the common stock sold in the offerings will be reserved for future issuance upon the exercise of options to be granted under the 1999 Stock Option Plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price equal to the Subscription Price, and that the 1999 Recognition Plan purchases shares in the open market at the Subscription Price, (i) pro forma net income per share for the three months ended September 30, 1998 would be $0.21, $0.19, $0.17 and $0.15, and the pro forma stockholders' equity per share at September 30, 1998 would be $13.77, $12.48, $11.52 and $10.69, in each case at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, and (ii) pro forma net income per share for the fiscal year ended June 30, 1998 would be $0.74, $0.65, $0.58 and $0.52, and the pro forma stockholders' equity per share at June 30, 1998 would be $13.53, $12.27, $11.34 and $10.53, in each case at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.

(6) The retained income of First Federal will be substantially restricted after the conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

(7) Per share figures include shares of common stock that will be exchanged for Minority Shares in the Share Exchange. Stockholders' equity per share calculations are based upon the sum of (i) the number of Subscription Shares assumed to be sold in the offering, and (ii) Exchange Shares equal to the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The Exchange Shares reflect an Exchange Ratio of 1.64993, 1.94109, 2.23226 and 2.56709, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively. The number of Subscription Shares actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.

(8) Includes $1.7 million at September 30, 1998 and $1.6 million at June 30, 1998 in Mutual Holding Company capital.

            FIRST FEDERAL SAVINGS BANK OF SIOUXLAND AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATION

          The following Consolidated Statements of Operations of First Federal for the fiscal years ended June 30, 1998, 1997 and 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The Consolidated Statements of Operations for the three months ended September 30, 1998 and 1997 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods, have been reflected. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 1999. These Statements should be read in conjunction with the Consolidated Financial Statements of First Federal and Notes thereto included elsewhere in this prospectus.


                                                              THREE MONTHS                          YEARS ENDED
                                                           ENDED SEPTEMBER 30,                        JUNE 30,
                                                       ---------------------------   -------------------------------------------
                                                           1998           1997           1998           1997             1996
                                                       ------------   ------------   ------------   ------------    ------------
                                                                (UNAUDITED)
Interest income:
  Loans receivable .................................   $  8,079,259   $  6,920,785   $ 28,796,484   $ 26,562,097    $ 25,436,908
  Mortgage-backed securities .......................        613,640        719,766      2,713,326      2,988,212       2,784,133
  Investment securities ............................      1,322,356        863,883      3,694,024      4,124,948       3,433,390
  Other interest-earning assets ....................         40,957          5,623        160,432         15,522          31,606
                                                       ------------   ------------   ------------   ------------    ------------
    Total interest income ..........................     10,056,212      8,510,057     35,364,266     33,690,779      31,686,037
                                                       ------------   ------------   ------------   ------------    ------------
Interest expense:
  Deposits (Note 7) ................................      4,574,293      3,828,547     15,826,758     15,376,823      16,242,637
  Advances from FHLB and other borrowings ..........      1,708,410      1,343,090      5,550,478      4,950,702       3,402,754
                                                       ------------   ------------   ------------   ------------    ------------
    Total interest expense .........................      6,282,703      5,171,637     21,377,236     20,327,525      19,645,391
                                                       ------------   ------------   ------------   ------------    ------------
    Net interest income ............................      3,773,509      3,338,420     13,987,030     13,363,254      12,040,646

Provision for loan losses (Note 4) .................         75,000         70,000        345,000        258,000         233,000
                                                       ------------   ------------   ------------   ------------    ------------
    Net interest income after provision for
      losses on loans ..............................      3,698,509      3,268,420     13,642,030     13,105,254      11,807,646
                                                       ------------   ------------   ------------   ------------    ------------
Non-interest income:
  Fees and service charges .........................        448,747        287,225      1,392,400      1,143,190       1,092,540
  Gain on sale of loans held for sale ..............         87,408         49,262        241,690        206,898         289,564
  Gain (loss) on sale of fixed assets ..............           --             --          103,936         (8,259)         (1,029)
  Abstracting income ...............................        180,820        157,989        719,239        595,128         595,649
  Other income, net ................................        184,682        181,119        720,213        613,722         529,402
                                                       ------------   ------------   ------------   ------------    ------------
    Total non-interest income ......................        901,657        675,595      3,177,478      2,550,679       2,506,126
                                                       ------------   ------------   ------------   ------------    ------------
Non-interest expense:
  Compensation and benefits (Note 10) ..............      1,452,073      1,465,803      6,701,960      5,654,626       5,150,048
  Office property and equipment ....................        447,122        333,908      1,500,265      1,293,189       1,158,841
  Deposit insurance premiums .......................         60,697         52,465        216,405        456,651         781,390
  Special deposit insurance assessment (Note 15) ...           --             --             --        2,232,519            --
  Data processing ..................................         96,000         76,182        355,508        325,112         362,597
  Advertising ......................................        118,579         98,103        409,102        338,701         361,213
  Net loss on sale of securities ...................           --             --             --          121,913          33,724
  Amortization of excess purchase price ............         85,989           --          108,244         26,244          20,072
  Other expense, net ...............................        701,780        612,805      2,236,111      2,243,777       1,850,453
                                                       ------------   ------------   ------------   ------------    ------------
      Total non-interest expense ...................      2,962,240      2,639,266     11,527,595     12,692,732       9,718,338
                                                       ------------   ------------   ------------   ------------    ------------
      Earnings before income taxes .................      1,637,926      1,304,749      5,291,913      2,963,201       4,595,434

Income taxes (Note 9) ..............................        619,924        463,276      1,874,000      1,024,000       1,543,000
                                                       ------------   ------------   ------------   ------------    ------------
      Net earnings .................................   $  1,018,002   $    841,437   $  3,417,913   $  1,939,201    $  3,052,434
                                                       ------------   ------------   ------------   ------------    ------------
                                                       ------------   ------------   ------------   ------------    ------------
Earnings per share:
  Basic earnings per share .........................   $        .36   $        .30   $       1.21   $        .69    $       1.08
  Diluted earnings per share .......................   $        .35   $        .29   $       1.19   $        .67    $       1.06
                                                       ------------   ------------   ------------   ------------    ------------
                                                       ------------   ------------   ------------   ------------    ------------


----------
See accompanying notes to consolidated financial statements

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

          First Federal is a federally-chartered savings bank headquartered in Sioux City, Iowa. First Federal is the successor to First Federal Savings and Loan Association of Sioux City, which was founded in 1923. First Federal's net income is primarily dependent on its net interest income, which is the difference between interest income earned on its loan, mortgage-backed securities and investment portfolios, and its cost of funds consisting of interest paid on deposits and borrowings. First Federal's net income also is affected by its provision for loan losses, as well as the amount of noninterest income, including loan fees and service charges, and noninterest expense, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Earnings of First Federal also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

BUSINESS STRATEGY

          First Federal's current business strategy is to operate as a well capitalized, profitable and independent community savings bank dedicated to providing quality banking services to its customers. First Federal has sought to implement this strategy in recent years by:

          (1) closely monitoring the needs of customers;

          (2) emphasizing family financial services such as residential mortgage loans, consumer loans and various checking and savings products;

          (3) offering commercial real estate loans and small business lending services;

          (4) monitoring and reducing interest rate risk exposure;

          (5) controlling operating expenses; and

          (6) maintaining strong asset quality.

FINANCIAL CONDITION

          Total assets increased by $18.1 million, or 3.3%, to $569.6 million at September 30, 1998 from $551.5 million at June 30, 1998. Cash and interest bearing deposits decreased by $7.3 million, or 42.4%, while total loans receivable increased by $2.7 million, or 0.7%, during the three month period ended September 30, 1998. Securities available for sale increased by $22.3 million to $87.5 million at September 30, 1998 from $65.2 million at June 30, 1998. The increase in investment securities available for sale was primarily due to management's strategy to leverage purchases with lower rate FHLB advances in the generally lower interest rate environment. Deposits increased slightly to $392.7 million at September 30, 1998 from $392.4 million at June 30, 1998. FHLB advances increased by $17.0 million, or 15.7%, to $124.9 million at September 30, 1998 from $107.9 million at June 30, l998. The increase in FHLB advances funded investment purchases. Total stockholders' equity increased by $1.1 million due primarily to earnings of $1.0 million for the three month period ended September 30, 1998, less dividends declared totaling $158,000, and to an improvement of $258,000 in unrealized gain on securities available for sale.

          On March 31, 1998, First Federal acquired GFS Bancorp, the parent company of Grinnell Federal, Grinnell, Iowa, with assets of approximately $96.1 million. Total assets of First Federal increased by $82.9 million, or 17.7%, to $551.5 million at June 30, 1998, from $468.6 million at June 30, 1997. Total loans receivable increased by $63.5 million, or 18.6%, during the same period primarily due to the acquisition of GFS Bancorp. The increase in loans receivable was due to an increase of approximately $29.8 million during fiscal 1998 in commercial multi-family loans and consumer loans, and to an increase of approximately $33.7 million in single-family owner-occupied loans. Deposits increased by $65.7 million, or 20.1%, to $392.4 million at June 30, 1998 from $326.7 million at June 30, 1997 and FHLB advances increased by $11.4 million, or 11.8%, to $107.9 million from $96.5 million at June 30, 1997. These increases were primarily attributable to the GFS Bancorp acquisition. The acquisition was accounted for as a purchase. The excess of cost over fair value of assets acquired in this acquisition was approximately $7.9 million.

AVERAGE BALANCE SHEET

          The following table sets forth certain information relating to First Federal's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are daily averages.


                                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                            --------------------------------   -------------------------------
                                                                          1998                             1997
                                                RATE AT     --------------------------------   -------------------------------
                                             SEPTEMBER 30,  AVERAGE                AVERAGE     AVERAGE               AVERAGE
                                                 1998       BALANCE     INTEREST  YIELD/COST   BALANCE    INTEREST  YIELD/COST
                                             -------------  --------    --------  ----------   --------   --------  ----------
                                                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans receivable (1) ..................       8.00%      $407,714    $  8,079      7.93%    $345,105   $  6,921       8.02%
   Mortgage-backed securities ............       6.75         36,442         614      6.74       42,950        720       6.71
   Investment securities .................       6.78         79,671       1,322      6.64       49,273        864       7.01
   Short-term investments and other
     interest-earning assets (2) .........       5.45          2,974          41      5.52          412          5       4.86
                                                 ----       --------    --------    ------     --------   --------   --------
     Total interest-earning assets .......       7.67        526,801      10,056      7.64      437,740      8,510       7.78
                                                 ----                   --------    ------                --------   --------
Noninterest-earning assets ...............                    34,155                             21,213
                                                            --------                           --------
     Total assets ........................                  $560,956                           $458,953
                                                            --------                           --------
                                                            --------                           --------
INTEREST-BEARING LIABILITIES:
   Deposits ..............................       4.72       $383,613       4,574      4.77     $318,100      3,829       4.81
   Borrowings ............................       5.88        113,028       1,708      6.04       87,060      1,343       6.17
                                                 ----       --------    --------    ------     --------   --------   --------
     Total interest-bearing liabilities...       5.00        496,641       6,282      5.06      405,160      5,172       5.11
                                                 ----                   --------    ------                --------   --------
Noninterest-bearing :
   Deposits ..............................                    10,962                              7,442
   Liabilities ...........................                    10,793                              6,815
                                                            --------                           --------
Total liabilities ........................                   518,396                            419,417
Stockholders' equity .....................                    42,560                             39,536
                                                            --------                           --------
Total liabilities and stock-
   holders' equity .......................                  $560,956                           $458,953
                                                            --------                           --------
                                                            --------                           --------
Net interest income ......................                              $  3,774                          $  3,338
                                                                        --------                          --------
                                                                        --------                          --------
Interest rate spread (3) .................       2.67%                                2.58%                            2.67%
                                                 ----                               ------                           ------
                                                 ----                               ------                           ------
Net yield on interest-
     earning assets (4) ..................       2.86%                                2.87%                            3.05%
                                                 ----                               ------                           ------
                                                 ----                               ------                           ------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities ............................                                          106.07%                          108.04%
                                                                                    ------                           ------
                                                                                    ------                           ------



                                                                      YEARS ENDED JUNE 30,
                                   -----------------------------------------------------------------------------------------------
                                               1998                            1997                            1996
                                   ------------------------------  ------------------------------  -------------------------------
                                   AVERAGE              AVERAGE     AVERAGE             AVERAGE     AVERAGE               AVERAGE
                                   BALANCE   INTEREST  YIELD/COST   BALANCE  INTEREST  YIELD/COST   BALANCE   INTEREST  YIELD/COST
                                   --------  --------  ----------  --------  --------  ----------  ---------  --------  ----------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans receivable (1) ..........  $358,209  $ 28,797     8.04%    $331,144  $ 26,562    8.02%     $ 317,037  $ 25,437     8.02%
  Mortgage-backed securities ....    40,501     2,713     6.70       45,680     2,988    6.54         42,989     2,784     6.48
  Investment securities .........    53,720     3,694     6.88       58,660     4,125    7.03         56,969     3,433     6.03
  Short-term investments and
    other interest-earning
    assets (2) ..................     2,959       160     5.41          275        16    5.82            572        32     5.59
                                   --------  --------   ------     --------  --------  ------      ---------  --------   ------
Total interest-earning assets ...   455,389    35,364     7.77      435,759    33,691    7.73        417,567    31,686     7.59
                                             --------   ------               --------  ------                 --------   ------
Noninterest-earning assets ......    26,303                          18,999                           17,098
                                   --------                        --------                        ---------
Total assets ....................  $481,692                        $454,758                        $ 434,665
                                   --------                        --------                        ---------
                                   --------                        --------                        ---------
INTEREST-BEARING LIABILITIES:
  Deposits ......................  $333,196    15,827     4.75     $322,426    15,377    4.77      $ 331,875    16,242     4.89
  Borrowings ....................    91,863     5,550     6.04       82,206     4,951    6.02         55,680     3,403     6.11
                                   --------  --------   ------     --------  --------  ------      ---------  --------   ------
Total interest-bearing
  liabilities ...................   425,059    21,377     5.03      404,632    20,328    5.02        387,555    19,645     5.07
                                             --------   ------               --------  ------                 --------   ------
Noninterest-bearing:
  Deposits ......................     8,527                           6,346                            4,658
  Liabilities ...................     7,356                           6,473                            6,270
                                   --------                        --------                        ---------
Total liabilities ...............   440,942                         417,451                          398,483
Stockholders' equity ............    40,750                          37,307                           36,182
                                   --------                        --------                        ---------
Total liabilities and
Stock-holders' equity ...........  $481,692                        $454,758                        $ 434,665
                                   --------                        --------                        ---------
                                   --------                        --------                        ---------
Net interest income .............            $ 13,987                        $ 13,363                         $  12,041
                                             --------                        --------                         ---------
                                             --------                        --------                         ---------
Interest rate spread(3) .........                         2.74%                          2.71%                             2.52%
                                                        ------                         ------                            ------
                                                        ------                         ------                            ------
Net yield on interest-earning
  assets(4) .....................                         3.07%                          3.07%                             2.88%
                                                        ------                         ------                            ------
                                                        ------                         ------                            ------
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities ...........                       107.14%                        107.69%                           107.74%
                                                        ------                         ------                            ------
                                                        ------                         ------                            ------


----------

(1)  Average balances include nonaccrual loans.

(2)  Includes interest-bearing deposits in other financial institutions.

(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

          The table below sets forth certain information regarding changes in interest income and interest expense of First Federal for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in average volume (changes in average volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume); and (iv) the net change.


                         THREE MONTHS ENDED SEPTEMBER 30,           YEARS ENDED JUNE 30,               YEARS ENDED JUNE 30,
                               1998    VS.    1997                  1998    VS.    1997                1997    VS.    1996
                       ------------------------------------  ---------------------------------  -----------------------------------
                         INCREASE (DECREASE)                  INCREASE (DECREASE)                 INCREASE (DECREASE)
                               DUE TO                               DUE TO                              DUE TO
                       ------------------------  ----------  ---------------------- ----------  ------------------------- ---------
                                                   TOTAL                              TOTAL                                 TOTAL
                                         RATE/    INCREASE                   RATE/   INCREASE                       RATE/  INCREASE
                       VOLUME     RATE   VOLUME  (DECREASE)  VOLUME   RATE   VOLUME (DECREASE)  VOLUME     RATE    VOLUME (DECREASE)
                       -------   ------  ------  ----------  ------   -----  ------ ----------  -------   -------  ------ ---------
Interest Income:
  Loans receivable...  $ 1,256   $ (311)  $ 213   $ 1,158   $ 2,171   $  66   $  (2)  $ 2,235   $ 1,132   $   --    $  (7)  $ 1,125
  Mortgage-backed
    securities ......     (109)      13     (10)     (106)     (339)     73      (9)     (275)      174        26       4       204
  Investments........      533     (182)    107       458      (347)    (88)      4      (431)      102       570      20       692
  Other interest-
    earning assets ..        3        3      30        36       156      (1)    (11)      144       (17)        1     --        (16)
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
Total interest-earning
  assets .............    1,683     (477)    340     1,546     1,641      50     (18)    1,673     1,391       597      17     2,005
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
Interest expense:
  Savings deposits...  $   789     (127)     84       746       514     (64)     --       450      (462)     (398)     (5)     (865)
  Borrowings.........      401     (113)     77       365       582      16       1       599     1,621       (50)    (23)    1,548
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
Total interest-bearing
  liabilities ........  $ 1,190     (240)    161     1,111     1,096     (48)      1     1,049     1,159      (448)    (28)     683
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
Net change in net
  interest income....  $   493   $ (237)  $ 179   $   435   $   545   $  98   $ (19)  $   624   $   232   $ 1,045   $  45   $ 1,322
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------
                       -------   ------   -----   -------   -------   -----   -----   -------   -------   -------   -----   -------


COMPARISON OF OPERATING RESULTS

          The acquisition of GFS Bancorp effective on March 31, 1998 was accounted for as a purchase; therefore, GFS Bancorp's results of operations are included in First Federal's operating results from April 1, 1998 through June 30, 1998.

INTEREST INCOME

          Interest income increased by $1.5 million, or 18.2%, to $10.0 million for the three months ended September 30, 1998 from $8.5 million for the three months ended September 30, 1997. The average yield on interest-earning assets decreased to 7.64% for the three months ended September 30, 1998 from 7.78% for the three months ended September 30, 1997. This decrease in yield was more than offset by an increase of $89.1 million, or 20.4%, in the average balance of interest-earning assets to $526.8 million for the three months ended September 30, 1998 from $437.7 million for the three months ended September 30, 1997. The increase in average balances of interest earning assets was primarily due to the acquisition of GFS Bancorp in March 1998. Interest income on loans for the three months ended September 30, 1998 increased by $1.2 million, or 16.7%, compared to the three months ended September 30, 1997 due to an increase in average loans of $62.6 million, or 18.l%, to $407.7 million for the three months ended September 30, 1998 from $345.1 million for the three months ended September 30, 1997. The average yield on loans decreased to 7.93% for the three months ended September 30, 1998 from 8.02% for the three months ended September 30, 1997. Interest income on mortgage-backed securities for the three months ended September 30, 1998 decreased by $106,000 when compared to the three months ended September 30, 1997. This decrease was due to a decrease of $6.5 million, or 15.2%, in the average balance of mortgage backed securities to $36.4 million for the three months ended September 30, 1998 from $42.9 million for the three months ended September 30, 1997. The average yield on mortgage-backed securities increased to 6.74% for the three months ended September 30, 1998 from 6.71% for the three months ended September 30, 1997 partially offsetting the decrease in interest income due to reduced balances. Interest income on investment securities increased by $458, 000, or 53.l%, as the average balance of investment securities increased by $30.4 million, or 61.7%, to $79.7 million at September 30, 1998 from $49.3 million at September 30, 1997. The average yield on investment securities decreased by 37 basis points to 6.64% for the three months ended September 30, 1998 from 7.01% for the three months ended September 30, 1997. The increase in the average balance of investment securities was due to First Federal's strategy of leveraging investment purchases with FHLB advance borrowings. The yield on investments purchased during the quarter ended September 30, 1998 was approximately 6.50% while the cost of FHLB borrowings added during the same quarter was approximately 5.50%. Interest income on other interest-earning assets increased by $35,000, to $41,000 for the three months ended September 30, 1998 from $6,000 for the three months ended September 30, 1997. This increase was primarily due to an increase of $2.6 million in the average balance of these assets as First Federal invested in more short-term, liquid assets, such as commercial paper, than in the prior year quarter.

          Interest income increased by $1.7 million, or 5.0%, to $35.4 million in fiscal 1998 from $33.7 million in fiscal 1997. The average balance of interest-earning assets increased by $19.6 million, or 4.5%, to $455.4 million in fiscal 1998 from $435.8 million in fiscal 1997. In addition, the average yield on interest-earning assets increased to 7.77% in fiscal 1998 from 7.73% in fiscal 1997. The increase in interest income resulted primarily from a $2.2 million, or 8.4%, increase in interest on loans to $28.8 million in fiscal 1998 from $26.6 million in fiscal 1997. Interest income on mortgage-backed securities (mortgage-backed securities) decreased by $275,000, or 9.2%, to $2.7 million in fiscal 1998 from $3.0 million in fiscal 1997. During the same period, interest income on investment securities decreased by $431,000, or 10.5%, to $3.7 million from $4.1 million. The increase in interest income on loans resulted from an increase of $27.1 million, or 8.2%, in the average balance of loans receivable to $358.2 million at June 30, 1998, from $331.1 million at June 30, 1997. The average yield on loans receivable was 8.04% and 8.02%, respectively, for fiscal 1998 and 1997. The decrease in interest income on mortgage-backed securities was primarily due to a decrease of $5.2 million in the average balance of mortgage-backed securities to $40.5 million in fiscal 1998 from $45.7 million in fiscal 1997. Partially offsetting the decrease in mortgage-backed securities balances was an increase of 16 basis points in the average yield on mortgage-backed securities to 6.70% in fiscal 1998 from 6.54% in fiscal 1997. The decrease in interest income on investment securities was primarily due to a decrease of $5.0 million in the average balance of investment securities to $53.7 million in fiscal 1998 from $58.7 million in fiscal 1997. In addition, the yield on investment securities decreased to 6.88% in fiscal 1998 from 7.03% in fiscal 1997. The generally lower interest rate environment during fiscal 1998 resulted in declining yields on investment securities.

          Interest income increased by $2.0 million, or 6.3%, to $33.7 million in fiscal 1997 from $31.7 million in fiscal 1996. The average balance of interest-earning assets increased by $18.2 million, or 4.4%, to $435.8 million in fiscal 1997 from $417.6 million in fiscal 1996. In addition, the average yield on interest-earning assets increased to 7.73% in fiscal 1997 from 7.59% in fiscal 1996. The increase in interest income resulted primarily from a $1.1 million, or 4.4%, increase in interest on loans to $26.5 million in fiscal 1997 from $25.4 million in fiscal 1996. Interest income on mortgage-backed securities (mortgage-backed securities) increased by $204,000, or 7.3%, to $3.0 million in fiscal 1997 from $2.8 million in fiscal 1996. During the same period, interest income on investment securities increased by $692,000, or 20.1%, to $4.1 million from $3.4 million. The increase in interest income on loans resulted from an increase of $14.1 million, or 4.4%, in the average balance of loans receivable to $331.1 million at June 30, 1997, from $317.0 million at June 30, 1996. The average yield on loans receivable was 8.02% for fiscal 1997 and 1996. The increase in interest income on mortgage-backed securities was primarily due to an increase of $2.7 million in the average balance of mortgage-backed securities to $45.7 million in fiscal 1997 from $43.0 million in fiscal 1996 and to an increase in the average yield on mortgage-backed securities to 6.54% in fiscal 1997 from 6.48% in fiscal 1996. The increase in interest income on investment securities was primarily due to an increase in the average yield on investments securities to 7.03% in fiscal 1997 from 6.03% in fiscal 1996. The generally higher interest rate environment during fiscal 1997 resulted in improved yields. In addition, an increase of $1.7 million in the average balance of investment securities contributed to the increase in interest income on investment securities.

INTEREST EXPENSE

          Interest expense increased by $l.1 million, or 21.5%, to $6.3 million for the three months ended September 30, 1998 from $5.2 million for the three months ended September 30, 1997. Interest on deposits increased by $746,000, or 19.5%, to $4.6 million for the three months ended September 30, 1998 from $3.8 million for the three months ended September 30, 1997. The increase in interest on deposits was primarily due to an increase in the average balance of deposits as a result of the GFS Bancorp acquisition. The average balance of deposits increased by $65.5 million, or 20.6%, to $383.6 million at September 30, 1998 from $318.1 million at September 30, 1997. Interest on borrowings increased by $365,000, or 27.2%, to $1.7 million for the three months ended September 30, 1998 from $1.3 million for the three months ended September 30, 1997. The increase in interest on borrowings was primarily due to an increase in the average balance of FHLB advances. Average FHLB advance balances increased by $26.0 million, or 29.8%, to $113.0 million at September 30, 1998 from $87.0 million at September 30, 1997. The increases in interest expense due to increased balances were partly offset by decreases in the average cost of deposits and borrowings to 4.77% and 6.04%, respectively, for the three months ended September 30, 1998 from 4.81% and 6.17%, respectively, for the three months ended September 30, 1997.

          Interest expense totaled $21.4 million in fiscal 1998, representing a $1.1 million, or 5.2%, increase from $20.3 million in fiscal 1997. The increase was due to an increase of $20.4 million in the average balance of interest-bearing liabilities to $425.0 million in fiscal 1998 from $404.6 million in fiscal 1997. The average cost of interest-bearing liabilities increased slightly to 5.03% in fiscal 1998 from 5.02% in fiscal 1997. Interest expense on deposits increased by $450,000, or 2.9%, to $15.8 million in fiscal 1998 from $15.4 million in fiscal 1997 and interest paid on borrowings increased by $600,000, or 12.1%, to $5.6 million in fiscal 1998 from $5.0 million in fiscal 1997. The increase in interest expense on deposits was primarily due to an increase of $10.8 million, or 3.3%, in the average balance of deposits. The average rate paid on deposits declined slightly to 4.75% in fiscal 1998 from 4.77% in fiscal 1997. The increase in interest expense on borrowings resulted from a $9.6 million increase in the average balance of borrowings to $91.9 million in fiscal 1998 from $82.2 million in fiscal 1997. In addition, the average rate paid on borrowings increased slightly to 6.04% in fiscal 1998 from 6.02% in fiscal 1997.

          Interest expense totaled $20.3 million in fiscal 1997, representing a $682,000, or 3.5%, increase from $19.6 million in fiscal 1996. The increase was due to an increase of $17.1 million in the average balance of interest-bearing liabilities to $404.6 million in fiscal 1997 from $387.6 million in fiscal 1996, which was partly offset by a decrease in the average cost of interest-bearing liabilities to 5.02% in fiscal 1997 from 5.07% in fiscal 1996. The increase in interest expense resulted from an increase in interest paid on borrowings of $1.5 million, or 45.5%, to $5.0 million in fiscal 1997 from $3.4 million in fiscal 1996. The increase in interest expense on borrowings resulted from a $26.5 million increase in the average balance of borrowings to $82.2 million in fiscal 1997 from $55.7 million in fiscal 1996. This increase in the average balance of borrowings was partially offset by a decrease in the average rate paid on borrowings to 6.02% in fiscal 1997 from 6.11% in fiscal 1996. The increase in borrowing balances was due to First Federal using FHLB advances to fund loan growth and investment purchases. Interest expense on deposits decreased by $866,000, or 5.3%, to $15.4 million in fiscal 1997 from $16.2 million in fiscal 1996, partially offsetting the increased interest expense on borrowings. The decrease in interest expense on deposits was primarily due to a decrease of $9.5 million, or 2.8%, in the average balance of deposits and to a decrease in the average rate paid on deposits to 4.77% in fiscal 1997 from 4.89% in fiscal 1996.

NET INTEREST INCOME

          Net interest income totaled $3.8 million for the three months ended September 30, 1998 compared to a total of $3.3 million for the three months ended September 30, 1997. First Federal's interest rate spread for the three months ended September 30, 1998 decreased to 2.58% from 2.67% for the quarter ended September 30, 1997. Net interest income totaled $14.0 million, $13.4 million, and $12.0 million for fiscal 1998, 1997, and 1996, respectively. The increase of $624,000 in net interest income in fiscal 1998 when compared to fiscal 1997 was primarily due to volume changes. The increase in interest income in fiscal 1998 due to the increase in volume of interest-earning assets from 1997 totaled approximately $1.6 million, while the increase in interest expense in fiscal 1998 over fiscal 1997 due to changes in volume of interest-bearing liabilities totaled approximately $1.1 million. Net interest income for fiscal 1998 increased by approximately $545,000 over fiscal 1997 due to the net volume changes. The increase in net interest income in fiscal 1998 was also due to an increase in First Federal's interest rate spread as the yield on interest-earning assets increased to 7.77% from 7.73% in fiscal 1997. First Federal's interest rate spread was 2.74% in fiscal 1998, 2.71% in fiscal 1997, and 2.52% in fiscal 1996.

PROVISION FOR LOAN LOSSES

          First Federal maintains an allowance for loan losses through a provision for loan losses based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the current portfolio. Provision for loan loss expense was $75,000 and $70,000, respectively, for the three months ended September 30, 1998 and 1997. During fiscal 1998, 1997, and 1996, First Federal provided $345,000, $258,000, and $233,000, respectively, for loan losses. Net charge-offs as a percentage of average loans outstanding were .09%, .06%, and .04%, respectively, for fiscal years 1998, 1997, and 1996. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

NONINTEREST INCOME

          Noninterest income increased by $226,000, or 33.5% to $902,000 for the three months ended September 30, 1998 from $676,000 for the three months ended September 30, 1997. The increase in noninterest income was due to increases in service charges and other fees, gain on sale of loans held for sale, and abstracting income totaling $162,000, $38,000, and $23,000, respectively, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997.

          Noninterest income increased by $627,000, or 24.6%, to $3.2 million for fiscal 1998 from $2.6 million for fiscal 1997. Income from fees and service charges, abstracting income and other noninterest income increased by $249,000, $124,000 and $106,000, respectively, in fiscal 1998 when compared to fiscal 1997. The increase in abstracting income was due primarily to increased refinancing activity. Gain on sale of loans held for sale in connection with First Federal's ongoing mortgage banking activities increased by $35,000 over the prior year, and a gain on sale of fixed assets totaling $104,000 was recorded in fiscal 1998. The increase in fees and service charges was partially due to increases in transaction accounts that typically generate more service charge income than fixed maturity deposits and also to the addition of the GFS Bancorp deposit accounts. The increase in other income was primarily due to increased activity in First Federal's non-bank subsidiaries.

          Noninterest income increased by $45,000, or 1.8%, remaining at $2.5 million for fiscal 1997 and 1996. An increase of $51,000, or 4.6%, in fees and service charges and an increase of $77,000, or 14.6%, in other income was largely offset by a decrease of $83,000, or 28.5%, in gain on sale of loans held for sale as the volume of loans originated for sale to investors declined to $12.8 million in fiscal 1997 from $18.0 million in fiscal 1996. The increase in fees and service charges was largely due to increases in transaction accounts which typically generate more service charge income than fixed maturity deposits. The increase in other income was primarily due to increased activity in First Federal's non-bank subsidiaries.

NONINTEREST EXPENSE

          Noninterest expense increased by $323,000, or 12.2%, to $3.0 million for the three months ended September 30, 1998 from $2.6 million for the three months ended September 30, 1997. Compensation and benefits expense totaled $1.5 million for each of the three months ended September 30, 1998 and 1997. An adjustment to record the change in First Federal's liability for stock appreciation rights ("SARs") reduced expense for the three months ended September 30, 1998 by approximately $469,000. In connection with the GFS Bancorp acquisition, GFS Bancorp stock options were exchanged for First Federal SARs. At September 30, 1998 First Federal's liability for SARs was approximately $478,000 as compared to a liability of approximately $947,000 at June 30, 1998. Excluding the SARs adjustment, compensation and benefits expense increased by $454,000, or 31.0%, to $l.9 million for the three months ended September 30, 1998 from $1.5 million for the three months ended September 30, 1997. First Federal's staff increased by approximately twenty-three full-time-equivalent employees due to the acquisition of Grinnell Federal and to the addition of a new branch office in South Sioux City, Nebraska. Office property and equipment expense increased by $113,000, or 33.9%, over the prior year partially due to the implementation of a new platform banking system, to the addition of a new office in South Sioux City, Nebraska and to the acquisition of the Grinnell Federal office. Deposit insurance premium expense, data processing expense and advertising expense increased by $8,000, $20,000 and $20,000, respectively, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997. Amortization of intangibles increased by $80,000 to $86,000 for the three months ended September 30, 1998 from $6,000 for the three months ended September 30, 1997 due to amortization of the goodwill related to the GFS Bancorp acquisition. Other general and administrative expenses increased by $96,000, or 15.8%, for the three months ended September 30, 1998 as compared to the three months ended September 30, 1997.

          Noninterest expense decreased by $1.2 million, or 9.2%, to $11.5 million in fiscal 1998 from $12.7 million in fiscal 1997. Fiscal 1997 included a $2.2 million charge for the special deposit insurance assessment that was mandated in September, 1996. Excluding this one-time assessment, the principal component of First Federal's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $1.0 million, or 18.5%, to $6.7 million in fiscal 1998 from $5.7 million in fiscal 1997. During fiscal 1998, First Federal recognized the liability for an early retirement incentive program that totaled approximately $277,000. Office property and equipment expense increased by $207,000, or 16.0%. Deposit insurance premium expense decreased by $240,000, or 52.6%, to $216,000 in fiscal 1998 from $457,000 in fiscal 1997 due to a reduction in premium rates which was a direct result of the recapitalization of the SAIF and the payment of the special assessment. Deposits totaling approximately $62.3 million were added to First Federal's assessment base with the GFS Bancorp acquisition. Data processing expense and advertising expense increased by $30,000, or 9.4%, and by $70,000, or 20.8%, respectively, in fiscal 1998 as compared to fiscal 1997. No loss on sale of securities available for sale was recorded in fiscal 1998 as compared to a loss of $122,000 in fiscal 1997. Amortization of intangibles increased by $82,000, to $108,000 in fiscal 1998, from $26,000 in fiscal 1997 primarily due to the excess of cost over fair value of assets added in the GFS Bancorp acquisition that totaled approximately $7.9 million. This excess is being amortized over a period of 25 years.

          Noninterest expense increased by $3.0 million, or 30.6%, to $12.7 million in fiscal 1997 from $9.7 million in fiscal 1996 largely due to the special deposit insurance assessment which totalled $2.2 million. Excluding this one-time assessment, the principal component of First Federal's noninterest expense has been and continues to be salaries and employee benefits. Compensation and benefit expense increased by $505,000, or 9.8%, to $5.7 million in fiscal 1997 from $5.2 million in fiscal 1996. Office property and equipment expense increased by $134,000, or 11.6%, largely due to significant improvements at branch locations. Deposit insurance premium expense decreased by $325,000, or 41.6%, to $456,000 in fiscal 1997 from $781,000 in fiscal 1996 due to a reduction in premium rates which was a direct result of the recapitalization of the SAIF and the payment of the special assessment mentioned above. Data processing expense and advertising expense decreased by $37,000, or 10.3%, and by $23,000, or 6.2%, respectively, in fiscal 1997 as compared to fiscal 1996. The net loss on sale of securities available for sale totaling $122,000 in fiscal 1997 was the result of liquidating a mutual fund investment and some low-yielding available-for-sale investment securities in order to invest in higher-yielding investments. Other general and administrative expenses increased by $399,000, or 21.4%, to $2.3 million in fiscal 1997 from $1.9 million in fiscal 1996.

NET EARNINGS

          Net earnings totaled $1.0 million for the three months ended September 30, 1998, compared to $841,000 for the three months ended September 30, 1997. This represents an increase of $177,000, or 21.0%, over the prior year period. First Federal's effective tax rate increased to 37.8% for the three months ended September 30, 1998 from 35.5% for the three months ended September 30, 1997. Net earnings totaled $3.4 million, $1.9 million, and $3.1 million, respectively, for fiscal years 1998, 1997, and 1996. Net earnings for fiscal 1997, excluding the SAIF one-time assessment, net of tax effect, totaled $3.3 million. The federal and state effective tax rate on earnings was 35.4%, 34.6%, and 33.6%, respectively, for fiscal years 1998, 1997, and 1996.

ASSET AND LIABILITY MANAGEMENT - INTEREST RATE SENSITIVITY ANALYSIS

          The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets.

          During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. During a period of falling interest rates a negative gap would tend to positively affect net interest income while a positive gap would tend to negatively affect net interest income.

          First Federal's strategy in recent years has been to reduce its exposure to interest rate risk by better matching the maturities of its interest rate sensitive assets and liabilities. This strategy has been implemented by originating investments. First Federal seeks to lengthen the maturities of its deposits by promoting longer-term certificates. First Federal does not solicit negotiated high-rate jumbo certificates of deposit or brokered deposits.

          At September 30, 1998, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $59.5 million, representing a cumulative one-year gap ratio of 10.5%. First Federal has established an Asset-Liability Management Committee which is responsible for reviewing First Federal's asset and liability policies. The Committee meets weekly and reports quarterly to the Board of Directors on interest rate risks and trends, as well as liquidity and capital ratios and requirements.

MARKET RISK MANAGEMENT

          Market risk is the risk of loss arising from adverse changes in market prices and rates. First Federal's market risk is comprised primarily of interest rate risk resulting from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates that might adversely affect First

Federal's net interest income or the economic value of its portfolio of assets, liabilities, and off-balance sheet contracts. Management continually develops and applies strategies to mitigate this risk. Management does not believe that First Federal's primary market risk exposures and how those exposures were managed in fiscal 1998 have changed when compared to fiscal 1997. Market risk limits have been established by the Board of Directors based on First Federal's tolerance for risk.

          First Federal primarily relies on the OTS Net Portfolio Value Model (the "Model") to measure its susceptibility to interest rate changes. Net portfolio value ("NPV") is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus or minus the present value of net expected cash flows from existing off-balance-sheet contracts. The Model estimates the current economic value of each type of asset, liability, and off-balance sheet contract after various assumed instantaneous, parallel shifts in the Treasury yield curve both upward and downward.

          The NPV Model uses an option-based pricing approach to value one- to four-family mortgages, mortgages serviced by or for others, and firm commitments to buy, sell, or originate mortgages. This approach makes use of an interest rate simulation program to generate numerous random interest rate paths that, in conjunction with a prepayment model, are used to estimate mortgage cash flows. Prepayment options and interest rate caps and floors contained in mortgages and mortgage-related securities introduce significant uncertainty in estimating the timing of cash flows for these instruments that warrants the use of this sophisticated methodology. All other financial instruments are valued using a static discounted cash flow method. Under this approach, the present value is determined by discounting the cash flows the instrument is expected to generate by the yields currently available to investors from an instrument of comparable risk and duration.

          The following table sets forth the present value estimates for major categories of financial instruments of First Federal at September 30, 1998, as calculated by the OTS NPV Model. The table shows the present value of the instruments under rate shock scenarios of -300 basis points to +300 basis points in increments of 100 basis points. As illustrated in the table, First Federal's NPV is more sensitive in a rising rate scenario than in a falling rate scenario. As market rates increase, the market value of First Federal's large portfolio of mortgage loans and securities declines significantly and prepayments slow. As rates decrease, the market value of mortgage loans and securities increase only modestly due to prepayment risk, periodic rate caps, and other embedded options.

         Actual changes in market value will differ from estimated changes set forth in this table due to various risks and uncertainties.


                                              Present Value Estimates by Interest Rate Scenario
                                                       Calculated at September 30, 1998
                                --------------------------------------------------------------------------------
                                                                      Base
                                -300 bp     -200 bp     -100 bp       0 bp      +100 bp     +200 bp     +300 bp
                                --------    --------    --------    --------    --------    --------    --------
                                                             (dollars in thousands)
Financial Instrument:
Mortgage loans and securities   $444,761    $438,800    $433,581    $428,000    $420,112    $410,478    $399,868
Non-mortgage loans...........     28,507      28,103      27,711      27,330      26,959      26,598      26,247
Cash, deposits and securities     98,373      97,492      96,637      95,806      95,001      94,219      93,461
Other assets.................     20,418      20,958      21,922      23,707      26,154      29,092      31,855
                                --------    --------    --------    --------    --------    --------    --------

Total assets.................    592,059     585,353     579,851     574,843     568,226     560,387     551,431

Deposits.....................    406,178     402,672     399,258     395,912     392,660     389,480     386,364
Borrowings...................    134,736     132,041     129,446     126,947     124,538     122,217     119,978
Other liabilities............      9,049       9,045       9,041       9,038       9,035       9,031       9,028
                                --------    --------    --------    --------    --------    --------    --------

Total liabilities............    549,963     543,758     537,745     531,897     526,233     520,728     515,370
                                --------
Commitments..................      1,164         884         619         336          10       (324)       (650)
                                --------    --------    --------    --------    --------    --------    --------

Net portfolio value..........    $43,260      42,479      42,725      43,282      42,003      39,335      35,411
                                --------    --------    --------    --------    --------    --------    --------
                                --------    --------    --------    --------    --------    --------    --------
$ Change from base...........        $22        $803        $557          --    ($1,279)    ($3,947)    ($7,871)
                                --------    --------    --------    --------    --------    --------    --------
                                --------    --------    --------    --------    --------    --------    --------
% Change from base...........         0%         -2%         -1%          --         -3%         -9%        -18%
                                --------    --------    --------    --------    --------    --------    --------
                                --------    --------    --------    --------    --------    --------    --------
% Change: board limit........       -20%        -15%        -10%          --        -20%        -40%        -55%
                                --------    --------    --------    --------    --------    --------    --------
                                --------    --------    --------    --------    --------    --------    --------


LIQUIDITY AND CAPITAL RESOURCES

          First Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. In November 1997, the OTS revised its liquidity rule to lower the required ratio to 4% from 5% of deposits and short-term borrowings. The OTS also expanded the types of investments considered to be liquid assets and removed the requirement that certain investments must mature within five years in order to qualify as liquid assets. First Federal historically has maintained a level of liquid assets in excess of regulatory requirements, and First Federal's liquidity ratio averaged 27.0% during the quarter ended September 30, 1998. Liquidity ratios averaged 26.6% for the three quarters ended June 30, 1998 under the new OTS rules. First Federal adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrowed funds, when applicable, and loan commitments. First Federal also adjusts liquidity as appropriate to meet its asset/liability objectives.

          First Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, FHLB advances, maturities of investment securities and other short-term investments, and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. First Federal manages the pricing of its deposits to maintain a steady deposit balance. In addition, First Federal invests excess funds in federal funds and other short-term interest-earning assets and other assets which provides liquidity to meet lending requirements.

          Federal funds sold and other assets qualifying for liquidity, outstanding at September 30, 1998 and June 30, 1998, 1997, and 1996, amounted to $119.1 million, $96.4 million, $28.4 million, and $42.7 million, respectively.

          Deposits are First Federal's primary source of externally generated funds. The level of deposit inflows during any given period is heavily influenced by factors outside of management's control, such as the general level of short- and long-term interest rates in the economy, as well as higher alternative yields that investors may obtain on competing investment instruments such as money market mutual funds. First Federal's net deposits before interest credited decreased by $3.6 million for the three months ended September 30, 1998, increased by $49.1 million for fiscal 1998, due primarily to the GFS Bancorp acquisition, and decreased by $21.9 million and $12.1 million for fiscal years 1997 and 1996, respectively.

          Similarly, the amount of principal repayments on loans and mortgage securities are heavily influenced by the general level of interest rates in the economy. Funds received from principal repayments on mortgage securities for the three months ended September 30, 1998 and fiscal 1998, 1997 and 1996, totaled $2.8 million, $11.0 million, $9.3 million, and $7.7 million, respectively. Principal repayments on loans totaled $25.2 million for the three months ended September 30, 1998, $123.3 million for fiscal 1998, $81.6 million in fiscal 1997 and $74.0 million in fiscal 1996. The acceleration of loan and mortgage securities principal repayments over the respective periods reflects the refinancing activity of homeowners due to generally lower mortgage interest rates in recent years.

          Liquidity management is both a daily and long-term function of business management. If First Federal requires funds beyond its ability to generate them internally, borrowing agreements exist with the FHLB which provides an additional source of funds. At September 30, 1998, First Federal had $124.9 million in outstanding advances from the FHLB.

          At September 30, 1998, First Federal had outstanding loan commitments totaling $32.1 million. Certificates of deposit scheduled to mature or reprice in one year or less at September 30, 1998 totaled $121.3 million. Management believes that a significant portion of such deposits will remain with First Federal.

IMPACT OF INFLATION AND CHANGING PRICES

          The consolidated financial statements of First Federal and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of First Federal's operations. Unlike most industrial companies, nearly all the assets and liabilities of First Federal are monetary. As a result, interest rates have a greater impact on First Federal's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

EFFECT OF NEW ACCOUNTING STANDARDS

          SFAS 130, REPORTING COMPREHENSIVE INCOME, establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. First Federal adopted SFAS 130 on July 1, 1998.

          SFAS 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes disclosure requirements for segment operations. First Federal adopted SFAS 131 on July 1, 1998.

          SFAS 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, revises the disclosure requirements for pension and other postretirement benefit plans. First Federal adopted SFAS 132 on July 1, 1998.

          SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, will be effective for First Federal for years beginning after July 1, 1999. First Federal has no activity covered by SFAS 133. First Federal expects to adopt SFAS 133 when required.

YEAR 2000

          The Year 2000 (Y2K) issue is a serious operational problem that is widespread and complex, affecting all industries. The problem consists essentially of the risk that programming code in existing computer systems will fail to properly recognize the new millennium when it occurs in the year 2000. Many computer programs and related hard-printed memory circuits were developed with six-digit date fields (YYMMDD, or some variation) with the YY two-digit field representing the year that is used in calculations related to that field. Any of First Federal's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could cause miscalculations or system failures.

          First Federal has identified the systems that will be affected by the Y2K problem. First Federal's Y2K action team has completed the awareness and inventory phases of Y2K in which potential Y2K risk areas and systems have been identified; and, assessment of First Federal 's Y2K exposures is complete. Programming changes, system upgrades and replacements and other actions necessary to prepare for Y2K continue and are expected to extend into the first quarter of calendar 1999. In addition, testing and assessing the validity of Y2K changes was begun during the quarter ended September 30, 1998 and will continue through the first calendar quarter of 1999 during which quarter Y2K-ready systems are expected to be implemented.

          Management anticipates that the enhancements necessary to prepare its mission-critical systems for the year 2000 will be completed in early 1999. Although the effort to prepare for Y2K is intended to address all Y2K issues, First Federal's disaster recovery/contingency plan will encompass Y2K elements and address potential Y2K issues in the year 2000.

          First Federal anticipates that it will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare its systems for Year 2000. Based on First Federal's current estimate, fiscal 1999 expenses of the Year 2000 project are not expected to exceed $100,000.

          In addition to expenses related to its own computer systems, First Federal is aware of potential Y2K risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers) and the possible adverse impact on First Federal resulting from failures by these parties to adequately address the Year 2000 problem. First Federal could incur losses if loan payments are delayed due to Year 2000 problems affecting borrowers or impairing the payroll systems of large employers in First Federal's market area. To date, First Federal has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

         The preceding paragraphs include forward-looking statements that involve inherent risks and uncertainties. The actual costs of Year 2000 compliance and the impact of Year 2000 issues could differ materially from what is currently anticipated. Factors that might result in such differences include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware and vendors', customers' and other third parties' inability to effectively address the Year 2000 issue.

SAIF RECAPITALIZATION

          On September 30, 1996, legislation went into effect to resolve the deposit insurance premium disparity between savings institutions (such as First Federal) and banks which included the payment of a one-time special assessment to recapitalize the SAIF. The required payment resulted in a non-recurring expense for First Federal totalling $2.2 million ($1.4 million, or $.49 per share, after tax effect) for fiscal 1997. The industry-wide assessment was supported by savings institutions to fully capitalize the SAIF fund and reduce future deposit insurance premium costs to a level at which SAIF-insured institutions can compete with Bank Insurance Fund (BIF) institutions.

                            BUSINESS OF FIRST FEDERAL

GENERAL

          First Federal operates, and intends to continue to operate, as a community-oriented financial institution. First Federal's business consists primarily of attracting retail deposits from the general public and using those funds, together with other funds to originate one-to four-family mortgage loans and other loans.

MARKET AREA

          First Federal conducts operations through its main office in Sioux City, Iowa, which is located on the Western border of Iowa, and its 15 branch offices in northwest and central Iowa and northeast Nebraska. First Federal gained access to the central Iowa market area after its acquisition in March 1998 of GFS Bancorp. Grinnell is located in Poweshiek County, fifty-five miles east of Des Moines, Iowa, the state capital and largest metropolitan area. The population of Sioux City is approximately 85,000, and the population of Grinnell and Poweshiek County is approximately 9,000 and 19,000, respectively. The total population of First Federal's primary market area is approximately 250,000. Most employment in First Federal's primary market area is in the agriculture and agriculture-related industries, but also includes significant manufacturing and service businesses. Major employers in the primary market area include Iowa Beef Processors, MCI Telemarketing, Sioux Honey Association, Wells Dairy, Interbake Foods, Gateway Computers, Great West Casualty, the 185th Fighter Group of the Iowa Air National Guard, Marian Health Center, St. Luke's Regional Medical Center, K-Products, Diamond Vogel Paint, Grinnell College, Grinnell Mutual Insurance Company, GTE, Grinnell Regional Medical Center, and Donaldson Company.

          First Federal's business and operating results are significantly affected by the general economic conditions prevalent in its primary market area. First Federal's primary market area is projected to experience only moderate population growth for the foreseeable future.

LENDING ACTIVITIES

          GENERAL. Historically, the principal lending activity of First Federal has been the origination or purchase of mortgage loans secured by one- to four-family residential properties. First Federal also originates loans secured by commercial real estate and multi-family units and purchases participation interests in multi-family loans and commercial real estate loans originated primarily by other lenders in the midwest. Multi-family and commercial real estate loans totaled $60.7 million, $58.4 million, $34.9 million and $23.4 million, respectively, at September 30, 1998 and June 30, 1998, 1997 and 1996. In recent years, First Federal has increased its consumer lending activities to broaden services offered to customers and to improve First Federal's interest rate risk exposure.

          First Federal has sought to make its interest earning assets more interest rate sensitive by actively originating and purchasing variable rate loans, such as adjustable rate mortgage loans secured by single family residential real estate, adjustable rate second mortgage loans and medium-term consumer loans. First Federal also purchases mortgage-backed securities with adjustable rates. At September 30, 1998, approximately $193.0 million or 43.2% of First Federal's total loan and mortgage-backed securities portfolio consisted of loans with variable interest rates.

          First Federal actively originates fixed rate mortgage loans, generally with 10 to 30 year terms to maturity secured by one- to four-family residential properties. One- to four-family fixed rate loans generally are originated and underwritten for resale in the secondary mortgage market. First Federal also actively originates loans insured or guaranteed by the United States Government or agencies thereof, such as VA and FHA loans. First Federal also originates interim construction loans on one- to four-family residential properties.

     ANALYSIS OF LOAN PORTFOLIO. Set forth below are selected data relating to the composition of First Federal's loan portfolio, by type of loan on the dates indicated.


                                                                                                                      JUNE 30,
                                                                   -----------------------------------------------------------------
                                          AT SEPTEMBER 30, 1998            1998                  1997                   1996
                                          ---------------------    -------------------   -------------------    -------------------
                                           AMOUNT      PERCENT      AMOUNT     PERCENT    AMOUNT     PERCENT      AMOUNT    PERCENT
                                          --------    --------     --------   --------   --------   --------    --------   --------
                                                              (DOLLARS IN THOUSANDS)
Residential real estate:
   One- to four-family units (1)        $  300,466      73.74%    $ 301,415     74.46%   $ 267,724    78.45%   $  264,304     82.49%
   Multi-family dwelling units              41,056      10.07        43,146     10.66       27,618     8.09        19,619      6.12
Commercial real estate.........             19,675       4.83        15,294      3.78        7,278     2.13         3,771      1.18
Home equity and second mortgage             22,110       5.43        21,682      5.36       17,193     5.04        11,732      3.66
Home improvement loans.........                600        .15           728      0.18        1,425     0.42         2,082      0.65
Auto loans.....................             15,799       3.88        16,417      4.06       15,488     4.54        12,488      3.90
Loans on deposits..............                627        .15           584       .14          484     0.14           592      0.18
Other non-mortgage loans (2)                11,255       2.76         9,689      2.39        7,882     2.31         9,969      3.11
                                          --------    --------     --------   --------    --------  --------     --------   --------
   Total.......................            411,588     101.01       408,955    101.03      345,092   101.12       324,557    101.29
                                          --------    --------     --------   --------    --------  --------     --------   --------
                                          --------    --------     --------   --------    --------  --------     --------   --------

Less
   Allowance for loan losses (3)            (2,677)      (.65)       (2,607)     (.64)      (1,796)    (.53)       (1,730)     (.54)
   Loans in process............               (606)      (.15)         (875)     (.22)        (327)    (.10)         (388)     (.12)
   Net unearned premiums (discounts)
   on loans....................              1,396        .34         1,483       .36          211      .07           (33)     (.01)
  Deferred loan fees (4).......             (2,246)      (.55)       (2,156)     (.53)      (1,926)    (.56)       (1,998)     (.62)
                                          --------    --------     --------   --------    --------  --------     --------   --------
     Total loans, net..........         $  407,455     100.00%    $ 404,800    100.00%   $  341,254  100.00%   $  320,408    100.00%
                                          --------    --------     --------   --------    --------  --------     --------   --------
                                          --------    --------     --------   --------    --------  --------     --------   --------






                                                 ----------------------------------------------
                                                         1995                      1994
                                                 --------------------     ---------------------
                                                  AMOUNT      PERCENT      AMOUNT       PERCENT
                                                 --------    --------     --------     --------
Residential real estate:
   One- to four-family units (1)                 $ 270,960      86.91%   $ 234,719      88.70%
   Multi-family dwelling units                      12,635       4.05       11,639       4.39
Commercial real estate.........                      5,982       1.92        5,711       2.16
Home equity and second mortgage                      9,667       3.10        8,497       3.21
Home improvement loans.........                      2,078       0.67        1,814       0.69
Auto loans.....................                      8,301       2.66        2,810       1.06
Loans on deposits..............                        501       0.16          616       0.23
Other non-mortgage loans (2)                         5,981       1.92        4,207       1.59
                                                  --------   --------     --------   --------
   Total.......................                    316,105     101.39      270,013     102.03
                                                  --------   --------     --------   --------
                                                  --------   --------     --------   --------

Less
   Allowance for loan losses (3)                    (1,621)      (.52)      (1,766)    (0.67)
   Loans in process............                       (401)      (.13)        (911)    (0.34)
   Net unearned premiums (discounts)
   on loans....................                       (292)      (.09)        (612)    (0.23)
  Deferred loan fees (4).......                     (2,016)      (.65)      (2,109)    (0.79)
                                                  --------   --------     --------   --------
     Total loans, net..........                  $ 311,775     100.00%   $ 264,615    100.00%
                                                  --------   --------     --------   --------
                                                  --------   --------     --------   --------

------------------------------------

(1)  Includes loans held for sale and construction loans.

(2) Includes credit card loans, education loans and unsecured personal loans, and secured and unsecured commercial loans.

(3)  Includes lower of cost or market adjustment on loans held for sale.

(4)  Includes deferred loan origination fees on loans held for sale.

     LOAN AND MORTGAGE-BACKED SECURITIES MATURITY SCHEDULE. The following table sets forth certain information as of September 30, 1998, regarding the dollar amount of loans and mortgage-backed securities maturing in First Federal's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Adjustable and floating rate loans are included in the period in which interest rates are next scheduled to adjust rather than in which they mature, and fixed rate loans and mortgage-backed securities are included in the period in which the final contractual repayment is due. Fixed rate mortgage-backed securities are assumed to mature in the period in which the final contractual payment is due on the underlying mortgage.



                                                                              One             Three             Five
                                                          Within            Through          Through           Through
                                                         ONE YEAR         THREE YEARS      FIVE YEARS         TEN YEARS
                                                        -----------       -----------      ----------        -----------
                                                                                                   (In Thousands)
First mortgage loans:
  One- to four-family residences:
    Adjustable....................................      $  54,783          $  40,302        $  19,688         $   9,614
    Fixed.........................................          3,816              1,900            6,033            49,297
                                                       -----------        -----------       ----------       -----------
    Total one- to four-family.....................         58,599             42,202           25,721            58,911

  Multi-family and commercial real estate:
    Adjustable....................................         22,569             20,935              757                --
  Fixed...........................................          7,395              3,228            3,096               776
                                                       -----------        -----------       ----------       -----------
    Total multi-family and commercial.............         29,964             24,163            3,853               776

  Consumer and other non- mortgage loans:
    Adjustable....................................          5,330                 --               --                --
    Fixed.........................................          3,068             13,698           18,400             8,482
                                                       -----------        -----------       ----------       -----------
    Total consumer and other non- mortgage loans..          8,398             13,698           18,400           8,482
                                                       -----------        -----------       ----------       -----------
Total loans receivable............................      $  96,961          $  80,063        $  47,974         $  68,169
                                                       -----------        -----------       ----------       -----------
                                                       -----------        -----------       ----------       -----------
Mortgage-backed securities:
  Fixed-rate mortgage-backed securities -
  held to maturity................................      $     396          $   1,952        $     650          $  6,212
Adjustable-rate mortgage-backed securities -
  available for sale..............................         14,700              2,116            2,215                --
                                                       -----------        -----------       ----------       -----------
Total mortgage-backed securities..................      $  15,096          $   4,068        $   2,865         $   6,212
                                                       -----------        -----------       ----------       -----------
                                                       -----------        -----------       ----------       -----------




                                                             Ten             Beyond
                                                           Through           Twenty
                                                         TWENTY YEARS          YEARS             TOTAL
                                                         ------------       -----------       -----------

First mortgage loans:
  One- to four-family residences:
    Adjustable....................................        $      --         $      --         $  124,387
    Fixed.........................................           92,402            22,631            176,079
                                                        ------------       -----------        -----------
    Total one- to four-family.....................           92,402            22,631            300,466

  Multi-family and commercial real estate:
    Adjustable....................................               --                --             44,261
  Fixed...........................................              734             1,241             16,470
                                                        ------------       -----------        -----------
    Total multi-family and commercial.............              734             1,241             60,731

  Consumer and other non- mortgage loans:
    Adjustable....................................               --                --              5,330
    Fixed.........................................            1,413                --             45,061
                                                        ------------       -----------        -----------
    Total consumer and other non- mortgage loans..            1,413                 0             50,391
                                                        ------------       -----------        -----------
Total loans receivable............................        $  94,549         $  23,872         $  411,588
                                                        ------------       -----------        -----------
                                                        ------------       -----------        -----------
Mortgage-backed securities:
  Fixed-rate mortgage-backed securities -
  held to maturity................................        $   5,487         $   1,411         $   16,108
Adjustable-rate mortgage-backed securities -
  available for sale..............................               --                --             19,031
                                                        ------------       -----------        -----------
Total mortgage-backed securities..................        $   5,487        $   1,411          $   35,139
                                                        ------------       -----------        -----------
                                                        ------------       -----------        -----------

------------------------------------

     The following table sets forth the dollar amount of all loans maturing or repricing after September 30, 1999 which have predetermined interest rates and have floating or adjustable interest rates.


                                                                                Floating or
                                                              Predetermined     Adjustable
                                                                 RATES             RATES             TOTAL
                                                              -------------   -------------      -------------
Real estate mortgage:
   One- to four-family....................................     $  172,263       $  69,604        $  241,867
   Other mortgage loans...................................          9,075          21,692            30,767
   Consumer...............................................         41,993              --            41,993
                                                              -------------   -------------      -------------
     Total................................................     $  223,331       $  91,296        $  314,627
                                                              -------------   -------------      -------------
                                                              -------------   -------------      -------------


     RESIDENTIAL REAL ESTATE LOANS. First Federal's primary lending activity consists of the origination of one- to four-family, owner-occupied, residential mortgage loans secured by property located in First Federal's primary market area. The majority of First Federal's residential mortgage loans consists of loans secured by owner-occupied, single-family residences. First Federal generally has limited its real estate loan originations to properties within its primary market area. However, First Federal also purchases whole loans originated by others, with an emphasis on single-family adjustable rate mortgage loans having interest rate caps generally of 2% annually and 5% over the life of the loan and with margins over various indexes ranging from 180 to 275 basis points depending on the index. During the period from July 1, 1993 through September 30, 1998, First Federal purchased approximately $84.8 million of one- to four-family residential loans. Loans purchased outside of First Federal's primary lending area totaled approximately $47.4 million at September 30, 1998 and include approximately $36.2 million of loans that are geographically distributed in the midwestern United States. The remaining loans are scattered throughout the United States with the largest geographic concentrations including Connecticut with $3.4 million, Georgia with $1.2 million, Arizona with $1.5 million and Florida with $1.1 million.

     The delinquency rate on purchased loans and on loans originated by First Federal was 1.8% and 0.3% respectively at September 30, 1998. Loans purchased primarily consist of single-family residential loans secured by properties located in the Midwest. Management attributes the low delinquency rates to the current relative strength of the economy in the Midwest. First Federal purchases loans from other institutions as market conditions permit in order to reduce First Federal's overall credit risk by increasing geographical diversity and to supplement its loan portfolio in periods of weaker local demand.

     At September 30, 1998, First Federal had $300.5 million, or 73.7% of its total loan portfolio invested in first mortgage loans secured by one-to four-family residences.

     First Federal currently offers residential mortgage loans for terms ranging from 10 to 30 years, and with adjustable or fixed interest rates. Origination of fixed rate mortgage loans versus adjustable rate mortgage loans is monitored on an ongoing basis and is affected significantly by the level of market interest rates, customer preference, First Federal's interest rate GAP position and loan products offered by First Federal's competitors. During the three months ended September 30, 1998, one- to four-family residential adjustable rate mortgage loans decreased by $9.2 million, or 6.9%, to $124.4 million from $133.6 million at June 30, 1998. During fiscal 1998, one-to four- family residential adjustable rate mortgage loans decreased by $10.5 million, or 7.3%, to $133.6 million from $144.1 million at June 30, 1997. During these periods adjustable rate mortgage borrowers refinanced in the generally lower interest rate environment, most frequently choosing fixed rate mortgages.

     First Federal's long-term fixed rate loans generally are originated and underwritten for resale in the secondary mortgage market. Whether First Federal can or will sell fixed rate loans to the secondary market, however, depends on a number of factors including the yield on the loan and the term of the loan, market conditions and First Federal's current interest rate gap position. For example, 15-year fixed rate loans are likely to be retained by First Federal. Moreover, First Federal is more likely to retain fixed rate loan originations if its one year gap is positive. First Federal generally sells long-term, fixed-rate loans at origination, servicing-released. Servicing release premium is determined at loan closing, thus assuring the profit at current market rates. First Federal's fixed rate mortgage loans are amortized on a monthly basis with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers may refinance or prepay loans at their option.

     First Federal's adjustable rate mortgage loans adjust annually and semi-annually with interest rate adjustment limitations ranging from one to two percentage points per year and with a cap on total rate increases over the life of the loan. First Federal has used different interest indexes for adjustable rate mortgage loans, such as the one-year Treasury Constant Maturity, the Monthly National Median Cost of Funds, the National Average Contract Rate for Previously Occupied Homes and the Eleventh District Cost of Funds. First Federal also has purchased adjustable rate mortgage loans with various interest rate indexes. Consequently, the interest rate adjustments on First Federal's portfolio of adjustable rate mortgage loans do not reflect changes in a particular interest rate index.

     First Federal's residential first mortgage loans customarily include due-on-sale clauses, which are provisions giving First Federal the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the underlying real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting the rates on First Federal's fixed rate mortgage loan portfolio, and First Federal has generally exercised its rights under these clauses.

     Regulations limit the amount that a savings bank may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal at the time of loan origination. Such regulations permit a maximum loan-to-value ratio of 100% for residential property and 90% for all other real estate loans. First Federal's lending policies, however, generally limit the maximum loan-to-value ratio on both fixed rate and adjustable rate mortgage loans to 80% of the lesser of the appraised value or the purchase price of the property to serve as security for the loan.

     First Federal occasionally makes real estate loans with loan-to-value ratios in excess of 80%. For real estate loans with loan-to-value ratios of between 80% and 90%, First Federal requires the first 12% to 20% of the loan to be covered by private mortgage insurance. For real estate loans with loan-to-value ratios of between 90% and 95%, First Federal requires private mortgage insurance to cover the first 25% to 30% of the loan amount. First Federal requires fire and casualty insurance, and flood insurance where appropriate, as well as title insurance or an opinion of counsel regarding good title, on all properties securing real estate loans made by First Federal.

     CONSTRUCTION LOANS. First Federal originates loans to finance the construction of single family residential property. However, construction lending is not a significant part of First Federal's overall lending activities because of the low level of new home construction in First Federal's primary market area. At September 30, 1998, First Federal had $5.8 million, or 1.4%, of its total loan portfolio invested in interim construction loans. First Federal makes construction loans to private individuals and to builders. Construction loans generally are made with either adjustable or fixed rate terms. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction loans are structured to be converted to permanent loans originated by First Federal at the end of the construction period, which is generally six months, not to exceed 12 months.

     MULTI-FAMILY RESIDENTIAL REAL ESTATE LOANS. In fiscal 1993 First Federal formed a commercial loan department responsible for the origination and purchase of multifamily and commercial loans. Loans secured by multi-family real estate constituted approximately $41.1 million or 10.1% of First Federal's total loan portfolio at September 30, 1998, compared to $43.1 million or 10.7% of First Federal's total loan portfolio at June 30, 1998, $27.6 million, or 8.1% of the total loan portfolio at June 30, 1997, and $19.6 million, or 6.1% of the total loan portfolio at June 30, 1996. The increase in multi-family real estate loans during these periods was primarily due to purchases of multi-family loans from several financial institutions in the mid-west region, and to the GFS Bancorp acquisition in March 1998. See "--Loan Originations, Purchases and Sales." First Federal's multi-family real estate loans are secured by multi-family residences, such as apartment buildings. At September 30,

1998, approximately 30.0% of First Federal's multi-family loans were secured by properties located within First Federal's market area. At September 30, 1998, First Federal's multi-family real estate loans had an average balance of $375,000 and the largest multi-family real estate borrower had an aggregate principal balance of $4.4 million. The terms of each multi-family loan are negotiated on a case by case basis, although such loans typically have adjustable interest rates tied to a market index or fixed rates to amortize over 10 to 20 years with a three to ten year balloon.

     Loans secured by multi-family real estate generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate is typically dependent upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

     COMMERCIAL REAL ESTATE LOANS. Loans secured by commercial real estate constituted approximately $19.7 million, or 4.8%, of First Federal's total loan portfolio at September 30, 1998. By comparison, commercial real estate loans totaled $15.3 million, $7.3 million and $3.8 million at June 30, 1998, 1997 and 1996, respectively. First Federal's commercial real estate loans are secured by improved property such as offices, small business facilities, and other non-residential buildings. Of the improved properties securing such commercial real estate loans at September 30, 1998, approximately 50.0% were located within First Federal's primary market area. Commercial real estate loans are offered with fixed and adjustable interest rates. At September 30, 1998, First Federal's largest commercial real estate borrower had an aggregate principal outstanding balance of $5.7 million, which balance was within First Federal's loan-to-one borrower limit.

     Loans secured by commercial real estate generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

     CONSUMER LOANS. Federal savings associations are authorized to make secured and unsecured consumer loans in an aggregate amount up to 35% of their assets. In addition, First Federal has lending authority above the 35% category for certain consumer loans, such as second mortgage, home property improvement loans, mobile home loans and loans secured by savings accounts.

     As of September 30, 1998, consumer loans totaled $48.4 million, or 11.8% of First Federal's total loan portfolio. The principal types of consumer loans offered by First Federal are second mortgage loans, auto loans, home improvement loans, credit card loans, unsecured loans and loans secured by deposit accounts. Consumer loans are offered primarily on a fixed rate basis, and at September 30, 1998 had an average maturity of 51 months. First Federal's home equity loans, second mortgage loans, and home improvement loans, are generally secured by the borrower's principal residence. At September 30, 1998, home equity loans, second mortgage loans, and home improvement loans, totaled $22.7 million, or 46.9% of consumer loans.

     The underwriting standards employed by First Federal for consumer loans include a determination of the applicant's credit history and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. At September 30, 1998, the percentage of delinquent consumer loans was 0.3%.

     First Federal's consumer loan portfolio increased from $36.9 million at June 30, 1996 to $49.1 million at June 30, 1998 and decreased slightly to $48.4 million at September 30, 1998. It is expected that First Federal's consumer loan portfolio will continue to grow during the foreseeable future. Consumer loans tend to have higher interest rates than residential mortgage loans, but also tend to have a higher risk of default than residential mortgage loans. See "Non-Performing Assets and Asset Classification" for information regarding First Federal's loan loss experience and reserve policy.

     MORTGAGE-BACKED SECURITIES. First Federal also invests in mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof in order to reduce interest rate risk exposure and improve liquidity. These securities, which consist primarily of mortgage-backed securities issued or guaranteed by Fannie Mae ("FNMA"), Freddie Mac ("FHLMC") and Ginnie Mae ("GNMA"), totaled $35.1 million at September 30, 1998. First Federal's objective in investing in mortgage-backed securities varies from time to time depending upon market interest rates, local mortgage loan demand, and First Federal's level of liquidity. First Federal's fixed-rate mortgage-backed securities are held for investment, and management has the intent and ability to hold such securities on a long-term basis or to maturity. Adjustable rate mortgage-backed securities are available for sale and are carried at estimated fair value. Mortgage-backed securities have lower credit risk than direct loans because principal and interest on the securities are either insured or guaranteed by the United States Government or agencies thereof.

     LOAN SOLICITATION AND PROCESSING. Loan originations are derived from a number of sources such as real estate broker referrals, existing customers, borrowers, builders, attorneys and walk-in customers. Upon receipt of a loan application, a credit report is made to verify specific information relating to the applicant's employment, income, and credit standing. In the case of a real estate loan, an appraisal of the real estate intended to secure the proposed loan is made by an independent appraiser approved by First Federal. A loan application file is first reviewed by an underwriter in First Federal's loan department who checks applications for accuracy and completeness, and verifies the information provided. The loan is then reviewed by at least one person of a seven-person loan committee. One- to four-family residential mortgage loans with principal balances in excess of $500,000 and multi-family and commercial real estate loans with principal balances in excess of $500,000 must be submitted by the loan department directly to the loan committee of the Board of Directors for approval. Approvals subsequently are ratified by the full Board of Directors. Fire and casualty insurance are required at the time the loan is made and throughout the term of the loan and flood insurance is required on all collateral where appropriate. Once the loan is approved a loan commitment is promptly issued to the borrower.

     If the loan is approved, the commitment letter specifies the terms and conditions of the proposed loan including the amount of the loan, interest rate, amortization term, a brief description of the required collateral, and required insurance coverage. The borrower must provide proof of fire and casualty insurance on the property serving as collateral which insurance must be maintained during the full term of the loan. Title insurance or an attorney's opinion based on a title search of the property is required on all first lien loans secured by real property.

     LOAN ORIGINATIONS, PURCHASES AND SALES. Approximately 80.5% of all loans in First Federal's portfolio at September 30, 1998 were originated by First Federal. First Federal also purchases loans originated by others with an emphasis on single-family residential adjustable rate mortgage loans. At September 30, 1998, First Federal had $80.4 million of loans purchased from others. Included in the total of loans purchased outside of First Federal's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. First Federal has an exclusive agreement with this firm, which gives First Federal first right of refusal on any real estate loans generated including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. It is First Federal's policy to only purchase loans that meet its underwriting standards used in originating loans in its market area and to perform periodic site inspections. First Federal has sold, and anticipates that it will continue to sell, participation interests in these loans to other financial institutions located in Iowa and contiguous states. At September 30, 1998, the outstanding principal balance of loans purchased under the above agreement was approximately $61.2 million and partial interests in this balance sold to other financial institutions totaled approximately $50.1 million.

     The following table sets forth First Federal's gross loan originations, loans purchased and loans sold for the periods indicated.

                                               Three months
                                                  ended                             YEARS ENDED JUNE 30,
                                               September 30,     --------------------------------------------------------------
                                                   1998           1998         1997          1996        1995           1994
                                              --------------  ------------  -----------  -----------  -----------   -----------
                                                                         (In Thousands)
Loans originated:
  Conventional one- to four-family real
    estate loans:
    Construction loans..................      $      4,114     $  10,910     $  8,546      $  6,590    $   4,136     $   5,227
    Loans on existing property..........            11,603        33,885       25,091        26,779       23,648        26,317
    Loans refinanced/modified...........             7,168        32,980        8,612        16,971        4,303        45,305
  Insured and guaranteed loans..........             1,445         6,178        6,976         8,885        7,267         9,680
  Multi-family and commercial...........             8,320        12,715        3,420         3,153        2,100           221
  Consumer loans........................             8,126        29,064       29,477        23,760       19,734        13,687
                                              ------------  ------------  -----------   -----------  -----------   -----------
      Total loans originated............      $     40,776     $ 125,732     $ 82,122      $ 86,138    $  61,188     $ 100,437
                                              ------------  ------------  -----------   -----------  -----------   -----------
                                              ------------  ------------  -----------   -----------  -----------   -----------
Loans purchased:
  One- to four-family...................      $        482     $   6,466     $ 17,394      $  9,537    $  41,424     $   9,466
  Multi-family and commercial...........             1,036         7,303       16,342         7,256        5,948         6,283
                                              ------------  ------------  -----------   -----------  -----------   -----------
      Total loans purchased.............      $      1,518     $  13,769     $ 33,736      $ 16,793    $  47,372     $  15,749
                                              ------------  ------------  -----------   -----------  -----------   -----------
                                              ------------  ------------  -----------   -----------  -----------   -----------
Loans sold..............................      $      7,432     $  24,816     $ 12,797      $ 18,191    $  11,105     $  28,066
                                              ------------  ------------  -----------   -----------  -----------   -----------
                                              ------------  ------------  -----------   -----------  -----------   -----------

     LOAN COMMITMENTS. First Federal issues standby loan origination commitments to qualified borrowers primarily for the construction and purchase of residential real estate. Such commitments are made on specified terms and conditions and are made for periods of up to 60 days, during which time the interest rate is locked-in. First Federal generally charges a loan fee based on a percentage of the loan amount. First Federal also charges a commitment fee of $225 if the borrower receives the loan from First Federal. At September 30, 1998, First Federal had commitments to originate and purchase $32.1 million of mortgage loans. First Federal's experience has been that very few commitments expire without being funded by First Federal.

     LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, First Federal generally receives loan origination fees. To the extent that loans are originated or acquired for First Federal's portfolio, First Federal defers loan origination fees and costs and amortizes such amounts as yield adjustments over the life of the loans using the interest method of amortization. Fees and costs deferred are recognized into income immediately upon the sale of the related loan. At September 30, 1998, First Federal had $2.2 million of deferred loan fees.

     In addition to loan origination fees, First Federal also receives other fees and service charges that consist primarily of late charges and loan servicing fees on loans sold. First Federal recognized loan servicing fees on loans sold and late charges of $72,000, $139,000, $122,000 and $138,000 for the three months ended September 30, 1998 and the years ended June 30, 1998, 1997 and 1996, respectively.

     Loan origination and commitment fees are volatile sources of income. Such fees vary with the volume and type of loans and commitments made and purchased and with competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money.

     LOANS TO ONE BORROWER. Under federal law, savings associations are subject to the same limits as those applicable to national banks, which limit loans to one borrower to the greater of $500,000 or 15% of unimpaired capital and unimpaired surplus and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). First Federal's largest aggregate loans to any one borrower, including outstanding balances and unfunded commitments, was $5.7 million at September 30, 1998. First Federal currently is in compliance with its loans-to-one borrower limitations.

DELINQUENCIES AND CLASSIFIED ASSETS

     DELINQUENCIES. First Federal's collection procedures provide that when a loan is 15 days past due, a late charge is added and the borrower is contacted by mail and payment is requested. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. Additional late charges may be added and, if the loan continues in a delinquent status for 90 days or more, First Federal generally initiates foreclosure proceedings.

     NON-PERFORMING ASSETS AND ASSET CLASSIFICATION. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Residential and commercial mortgage loans are placed on non-accrual status generally when either principal or interest is 90 days or more past due and management considers the interest uncollectible or when First Federal commences foreclosure proceedings. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income.

     Real estate acquired by First Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value. Any write-down of real estate owned is charged to the allowance for real estate losses.

     At September 30, 1998, First Federal's total of property acquired as the result of foreclosure or by deed in lieu of foreclosure was $718,000. The largest such property, which was acquired through the acquisition of Grinnell Federal, consists of a 104-unit multi-family property and two 96-unit multi-family properties obtained through foreclosure. The three properties, located in Madison, Wisconsin's south side are managed as one project. Grinnell Federal held a 9% to 10% participation in the project. The real estate owned was adjusted to the estimated market value prior to the GFS Bancorp acquisition on March 31, 1998. At September 30, 1998, the real estate owned carrying value totaled $457,000. The second largest such property, which was also acquired through the acquisition of Grinnell Federal, consists of a loan secured by commercial real estate in Grinnell, Iowa. The borrower has declared bankruptcy and ceased payments on the loan. A sheriff's sale took place on September 23, 1998, at which sale First Federal took possession of the property. The loan had been written down to its estimated market value of $200,000 prior to the GFS Bancorp acquisition. The appraised value of the property, which includes office, warehouse and manufacturing space in three building is $257,000. The principal balance at September 30, 1998 was $205,000. First Federal had no allowance for losses on real estate owned as of September 30, 1998, or June 30, 1998, 1997 and 1996.

     NON-PERFORMING LOANS. The following table sets forth information regarding non-accrual loans, accruing loans delinquent 90 days or more, other non-performing assets and restructured loans at the dates indicated:

                                                                          At                                           AT JUNE 30,
                                                                     September 30,        -----------------------------------------
                                                                         1998              1998           1997            1996
                                                                     -------------        ------         ------          ------
                                                                         (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
     Residential...........................................         $       779         $    920       $   242        $    615
     Commercial............................................                 109              200            --              --
                                                                    -------------  -------------  ------------    ------------
         Total.............................................                 888            1,120           242             615
                                                                    -------------  -------------  ------------    ------------
Accruing loans delinquent 90 days or more (1)(2):
     Residential...........................................                 138              144           173              21
     Commercial............................................                  51               --            --              --
     Consumer(3)...........................................                 131               71           110              74
                                                                    -------------  -------------  ------------    ------------
         Total.............................................                 320              215           283              95
                                                                    -------------  -------------  ------------    ------------
Total non-performing loans.................................               1,208            1,335           525             710
Other non-performing assets (4)............................                 718              489            --              45

Total non-performing assets................................         $     1,926         $  1,824       $   525        $    755
                                                                    -------------  -------------  ------------    ------------
                                                                    -------------  -------------  ------------    ------------
Restructured loans (5).....................................         $       450         $    452       $   460        $  1,287
                                                                    -------------  -------------  ------------    ------------
                                                                    -------------  -------------  ------------    ------------
Non-performing loans as a percentage
     of total loans........................................                   0.30%            0.33%         0.15%           0.22%
Non-performing loans as a percentage
     of total assets.......................................                   0.21%            0.24%         0.11%           0.16%
Non-performing loans and real estate owned
     to total loans and real estate owned..................                   0.47%            0.47%         0.15%           0.24%
Non-performing assets as a percentage
     of total assets.......................................                   0.34%            0.34%         0.11%           0.17%




                                                                          --------------------------------
                                                                                   1995             1994
                                                                                  ------           ------

Loans accounted for on a non-accrual basis:
     Residential...........................................                    $    596          $    276
     Commercial............................................                          --               528
                                                                          -------------     -------------
         Total.............................................                         596               804
                                                                          -------------     -------------
Accruing loans delinquent 90 days or more (1)(2):
     Residential...........................................                          58               110
     Commercial............................................                          --                --
     Consumer(3)...........................................                          25                 6
                                                                          -------------     -------------
         Total.............................................                          83               116
                                                                          -------------     -------------
Total non-performing loans.................................                         679               920
Other non-performing assets (4)............................                          48                82

Total non-performing assets................................                    $    727          $  1,002
                                                                          -------------     -------------
                                                                          -------------     -------------
Restructured loans (5).....................................                    $  1,984          $  2,283
                                                                          -------------     -------------
                                                                          -------------     -------------
Non-performing loans as a percentage
     of total loans........................................                           0.23%             0.35%
Non-performing loans as a percentage
     of total assets.......................................                           0.17%             0.24%
Non-performing loans and real estate owned
     to total loans and real estate owned..................                           0.23%             0.38%
Non-performing assets as a percentage
     of total assets.......................................                           0.17%             0.26%



----------------------------

(1)  Includes all loans 90 days or more contractually delinquent.

(2)  Delinquent FHA/VA guaranteed loans are not placed on non-accrual status.

(3)  Delinquent consumer loans are not placed on non-accrual status.

(4) Represents the net book value of property acquired by First Federal through foreclosure or deed in lieu of foreclosure. Upon acquisition, this property is carried at the lower of cost or fair market value less estimated costs of disposition.

(5) Restructured loans represent performing loans for which concessions (such as reductions of interest rates to below market terms and/or extension of repayment terms) have been granted due to a borrower's financial condition.

     The following table sets forth information with respect to First Federal's delinquent loans and other problem assets at September 30, 1998.

                                                                                                      AT SEPTEMBER  30, 1998
                                                                                                  -----------------------------
                                                                                                    BALANCE            NUMBER
                                                                                                  ----------         ----------
                                                                                                           (In Thousands)

Residential real estate:
     Loans past due 60-89 days..............................................................      $    1,384                32
     Loans past due 90 days or more.........................................................             801                20
Commercial real estate:
     Loans past due 60-89 days..............................................................             219                 5
     Loans past due 90 days or more.........................................................             207                 4
Consumer loans (past due 60 days or more)...................................................             256                53
Foreclosed real estate and repossessions....................................................             718                 4
Other non-performing assets.................................................................              --                --
Restructured loans not included  in other nonperforming categories above....................             450                 1
Loans to facilitate sale of real estate owned...............................................             525                 3


     CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which assets possess some weaknesses, are required to be designated "special mention" by management.

     When a savings institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge off such amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. First Federal regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations.

     At September 30, 1998 the aggregate amount of First Federal's classified assets, and of First Federal's general and specific loss allowances and charge-offs were as follows:

                                                                     SEPTEMBER 30, 1998
                                                                     ------------------
                                                                       (In Thousands)

Substandard assets...............................................       $      1,570
Doubtful assets..................................................                  9
Loss assets......................................................                 --
                                                                        ------------
         Total classified assets.................................       $      1,579
                                                                        ------------
                                                                        ------------
General loss allowances..........................................       $      2,677
Specific loss allowances.........................................                 --
                                                                        ------------
                  Total allowances...............................       $      2,677
                                                                        ------------
                                                                        ------------

     A summary of First Federal's principal classified assets is as follows:

     First Federal acquired a $600,000 loan in 1985 on a 48-unit apartment complex in Southern Iowa. The loan was restructured into a $500,000 loan in 1991. The loan bears an interest rate of 10% through maturity in August 2001. At the time the loan was restructured, First Federal wrote off $50,000 of the loan balance which is due in a balloon payment at maturity. No interest is being accrued on this $50,000 amount. The outstanding balance of the loan at September 30, 1998 was $449,000. The loan is now current and the apartment complex was 95% leased at September 30, 1998. First Federal's classified assets also include two real estate owned properties acquired by First Federal in connection with the GFS Bancorp acquisition. For further information see "--Non-Performing Assets and Asset Classification."

     With respect to each of the classified assets described above, except as otherwise noted, management of First Federal believes the specific reserves that have been established are adequate and that the net realizable value of the identified collateral exceeds the balances due.

     ALLOWANCE FOR LOAN LOSSES. Management's policy is to provide for estimated losses on First Federal's loan portfolio based on management's evaluation of the potential losses that may be incurred. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers, among other matters, the estimated net realizable value of the underlying collateral. Other factors considered by management include the size and risk exposure of each segment of the loan portfolio, present indicators such as delinquency rates and the borrower's current financial condition, and the potential for losses in future periods. Management calculates the allowance for loan losses based on asset type, as follows: 100% of portions of loan balances classified as loss, 50% of portions of loan balances classified as doubtful, 15% of portions of loan balances classified as substandard, and 5% of portions of loan balances classified as special mention. Management calculates additional allowances for loan losses on loans not classified in the categories delineated above, as follows: .25% for mortgage loans, .5% for consumer loans, and 1.25% for multifamily and nonresidential loans.

     The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. While both general and specific loss allowances are charged against earnings, general loan loss allowances are added back to generally accepted accounting principles capital in computing risk-based capital under OTS regulations. The financial statements of First Federal are prepared in accordance with generally accepted accounting principles and, accordingly, provisions for loan losses are based on management's estimate of net realizable value or fair value of the collateral, as applicable. First Federal regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification or the establishment of appropriate reserves.

     During fiscal 1998, 1997 and 1996, First Federal credited $345,000, $258,000 and $233,000, respectively, to the allowance for loan losses. During the three months ended September 30, 1998, First Federal credited $75,000 to the allowance for loan losses. Management periodically reviews the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary. There can be no assurance that the allowance for loan losses will be adequate to cover losses that may in fact be realized in the future and that additional provisions for loan losses will not be required.

     ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES. The following table sets forth information regarding First Federal's allowance for loan losses at the dates indicated.



                                                                                                                   AT JUNE 30,
                                                                          At September 30,       ----------------------------------
                                                                               1998                 1998             1997
                                                                            ---------            ---------        ---------
                                                                                                             (Dollars in Thousands)

Total loans outstanding(1).......................................         $    411,588         $   408,955      $   345,092       $
Average loans outstanding(1).....................................              407,417             358,209          331,144
Allowance balance (at beginning of period)                                       2,607               1,796            1,731
Additions related to acquisition.................................                   --                 801               --
Provision:
     Residential.................................................                   --                 100              140
     Commercial real estate......................................                   30                  65               --
     Consumer....................................................                   45                 180              118
Charge-offs:
     Residential.................................................                   --                (155)             (65)
     Commercial real estate......................................                   --                  --               --
     Consumer....................................................                  (34)               (267)            (136)
Recoveries.......................................................                   29                  87                8
                                                                          ------------         ------------     ------------     --
Allowance balance (at end of period).............................         $      2,677         $     2,607      $     1,796       $
                                                                          ------------         ------------     ------------     --
                                                                          ------------         ------------     ------------     --
Allowance for loan losses as a percent of total
     loans outstanding...........................................                 0.65%               0.64%            0.52%
Net loans charged off as a percent of average
     loans outstanding...........................................                 0.01%               0.09%            0.06%


                                                                         ----------------------------------------------
                                                                             1996              1995              1994
                                                                          ---------         ---------         ---------


Total loans outstanding(1).......................................           324,557       $    316,105     $   270,013
Average loans outstanding(1).....................................           317,037            293,102         261,318
Allowance balance (at beginning of period)                                    1,621              1,766           1,666
Additions related to acquisition.................................                --                 --              --
Provision:
     Residential.................................................               145                120             100
     Commercial real estate......................................                --                 --              --
     Consumer....................................................                88                 22              --
Charge-offs:
     Residential.................................................                --                 --              --
     Commercial real estate......................................               (51)              (290)             --
     Consumer....................................................               (78)                (6)             (2)
Recoveries.......................................................                 6                  9               2
                                                                         ----------       ------------     ------------
Allowance balance (at end of period).............................             1,731       $      1,621     $     1,766
                                                                         ----------       ------------     ------------
                                                                         ----------       ------------     ------------
Allowance for loan losses as a percent of total
     loans outstanding...........................................              0.53%              0.51%           0.65%
Net loans charged off as a percent of average
     loans outstanding...........................................              0.04%              0.10%           0.00%


-----------------------------

(1)  Includes loans held for sale.

          ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation for loan losses by loan category at the dates indicated.


                                                 AT SEPTEMBER 30,       -----------------------------------------------------------
                                                      1998                        1998                      1997
                                             ------------------------   --------------------------   ------------------------
                                                        % OF LOANS IN                % OF LOANS IN             % OF LOANS IN
                                                        EACH CATEGORY                EACH CATEGORY            EACH CATEGORY
                                             AMOUNT    TO TOTAL LOANS    AMOUNT     TO TOTAL LOANS   AMOUNT   TO TOTAL LOANS
                                             ------    --------------    ------     --------------   ------   ---------------
                                                                                                    (DOLLARS IN THOUSANDS)

Balance at end of period applicable to:
One- to four-family residential .........    $  781           73.00%     $  830        73.70%       $  613          77.58%
Multi-family residential ................       996            9.98       1,087        10.55           681           8.00
Commercial real estate ..................       637            4.78         433         3.74           267           2.11
Consumer and other non-mortgage loans (1)       263           12.24         257        12.01           235          12.31
                                             ------          ------      ------       ------        ------         -------
Total allowance for loan losses .........    $2,677          100.00%     $2,607       100.00%       $1,796         100.00%
                                             ------          ------      ------       ------        ------         -------
                                             ------          ------      ------       ------        ------         -------



                                                AT JUNE 30,
                                              --------------------------------------------------------------------------------
                                                      1996                       1995                         1994
                                               -----------------------    -----------------------    -------------------------
                                                         % OF LOANS IN              % OF LOANS IN               % OF LOANS IN
                                                         EACH CATEGORY              EACH CATEGORY                EACH CATEGORY
                                               AMOUNT   TO TOTAL LOANS    AMOUNT   TO TOTAL LOANS    AMOUNT     TO TOTAL LOANS
                                               ------   --------------    ------   --------------    ------     --------------


Balance at end of period applicable to:
One- to four-family residential .........     $  649        81.44%       $  660       85.72%        $  570        86.93%
Multi-family residential ................        699         6.04           271        4.00            230         4.31
Commercial real estate ..................        201         1.16           557        1.89            878         2.12
Consumer and other non-mortgage loans (1)        182        11.36           133        8.39             88         6.65
                                              ------       ------        ------      -------        ------       ------
Total allowance for loan losses .........     $1,731       100.00%       $1,621      100.00%        $1,766       100.00%
                                              ------       ------        ------      -------        ------       ------
                                              ------       ------        ------      -------        ------       ------

---------------------------
(1) Includes home equity, home improvement, second mortgage, auto loans, loans on deposits, and other non-mortgage loans.

INVESTMENT ACTIVITIES

     First Federal's portfolio of investment securities, excluding investments in mortgage-backed securities, totaled $84.4 million, $59.2 million, $49.9 million and $54.8 million, respectively, at September 30, 1998 and June 30, 1998, 1997 and 1996. The purpose of First Federal's investment portfolio is to
(1) improve First Federal's interest rate sensitivity gap by reducing the average term to maturity of First Federal's assets, (2) improve liquidity, and
(3) effectively reinvest funds generated from amortization and prepayment on First Federal's traditional loan portfolio.

     First Federal is required under federal regulations to maintain a minimum amount of liquid assets that may be invested in specified short-term securities and certain other investments. See "Regulation--Federal Regulations--Liquidity Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." First Federal generally has maintained a liquidity portfolio in excess of regulatory requirements. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in rela tion to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short term demand for funds to be used in First Federal's loan origination and other activities.

     INVESTMENT PORTFOLIO. The following table sets forth the carrying value of First Federal's investment securities portfolio, short-term investments and FHLB stock, at the dates indicated. At September 30, 1998, First Federal's FHLB stock yielded 6.75%. At September 30, 1998, the market value of First Federal's investment securities - held to maturity portfolio was $16.3 million.

                                                                                                     AT JUNE 30,
                                                               AT SEPTEMBER 30,       -----------------------------------------
                                                                    1998               1998             1997             1996
                                                                   ------             ------           ------           -------
                                                                                                    (IN THOUSANDS)
Investment securities - held to maturity:
   U.S. Government and agency securities....................  $       11,097       $     9,819    $    10,462     $      5,984
   Other securities.........................................           4,903             4,911            818              235
                                                              --------------       -----------    -----------     ------------
       Total investment securities held to maturity.........          16,000            14,730         11,280            6,219
                                                              --------------       -----------    -----------     ------------
Investment securities - available for sale:
   U.S. Government and agency securities....................          68,426            44,517         38,658           43,625
   Other securities.........................................              --                --             --            4,968
                                                              --------------       -----------    -----------     ------------
       Total investment securities available for sale.......          68,426            44,517         38,658           48,593
                                                              --------------       -----------    -----------     ------------
            Totals..........................................          84,426            59,247         49,938           54,812
                                                              --------------       -----------    -----------     ------------
Interest-bearing deposits...................................           1,000             7,500          3,387              300
FHLB stock..................................................           6,270             5,671          5,000            4,769
                                                              --------------       -----------    -----------     ------------
       Total investments....................................  $       91,221        $   72,418    $    58,325     $     59,881
                                                              --------------       -----------    -----------     ------------
                                                              --------------       -----------    -----------     ------------

INVESTMENT PORTFOLIO MATURITIES

     The table below sets forth the scheduled maturities, carrying values, and average yields for First Federal's investment securities at September 30, 1998.



                                                                                                           AT SEPTEMBER 30, 1998
                                         ------------------------------------------------------------------------------------------

                                              ONE YEAR OR LESS              ONE TO FIVE YEARS              FIVE TO TEN YEARS
                                         ----------------------------  ----------------------------  ----------------------------
                                           CARRYING        AVERAGE       CARRYING       AVERAGE        CARRYING        AVERAGE
                                             VALUE          YIELD          VALUE         YIELD           VALUE          YIELD
                                         -------------  -------------  -------------  -------------  -------------  -------------
                                                                                                   (DOLLARS IN THOUSANDS)
Investment securities - held
  to maturity.........................    $   5,154         6.06%       $   5,739         5.65%      $    4,416           6.21%
Investment securities -
  available for sale..................       15,062         7.07            2,513         6.09%          38,953           6.65%
                                         -------------  -------------  -------------  -------------  -------------  -------------
Total investment
  securities..........................    $  20,216         6.81%       $   8,252         5.78%      $   43,369           6.61%
                                         -------------  -------------  -------------  -------------  -------------  -------------
                                         -------------  -------------  -------------  -------------  -------------  -------------





                                               ---------------------------------------------------------
                                                                                 TOTAL INVESTMENT
                                                    MORE THAN 10 YEARS               SECURITIES
                                               ---------------------------  ----------------------------
                                                CARRYING        AVERAGE       CARRYING        AVERAGE
                                                 VALUE           YIELD          VALUE          YIELD
                                               ------------  -------------  -------------  -------------

Investment securities - held
  to maturity................................  $     691          6.92%      $   16,000         6.11%
Investment securities -
  available for sale.........................     11,898          6.85%          68,426         6.76%
                                               ------------  -------------  -------------  -------------
Total investment
  securities.................................  $  12,589          6.85%      $   84,426          6.61%
                                               ------------  -------------  -------------  -------------
                                               ------------  -------------  -------------  -------------



SUBSIDIARY ACTIVITIES

     First Federal has one active wholly owned subsidiary, First Financial Corporation, an Iowa corporation. The Mutual Holding Company, through its wholly owned Iowa subsidiary, Sioux Financial Corporation, operates a title search and abstract continuation business. During fiscal year 1996, First Financial Corporation purchased a majority ownership in United Escrow, which serves as an escrow agent in Woodbury County, Iowa.

     First Federal sold a wholly owned subsidiary, Equity Services, Inc., to the Mutual Holding Company, in July 1993 for its then current book value of $52,000. Equity Services, Inc. is in the business of developing residential lots in First Federal's primary market area.

     Under federal law, SAIF-insured institutions are required to provide 30 days' advance notice to the OTS and FDIC before establishing or acquiring a subsidiary or conducting a new activity in a subsidiary. The insured institution must also provide the FDIC and the OTS such information as may be required by applicable regulations and must conduct the activity in accordance with the rules and orders of the OTS. In addition to other enforcement and supervision powers, the OTS may determine after notice and opportunity for a hearing that the continuation of a savings institution's ownership of or relation to a subsidiary constitutes a serious risk to the safety, soundness or stability of the savings institution, or is inconsistent with the purposes of federal law. Upon the making of such determination, the OTS may order the savings institution to divest the subsidiary or take other actions.

SOURCES OF FUNDS

     GENERAL. Deposits are the major source of First Federal's funds for lending and other investment purposes. In addition to deposits, First Federal derives funds from the amortization and prepayment of loans and mortgage-backed securities, the sale or maturity of investment securities, operations and, if needed, advances from the FHLB of Des Moines. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources or on a longer term basis for general business purposes.

     DEPOSITS. Consumer and commercial deposits are attracted principally from within First Federal's primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. Currently First Federal does not generally negotiate interest rates to attract jumbo certificates, but may accept deposits of $100,000 or more based on posted rates. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. First Federal regularly evaluates the internal cost of funds, surveys rates offered by competing institutions, reviews First Federal's cash flow requirements for lending, evaluating deposit withdrawal trends and liquidity and executes rate changes when deemed appropriate. First Federal does not obtain funds through brokers, nor does it actively solicit funds outside its primary market area. Historically, First Federal has rarely used premiums to attract savings deposits.

     DEPOSIT PORTFOLIO. Savings and other deposits in First Federal as of September 30, 1998, are composed of the following:


     WEIGHTED                                                                                                          PERCENTAGE
     AVERAGE                                                                           MINIMUM                          OF TOTAL
 INTEREST RATE(1)       MINIMUM TERM            CATEGORY                               AMOUNT         BALANCES          DEPOSITS
 ----------------       ------------        ------------------                        ---------     ------------     --------------
                                                                                               (DOLLARS IN THOUSANDS)
     0.00%                  None            Noninterest bearing checking accounts       None         $   10,902           2.78%
     1.67%                  None            Interest bearing checking accounts        $    200           36,639           9.33%
     2.03%                  None            Money Market Plus accounts                     200            6,968           1.77%
     4.70%                  None            Money Market Select accounts                10,000           56,744          14.44%
     1.78%                  None            Savings accounts/Club accounts                10/5           25,385           6.46%
     1.75%                  None            Unredeemed certificates                      1,000              825           0.21%
     3.72%                3 months          Fixed term, fixed rate                       1,000              650           0.17%
     5.53%                5 months          Fixed term, fixed rate                       1,000              746           0.19%
     3.95%                6 months          Fixed term, fixed rate (2)               100/1,000            7,843           2.00%
     5.08%                8 months          Fixed term, fixed rate                       5,000            4,647           1.18%
     5.38%                 1 year           Fixed term, fixed rate (2)               100/1,000           28,580           7.28%
     5.48%               14 months          Fixed term, fixed rate                       5,000            6,644           1.69%
     5.76%               16 months          Fixed term, fixed rate                       5,000            1,447           0.37%
     5.83%               17 months          Fixed term, fixed rate                       5,000           19,104           4.87%
     5.71%                1.5 year          Fixed term, fixed rate                       1,000            7,527           1.92%
     5.73%               19 months          Fixed term, fixed rate                       5,000            2,377           0.61%
     5.42%                 2 year           Fixed term, fixed rate (2)               100/1,000           16,185           4.12%
     5.10%                 2 year           Fixed term, variable rate IRA                  100            1,227           0.31%
     5.89%               26 months          Fixed term, fixed rate                       5,000           25,682           6.54%
     5.01%                2.5 year          Fixed term, fixed rate                       1,000            4,834           1.23%
     4.94%                2.5 year          Fixed term, option rate (3)                  1,000            2,471           0.63%
     6.22%               32 months          Fixed term, fixed rate                       5,000           16,694           4.25%
     5.95%               35 months          Change up term and rate (4)                  1,000           34,506           8.78%
     5.31%                3 year            Fixed term, fixed rate (2)               100/1,000           30,519           7.77%
     6.47%               45 months          Fixed term, fixed rate                       5,000            5,401           1.38%
     5.42%                4 year            Fixed term, fixed rate                       1,000            6,275           1.60%
     6.74%               58 months          Fixed term, fixed rate                       5,000            7,768           1.98%
     5.67%                5 year            Fixed term, fixed rate                       1,000            6,146           1.57%
     6.11%                6 year            Fixed term, fixed rate                       1,000           11,706           2.98%
     6.64%                8 year            Fixed term, fixed rate                       1,000            5,330           1.36%
     8.61%               10 year            Fixed term, fixed rate-education CD          5,000              905           0.23%
     -----                                                                                         ------------    ------------
     4.69%                                                                                         $    392,677         100.00%
                                                                                                   ------------    ------------
                                                                                                   ------------    ------------

-------------------------------------------------------

(1)  Yield rates for fixed term, fixed rate certificates.

(2) Individual retirement accounts (IRAs) are offered for this term. The minimum for IRAs is $100 and the minimum for other certificates is $1,000. The minimum for additions to IRAs is $25, while the minimum for additions to other certificates is $1,000.

(3) The rate on the option rate certificate may be changed once during the term to the currently offered rate at the certificate holder's option.

(4) The certificate holder may change to another certificate product on the first or second anniversary.

     The following table sets forth the change in dollar amount of deposits in the various types of deposit accounts offered by First Federal between the dates indicated.


                                                      BALANCE AT                                       BALANCE AT
                                                    SEPTEMBER 30,          %            INCREASE        JUNE 30,           %
                                                        1998            DEPOSITS       (DECREASE)        1998           DEPOSITS
                                                   --------------     ------------    ------------    ------------    ------------

Checking accounts.............................     $      47,541          12.11%            (827)     $     48,368        12.33%
Savings accounts..............................            25,385           6.46             (846)           26,231         6.68
Money market accounts.........................            63,712          16.24            1,918            61,794        15.75
Option rate certificates (1)..................             2,471           0.63             (433)            2,904         0.74
Change up certificates (2)....................             9,586           2.44              548             9,038         2.30
3 to 11 month certificates....................            13,757           3.50            2,693            11,064         2.82
12 thru 18 month certificates.................            57,681          14.69              170            57,511        14.66
19 thru 30 month certificates.................            43,730          11.14            1,233            42,497        10.83
32 and 36 month certificates..................            24,265           6.18             (828)           25,093         6.39
45 and 48 month certificates..................            11,676           2.97             (435)           12,111         3.09
58 through 96 month certificates..............            30,950           7.88           (2,826)           33,776         8.61
IRA certificates..............................            60,193          15.32             (464)           60,657        15.45
Other certificates............................             1,730           0.44              349             1,381         0.35
                                                   -------------   -------------     -----------      ------------   -----------
                                                   $     392,677         100.00%       $     252      $    392,425       100.00%
                                                   -------------   -------------     -----------      ------------   -----------
                                                   -------------   -------------     -----------      ------------   -----------


                                                                  BALANCE AT                                  BALANCE AT
                                                    INCREASE       JUNE 30,           %         INCREASE       JUNE 30,        %
                                                   (DECREASE)        1997          DEPOSITS     (DECREASE)       1996       DEPOSITS
                                                 --------------   ------------    -----------  -----------  ------------  ----------
                                                                                 (DOLLARS IN THOUSANDS)

Checking accounts.............................   $     10,297     $     38,071       11.65%    $    3,200   $    34,871       10.40%
Savings accounts..............................          3,148           23,083        7.06         (1,568)       24,651        7.35
Money market accounts.........................         15,373           46,421       14.22          5,190        41,231       12.30
Option rate certificates (1)..................         (2,593)           5,497        1.68         (3,518)        9,015        2.69
Change up certificates (2)....................          3,314            5,724        1.75          5,724             -           -
3 to 11 month certificates....................         (3,684)          14,748        4.51        (16,462)       31,210        9.31
12 thru 18 month certificates.................         18,445           39,066       11.96         (1,483)       40,549       12.10
19 thru 30 month certificates.................         14,617           27,880        8.53         10,263        17,617        5.26
32 and 36 month certificates..................          1,899           23,194        7.11          8,020        15,174        4.53
45 and 48 month certificates..................            175           11,936        3.65         (8,032)       19,968        5.96
58 through 96 month certificates..............          2,102           31,674        9.69         (7,115)       38,789       11.57
IRA certificates..............................          3,599           57,058       17.46         (3,383)       60,441       18.03
Other certificates............................         (1,001)           2,382        0.73            675         1,707        0.50
                                                 ------------      -----------  -----------    -----------  -----------   ----------
                                                 $     65,691      $   326,734      100.00%    $   (8,489)  $   335,223      100.00%
                                                 ------------      -----------  -----------    -----------  -----------   ----------
                                                 ------------      -----------  -----------    -----------  -----------   ----------

-------------------------------------------
(1) This certificate is a 30-month certificate, during which term the rate may be changed to a currently offered rate, once, at the customer's option.

(2) This certificate is a 35-month certificate, during which term the certificate may be changed to a product with a different term and/or rate, once, on the first or second anniversary of the opening of the certificate.

TIME DEPOSITS BY RATES

     The following table sets forth the time deposits in First Federal classified by rates as of the dates indicated.

                                          AT                                           AT JUNE 30,
                                      SEPTEMBER 30,        -------------------------------------------------------------------------
                                          1998                     1998                     1997                       1996
                                    ------------------     ----------------------    ----------------------     --------------------
                                                                                      (IN THOUSANDS)
4% or less...................       $          12,730      $              14,684     $               18,026     $          24,863
4.01-6.00%...................                 192,712                    178,324                    166,126               158,476
6.01-8.00%...................                  49,585                     61,348                     31,702                43,880
8.01-9.00%...................                   1,012                      1,676                      3,305                 7,251
                                    ------------------     ----------------------    -----------------------    --------------------
     Total...................       $         256,039      $             256,032     $              219,159     $         234,470
                                    ------------------     ----------------------    -----------------------    --------------------
                                    ------------------     ----------------------    -----------------------    --------------------


     TIME DEPOSIT MATURITY SCHEDULE. The following table sets forth the amount and maturities of certificates of deposit at September 30, 1998.

                                                                         AMOUNT DUE
                          ----------------------------------------------------------------------------------------------
                              LESS THAN               1-2                2-3             AFTER
WEIGHTED AVERAGE               ONE YEAR              YEARS               YEARS          3 YEARS                TOTAL
  RATE                       -----------         -----------         -----------      -----------           ------------
 ------                                                             (IN THOUSANDS)
4% or less............    $       12,459       $          271     $           --     $         --         $      12,730
4.01-6.00%............            92,638               70,301             24,817            4,956               192,712
6.01-8.00%............            15,391               16,619              9,120            8,454                49,584
8.01-9.00%............             1,010                   --                 --                3                 1,013
                          --------------       --------------     --------------     ------------         -------------
     Total............    $      121,498       $       87,191     $       33,937     $     13,413         $     256,039
                          --------------       --------------     --------------     ------------         -------------
                          --------------       --------------     --------------     ------------         -------------

     CERTIFICATES OF DEPOSIT $100,000 AND OVER. The following table indicates the amount of First Federal's certificates of deposit and other time deposits of $100,000 or more by time remaining until maturity as of September 30, 1998.

                                                                                CERTIFICATES OF DEPOSITS
                                      MATURITY PERIOD                           -------------------------
                                      ---------------                                 (IN THOUSANDS)

Three months or less....................................................            $       2,583
Three through six months................................................                    2,937
Six through twelve months...............................................                    5,694
Over twelve months......................................................                    8,720
                                                                                    -------------
  Total.................................................................            $      19,934
                                                                                    -------------
                                                                                    -------------

     DEPOSIT ACTIVITY. The following table sets forth the savings activities of First Federal for the periods indicated:


                                                  THREE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,           YEAR ENDED JUNE 30,
                                                  -------------------------------------------------------
                                                      1998          1998          1997           1996
                                                  -------------  ---------     ----------      ----------
                                                                      (IN THOUSANDS)
Additions related to GFS Bancorp acquisition      $   --         $ 64,792       $   --         $   --
Net withdrawals in excess of deposits ......        (3,630)       (15,748)       (21,895)       (12,076)
Interest credited ..........................         3,882         16,647         13,406          7,873
                                                  --------       --------       --------       --------

  Net increase (decrease) in deposits ......      $    252       $ 65,691       $ (8,489)      $ (4,203)
                                                  --------       --------       --------       --------
                                                  --------       --------       --------       --------


     In the unlikely event of a liquidation of First Federal, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the stockholders of First Federal. The majority of First Federal's depositors are residents of Iowa, Nebraska and South Dakota.

     BORROWINGS. Savings deposits are the primary source of funds of First Federal's lending and investment activities and for its general business purposes. First Federal, if the need arises, may rely upon advances from the FHLB and the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are secured by First Federal's stock in the FHLB and a portion of First Federal's first mortgage loans and investment securities. At September 30, 1998, First Federal had $124.9 million of advances outstanding from the FHLB.

     The FHLB functions as a central reserve bank providing credit for First Federal and other member savings associations and financial institutions. As a member, First Federal is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities that are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of a member institution's net worth or on the FHLB's assessment of the institution's creditworthiness.

     The following table sets forth certain information regarding borrowings by First Federal at the dates indicated. First Federal had no borrowings outstanding other than advances from the FHLB as of September 30, 1998.




                                    AT                  AT JUNE 30,
                                SEPTEMBER 30, --------------------------------
                                    1998        1998        1997         1996
                                 ---------    ---------- ----------   --------
Weighted average rate paid
  on FHLB advances ...........         5.90%      5.94%      6.01%      6.00%
Rate paid on ESOP borrowing(1)         N/A        N/A        N/A        8.50


----------------
(1) The final payment on the ESOP borrowing was made on December 30, 1996.


                                                     DURING THE THREE MONTHS ENDED
                                                               SEPTEMBER 30,            DURING THE YEAR ENDED JUNE 30,
                                                       ---------------------------  -------------------------------------
                                                           1998         1997            1998         1997         1996
                                                       ------------  -----------    ----------   -----------   ----------
                                                                               (DOLLARS IN THOUSANDS)
Maximum amount of FHLB advances
  outstanding at  any month...........................  $  125,900   $  89,500      $  113,400    $  100,000    $ 69,000

Approximate average FHLB advances
  outstanding.........................................     113,028      87,060      $   91,863    $   82,200    $ 55,596

Approximate weighted average rate
  paid on  FHLB advances..............................        6.04%       6.17%           6.04%         6.02%       6.12%

Approximate average ESOP
  borrowing outstanding(1)............................         N/A         N/A      $      N/A    $        9    $     84

Average rate paid on ESOP borrowing(1)................         N/A         N/A             N/A          9.03%       8.76%



--------------
(1) The final payment on the ESOP borrowing was made on December 30, 1996.

COMPETITION

     First Federal encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has come historically from commercial banks, brokerage houses, other savings associations and credit unions in its market area, and First Federal expects continued strong competition from such financial institutions in the foreseeable future. First Federal's market area includes branches of several commercial banks that are substantially larger than First Federal in terms of state-wide deposits. First Federal competes for savings by offering depositors a high level of personal service, competitive rates and expertise together with a wide range of financial services.

     The competition for real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings associations. This competition for loans has increased substantially in recent years as a result of the large number of institutions choosing to compete in First Federal's market area.

     First Federal competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers, real estate brokers and builders. Factors that affect competition include general and local economic conditions, current interest rate levels and volatility of the mortgage markets. Management's strategy has been to offer several new product offerings in certificate and retirement accounts to help retain current deposits and reduce shrinkage. Recent product offerings have been made available in transaction accounts to increase customer base and to position First Federal as a family financial center.

PROPERTIES

     First Federal conducts its business through its main office located in Sioux City, Iowa, and fifteen branch offices located in the market area. The following table sets forth certain information concerning the main office and each branch office of First Federal at September 30, 1998. The aggregate net book value of First Federal's premises and equipment was $11.1 million at September 30, 1998.


                                     YEAR OPENED OR ACQUIRED      OWNED OR LEASED     LEASE EXPIRATION DATE
                                     -----------------------      ---------------     ---------------------


329 Pierce Street                               1988                   Owned                   --
Sioux City, Iowa 51102

924 Pierce Street                               1991                   Owned                   --
Sioux City, Iowa 51101

2727 Hamilton Blvd.                             1981                   Owned                   --
Sioux City, Iowa 51104

2 Bow Drive                                     1978                   Owned                   --
Cherokee, Iowa 51012

301 Plymouth St., N.W.                          1990                   Owned                   --
Le Mars, Iowa 51031

209 Main St. (1)                                1976                  Leased                   --
Box 545
Sanborn, Iowa

3839 Indian Hills Dr.                           1978                   Owned                   --
Sioux City, Iowa 51104

826 Central Avenue (1)                          1986                   Owned                   --
Hawarden, Iowa 51023

921 Iowa Avenue                                 1972                   Owned                   --
Onawa, Iowa 51040

1201 2nd Avenue                                 1976                   Owned                   --
Box 277
Sheldon, Iowa 51201

4211 Morningside Avenue                         1965                   Owned                   --
Sioux City, Iowa 51106

148 South Central Avenue (1)                    1986                   Owned                   --
Hartley, Iowa 51346

104 1st Street, S.E.                            1974                   Owned                   --
Orange City, Iowa 51041

4701 Singing Hills Blvd.
Sioux City, Iowa 51106                          1995                   Owned                   --

2738 Cornhusker Drive
South Sioux City, Nebraska 68776                1998                   Owned                   --

1025 Main Street
Grinnell, Iowa 50112                            1998                   Owned                   --


-----------------------------
(1) In November 1998, First Federal consummated the sale of the deposit accounts relating to its branch offices located in Sanborn and Hartley, Iowa, and closed those branches. In December 1998, First Federal consummated the sale of the deposit accounts relating to its office in Hawarden, Iowa, and closed that branch.

     First Federal's accounting and record keeping activities are maintained on an in-house data processing system. First Federal owns data processing equipment it uses for its internal processing needs. The net book value of such data processing equipment and related software at September 30, 1998, was $681,000.

LEGAL PROCEEDINGS

     There are various claims and lawsuits in which First Federal is periodically involved incident to First Federal's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

                                   REGULATION

     As a federally chartered SAIF-insured savings association, First Federal is subject to examination, supervision and extensive regulation by the OTS and the FDIC. First Federal is a member of and owns stock in the FHLB of Des Moines, which is one of the twelve regional banks in the Federal Home Loan Bank System. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. First Federal also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines First Federal and prepares reports for the consideration of First Federal's Board of Directors on any deficiencies that they may find in First Federal's operations. The FDIC also examines First Federal in its role as the administrator of the SAIF. First Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws especially in such matters as the ownership of savings accounts and the form and content of First Federal's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material adverse impact on the Holding Company and First Federal and their operations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     BUSINESS ACTIVITIES. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act"). The federal banking statutes, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and Federal Deposit Insurance Corporation Improvement Act ("FDICIA"):

     (1) restrict the solicitation of brokered deposits by savings institutions that are troubled or not well- capitalized;

     (2) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories;

     (3) restrict the aggregate amount of loans secured by non-residential real estate property to 400% of capital;

     (4) permit savings and loan holding companies to acquire up to 5% of the voting shares of non-subsidiary savings institutions or savings and loan holding companies without prior approval; and

     (5) permit bank holding companies to acquire healthy savings institutions.

The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on First Federal.

     LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of First Federal's unimpaired capital and surplus on an unsecured basis. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. First Federal's maximum loans to one borrower limit was $10.5 million at September 30, 1998. As of September 30, 1998, First Federal was in compliance with its loans-to-one-borrower limitations.

     QUALIFIED THRIFT LENDER TEST. The HOLA requires savings institutions to meet a qualified thrift lender ("QTL") test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less (1) specified liquid assets up to 20% of total assets, (2) intangibles, including goodwill, and (3) the value of property used to conduct business) in certain "qualified thrift investments," primarily residential mortgages and related investments, including certain mortgage-backed and related securities on a monthly average basis in 9 out of every 12 months. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of September 30, 1998, First Federal maintained 92.1% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test.

     LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as First Federal, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of:

     (1) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or

     (2) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution.

Any additional capital distributions would require prior regulatory approval. In the event First Federal's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, First Federal's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     In addition, OTS regulations require First Federal Bankshares, M.H.C., the mutual holding company which owns the majority of First Federal's common stock, to notify the OTS of any proposed waiver of its right to receive dividends. It is the OTS' practice to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if:

     (1) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;

     (2) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements;

     (3) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability;

     (4) the amount of any waived dividend is considered as having been paid by the savings association (and the savings association's capital ratios adjusted accordingly) in evaluating any proposed dividend under OTS capital distribution regulations; and

     (5) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company, which totaled $2.4 million at September 30, 1998.

     LIQUIDITY. First Federal is required to maintain an average daily balance of specified liquid assets equal to a quarterly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. First Federal's average liquidity ratio for the quarter ended September 30, 1998 was 27.0%, which exceeded the then applicable requirements.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. First Federal received a satisfactory CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

     TRANSACTIONS WITH RELATED PARTIES. First Federal's authority to engage in transactions with related parties or "affiliates" (I.E., any company that controls or is under common control with an institution, including First Federal Bankshares and its non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

     First Federal's authority to extend credit to executive officers, directors and 10% stockholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations generally require such loans to be made on terms substantially the same as those offered to unaffiliated individuals and do not involve more than the normal risk of repayment. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans, that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Regulation O also places individual and aggregate limits on the amount of loans First Federal may make to such persons based, in part, on First Federal's capital position, and requires certain approval procedures to be followed. At September 30, 1998, First Federal was in compliance with the regulations.

     ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

     STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

     CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage ratio (or core capital ratio) and an 8.0% risk-based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain qualifying supervisory goodwill and certain mortgage servicing rights. Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill) plus a specified amount of mortgage servicing rights. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank, and unrealized gains (losses) on certain available for sale securities.

     The risk-based capital standard for savings institutions requires the maintenance of Tier 2 (core) and total capital (which is defined as core capital and supplementary capital) to risk weighted assets of 4.0% and 8.0%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of Tier 1 (core) capital are equivalent to those discussed earlier under the 3.0% leverage ratio standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     OTS regulatory capital rules also incorporate an interest rate risk component. Savings associations with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (I.E., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates, divided by the estimated economic value of the association's assets. In calculating its total capital under the risk-based rule, a savings association whose measured interest rate risk exposure exceeds 2%, must deduct an interest rate component equal to one-half of the excess change. The OTS has deferred, for the present time, the date on which the interest rate component is to be deducted from total capital. The rule also provides that the Director of the OTS may waive or defer an institution's interest rate risk component on a case-by-case basis.

     At September 30, 1998, First Federal exceeded each of the three OTS capital requirements. Set forth below is a summary of First Federal's compliance with the OTS capital standards as of September 30, 1998.


                                                              AT SEPTEMBER 30, 1998
                                                            --------------------------
                                                                           PERCENT OF
                                                             AMOUNT        ASSETS (1)
                                                            --------     ------------
                                                             (DOLLARS IN THOUSANDS)

Tangible capital:
     Capital level ...............................         $34,649            6.2%
     Requirement .................................           8,418            1.5
                                                           -------          -------
     Excess ......................................         $26,231            4.7%
                                                           -------          -------
                                                           -------          -------
Core capital:
           Capital level .........................         $24,649            6.2%
     Requirement .................................          16,837            3.0
                                                           -------          -------
     Excess ......................................         $17,812            3.2%
                                                           -------          -------
     To be well capitalized under prompt
       corrective action provisions ..............         $28,061            5.0%
                                                           -------          -------
                                                           -------          -------
Fully phased-in risk-based capital:
     Capital level ...............................         $37,326           12.3%
     Requirement .................................          24,221            8.0
                                                           -------          -------
     Excess ......................................         $13,105            4.3%
                                                           -------          -------
                                                           -------          -------
     To be well capitalized under prompt
       corrective action provisions ..............         $30,276           10.0%
                                                           -------          -------
                                                           -------          -------


(1) Tangible and core capital levels are calculated on the basis of a percentage of total adjusted assets; risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

     See "Historical and Pro Forma Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, First Federal's historical amounts and percentages at September 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by First Federal Bankshares.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based deposit insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of First Federal.

FEDERAL HOME LOAN BANK SYSTEM

     First Federal, as a federal association, is required to be a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. First Federal, as a member of the FHLB of Des Moines, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of September 30, 1998, First Federal was in compliance with this requirement. The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). At September 30, 1998, First Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

THRIFT CHARTER

     Congress has been considering legislation in various forms that would require federal thrifts, such as First Federal, to convert their charters to national or state bank charters. First Federal cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect First Federal and First Federal Bankshares.

HOLDING COMPANY REGULATION

     FIRST FEDERAL BANKSHARES. First Federal Bankshares will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, First Federal Bankshares will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over First Federal Bankshares and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. First Federal must notify the OTS 30 days before declaring any dividend to First Federal Bankshares.

     As a unitary savings and loan holding company, First Federal Bankshares generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that First Federal continues to be a QTL. See "--Federal Regulation of Savings Institutions--Qualified Thrift Lender Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by First Federal Bankshares of another savings association, First Federal Bankshares would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of First Federal Holding Company ("BHC") Act of 1956, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors--Regulatory Oversight and Legislation."

     The HOLA prohibits a savings and loan holding company, including the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     THE MUTUAL HOLDING COMPANY. The Mutual Holding Company is a non-diversified mutual savings and loan holding company within the meaning of the HOLA, as amended. As such, the Mutual Holding Company is registered with the OTS and is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and any non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

     Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a mutual holding company may engage in the following activities:

     (1) investing in the stock of a savings association;

     (2) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company;

     (3) merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

     (4) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices;

     (5) furnishing or performing management services for a savings association subsidiary of such company;

     (6) holding, managing or liquidating assets owned or acquired from a savings association subsidiary of such company;

     (7) holding or managing properties used or occupied by a savings association subsidiary of such company;

     (8) acting as trustee under deeds of trust;

     (9) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the BHC Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and

     (10) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director.

If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (1) through (10) above, and has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

     In addition, OTS regulations require the mutual holding company to notify the OTS of any proposed waiver of its right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis and, in general, not to object to any such waiver if:

     (1) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;

     (2) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements;

     (3) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability;

     (4) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and

     (5) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

FEDERAL SECURITIES LAWS

     First Federal Bankshares has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, First Federal Bankshares common stock will be registered with the SEC under the Exchange Act. First Federal Bankshares will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the common stock to be issued in the conversion does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of First Federal Bankshares may be resold without registration. Shares purchased by an affiliate of First Federal Bankshares will be subject to the resale restrictions of Rule 144 under the Securities Act. If First Federal Bankshares meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of First Federal Bankshares who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (1) 1% of the outstanding shares of First Federal Bankshares or (2) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by First Federal Bankshares to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                    TAXATION

FEDERAL TAXATION

         For federal income tax purposes, First Federal and its subsidiaries file a consolidated federal income tax return on a fiscal year basis using the accrual method of accounting.

         As a result of the enactment of the Small Business Job Protection Act of 1996, all savings banks and savings associations may convert to a commercial bank charter, diversify their lending, or be merged into a commercial bank without having to recapture any of their pre-1988 tax bad debt reserve accumulations. Any post- 1987 reserves will be subject to recapture, regardless of whether or not a particular thrift intends to convert its charter, be acquired, or diversify its activities. The recapture tax on post-1987 reserves is assessed in equal installments over the six taxable years beginning in 1996. However, if a thrift meets the residential loan requirement (i.e., if the thrift's level of mortgage lending activity (re-financings and home equity loans do not count) is equal to or exceeds its average mortgage lending activity for the six years preceding 1996, adjusted for inflation), then the thrift may suspend its tax bad debt recapture for the 1996 and 1997 tax years. At September 30, 1998, First Federal had a balance of approximately $515,000 of bad debt reserves in retained income that would be recaptured under this legislation.

         Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements.

         First Federal accounts for deferred income taxes by the liability method, applying the enacted statutory rates in effect at the balance sheet date to differences between the book cost and the tax cost of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in the tax laws.

         First Federal is subject to the corporate alternative minimum tax which is imposed to the extent it exceeds First Federal's regular income tax for the year. The alternative minimum tax will be imposed at the rate of 20% of a specially computed tax base. Included in this base are a number of preference items, including the following:(i) interest on certain tax-exempt bonds issued after August 7, 1986; and (ii) an "adjusted current earnings" computation which is similar to a tax earnings and profits computation. In addition, for purposes of the alternative minimum tax, the amount of alternative minimum taxable income that may be offset by net operating losses is limited to 90% of alternative minimum taxable income.

         First Federal has not been audited by the Internal Revenue Service for the past seven years. For additional information regarding taxation, see Note 9 of Notes to Consolidated Financial Statements.

IOWA TAXATION.

         First Federal currently files an Iowa franchise tax return, and its subsidiaries file Iowa corporation tax returns on a fiscal-year basis. The state of Iowa imposes a tax on the Iowa franchise taxable income of savings institutions at the rate of 5%. Iowa franchise taxable income is generally similar to federal taxable income except that interest from state and municipal obligations is taxable, and no deduction is allowed for state franchise taxes.

         First Federal Bankshares will be required to file an Iowa income tax return because it will be doing business in Iowa. For Iowa tax purposes, the state corporation income tax ranges from 6% to 12% depending upon Iowa corporation taxable income. Interest from federal securities is not taxable for purposes of the Iowa corporation income tax. For this purpose, "taxable income" generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligation).

DELAWARE TAXATION

         As a Delaware holding company not earning income in Delaware, First Federal Bankshares is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                     MANAGEMENT OF FIRST FEDERAL BANKSHARES

         The Board of Directors of First Federal Bankshares consists of those persons who currently serve as Directors of First Federal. The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of First Federal Bankshares for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Directors Gary L. Evans, Allen J. Johnson and Harland D. Johnson have terms of office expiring in 1999; a second class, consisting of Directors Dr. Nancy A. Boysen, David Van Engelenhoven, Jon G. Cleghorn, and Steven L. Opsal have terms of office expiring in 2000; and a third class, consisting of Directors Barry E. Backhaus, Paul W. Olson, Dennis B. Swanstrom and David S. Clay have terms of office expiring in 2001. Their names and biographical information are set forth under "Management of First Federal--Directors."

         The following individuals hold positions as executive officers of First Federal Bankshares as is set forth below opposite their names.

         NAME                                                          POSITION WITH FIRST FEDERAL BANKSHARES
         ----                                                          --------------------------------------
Barry E. Backhaus.............................................         Chairman of the Board, President and
                                                                       Chief Executive Officer

Jon G. Cleghorn...............................................         Executive Vice President, Chief
                                                                       Operating Officer and Director

Steven L. Opsal...............................................         Executive Vice President and
                                                                       Director

Sandra Sabel..................................................         Senior Vice President


         The executive officers of First Federal Bankshares are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

         Since the formation of First Federal Bankshares, none of the executive officers, directors or other personnel has received remuneration from First Federal Bankshares. Information concerning the principal occupations, employment and compensation of the directors and officers of First Federal Bankshares during the past five years is set forth under "Management of First Federal."

                           MANAGEMENT OF FIRST FEDERAL

DIRECTORS

         First Federal's Board of Directors is composed of eleven members. Directors of First Federal are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The following table sets forth certain information regarding the composition of First Federal's Board of Directors at September 30, 1998, including the terms of office of Board members.

                                                                                                            SHARES OF
                                                                                                          COMMON STOCK
                                                                                                          BENEFICIALLY
                                                  POSITIONS                                                 OWNED ON
                                                 HELD IN THE               DIRECTOR     CURRENT TERM      SEPTEMBER 30,     PERCENT
     NAME (1)         AGE(2)                        BANK                   SINCE (3)      TO EXPIRE           1998         OF CLASS
     --------         ------                      --------                 ---------      ---------       ------------     --------
Barry E. Backhaus       53               President, Chief Executive           1987           2001            39,015  (6)      1.38%
                                          Officer and Chairman of
                                                  the Board
Dr. Nancy A. Boysen     69                        Director                    1979           2000            11,076             *
David S. Clay           40                        Director                    1998           2001             1,500  (5)
Jon G. Cleghorn         56                     Executive Vice                 1997           2000            24,711  (8)        *
                                    President, Chief Operating Officer
                                                and Director
Gary L. Evans           59                        Director                    1989           1999             6,620  (5)        *
Allen J. Johnson        59                        Director                    1993           1999               990             *
Harland D. Johnson      68                        Director                    1979           1999            22,169             *
Paul W. Olson           68                        Director                    1974           2001            13,525             *
Steven L. Opsal         44               Executive Vice President &           1998           2000             3,648  (7)        *
                                                  Director
Dennis B. Swanstrom     55                        Director                    1993           2001             1,055             *
David Van Engelenhoven  55                        Director                    1993           2000               990             *

------------------------------
(*)      Less than 1%.
(1) The mailing address for each person listed is 329 Pierce Street, Sioux City, Iowa 51101. Each of the persons listed is also a director of the Mutual Holding Company.
(2)      As of September 30, 1998.
(3) Reflects initial appointment to the Board of Directors of First Federal or its mutual predecessor, First Federal Savings and Loan Association of Sioux City, as the case may be. First Federal was chartered as a result of the mutual holding company reorganization of First Federal Savings and Loan Association of Sioux City in July 1992.
(4) Includes all shares of common stock held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the executive officers and directors effectively exercise sole or shared voting and investment power.
(5) Includes shares subject to options under the Director's 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998 in the following amounts: Director Clay 500 shares; and Director Evans 2,370 shares (adjusted).
(6) Includes 11,195 shares (adjusted) awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Backhaus. Also includes 8,979 shares (adjusted) subject to options under the 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998.
(7) Including 500 shares awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Opsal. Also includes 1,000 shares subject to options under the 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998.
(8) Includes 8,047 shares (adjusted) awarded under the 1992 Recognition Plan that have vested to date and been distributed to Mr. Cleghorn. Also includes 5,293 shares (adjusted) subject to options under the 1992 Stock Option Plan that may be exercised within 60 days of the September 30, 1998.
(9) In connection with First Federal's acquisition of Grinnell Federal in March 1998, Messrs. Opsal and Clay were appointed to the Board of Directors for terms expiring at the 1998 Annual Meeting of Stockholders.

         The business experience of each of the above directors for at least the past five years is as follows:

         BARRY E. BACKHAUS has been President and Chief Executive Officer of First Federal since 1990 and Chairman of the Board since 1997; he has been affiliated with First Federal since 1969.

         DR. NANCY A. BOYSEN is a homemaker.

         DAVID S. CLAY is Vice President and Treasurer of Grinnell College, Grinnell, Iowa.

         JON G. CLEGHORN has been Executive Vice President of First Federal since 1990 and has been affiliated with First Federal in various capacities since 1974.

         GARY L. EVANS is President and Chief Executive Officer of Sioux Honey Association.

         ALLEN J. JOHNSON is President and Chief Executive Officer of Great West Casualty Company, a property and casualty company located in South Sioux City, Nebraska.

         HARLAND D. JOHNSON is the retired owner/operator of Johnson Hardware, a retail hardware store.

         PAUL W. OLSON is President and General Manager of radio stations KLEM/KKMA in Le Mars, Iowa.

         STEVEN L. OPSAL is the Executive Vice President of First Federal. Mr. Opsal was previously the President and Chief Executive Officer of Grinnell Federal and GFS Bancorp prior to their merger into First Federal.

         DENNIS B. SWANSTROM is the Group Commander of the 185th Fighter Group of the Iowa Air National Guard.

         DAVID VAN ENGELENHOVEN is the owner of Van Engelenhoven Agency, Inc., an insurance agency located in Orange City, Iowa.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

         The following table sets forth information regarding the executive officer of First Federal who is not also a director.

                                                                                POSITION
                                                                               HELD IN THE
       NAME                                AGE                                    BANK
       ----                                ---                                 ------------

   Sandra Sabel                            59                             Senior Vice President

EXECUTIVE COMPENSATION

         The following table sets forth for the fiscal years ended June 30, 1998, 1997, and 1996, certain information as to the total remuneration paid by First Federal to the Chief Executive Officer of First Federal and the only other executive officer of First Federal who received salary and bonuses that in the aggregate exceeded $100,000 for fiscal year 1998.

                                        ANNUAL COMPENSATION (1)                 LONG-TERM COMPENSATION
                                   -------------------------------------  ------------------------------------
                       YEAR                                   OTHER
      NAME AND         ENDED                                 ANNUAL               AWARDS             PAYOUTS          ALL
 PRINCIPAL POSITION    JUNE                     BONUS     COMPENSATION    -----------------------   ----------       OTHER
                        30,        SALARY        (4)           (2)        RESTRICTED    OPTIONS/                  COMPENSATION
                                                                            STOCK         SARS        LTIP
                                                                          AWARDS(3)       (#)        PAYOUTS
-------------------- ---------  ------------  ---------  --------------- ------------  ----------  -----------  ---------------
-------------------- ---------  ------------  ---------  --------------- ------------  ----------  -----------  ---------------
Barry E. Backhaus,     1998          180,000     11,100           $ ----      $15,712        ----       $ ----           $ ----
President and Chief    1997          163,500      5,250             ----         ----        ----         ----             ----
 Executive Officer     1996          139,250      4,560             ----         ----        ----         ----             ----
-------------------- ---------  ------------  ---------  --------------- ------------  ----------  -----------  ---------------
Jon G. Cleghorn,       1998          113,250      3,540           $ ----      $10,117        ----       $ ----           $ ----
Executive Vice         1997          105,250      3,255             ----         ----        ----         ----             ----
President and Chief    1996           93,167      1,530             ----         ----        ----         ----             ----
 Operating Officer
-------------------- ---------  ------------  ---------  --------------- ------------  ----------  -----------  ---------------
-------------------- ---------  ------------  ---------  --------------- ------------  ----------  -----------  ---------------

---------------------------
(1) First Federal does not maintain a deferred compensation plan for employees. Does not include benefits pursuant to First Federal's Pension Plan. See "Benefits."
(2) First Federal also provides certain members of senior management with the use of an automobile, membership dues and other personal benefits. The aggregate amount of such other benefits provided to each of the named executive officers did not exceed the lesser of $50,000 or 10% of his cash compensation.
(3) On July 13, 1992, Mr. Backhaus and Mr. Cleghorn were awarded 10,726 and 8,107 shares (adjusted), respectively, of common stock pursuant to the 1992 Recognition Plan. The shares awarded vest at the rate of 20% per year commencing one year from the date of the award and were fully vested at June 30, 1998. Awards of 469 and 302 shares, respectively, were granted during fiscal 1998 to Mr. Barry Backhaus and Mr. Cleghorn.
(4) Represents payout to the executive officer pursuant to First Federal's Incentive Pay Plan. See "Benefits--Incentive Pay Plan."

EMPLOYMENT AND SEVERANCE AGREEMENTS

         The continued success of First Federal depends to a significant degree on the skills and competence of its officers. First Federal has entered into severance agreements with the following executive officers: Barry E. Backhaus, President and Chief Executive Officer; Jon G. Cleghorn, Executive Vice President; and Sandra Sabel, Senior Vice President. The severance agreements are intended to assist First Federal in maintaining a stable and competent management base by enabling First Federal to offer to designated employees certain protections against termination without cause in the event of a "change in control" as defined in the severance agreements.

         The severance agreements provide that at any time following a "change in control" of First Federal, if the officer's employment with First Federal is involuntarily, or in certain circumstances voluntarily, terminated during the term of the agreement for any reason other than "cause" (as defined in the agreement), the officer would be entitled to receive a payment in an amount equal to three times the preceding year's base salary (as defined in the agreement). For the purposes of the severance agreements, a "change in control" is defined to include any acquisition of control of First Federal that would require the filing of an application for acquisition of control or notice of change of control pursuant to OTS regulations, and that had at any time been opposed by the Board of Directors.

         Under the terms of the severance agreements, officers Backhaus, Cleghorn and Sabel would receive approximately $555,000, $354,000 and $228,000, respectively, in severance compensation if such officer's employment had been terminated in the fiscal year ended June 30, 1998, for any reason other than cause following a change in control.

         In connection with the acquisition of GFS Bancorp and Grinnell Federal, First Federal entered into employment agreements with five officers of Grinnell Federal, including Steven L. Opsal. Mr. Opsal's employment agreement runs for a term of three years and provides him with an initial base salary of $110,000. Under the employment agreement, Mr. Opsal is also entitled to (1) participate in all employee benefit plans generally available to employees of First Federal,
(2) the award of 4,000 options and 2,000 shares of restricted stock under First Federal's 1992 Stock Option Plan and 1992 Recognition Plan, (3) the use of a bank-owned automobile, (4) maintenance of Mr. Opsal's country club membership and (5) reimbursement of all reasonable expenses incurred in performing services under the employment agreement. The employment agreement protects Mr. Opsal from involuntary termination without cause, or in the event of a change in control of First Federal or First Federal Bankshares. Under the terms of the employment agreement, Mr. Opsal would receive approximately $383,000 if his employment had been terminated in the fiscal year ended June 30, 1998, in the event of a change in control.

         In connection with the conversion, First Federal intends to enter into employment agreements with Messrs. Backhaus and Cleghorn and Ms. Sabel, and to replace the employment agreement between First Federal and Mr. Opsal with a new employment agreement, each of which will provide for a term of up to 36 months. On each day during the term of an agreement, the agreement automatically renews so that the agreement shall continually be for a three-year term unless notice of non-renewal is provided within 60 days prior to any anniversary of the date on which the agreement was entered into. In the event that notice of non-renewal is given, the agreement will expire at the end of its three-year term. The agreement provides for, among other things, base salary (which may be increased, but not decreased), participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by First Federal for cause at any time. In the event First Federal terminates the executive's employment for reasons other than disability, retirement or for cause, or in the event of the executive's resignation from First Federal upon (1) failure to re-elect the executive to his or her current offices, (2) a material change in the executive's functions, duties or responsibilities, (3) liquidation or dissolution of First Federal or First Federal Bankshares, (4) a breach of the agreement by First Federal or, (5) a change in control of First Federal or First Federal Bankshares, the executive, or in the event of death, the executive's beneficiary would be entitled to severance pay in an amount equal to up to three times the annual rate of base salary (which includes any salary deferred at the election of the executive) at the time of termination, plus the highest annual cash bonus paid to him or her during the prior three years. First Federal would also continue the executive's life, health, dental and disability coverage for up to 36 months from the date of termination. In the event the payments to the executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

         An executive's employment may be terminated by the executive's retirement in accordance with First Federal's retirement policy, or in accordance with any retirement arrangement established by First Federal with the executive's consent. Upon the executive's retirement, he/she will be entitled to all benefits available to him/her under any retirement or other benefit plan maintained by First Federal. In the event of the executive's disability for a period of six months, First Federal may terminate the agreement provided that First Federal will be obligated to pay the executive his/her base salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by First Federal. In the event of the executive's death, First Federal will pay his/her base salary to his/her named beneficiaries for one year following his/her death, and will also continue medical, dental, and other benefits to his/her family (as applicable) for one year.

         The employment agreements provides that, following termination of employment other than in connection with a change in control, the executive will not compete with First Federal for a period of one year in any city, town, or county in which First Federal and/or First Federal Bankshares has filed for regulatory approval to establish an office.

DIRECTORS' COMPENSATION

         Outside members of the Board of Directors of First Federal received fees of $500 for each meeting attended in fiscal 1998. Outside members of Board committees were paid $200 for each committee meeting attended during fiscal 1998. During the fiscal year ended June 30, 1998, First Federal paid a total of $61,200 in directors' and committee fees, which amounts include fees deferred at the election of directors pursuant to the Deferred Compensation Plan for Directors. See "Benefits--Deferred Compensation Plan for Directors."

         In addition to the foregoing fees, First Federal pays annual retainer fees of $4,000 for each outside director. Such retainer fees are paid on a quarterly basis.

         During fiscal 1998, First Federal also awarded 500 options to Director David S. Clay under the 1992 Stock Option Plan for Outside Directors.

         Following the conversion, First Federal Bankshares intends to adopt the 1999 Stock Option Plan and 1999 Recognition Plan pursuant to which awards will be made to Directors of First Federal. No awards will be made prior to shareholder approval of the plans. See "--Benefits--1999 Stock Option Plan" and "--Benefits--1999 Recognition Plan."

BENEFITS

         INSURANCE. Full-time and regular part-time employees may elect to be covered by First Federal's group health insurance plan, which, if elected, becomes effective (as of September 1, 1998) the first day of the month following hire. The health insurance includes vision coverage and prescription drug coverage. A portion of the premium is paid by First Federal, with full-time employees currently paying either $64.94 or $75.90 monthly for single coverage, and either $205.50 or $177.50 monthly for family coverage. Two different plans with different deductibles are offered. Dental insurance is offered at the employee's option and expense. Full-time employees also are covered by a term life insurance policy equal to their annual base salary as of January 1st of each year and a long-term disability insurance policy, all provided at no cost to the employee, effective the first day of the month following 90 days of full-time employment. Dependent and additional life insurance is also available.

         DEFINED CONTRIBUTION PLAN. Effective September 1, 1996, First Federal adopted the Financial Institutions Thrift Plan, which is a qualified, tax-exempt defined contribution plan (the "Prior Plan"). In connection with the conversion, effective December 1, 1998, First Federal withdrew from the Prior Plan and adopted the First Federal Bank Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan") in order to permit the investment of plan assets in First Federal Bankshares common stock. Employees are eligible to join the 401(k) Plan on the first of the month following completion of one year of continuous employment (during which 1,000 hours are completed). The first year eligibility period runs from the date of hire to the anniversary of such date. If an employee does not satisfy the eligibility requirements during such period then the next eligibility period shall be the calendar year. Employees are eligible to contribute, on a pre-tax basis, up to 15% of their eligible salary, in increments of 1%. First Federal may make a matching contribution equal to 25% of a member's contributions on up to 4% of a member's compensation. In addition, First Federal may make an additional discretionary contribution allocated among members' accounts on the basis of compensation. All employee contributions and earnings thereon under the 401(k) Plan are at all times fully 100% vested. A member vests in employer matching and discretionary contributions at the rate of 25% per year beginning after one year of employment and continuing until the member is 100% vested after four years of employment. Employees are entitled to borrow, within tax law limits, from amounts allocated to their accounts.

         401(k) Plan benefits will be paid to each member in a lump sum or in equal payments over a fixed period upon termination, disability or death. In addition, the 401(k) Plan permits employees to withdraw salary reduction contributions prior to age 59-1/2 or termination in the event the employee suffers a financial hardship. In certain circumstances, the 401(k) Plan permits employees to withdraw First Federal's matching contributions to their accounts. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

         At September 30, 1998, the market value of the active members' accounts under the Prior Plan trust fund equaled approximately $408,343. The total contribution (i.e, both the employee and First Federal contributions) to the Prior Plan for the Prior Plan year ended December 31, 1997, was approximately $198,898.

         DEFINED BENEFIT PENSION PLAN. First Federal maintains the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan ("Retirement Plan"). All employees age 21 or older who have worked at First Federal for a period of one year in which they have 1,000 or more hours of service are eligible for membership in the Plan. Once eligible, an employee must have been credited with 1,000 or more hours of service with First Federal during the year in order to accrue benefits under the Retirement Plan. First Federal annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act ("ERISA").

         The regular form of all retirement benefits (i.e., normal, early or disability) is a life annuity with a guaranteed term of 10 years. For a married participant, the normal form of benefit is a joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. An optional form of benefit may be selected instead of the normal form of benefits. These optional forms include various annuity forms. Benefits payable upon death may be made in a lump sum, installments over 10 years, or a lifetime annuity.

         The normal retirement benefit payable at or after age 65, is an amount equal to 1.5% multiplied by years of benefit service (not to exceed 30) times average compensation based on the average of the five years providing the highest average. A reduced benefit is payable upon retirement at age 45 at or after completion of five years of service. A member is fully vested in his account upon completion of 5 or more years of employment or upon attaining normal retirement age.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the average salary and benefit service classifications specified below.

                                                           YEARS OF BENEFIT SERVICE
                               --------------------------------------------------------------------------------
       AVERAGE SALARY              10               15                20               25               30(1)
       --------------          ----------       ----------        ----------       ----------         ---------
        $   20,000              $  3,000         $   4,500         $  6,000         $   7,500         $  9,000
        $   30,000              $  4,500         $   6,750         $  9,000         $  11,250         $ 13,500
        $   50,000              $  7,500         $  11,250         $ 15,000         $  18,750         $ 22,500
        $   75,000              $ 11,250         $  16,875         $ 22,500         $  28,125         $ 33,750
        $  100,000              $ 15,000         $  22,500         $ 30,000         $  37,500         $ 45,000
        $  150,000              $ 22,500         $  33,750         $ 45,000         $  56,250         $ 67,500

-----------------
(1) No additional credit is received for years of service in excess of 30, however, increases in compensation after 30 years will generally cause an increase in benefits.

         As of June 30, 1998, Mr. Backhaus had 28 years of credited service and Mr. Cleghorn had 23 years of credited service under the pension plan.

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. First Federal established the Employee Stock Ownership Plan (the "ESOP") for eligible employees in connection with First Federal's initial stock offering. The ESOP is a tax-qualified plan which invests primarily in First Federal common stock (or following the conversion, First Federal Bankshares common stock) and is subject to the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Employees with a 12-month period of employment with First Federal during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. Shares purchased by the ESOP are held in a suspense account for allocation among participants.

         As part of the offering, the ESOP intends to borrow funds from First Federal Bankshares or from a third party lender and to use those funds to purchase a number of shares equal to up to 7% of the First Federal Bankshares common stock to be issued in the offering. Collateral for the loan will be the common stock purchased by the ESOP. Share purchased with the ESOP loan will be held in a suspense account for allocation among participants as the loan is repaid. As the ESOP loan is repaid from contributions First Federal makes to the ESOP, shares will be released from the suspense account in an amount proportional to the repayment of the ESOP loan.

         Shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after five years of credited service. Participants were credited for years of service with First Federal prior to the effective date of the ESOP. Forfeitures are reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement, disability, or separation from service. First Federal's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         In connection with the establishment of the ESOP, a committee of the Board of Directors was appointed to administer the ESOP (the "Compensation and Benefits Committee"). The Compensation and Benefits Committee may instruct the trustee of the ESOP regarding investment of funds contributed to the ESOP. The ESOP trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, nondirected shares and shares held in the suspense account will be voted in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the trustee to the ESOP participants.

         STOCK OPTION PLAN. In 1992, First Federal adopted the First Federal Savings Bank of Siouxland 1992 Incentive Stock Option Plan (the "1992 Stock Option Plan") for officers and employees of First Federal and its affiliates and such plan was subsequently approved by First Federal's shareholders. The 1992 Stock Option Plan is administered by the non-employee directors of First Federal's Compensation and Benefits Committee ("Benefits Committee"). The 1992 Stock Option Plan has granted stock options and limited rights for 94,813 shares of First Federal common stock, as adjusted for stock distributions. The 1992 Stock Option Plan, authorizes the grant of (i) options to purchase First Federal common stock intended to qualify as incentive stock options under Section 422 of the Code, (ii) options that do not so qualify ("non-statutory options"), and
(iii) limited rights exercisable only upon a change in control of First Federal.

         Options (with limited rights) for 89,813 (as adjusted) shares of First Federal common stock were granted contemporaneously with the completion of First Federal's initial stock offering in July 1992. During the fiscal year ended June 30, 1998, 4,000 options were granted to Steven L. Opsal. In fiscal 1998, 17 First Federal employees exercised options for 11,674 shares (as adjusted, in the aggregate).

         At June 30, 1998, the number of shares of First Federal common stock underlying unexercised options granted to all executive officers as a group (four persons) was 19,372 (as adjusted) and the unrealized value of such stock options was $485,763. The number of shares of First Federal common stock underlying unexercised options granted to all employees as a group (excluding executive officers) was 19,459 and the unrealized value of such stock options was $573,837. All such options granted are exercisable at $5.05 per share, as adjusted for stock dividends and stock splits, except for Mr. Opsal's options which are exercisable at $33.50 per share. The unrealized value of stock options equals the difference between the aggregate price of such options and the aggregate fair market value of such stock options assuming they were all eligible to be exercised and further assuming such exercise occurred on June 30, 1998 at which date the last sale of First Federal common stock as quoted on the Nasdaq Small-Cap(sm) System was at $36.00.

         The following table sets forth certain information regarding the shares acquired and the value realized during fiscal year ended June 30, 1998, by certain executive officers of First Federal. To the extent not exercised by the effective date of the conversion, the options to purchase First Federal common stock will be converted into and become options to purchase First Federal Bankshares common stock. The number of shares of First Federal Bankshares common stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration and vesting schedule of such options will not be affected.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                               SHARES
                              ACQUIRED                       NUMBER OF UNEXERCISED
                                UPON         VALUE                 OPTIONS AT             VALUE OF UNEXERCISED IN-THE-MONEY
           NAME               EXERCISE      REALIZED            FISCAL YEAR-END              OPTIONS AT FISCAL YEAR-END
                                                        --------------------------------  ---------------------------------
                                                           EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
-------------------------  ------------   -----------   -------------------------------    ------------------------------
-------------------------  ------------   -----------   -------------------------------    ------------------------------
Barry E. Backhaus               --            $--                       9,979/0                     $308,853/50
Jon G. Cleghorm                1,600         49,520                     5,393/0                     $166,913/50
Steven L. Opsal                 --            --                    1,000/3,000                   $2,500/$7,500
-------------------------  ------------   -----------   -------------------------------    ------------------------------
-------------------------  ------------   -----------   -------------------------------    ------------------------------

         STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. In 1992, First Federal adopted the First Federal Savings Bank of Siouxland 1992 Stock Option Plan for Outside Directors (the "Directors' 1992 Stock Option Plan") for non-employee Directors of First Federal, and such Director's 1992 Stock Option Plan was ratified by the stockholders of First Federal at the 1992 Annual Meeting. The Directors' 1992 Stock Option Plan reserved non-statutory stock options for 24,948 shares (adjusted) of First Federal common stock for non-employee directors of First Federal. Each director of First Federal at the time of the completion of the MHC Reorganization was granted non-statutory options to purchase 2,369 shares (adjusted) of First Federal common stock at an exercise price of $5.05 per share (adjusted). The Chairman of the Board received options for an additional 2,370 shares (adjusted) of First Federal common stock. The Directors' 1992 Stock Option Plan further provides that each new director shall be granted options to purchase 500 shares to the extent options remain available in, or are returned to, the Directors' 1992 Stock Option Plan.

         The exercise price per share of each option will be equal to the fair market value of the shares of common stock underlying such option on the date the option is granted. All options granted under the Directors' 1992 Stock Option Plan expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director. During the fiscal year ended June 30, 1998, 500 options were granted to David S. Clay under the Directors' 1992 Stock Option Plan. As of June 30, 1998, the sales price of First Federal common stock as reported on the Nasdaq Small-Cap System was $36.00 per share.

         To the extent not exercised by the effective date of the conversion, the options to purchase First Federal common stock will be converted into options to purchase First Federal Bankshares common stock. The number of shares of common stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration and vesting schedule of such options will not be affected.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-
                                                                           OPTIONS AT             THE-MONEY OPTIONS AT
                              SHARES ACQUIRED         VALUE             FISCAL YEAR-END             FISCAL YEAR-END
           NAME                UPON EXERCISE        REALIZED       -------------------------   -------------------------
                                                                   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE

---------------------------  -----------------  -----------------  --------------------------  --------------------------
Dr. Nancy A. Boysen                 --                $--                     0                          $--
David S. Clay                       --                 --                    500/0                      1,250/0
Gary L. Evans                       --                 --                   2,370/0                     73,352/0
Allen J. Johnson                    --                 --                      0                          --
Harland D. Johnson                  --                 --                      0                          --
Paul W. Olson                       --                 --                      0                          --
Dennis B. Swanstrom                 --                 --                      0                          --
David Van Engelenhoven              --                 --                    990/0                      27,141/0
---------------------------  -----------------  -----------------  --------------------------  --------------------------
---------------------------  -----------------  -----------------  --------------------------  --------------------------

         RECOGNITION AND RETENTION PLAN. In 1992, First Federal established the First Federal Bank of Siouxland Recognition and Retention Plan and Trust (the "1992 Recognition Plan") as a method of providing officers and key employees of First Federal with a proprietary interest in First Federal in a manner designed to encourage such persons to remain with First Federal. The First Federal contributed funds to the 1992 Recognition Plan to enable the 1992 Recognition Plan to acquire in the aggregate 37,422 shares (adjusted) of First Federal common stock. At the time of implementation of this plan, 17,073 shares of First Federal common stock were awarded to officers and key employees.

         The 1992 Recognition Plan is administered by the non-employee directors of First Federal's Compensation and Benefits Committee ("Benefits Committee"). Awards have been granted in the form of shares of First Federal common stock that were restricted by the terms of the 1992 Recognition Plan ("Restricted Stock"). Restricted Stock in nontransferable and nonassignable and the shares awarded are earned (I.E., become vested) at a rate of 20% per year commencing one year from the date of the award. The Benefits Committee may provide for a less or more rapid earning rate with respect to awards granted under the 1992 Recognition Plan. Awards become fully vested upon termination of employment due to death, disability, normal retirement or following a termination of employment in connection with a change in the control of First Federal. In the event that before reaching normal retirement an officer terminates employment with First Federal, the officer's nonvested awards will be forfeited. When shares become vested in accordance with the 1992 Recognition Plan, the participants recognize income equal to the fair market value of the common stock at that time. The amount of income recognized by a participant is a deductible expense for federal income tax purposes for First Federal. When shares become vested and are actually distributed in accordance with the 1992 Recognition Plan, participants receive amounts equal to any accrued dividends (and interest thereon) with respect thereto. Prior to vesting, recipients of awards under the 1992 Recognition Plan may direct the voting of the shares allocated to them. Earned shares are distributed to participants as soon as practicable following the day on which they are earned.

         During the fiscal year ended June 30, 1998, Messrs. Barry E. Backhaus, Jon G. Cleghorn and Steven L. Opsal were awarded 469, 302 and 2,000 shares, respectively, under the 1992 Recognition Plan.

         On the effective date of the conversion, unvested shares of Restricted Stock will be converted into shares of First Federal Bankshares common stock pursuant to the Exchange Ratio and will be restricted on the same terms as the Restricted Stock

         DEFERRED COMPENSATION PLAN FOR DIRECTORS. In March 1995, the Board of Directors of First Federal adopted a Deferred Compensation Plan for Directors (the "Deferred Plan"), which became effective on January 1, 1995. Pursuant to the Deferred Plan, directors of First Federal may elect to defer all or one-half of their fees received for service on the Board of Directors and on committees of the Board of Directors. First Federal credits the deferred fees to a special memorandum account as of the last day of each month. Amounts credited to a Director's account earn interest at a rate equal to the average weighted cost of certificates of deposit of First Federal for the previous month. Deferred fees will be paid out upon the death, disability or termination of a director as a director of First Federal. At the election of the director, the distribution may be paid out in a lump sum or in equal monthly installments over a period of ten years, or such shorter period as shall be approved by the Committee.

         SUPPLEMENTAL EXECUTIVE RETIREMENT AND DEFERRED COMPENSATION PLAN. In connection with the conversion, First Federal intends to adopt a non-qualified supplemental executive retirement and deferred compensation plan ("SERP") for certain executives of First Federal to compensate those executive participants in First Federal's tax-qualified benefit plans whose benefits are limited by any of Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Internal Revenue Code. The SERP provides participants with supplemental pension benefits generally equal to the difference between the annual benefit the participant would have received under First Federal's Pension Plan if such benefits were computed without giving effect to the limitations on benefits imposed by application of Section 401(a)(17) and Section 415 of the Code and the amounts actually payable to the participant under the terms of the Pension Plan. In addition, the participant is entitled to a supplemental ESOP benefit in a dollar amount equal to the difference between the fair market value of the number of shares of common stock that would have been allocated to the account of the participant had the limitations of Section 401(a)(17) and 415 of the Code not been applicable and the fair market value of the number of shares of common stock actually allocated to the account of the participant. Finally, the SERP provides participants with a supplemental 401(k) benefit equal to the product of First Federal's contributions (other than employee salary deferrals) that could not be credited to the participant's 401(k) Plan account due to tax law limitations, including the limitations of Code Section 401(m), together with the interest deemed earned on such contributions multiplied by the participant's vested percentage at termination of employment. Under the supplemental 401(k) portion of the Plan, the participant can make salary deferrals of amounts that cannot be contributed to First Federal's 401(k) Plan due to the limitations of Code Sections 401(k) and 402(g). The participant's account attributable to the 401(k) portion of the SERP will earn interest at the average interest rate on certificates of deposit maturing in twelve (12) months. Benefits are payable in the same form as benefits in the Pension Plan and the ESOP. See the descriptions of the Pension Plan, the 401(k) Plan and Employee Stock Ownership Plan for timing and form of payment for benefits under such plans.

         The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of First Federal, however, First Federal has set up a trust to ensure that sufficient assets will be available to pay the benefits under the SERP.

         INCENTIVE PAY PLAN. In December 1994, the Board of Directors of First Federal established First Federal's Performance Pay Plan pursuant to which substantially all employees of the Savings Bank are eligible for cash payments. In April 1997, the plan was changed to First Federal's Incentive Pay Plan. Performance payouts for non-executive employees are now made quarterly and are based on individualized performance goals as much as possible, with bank-wide performance goals also used. Incentive payouts for executive officers are made based on First Federal's achievement of certain performance ratios at the end of each fiscal year. Pursuant to the Incentive Pay Plan for executive officers, the payout percentage for each participant ranges from 0% of salary to 30% of salary. The payout percentage is calculated using a weighted scoring of First Federal's return on average assets, return on average equity, operating expenses divided by average assets, and nonperforming assets ratio. For the fiscal year ended June 30, 1998, the aggregate payout for executive officers under the Incentive Pay Plan was $18,924, of which $11,100 was paid to Mr. Backhaus and $3,540 was paid to Mr. Cleghorn.

         CASH ONLY SAR PLAN. In connection with the acquisition of GFS Bancorp and Grinnell Federal, First Federal succeeded to the Cash Only SAR Plan ("SAR Plan") for former officers of GFS Bancorp and Grinnell Federal. The SAR Plan replaced the option plans previously adopted by GFS Bancorp and Grinnell Federal, and provided replacement cash-only SARs to officers of GFS Bancorp and Grinnell Federal in exchange for and upon surrender of options awarded to such persons under the GFS Bancorp and Grinnell Federal option plans. The exchange of SARs for options occurred pursuant to an exchange ratio to ensure that the value of the GFS options were preserved for the optionees. The SAR Plan is administered by a Committee consisting of two persons, Messrs. Steve Opsal and Ted Mokricky, both former officers of Grinnell Federal. Under the SAR Plan, a participant (or the beneficiary of a deceased participant) may elect to exercise his or her SARs at any time by delivering a written notice of such election to First Federal's President. Upon receipt of an election, First Federal will pay a lump sum cash payment to the participant equal to the product of the number of SARs exercised multiplied by the excess of the fair market value of First Federal common stock over the exercise price of the SAR. In December 1998, First Federal's Board adopted a resolution giving SAR holders a window of opportunity during December 1998 and January 1999 to exercise their SARs at a premium. During such window period, persons who exercised SARs that replaced options under the GFS Bancorp 1993 stock option plan were able to receive a cash payment with respect to each SAR exercised equal to the difference between $32 and the exercise price of the SAR and persons who exercised SARs that replace options under the GFS Bancorp 1997 stock option plan were able to receive a cash payment with respect to each SAR exercised equal to the difference between $34 and the exercise price of the SAR.

         1999 STOCK OPTION PLAN. At a meeting of First Federal Bankshares' stockholders to be held at least six months after the completion of the offering, the Board of Directors intends to submit for stockholder approval the 1999 Stock Option Plan for Directors and officers of First Federal and of First Federal Bankshares. If approved by the stockholders, common stock in an aggregate amount equal to 10% of the shares issued in the offering would be reserved for issuance by First Federal Bankshares upon the exercise of the stock options granted under the 1999 Stock Option Plan. Ten percent of the shares issued in the offering would amount to 263,500 shares, 310,000 shares, 356,500 shares or 409,975 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the 1999 Stock Option Plan until the date on which stockholder approval is received.

         The exercise price of the options granted under the 1999 Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the 1999 Stock Option Plan is adopted within one year following the offering, options will become exercisable at a rate of 20% at the end of each twelve months of service with First Federal after the date of grant, subject to early vesting in the event of death or disability. Options granted under the 1999 Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the 1999 Stock Option Plan is adopted more than 12 months after the offering, awards would be 100% vested upon normal retirement or a change in control of First Federal or First Federal Bankshares. Under OTS rules, if the 1999 Stock Option Plan is adopted within the first 12 months after the offering, no individual officer can receive more than 25% of the awards under the plan, no outside Director can receive more than 5% of the awards under the plan, and all outside Directors as a group can receive no more than 30% of the awards under the plan.

         The 1999 Stock Option Plan would be administered by a Committee of non-employee members of First Federal Bankshares' Benefits Committee. Options granted under the 1999 Stock Option Plan to employees could be "incentive" stock options designed to result in beneficial tax treatment to the employee but no tax deduction to First Federal Bankshares. Non-qualified stock options could also be granted under the 1999 Stock Option Plan, and will be granted to the non-employee Directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or Director, the options would terminate during certain specified periods.

         1999 RECOGNITION PLAN. At a meeting of the First Federal Bankshares' stockholders to be held at least six months after the completion of the offering, the Board of Directors also intends to submit a Recognition and Retention Plan (the "1999 Recognition Plan") for stockholder approval. The 1999 Recognition Plan will provide First Federal's Directors and officers an ownership interest in the First Federal Bankshares in a manner designed to encourage them to continue their service with First Federal. First Federal will contribute funds to the 1999 Recognition Plan from time to time to enable it to acquire an aggregate amount of common stock equal to up to 3% of the shares of common stock issued in the offering, either directly from the First Federal Bankshares or in open market purchases. Three percent of the shares issued in the offering would amount to 79,050 shares, 93,000 shares, 106,950 or 122,992 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the 1999 Recognition Plan after the offering, the interests of existing stockholders would be diluted. The executive officers and Directors will be awarded common stock under the 1999 Recognition Plan without having to pay cash for the shares. No awards under the 1999 Recognition Plan would be made until the date the 1999 Recognition Plan is approved by the First Federal Bankshares' stockholders.

         Awards under the 1999 Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. If the 1999 Recognition Plan is adopted within one year following the offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with First Federal after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the 1999 Recognition Plan is adopted more than 12 months after the offering, awards would be 100% vested upon normal retirement or a change in control of First Federal or First Federal Bankshares. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the 1999 Recognition
Plan), shares not already delivered under the 1999 Recognition Plan would be forfeited. Under OTS rules, if the 1999 Recognition Plan is adopted within the first 12 months after the offering, no individual officer can receive more than 25% of the awards under the plan, no outside Director can receive more than 5% of the awards under the plan, and all outside Directors as a group can receive no more than 30% of the awards under the plan.

         When shares become vested under the 1999 Recognition Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for First Federal Bankshares. If the 1999 Recognition Plan is adopted within one year following the offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the 1999 Recognition Plan is adopted within one year following the offering, shares not yet vested under the 1999 Recognition Plan will be voted by the trustee of the 1999 Recognition Plan, taking into account the best interests of the recipients of the 1999 Recognition Plan awards. If the 1999 Recognition Plan is adopted more than one year following the offering, dividends declared on unvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the unvested shares.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Financial Institutions Reform, Recovery and Enforcement Act of 1989 requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Federal's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. All loans made by First Federal to its officers, directors, and executive officers were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         As of September 30, 1998, the aggregate principal balance of loans outstanding for all executive officers and directors, and family members was $2.2 million.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

BENEFICIAL OWNERSHIP OF FIRST FEDERAL COMMON STOCK

         The following table includes, as of September 30, 1998, certain information as to First Federal common stock beneficially owned by (1) the only persons or entities, including any "group" as that term issued in Section 13(d)(3) of the Exchange Act, who or which was known to First Federal to be the beneficial owner of more than 5% of the issued and outstanding First Federal common stock, and (2) all Directors and executive officer of First Federal as a group. For information concerning proposed subscriptions by Directors and executive officers and the anticipated ownership of common stock by such persons upon consummation of the conversion, see "--Subscriptions by Executive Officers and Directors."

                                                          AMOUNT OF SHARES
                                                          OWNED AND NATURE                   PERCENT OF SHARES
         NAME AND ADDRESS OF                                OF BENEFICIAL                     OF COMMON STOCK
          BENEFICIAL OWNERS                                  OWNERSHIP (1)                      OUTSTANDING
        --------------------                              -----------------                   ----------------

First Federal Bankshares, M.H.C. (2)                          1,524,600                               53.60%
329 Pierce Street
Sioux City, Iowa 51102

All Directors and Executive Officers                            152,930(3)                             5.38%
as a Group (12 persons)


(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 30, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) First Federal's executive officers and directors are also executive officers and directors of First Federal Bankshares, M.H.C.
(3) Includes all shares of common stock held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the executive officers and directors effectively exercise sole or shared voting and investment power. Also includes 12,947 shares (as adjusted) of common stock underlying options granted pursuant to the 1992 Director's Stock Option Plan and 15,272 shares (as adjusted) subject to options under the 1992 Stock Option Plan that may be exercised within 60 days of September 30, 1998; and 25,656 shares (as adjusted) awarded under the 1992 Recognition Plan that have vested or been distributed to participants.

                SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth, for each of First Federal Bankshares's Directors and executive officers and for all of the Directors and executive officers as a group, (i) the number of Exchange Shares to be held upon consummation of the conversion, based upon their beneficial ownership of First Federal common stock as of September 30, 1998, (ii) the proposed purchases of Subscription Shares, assuming sufficient shares are available to satisfy their subscriptions, and (iii) the total amount of First Federal Bankshares common stock to be held upon consummation of the conversion, in each case assuming that Subscription Shares are sold at the midpoint of the Offering Range. Because of limitations on the purchase of Subscription Shares, one of the following individuals (Mr. Backhaus) may be precluded from purchasing Subscription Shares if the offering is sold at the maximum or the maximum, as adjusted, of the Offering Range. See "The Conversion--Limitations on Common Stock Purchases."

                                       NUMBER OF
                                      EXCHANGE SHARES     PROPOSED PURCHASES OF             TOTAL COMMON STOCK
                                      TO BE HELD (2)(3)   CONVERSION STOCK (1)                  TO BE HELD
                                      -----------------   ----------------------         -----------------------
                                                           NUMBER                         NUMBER     PERCENTAGE
                                                          OF SHARES     AMOUNT           OF SHARES    OF TOTAL
                                                          ---------     ------           ---------    --------
Barry E. Backhaus....................    75,731           10,000(4)    $100,000           85,731      1.51%
Dr. Nancy A. Boysen..................    21,499            2,000        20,000            23,499      0.41
David S. Clay........................     2,911            7,500        75,000            10,411      0.18
Jon G. Cleghorn......................    47,966           10,000       100,000            57,966      1.02
Gary L. Evans........................    12,850            6,000        60,000            18,850      0.33
Allen J. Johnson.....................     1,921            5,000        50,000             6,921      0.12
Harland D. Johnson...................    43,032           10,000       100,000            53,032      0.94
Paul W. Olson........................    26,253            2,000        20,000            28,253      0.50
Steven L. Opsal......................     7,081           10,000       100,000            17,081      0.30
Dennis B. Swanstrom..................     2,047            2,000        20,000             4,047      0.07
David Van Engelenhoven...............     1,921            2,000        20,000             3,921      0.07
Sandra Sabel.........................    53,634           10,000       100,000            63,634      1.12
All Directors and Executive Officers
  as a Group (12 persons)............   296,846           76,500       $765,000          373,346      6.57%

-----------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the ESOP. Purchases by the ESOP are expected to be 7% of the shares issued in the offering.
(2) Includes shares underlying options that may be exercised within 60 days of the date as of which ownership is being determined, and vested shares of restricted stock. See "--Beneficial Ownership of First Federal common stock."
(3) Does not include stock options and awards that may be granted under First Federal Bankshares's 1999 Stock Option Plan and 1999 Recognition Plan if such plans are approved by stockholders at an annual meeting or special meeting of shareholders at least six months following the conversion. See "Management of First Federal--Benefits for Employees and Officers."
(4) If necessary to achieve compliance with the overall 85,000 share purchase limitation, Mr. Backhaus may reduce slightly his proposed purchase of conversion stock.

                                 THE CONVERSION

         THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY AND THE OTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY ENTITLED TO VOTE ON THE MATTER, THE STOCKHOLDERS OF FIRST FEDERAL ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

GENERAL

         On October 1, 1998, the Board of Directors of the Mutual Holding Company adopted the Plan of Conversion, pursuant to which the Mutual Holding Company will be converted from a federally chartered mutual holding company to a Delaware stock corporation to be named "First Federal Bankshares, Inc." It is currently intended that all of the capital stock of First Federal will be held by First Federal Bankshares after the conversion. The Plan of Conversion was approved by the OTS, subject to, among other things, approval of the Plan of Conversion by the Mutual Holding Company's members and the stockholders of First Federal. The Special Meeting of Members and the Special Meeting of Stockholders have been called for this purpose.

         As part of the conversion, each of the Minority Shares will automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of First Federal Bankshares common stock determined pursuant to the Exchange Ratio, which ensures that immediately after the conversion and the Share Exchange, Minority Stockholders will own the same aggregate percentage of First Federal Bankshares common stock as they owned of First Federal's common stock immediately prior to the conversion, subject to certain adjustments discussed below. Pursuant to the Plan of Conversion, the conversion will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Conversion. Except for step (1) each of the following steps in the conversion will be completed contemporaneously on the effective date:

         (1) First Federal will organize First Federal Bankshares (which will become the stock holding company of First Federal) as a direct subsidiary of First Federal;

         (2) First Federal Bankshares will organize an interim savings bank (the "Interim Savings Bank") as a wholly owned federal stock savings bank subsidiary of First Federal Bankshares;

         (3) The Mutual Holding Company will convert into an interim federal stock savings association and simultaneously merge with and into First Federal (the "MHC Merger") pursuant to the Agreement of Merger between the Mutual Holding Company and First Federal, whereby each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in the liquidation account established in First Federal pursuant to regulations of the OTS in exchange for such member's ownership interest in the Mutual Holding Company, and First Federal's common stock held by the Mutual Holding Company will be canceled;

         (4) The Interim Savings Bank will merge with and into First Federal with First Federal as the resulting institution (the "Bank Merger") pursuant to the Agreement of Merger among First Federal, First Federal Bankshares and the Interim Savings Bank, First Federal Bankshares stock held by First Federal will be canceled, the Interim Savings Bank stock held by First Federal Bankshares will become First Federal common stock by operation of law and Minority Stockholders will receive common stock in the Share Exchange; and

         (5) Contemporaneously with Bank Merger, First Federal Bankshares will offer for sale in the offering Subscription Shares representing the pro forma market value of First Federal Bankshares, immediately prior to the conversion.

         First Federal Bankshares expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of First Federal. First Federal Bankshares intends to retain $5.0 million of the net proceeds of the offering and to contribute the balance of the net proceeds of the offering to First

Federal. The conversion will be effected only upon completion of the sale of all of the shares of common stock of First Federal Bankshares to be issued pursuant to the Plan of Conversion. In connection with the conversion, First Federal will change its name to "First Federal Bank."

         The Plan of Conversion provides generally that (1) the Mutual Holding Company will convert from a federal mutual holding company to a federal stock savings association and simultaneously merge with and into First Federal and (2) First Federal Bankshares will offer shares of common stock for sale in the Subscription Offering to Eligible Account Holders, First Federal's tax-qualified plans including the ESOP, Supplemental Eligible Account Holders and Other Members. Subject to the prior rights of these holders of subscription rights, First Federal Bankshares will offer common stock for sale in a concurrent Community Offering to certain members of the general public, with a preference given to Minority Stockholders, and then to depositors of Mid-Iowa Savings as of __________, 1998, and then to natural persons residing in the Community. First Federal has the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the Community Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS. See "--Community Offering."

         The number of shares of common stock to be issued in the offering will be determined based upon an independent appraisal of the estimated pro forma market value of the common stock of First Federal Bankshares. All shares of common stock to be issued and sold in the offering will be sold at the same price. The Independent Valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the common stock.

         The following is a brief summary of the conversion. The summary is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each branch of First Federal and at the Midwest Regional and Washington, D.C. offices of the OTS. The Plan of Conversion is also filed as an Exhibit to the Application to Convert from Mutual to Stock Form of which this prospectus is a part, copies of which may be obtained from the OTS. See "Additional Information."

PURPOSES OF CONVERSION

         The Mutual Holding Company, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion, the Mutual Holding Company will be restructured into the form used by holding companies of commercial banks, many business entities and a growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, by federal law, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors. If First Federal had undertaken a full conversion to public ownership in 1992, a much greater amount of First Federal common stock would have been offered, resulting in more stock offering proceeds than management believes could have been effectively deployed at that time. High levels of capital might, in the opinion of management, have exceeded the available opportunities in First Federal's market area in 1992. Management determined therefore that the amount of capital raised in the MHC Reorganization was consistent with its capabilities and loan demand in its market at that time.

         Through the conversion, First Federal Bankshares will become the stock holding company of First Federal, which will complete the transition to full public ownership. The stock holding company form of organization will provide First Federal Bankshares with the ability to diversify First Federal Bankshares and First Federal's business activities through the acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Iowa where First Federal conducts its operations, and although there are no current arrangements, understanding or agreements regarding any such opportunities (other than the Mid-Iowa Financial acquisition), First Federal Bankshares will be in a position (subject to regulatory limitations and First Federal Bankshares's financial position) to take advantage of any such opportunities that may arise.

         The proceeds of the conversion received by First Federal will serve to increase First Federal's capital to support the Mid-Iowa Financial acquisition and to fund a substantial portion of the Merger Consideration to be paid to the shareholders of Mid-Iowa Financial to consummate the Mid-Iowa Financial acquisition. The potential impact of the conversion upon First Federal's capital base is significant. First Federal had equity in accordance with generally accepted accounting principles of $43.2 million, or 7.6% of assets at September 30, 1998. Assuming that $31.0 million (the mid-point of the Offering Range established by the Board of Directors based on the estimated pro forma market value of the common stock which has been estimated by RP Financial to be from a minimum of $26.4 million to a maximum of $35.7 million) of gross proceeds are realized from the sale of common stock (see "Pro Forma Data" for the basis of this assumption) and assuming that all except $5.0 million of the net proceeds are used by First Federal Bankshares to purchase the capital stock of First Federal, First Federal's ratio of generally accepted accounting principles capital to adjusted assets, on a pro forma basis, will increase to 9.1% after the conversion and taking into account the Mid-Iowa Financial acquisition and the consolidation of the Mutual Holding Company into First Federal. The investment of the net proceeds from the sale of the common stock will provide First Federal with additional income to further increase its capital position. The additional capital may also assist First Federal in offering new programs and expanded services to its customers.

         After completion of the conversion, the unissued common and preferred stock authorized by First Federal Bankshares's certificate of incorporation will permit First Federal Bankshares, subject to market conditions, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, First Federal Bankshares has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options or the possible issuance of authorized but unissued shares to First Federal Bankshares' stock benefit program. Following the conversion, First Federal Bankshares will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of First Federal--Executive Compensation."

APPROVALS REQUIRED

         The affirmative vote of a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion, the members of the Mutual Holding Company will also be deemed to approve the MHC Merger and Bank Merger. The affirmative vote of the holders of (1) at least two-thirds of the outstanding common stock of First Federal and (2) a majority of the Minority Shares at the Special Meeting of Stockholders is required to approve the Plan of Conversion. Consummation of the conversion is also subject to the approval of the OTS.

SHARE EXCHANGE RATIO

         OTS regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders will be entitled to exchange their shares of subsidiary savings bank common stock for common stock of the converted holding company, PROVIDED that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of First Federal and of First Federal Bankshares have determined that each Minority Share will on the effective date of the conversion be automatically converted into and become the right to receive a number of Exchange Shares determined pursuant to the Exchange Ratio, which ensures that after the conversion (and subject to an adjustment required by the OTS to reflect (1) the Mutual Holding Company's waiver of certain dividends in the amount of $0.5 million out of the aggregate waived dividends of $2.7 million and (2) approximately $0.8 million of assets out of $1.8 million held by the Mutual Holding Company solely for the benefit of members), Minority Stockholders will own a slightly lower aggregate percentage of First Federal Bankshares common stock as they owned of First Federal common stock immediately prior to the conversion. The total number of shares held by Minority Stockholders after the conversion would also be affected by any purchases by such persons in the offering and by the receipt of cash in lieu of fractional shares. At September 30, 1998, there were 2,845,060 shares of First Federal common stock outstanding, 1,320,460, or 46.4%, of which were Minority Shares. Based on the percentage of First Federal common stock held by Minority Stockholders and the Offering Range, the Exchange Ratio is expected to range from approximately 1.64993 Exchange Shares for each Minority Share at the minimum of the Offering Range to 2.56709 Exchange Shares for each Minority Share at the adjusted maximum of the Offering Range.

         Based on the Independent Valuation, the 53.6% of the outstanding shares of First Federal common stock held by the Mutual Holding Company as of the date of the Independent Valuation, and the Mutual Holding Company's waiver of certain dividends and consolidation of Mutual Holding Company assets as described above which reduced the Minority Stockholders' aggregate ownership interest in First Federal from 46.41% to 45.26%, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, the following:
(1) the total number of Subscription Shares and Exchange Shares to be issued in the conversion; (2) the percentage of common stock outstanding after the conversion that will be sold in the offering and issued in the Share Exchange; and (3) the Exchange Ratio.

                             SUBSCRIPTION SHARES              EXCHANGE SHARES          TOTAL SHARES
                                TO BE ISSUED                   TO BE ISSUED             OF COMMON
                           ----------------------       ------------------------       STOCK TO BE     EXCHANGE
                           AMOUNT         PERCENT         AMOUNT         PERCENT       OUTSTANDING       RATIO
                           ------         -------         ------         -------       -----------       -----
Minimum...............   2,635,000        54.74%       2,178,000        45.26%        4,813,665        1.64993
Midpoint..............   3,100,000        54.74        2,563,135        45.26         5,663,135        1.94109
Maximum...............   3,565,000        54.74        2,947,605        45.26         6,512,605        2.23226
Adjusted maximum......   4,099,750        54.74        3,389,746        45.26         7,489,496        2.56709

         Options to purchase Minority Shares will also be converted into and become options to purchase First Federal Bankshares common stock. At September 30, 1998, there were outstanding options to purchase 37,574 Minority Shares. The number of shares of common stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. At September 30, 1998, options to purchase 34,574 shares were vested. If all such options to purchase Minority Shares are exercised prior to the effective date, then there will be (i) an increase in the percentage of First Federal common stock held by Minority Stockholders to 47.1%, (ii) an increase in the number of shares of common stock issued to Minority Stockholders in the Share Exchange,
(iii) a decrease in the Exchange Ratio to 1.64919, 1.94022, 2.23125, and 2.56594 at the minimum, midpoint, maximum and adjusted maximum, respectively, of the Offering Range. Executive officers and directors of First Federal do not intend to exercise options prior to the effective date. First Federal has no plans to grant additional stock options prior to the effective date.

EFFECT OF THE CONVERSION ON MINORITY STOCKHOLDERS

         EFFECT ON STOCKHOLDERS' EQUITY PER SHARE OF THE SHARES EXCHANGED. The conversion will increase the stockholders' equity of Minority Stockholders. At September 30, 1998, the stockholders' equity per share of First Federal common stock was $15.17, including shares held by the Mutual Holding Company. As adjusted at such date for the Exchange Ratio, such stockholders' equity per share would be $9.19, $7.82, $6.80, and $5.91 at the minimum, midpoint, maximum, and adjusted maximum, of the Offering Range. Based on the pro forma information set forth for September 30, 1998, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $13.98, $12.61, $11.60, and $10.72 at the minimum, midpoint, maximum, and adjusted maximum, of the Offering Range.

         EFFECT ON EARNINGS PER SHARE OF THE SHARES EXCHANGED. The conversion will also affect Minority Stockholders' pro forma earnings per share. For the three months ended September 30, 1998 and the fiscal year ended June 30, 1998, basic earnings per share of First Federal common stock were $0.36 and $1.21, respectively, including shares held by the Mutual Holding Company. As adjusted at such dates for the Exchange Ratio, such earnings per share amounts would range from $0.22 to $0.14 and $0.73 to $0.47, respectively, for the minimum to the adjusted maximum of the Offering Range. Based on the pro forma information set forth for the three months ended September 30, 1998 and the fiscal year ended June 30, 1998 in "Pro Forma Data", earnings per share of common stock following the conversion will range from $0.23 to $0.16 and $0.79 to $0.55, respectively, for the minimum to the adjusted maximum of the Offering Range.

         EFFECT ON DIVIDENDS PER SHARE. First Federal Bankshares' Board of Directors anticipates declaring and paying quarterly cash dividends on the common stock of approximately $341,000, or $0.0727, $0.0618, $0.0538 and $0.0467
per share on a quarterly basis, at the minimum, midpoint, maximum and adjusted maximum of the

Offering Range, respectively. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account First Federal Bankshares' consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by First Federal to First Federal Bankshares, general business practices and other factors. See "Dividend Policy." First Federal has paid a quarterly cash dividend to Minority Stockholders for each of the full fiscal quarters since its initial public offering in July, 1992. See "Market for Common Stock" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions." First Federal intends to continue to pay a quarterly cash dividend of $0.12 per share through the fiscal quarter ending __________, 1998. The Mutual Holding Company intends to waive the receipt of such dividends.

         EFFECT ON THE MARKET AND APPRAISED VALUE OF THE SHARES EXCHANGED. The aggregate Subscription Price of the shares of common stock received in exchange for the Minority Shares is $21.8 million, $ 25.6 million, $29.5 million, and $33.9 million at the minimum, midpoint, maximum and adjusted maximum, respectively, of the Offering Range. The last trade of First Federal common stock on August 14, 1998, the last trading day preceding the announcement of the conversion, was $30.00 per share, and the price at which First Federal common stock last traded on ___________, 1999, was $________ per share.

         DISSENTERS' AND APPRAISAL RIGHTS. Under OTS regulations, Minority Stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of Minority Shares for shares of common stock of First Federal Bankshares.

EFFECTS OF CONVERSION ON DEPOSITORS, BORROWERS AND MEMBERS

         GENERAL. Each depositor in First Federal has both a deposit account in First Federal and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company and First Federal. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the Mutual Holding Company (which owns a majority of the common stock of First Federal) without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company and First Federal are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in First Federal.

         CONTINUITY. While the conversion is being accomplished, the normal business of First Federal of accepting deposits and making loans will continue without interruption. First Federal will continue to be subject to regulation by the OTS and the FDIC. After the conversion, First Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving First Federal at the time of the conversion will serve as Directors of First Federal after the conversion. The Directors of First Federal Bankshares will consist of individuals currently serving on the Board of Directors of First Federal.


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

         EFFECT ON DEPOSIT ACCOUNTS. Under the Plan of Conversion, each depositor in First Federal at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         EFFECT ON LOANS. No loan outstanding from First Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of First Federal are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of the Mutual Holding Company and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the conversion, all voting rights in First Federal will be vested in First Federal Bankshares as the sole shareholder of First Federal. Exclusive voting rights with respect to First Federal Bankshares will be vested in the holders of common stock. Depositors and borrowers of First Federal will not have voting rights after the conversion except to the extent that they become stockholders of First Federal Bankshares through the purchase of common stock.

         TAX EFFECTS. First Federal will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the adoption and implementation of the Plan of Conversion will not be taxable for federal or state income tax purposes to First Federal, the Mutual Holding Company, the Minority Stockholders, the Interim Savings Bank, members of the Mutual Holding Company, eligible account holders or First Federal Bankshares. See "--Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. Were First Federal to liquidate prior to the conversion, all claims of creditors of First Federal, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of First Federal remaining, such assets would be distributed to the Mutual Holding Company, to the extent of its stock ownership interest in First Federal. Were the Mutual Holding Company to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal immediately prior to liquidation. In the unlikely event that First Federal were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "--Liquidation Rights"), with any assets remaining thereafter distributed to First Federal Bankshares as the holder of First Federal's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

         The Plan of Conversion and federal regulations require that the aggregate purchase price of the common stock in the offering must be based on the appraised pro forma market value of the common stock, as determined by the Independent Valuation. First Federal and First Federal Bankshares have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $35,000 (which amount does not include a fee of $10,000 to be paid to RP Financial for assistance in preparation of a business plan). First Federal and First Federal Bankshares have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The Independent Valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of First Federal Bankshares and First Federal and the economic and demographic conditions in First Federal's existing marketing area; certain

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historical, financial and other information relating to First Federal; a comparative evaluation of the operating and financial statistics of First Federal with those of other publicly traded savings institutions located in First Federal's region and on a national basis; the aggregate size of the offering of the common stock; the impact of the conversion on First Federal's stockholders' equity and earnings potential; the pro forma impact of the Mid-Iowa Financial acquisition; the proposed dividend policy of First Federal Bankshares and First Federal; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         The Independent Valuation was prepared based on the assumption that the aggregate amount of common stock sold in the offering would be equal to the estimated pro forma market value of First Federal Bankshares multiplied by the Majority Ownership Percentage. The Independent Valuation states that as of November 27, 1998, the estimated pro forma market value of First Federal Bankshares ranged from a minimum of $48,136,650 to a maximum of $65,126,050 with a midpoint of $56,631,350 (the "Valuation Range"). The Board of Directors determined to offer the Subscription Shares for $10.00 per share (the "Subscription Price"). The aggregate offering price of the Subscription Shares offered in the offering will be equal to the Valuation Range multiplied by the Majority Ownership Percentage. The number of Subscription Shares offered in the offering will be equal to the aggregate offering price of the Subscription Shares divided by the Subscription Price. Based on the Valuation Range, the Majority Ownership Percentage and the Subscription Price, the minimum of the Offering Range will be 2,635,000 Subscription Shares, the midpoint of the Offering Range will be 3,100,000 Subscription Shares, and the maximum of the Offering Range will be 3,565,000 Subscription Shares.

         The Board of Directors reviewed the Independent Valuation and, in particular, considered (1) First Federal's financial condition and results of operations, (2) financial comparisons of First Federal in relation to financial institutions of similar size and asset quality, (3) stock market conditions generally and in particular for financial institutions, and (4) the historical trading price of the Minority Shares, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the Independent Valuation. The Offering Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of First Federal Bankshares or First Federal or market conditions generally. In the event the Independent Valuation is updated to amend the pro forma market value of First Federal Bankshares to less than $48,136,650 or more than $74,894,960, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

         THE INDEPENDENT VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY FIRST FEDERAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF FIRST FEDERAL. THE INDEPENDENT VALUATION CONSIDERS FIRST FEDERAL AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF FIRST FEDERAL. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE SUBSCRIPTION PRICE.

         Following commencement of the Subscription Offering, the maximum of the Valuation Range may be increased by up to 15% to up to $74,894,960, which will result in a corresponding increase of up to 15% in the maximum of the Offering Range to up to 4,099,750 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Valuation Range and of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

         If the update to the Independent Valuation at the conclusion of the offering results in an increase in the maximum of the Valuation Range to more than $74,894,960 and a corresponding increase in the Offering Range to more than 4,099,750 shares, or a decrease in the minimum of the Valuation Range to less than $48,136,650 and a corresponding decrease in the Offering Range to fewer than 2,635,000 shares, then First Federal Bankshares, after



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consulting with the OTS, may terminate the Plan of Conversion and return all funds promptly with interest at First Federal's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond ________, 2001 (two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion).

         An increase in the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and First Federal Bankshares' pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber's ownership interest and First Federal Bankshares' pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of First Federal and the other locations specified under "Additional Information."

EXCHANGE OF STOCK CERTIFICATES

         UNTIL THE EFFECTIVE DATE OF THE CONVERSION, MINORITY SHARES WILL CONTINUE TO BE AVAILABLE FOR TRADING ON THE NASDAQ "SMALLCAP" MARKET. The conversion of First Federal common stock into First Federal Bankshares common stock will occur automatically on the effective date of the conversion. After the effective date of the conversion, former holders of First Federal common stock will have no further equity interest in First Federal (other than as stockholders of First Federal Bankshares) and there will be no further transfers of First Federal common stock on the stock transfer records of First Federal.

         As soon as practicable after the effective date of the conversion, First Federal Bankshares, or a bank or trust company designated by First Federal Bankshares, in the capacity of exchange agent, will send a transmittal form to each Minority Stockholder. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions with respect to the surrender of certificates representing First Federal common stock to be exchanged into First Federal Bankshares common stock. It is expected that certificates for shares of First Federal Bankshares common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

         FIRST FEDERAL'S STOCKHOLDERS SHOULD NOT FORWARD FIRST FEDERAL SAVINGS BANK OF SIOUXLAND STOCK CERTIFICATES TO FIRST FEDERAL OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

         Until the certificates representing First Federal common stock are surrendered for exchange after consummation of the conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive the shares of First Federal Bankshares common stock and will not be paid dividends on First Federal Bankshares common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of First Federal common stock outstanding at the effective date of the conversion will be deemed to evidence ownership of the shares of First Federal Bankshares common stock into which those shares have been converted by virtue of the conversion.

         All shares of First Federal Bankshares common stock issued upon exchange of shares of First Federal common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of First



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Federal common stock, subject, however, to First Federal Bankshares' obligation to pay any dividends or make any other distributions with a record date prior to the effective date which may have been declared or made by First Federal on such shares of First Federal common stock on or prior to the effective date and which remain unpaid at the effective date. First Federal intends to continue to pay a quarterly cash dividend of $0.12 per share through the earlier of (1) the effective date (on a pro rata basis), or (2) the fiscal quarter ending ________, 1998. The Mutual Holding Company intends to waive the receipt of such dividend.

         No fractional shares of First Federal Bankshares common stock will be issued to any Minority Stockholder upon consummation of the conversion. For each fractional share that would otherwise be issued, First Federal Bankshares will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Subscription Price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered First Federal Savings Bank of Siouxland stock certificates.

         If a certificate for First Federal common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock in the Subscription Offering have been granted under the Plan of Conversion in the following order of descending priority. All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

         PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor with aggregate deposit account balances (including demand deposit accounts) of $50 or more (a "Qualifying Deposit") at September 30, 1997 (the "Eligibility Record Date," and such account holders, "Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 subscription shares (I.E., approximately 2.74% of the shares offered at the midpoint of the Offering Range), .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations and exclusive of shares purchased by the ESOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the ESOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of First Federal or their associates



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will be subordinated to the subscription rights of other Eligible Account
Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date.

         PRIORITY 2: TAX-QUALIFIED PLANS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee stock benefit plans of First Federal Bankshares and First Federal, including the ESOP, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 8% of the common stock offered in the Subscription Offering, including any shares to be issued in the Subscription Offering as a result of an increase in the Valuation Range after commencement of the Subscription Offering and prior to completion of the conversion.

         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the tax-qualified employee stock benefit plans, each depositor with a Qualifying Deposit at ____________, 1998 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 shares (I.E., approximately 2.74% of the shares offered at the midpoint of the Offering Range), .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the conversion by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form and certification form all deposit accounts in which he has an ownership interest at __________, 1998. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of the Mutual Holding Company on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for the greater of 85,000 shares (I.E., approximately 2.74% of the shares offered at the midpoint of the Offering Range), or .10% of the total offering of shares, subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on ______, 1999 (the "Expiration Date"), unless extended for up to 45 days or such additional periods by First Federal with the approval of the OTS, if necessary. First Federal and First Federal Bankshares may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. Subscription rights which have not been exercised prior to the Expiration Date will become void.

         First Federal Bankshares will not execute orders until all shares of common stock have been subscribed for or otherwise sold. If 2,635,000 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to First Federal pursuant to the



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Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, First Federal will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Such extensions may not go beyond _________, 2001 (two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion).

         PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES. First Federal Bankshares will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, First Federal Bankshares is not required to offer stock in the offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (1) a small number of persons otherwise eligible to subscribe for shares of common stock reside; or (2) First Federal Bankshares determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that First Federal Bankshares or its officers or directors, under the securities laws of such state, register as a broker, dealer, salesman or selling agent or register or otherwise qualify the subscription rights or common stock for sale in such state. Where the number of persons eligible to subscribe for shares in one state is small, First Federal Bankshares will base its decision as to whether or not to offer the common stock in such state on a number of factors, including the size of accounts being held by account holders in the state, the cost of registering or qualifying the shares or the need to register First Federal Bankshares, its officers, directors or employees as brokers, dealers or salesmen.

COMMUNITY OFFERING

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders, and Other Members, First Federal Bankshares has determined to offer shares pursuant to the Plan of Conversion to certain members of the general public in a direct community offering (the "Community Offering"), with preference given first to Minority Stockholders, and then to depositors of Mid-Iowa Savings as of _____, 1998, and then to natural persons residing in the Community (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may subscribe for up to 85,000 Subscription Shares (I.E., approximately 2.74% of the shares offered at the midpoint of the Offering Range), subject to the overall purchase limitations. See "--Limitations on Common Stock Purchases." Depending upon market or financial conditions, this amount may be increased to up to a maximum of 5%. The minimum purchase is 25 shares. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF FIRST FEDERAL BANKSHARES, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE. If First Federal with the approval of the OTS increases the maximum purchase limitation, First Federal Bankshares is only required to resolicit persons who subscribed for the maximum purchase amount and may, in the sole discretion of First Federal Bankshares, resolicit certain other large subscribers. In the event that the maximum purchase limitation is increased to 5%, such limitation may be further increased to 9.99% provided that orders for common stock exceeding 5% of the Subscription Shares issued in the offering shall not exceed in the aggregate 10% of the total Subscription Shares issued in the offering. Requests to purchase additional shares of the common stock in the event that the purchase limitation is so increased will be determined by the Board of Directors of First Federal Bankshares in its sole discretion.

         Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers, such stock will be allocated among the Preferred Subscribers in the manner that permits each such person, to the extent possible, to purchase the number of shares necessary to make his total allocation of common stock equal to the lesser of 100 shares offered or the number of shares subscribed for by each such Preferred Subscriber; provided that if there are insufficient shares available for such allocation, then shares will be allocated among Preferred Subscribers whose orders remain unsatisfied in the proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remain unsatisfied. Similar allocation procedures will be used for orders of Minority Stockholders and depositors of Mid-Iowa Savings. If all orders of Preferred Subscribers are filled, any shares remaining will be allocated to other persons who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

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

         The term "resided" or "residing" as used herein shall mean any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. First Federal may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of First Federal.

         The Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by First Federal and First Federal Bankshares with the approval of the OTS, if necessary. First Federal and First Federal Bankshares may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. First Federal Bankshares will not execute orders until all shares of common stock have been subscribed for or otherwise sold. If 2,635,000 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to First Federal pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, First Federal will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Such extensions may not go beyond _________, 2001 (two years after the Special Meeting of Members of the Mutual Holding Company to approve the conversion).

         The Board of Directors has the right to reject any order submitted in the offering by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

SYNDICATED COMMUNITY OFFERING

         If feasible, the Board of Directors may determine to offer all Subscription Shares not subscribed for in the Subscription and Community Offerings in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by First Federal Bankshares, in a manner that will achieve the widest distribution of the common stock subject to the right of First Federal to accept or reject in whole or in part any subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, any person together with any associate or group of persons acting in concert may purchase a number of Subscription Shares that when combined with Exchange Shares received by such person, together with any associate or group of persons acting in concert is equal to 85,000 shares, subject to the overall maximum purchase limitations; PROVIDED, HOWEVER, that the shares purchased by any person together with an associate or group of persons acting in concert in the Community Offering shall be counted toward meeting the overall purchase limitations. Provided that the Subscription Offering has commenced, First Federal Bankshares may commence the Syndicated Community Offering at any time after the mailing to the members of the proxy statement to be used in connection with the Special Meeting of Members of the Mutual Holding Company, PROVIDED that the completion of the offer and sale of the Subscription Shares shall be conditioned upon the approval of the Plan of Conversion by the members. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

         Alternatively, if a Syndicated Community Offering is not held, First Federal shall have the right to sell any Subscription Shares remaining following the Subscription and Community Offerings in an underwritten firm commitment public offering. The overall purchase limitations shall not be applicable to sales to underwriters for purposes of such an offering but shall be applicable to the sales by the underwriters to the public. The price to be



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paid by the underwriters in such an offering shall be equal to the Subscription
Price less an underwriting discount to be negotiated among such underwriters and First Federal, which will in no event exceed an amount deemed to be acceptable by the OTS.

         If for any reason a Syndicated Community Offering or an underwritten firm commitment public offering of shares of Subscription Shares not sold in the Subscription and Community Offerings cannot be effected, or in the event that any insignificant residue of shares of Subscription Shares is not sold in the Subscription and Community Offerings or in the Syndicated Community or underwritten firm commitment public offering, other arrangements will be made for the disposition of unsubscribed shares by First Federal, if possible. Such other purchase arrangements will be subject to the approval of the OTS.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

         Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available at First Federal's office and by Sandler O'Neill and Investment Bank Services. All prospective purchasers are to send payment along with a completed order form and certification form directly to First Federal, where such funds will be held in a segregated special escrow account and not released until the offering is completed or terminated.

         To assist in the marketing of the common stock, First Federal has retained Sandler O'Neill and Investment Bank Services, which are broker-dealers registered with the National Association of Securities Dealers, Inc. (the "NASD"). Sandler O'Neill and Investor Bank Services will assist First Federal in the offering as follows: (1) in training and educating First Federal's employees regarding the mechanics and regulatory requirements of the conversion; (2) in conducting any informational meetings for employees, customers and the general public; (3) in coordinating the selling efforts in First Federal's local communities; and (4) keeping records of all orders for common stock. For these services, Sandler O'Neill and Investment Bank Services will receive a marketing fee of 1.125% of the total dollar amount of the common stock sold in the Subscription and Community Offerings. No fee shall be payable by First Federal in connection with the sale of common stock to the ESOP or to First Federal's or First Federal Bankshares' Directors, officers, or employees, and such persons' immediate family members. Sandler O'Neill will also perform proxy solicitation services, offering agent services and records management services for First Federal in the offering and will receive a fee for these services of $35,000 plus up to $5,000 for out-of-pocket expenses. First Federal will also pay Professional Bank Services Inc., an affiliate of Investment Bank Services, a fee of $20,000, plus out of pocket expenses, for services rendered to First Federal in connection with the Mid-Iowa Financial acquisition.

         First Federal also will reimburse Sandler O'Neill and Investment Bank Services for their reasonable out-of-pocket expenses associated with their marketing effort, up to an aggregate maximum of $75,000, including legal fees and expenses. First Federal has made an advance payment to Sandler O'Neill and Investment Bank Services in the amount of $25,000. First Federal will indemnify Sandler O'Neill and Investment Bank Services against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Certain Directors and executive officers of First Federal Bankshares and First Federal may participate in the solicitation of offers to purchase common stock. Such persons will be reimbursed by the Mutual Holding Company and/or First Federal for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses, incurred in connection with such solicitation. Other regular, full-time employees of First Federal may participate in the offering but only in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser, provided that the content of the employee's responses is limited to information contained in the prospectus or other offering documents, and no offers or sales may be made by tellers or at the teller counter. All sales activity will be conducted in a segregated or separately identifiable area of First Federal's offices apart from the area accessible to the general public for the purpose of making deposits or withdrawals. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase common stock



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or provide advice regarding the purchase of common stock. First Federal
Bankshares will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. No officer, director or employee of First Federal Bankshares or First Federal will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES

         EXPIRATION DATE. The offering will terminate at noon, Central time, on __________, 1999, unless extended by First Federal and First Federal Bankshares, with the approval of the OTS, if required. Such extension may be approved by First Federal and First Federal Bankshares, in their sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the offering beyond 45 days after the Expiration Date would be subject to OTS approval and potential purchasers would be given the right to increase, decrease, or rescind their orders for common stock. If the minimum number of shares offered in the offering is not sold by the Expiration Date, First Federal Bankshares may terminate the offering and promptly refund all orders for common stock. A reduction in the number of shares below the minimum of the Offering Range will not require the approval of the Mutual Holding Company's members or First Federal's stockholders, or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Offering Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus.

         First Federal Bankshares reserves the right in its sole discretion to terminate the offering at any time and for any reason, in which case First Federal Bankshares will return all purchase orders, plus interest at its current passbook rate from the date of receipt.

         USE OF ORDER AND CERTIFICATION FORMS. In order to purchase shares of the common stock, each purchaser must complete an order form and a certification form. Incomplete order forms, or order forms that are not accompanied by a certification form, will not be accepted. First Federal will not be required to accept orders submitted on photocopied or facsimilied stock order forms. Any person receiving an order form who desires to purchase shares of common stock must do so prior to noon, Central time, on _________, 1999 by delivering (by mail or in person) to First Federal Bankshares a properly executed and completed order form and a certification form, together with full payment for the shares purchased. Once tendered, an order form cannot be modified or revoked without the consent of First Federal Bankshares. First Federal Bankshares reserves the absolute right, in its sole discretion, to reject orders received in the Community Offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. Each person ordering shares is required to represent that he is purchasing such shares for his own account and that he has no agreement or understanding with any person for the sale or transfer of such shares. The interpretation by First Federal Bankshares of the terms and conditions of the Plan of Conversion and of the acceptability of the order forms and certification forms will be final.

         PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (1) cash (if delivered in person), (2) check, money order, certified or teller's check or bank draft made payable to First Federal Bankshares, Inc., or (3) authorization of withdrawal from savings accounts (including certificates of deposit) maintained with First Federal. Appropriate means by which such withdrawals may be authorized are provided in the order forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be



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cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made by cash, check or money order, such funds will be placed in a segregated savings account and interest will be paid by First Federal at the current passbook rate per annum from the date payment is received until the offering is completed or terminated. An executed order form, once received by First Federal, may not be modified, amended or rescinded without the consent of First Federal, unless the offering is not completed by the Expiration Date, in which event purchasers may be given the opportunity to increase, decrease, or rescind their orders for a specified period of time.

         A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since First Federal does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase First Federal Bankshares common stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as First Federal now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a First Federal IRA to purchase common stock should contact the stock center at First Federal as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

         The ESOP will not be required to pay for shares purchased until consummation of the offering, provided that there is in force from the time the order is received a loan commitment from an unrelated financial institution or First Federal Bankshares to lend to the ESOP the necessary amount to fund the purchase.

         DELIVERY OF STOCK CERTIFICATES. Certificates representing common stock issued in the offering and First Federal checks representing interest paid on subscriptions made by cash, check, or money order will be mailed by First Federal to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by First Federal until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Regulations prohibit First Federal from lending funds or extending credit to any persons to purchase common stock in the offering.

         OTHER RESTRICTIONS. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any common stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" registrations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. First Federal and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any such purchase order if such opinion is not timely furnished.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         PRIOR TO THE COMPLETION OF THE CONVERSION, THE OTS CONVERSION REGULATIONS PROHIBIT ANY PERSON WITH SUBSCRIPTION RIGHTS, INCLUDING THE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS OF FIRST FEDERAL, FROM TRANSFERRING OR ENTERING INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS ISSUED UNDER THE PLAN OF CONVERSION OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THEIR EXERCISE. SUCH RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS ACCOUNT. EACH PERSON EXERCISING SUCH SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE IS PURCHASING SHARES SOLELY FOR HIS OWN ACCOUNT AND THAT HE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUCH SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK PRIOR TO THE COMPLETION OF THE CONVERSION.

         FIRST FEDERAL AND FIRST FEDERAL BANKSHARES WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

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LIMITATIONS ON COMMON STOCK PURCHASES

         The Plan of Conversion includes the following limitations on the number of shares of common stock which may be purchased during the conversion:

         (1)      No person may purchase less than 25 shares of common stock.

         (2) The tax-qualified employee stock benefit plans, including the ESOP, may purchase in the aggregate up to 8% of the Subscription Shares issued in the offering, including shares issued in the event of an increase in the Offering Range of up to 15%.

         (3) No person (or persons through a single account), together with associates of and groups of persons acting in concert with such person, may purchase in the offering more than 85,000 Subscription Shares except for the ESOP, which may subscribe for up to 8% of the common stock offered in the Subscription Offering (including shares issued in the event of an increase in the Estimated Price Range of up to 15%) and no person (or persons through a single account), together with associates of and groups of persons acting in concert with such person, may purchase in the offering a number of Subscription Shares that when combined with Exchange Shares received by any such person, together with associates of and persons acting in concert with such person exceeds 85,000 shares, except for the ESOP, which may subscribe for up to 8% of the common stock offered in the Subscription Offering (including shares issued in the event of an increase in the Estimated Price Range of up to 15%); provided, however, that notwithstanding this limitation, no Minority Stockholder who receives more than 85,000 shares issued in the conversion shall be required to divest any such shares except as otherwise may be required by the OTS, and provided further that in the event the maximum purchase limitation is increased, orders for Subscription Shares in the Community Offering and in the Syndicated Offering (or, alternatively, an underwritten firm commitment public offering), if any, shall as determined by First Federal, first be filled to a maximum of 85,000 shares and thereafter remaining shares shall be allocated, on an equal number of shares basis per order until all orders have been filled. As a result, Minority Stockholders who receive Exchange Shares in excess of these purchase limitations may be precluded from purchasing Subscription Shares.

         (4) The maximum number of shares of common stock which may be purchased in all categories of the offering by officers and Directors of First Federal and their associates in the aggregate, shall not exceed 25% of the Subscription Shares offered in the offering.

         Depending upon market or financial conditions, the Board of Directors of First Federal Bankshares, with the approval of the OTS and without further approval of members of the Mutual Holding Company, may decrease or further increase the purchase limitations. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of First Federal Bankshares, both the individual amount permitted to be subscribed for and the overall purchase limitation may be increased to up to a maximum of 5% at the sole discretion of First Federal Bankshares and First Federal. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares in the sole discretion of First Federal may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of such a resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. In addition, the Boards of Directors of First Federal Bankshares and First Federal may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offered shall not exceed, in the aggregate, 10% of the total offering. Requests to purchase additional shares under this provision will be determined by the respective Boards of Directors in their sole discretion.

         IN THE EVENT OF AN INCREASE IN THE TOTAL NUMBER OF SHARES OFFERED IN THE OFFERING DUE TO AN INCREASE IN THE OFFERING RANGE OF UP TO 15%, THE MAXIMUM NUMBER OF SHARES THAT MAY BE PURCHASED AS RESTRICTED BY THE PURCHASE LIMITATIONS SHALL NOT BE INCREASED PROPORTIONATELY (EXCEPT FOR THE ESOP), AND THE ADDITIONAL SHARES SOLD WILL BE ALLOCATED IN THE FOLLOWING ORDER OF PRIORITY IN ACCORDANCE WITH THE PLAN OF CONVERSION:

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         (1) TO FILL THE ESOP'S SUBSCRIPTION FOR 7% OF THE TOTAL NUMBER OF
SHARES SOLD;

         (2) IN THE EVENT THAT THERE IS AN OVERSUBSCRIPTION AT THE ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER, OTHER MEMBER, OR MINORITY STOCKHOLDER LEVELS, TO FILL UNFULFILLED SUBSCRIPTIONS OF SUCH SUBSCRIBERS ACCORDING TO SUCH RESPECTIVE PRIORITIES; AND

         (3) TO FILL UNFULFILLED SUBSCRIPTIONS IN THE COMMUNITY OFFERING WITH PREFERENCE GIVEN FIRST TO MINORITY STOCKHOLDERS, AND THEN TO DEPOSITORS OF MID-IOWA SAVINGS AS OF ____________, 1998, AND THEN TO NATURAL PERSONS RESIDING IN THE COMMUNITY.

         The term "associate" of a person is defined to mean: (1) any corporation or organization (other than First Federal or a majority-owned subsidiary of First Federal) of which such person is an officer, partner or 10% stockholder; (2) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan in which such person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and (3) any relative or spouse of such persons, or any relative of such spouse, who either has the same home as such person or who is a Director or officer of First Federal. Directors are not treated as associates solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of conversion and subsequent to conversion, see "Management of First Federal--Subscriptions by Executive Officers and Directors," and "The Conversion--Certain Restrictions on Purchase or Transfer of Shares after Conversion" and "Restrictions on Acquisition of First Federal Bankshares and First Federal."

LIQUIDATION RIGHTS

         In the unlikely event of a complete liquidation of First Federal prior to the conversion, all claims of creditors of First Federal, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of First Federal remaining, such assets would be distributed to stockholders, including the Mutual Holding Company. Were the Mutual Holding Company and First Federal to liquidate prior to the conversion, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in First Federal immediately prior to liquidation. In the unlikely event that First Federal were to liquidate after conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to First Federal Bankshares as the holder of First Federal's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

         The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of: (1) the sum of (a) the Mutual Holding Company's ownership interest in the surplus and reserves of First Federal as of the date of its latest balance sheet contained in this prospectus, and (b) the restricted retained income account that reflects certain dividends waived by the Mutual Holding Company; or (2) the retained earnings of First Federal at the time that First Federal reorganized into the Mutual Holding Company in July 1992. The purpose of the liquidation account is to provide Eligible Account Holders and each Supplemental Eligible Account Holders who maintain their deposit accounts with First Federal after the conversion with a distribution upon complete liquidation of First Federal after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at First Federal, would be entitled, on a complete liquidation of First Federal after the conversion to an interest in the liquidation account prior to any payment to the stockholders of First Federal. Each Eligible Account Holder and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in First Federal on the Eligibility Record Date, or the Supplemental Eligibility Record



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Date, respectively ("Deposit Accounts"). Each Eligible Account Holder and
Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his Deposit Accounts based on the proportion that the balance of each such Deposit Account on the Eligibility Record Date, or the Supplemental Eligibility Record Date, respectively, bore to the balance of all Deposit Accounts in First Federal on such dates.

         If, however, on any June 30 annual closing date of First Federal, commencing after June 30, 1999, the amount in any Deposit Account is less than the amount in such Deposit Account on the Eligibility Record Date, or the Supplemental Eligibility Record Date, respectively, or any other annual closing date, then the interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First Federal Bankshares as the sole shareholder of First Federal.

TAX ASPECTS

         The conversion will be effected as (1) an exchange of the Mutual Holding Company's charter for an interim stock savings association charter and simultaneous merger into First Federal in a tax-free reorganization under
Section 368(a)(1)(A) of the Code and (2) a merger of the Interim Savings Bank into First Federal with First Federal's stockholders exchanging their First Federal common stock for common stock of First Federal Bankshares in a tax-free reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E). Consummation of the conversion is expressly conditioned upon the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that indicates that the conversion will not be a taxable transaction to the Mutual Holding Company, First Federal, First Federal Bankshares, the Interim Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders, or members of the Mutual Holding Company.

         Pursuant to Revenue Procedure 97-3, the IRS has stated that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code
Section 368(a)(1)(A), including a transaction that qualifies under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E), or whether the taxpayer is subject to the consequences of qualification under that section (such as nonrecognition and basis issues) but that it would rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under the above sections. In several instances over the last two years, the IRS ruled favorably on certain significant sub-issues associated with downstream mergers of mutual holding companies into their less than 80 percent owned subsidiary savings associations. In such cases, the IRS has ruled that: (1) the exchange of the member's equity interests in the mutual holding company for interests in a liquidation account established at the savings association will satisfy the continuity of interest requirement with respect to the merger of the mutual holding company into the savings association; (2) pursuant to the merger of an interim savings association into the savings association, the stock holding company will acquire control (as defined in Code Section 368(c)) of the savings association as the interests in the liquidation account and the shares of savings association stock previously held by the mutual holding company will be disregarded; and (3) the continuity of interest requirement will not be violated by the exchange of stock holding company stock for savings association stock in the merger of an interim savings association into the savings association.

         In December 1994, the IRS issued Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to downstream mergers of a corporation into a "less than 80 percent distributee", I.E., a corporation, such as First Federal, in which the merging corporation (I.E., the Mutual Holding Company) possesses less than 80 percent of the total voting power of the stock of such corporation and less than 80 percent of the total value of the stock of such corporation. The IRS assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of GENERAL UTILITIES & OPERATING CO. V. HELVERING, 296 U.S. 200 (1935). In Notice 96-6, the IRS indicated that it intended to close its study project on this issue, however, Rev. Proc. 96-22 made permanent the IRS decision not to issue advance rulings on such downstream mergers. Counsel to First Federal Bankshares is of a view that the downstream merger to effect the conversion of the Mutual Holding Company



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to stock form, where after consummation of the conversion, First Federal
Bankshares holds 100% of the shares of First Federal and the untaxed appreciation of First Federal remains in corporate solution, is not the type of downstream merger that can be considered as circumventing the repeal of GENERAL UTILITIES. If, however, the IRS were to conclude that such mergers circumvent the repeal of GENERAL UTILITIES, the IRS could issue correcting regulations that could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of such corporation over its basis in such assets. If such regulations are issued, it is expected that they would apply on a prospective basis and would have no effect on transactions consummated before their issuance. First Federal Bankshares will receive an opinion of counsel that, in the absence of a change in the regulations prior to the consummation of the conversion, and based on current law and regulations, the merger of the Mutual Holding Company into First Federal will qualify as a tax-free merger under Code Section 368(a)(1)(A), as more fully discussed below.

         On the effective date of the conversion, the Mutual Holding Company and First Federal will receive an opinion of counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, which will indicate that the federal income tax consequences of the conversion will be as follows:

         (1) the conversion of the Mutual Holding Company from mutual to stock form (which company in its mutual and stock form is referred to herein as the "Mutual Holding Company") will constitute a mere change in identity, form or place of reorganization within the meaning of Section 368(a)(1)(F) of the Code;

         (2) the merger of the Mutual Holding Company with and into First Federal will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

         (3) the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at First Federal will satisfy the continuity of interest requirement with respect to the merger of the Mutual Holding Company into First Federal;

         (4) the Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to First Federal in exchange for a liquidation account in First Federal;

         (5) no gain or loss will be recognized by First Federal upon the receipt of the assets of the Mutual Holding Company in exchange for a liquidation account in First Federal;

         (6) the basis of the assets of the Mutual Holding Company (other than First Federal common stock) to be received by First Federal will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer (the basis of First Federal common stock will be -0-);

         (7) the holding period of the assets of the Mutual Holding Company to be received by First Federal will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer;

         (8) the Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in First Federal in exchange for their membership interest in the Mutual Holding Company;

         (9) the merger of the Interim Savings Bank into First Federal with First Federal as the surviving institution qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code;

         (10) the Interim Savings Bank will not recognize any gain or loss on the transfer of its assets to First Federal in exchange for First Federal stock and the assumption by First Federal of the liabilities, if any, of the Interim Savings Bank;

         (11) First Federal will not recognize any gain or loss on the receipt of the assets of the Interim Savings Bank in exchange for First Federal stock;

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         (12) First Federal's basis in the assets received from the Interim
Savings Bank in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of the Interim Savings Bank immediately prior to the transaction;

         (13) First Federal Bankshares will not recognize any gain or loss upon its receipt of First Federal stock solely in exchange for stock;

         (14) First Federal's holding period for the assets received from the Interim Savings Bank in the proposed transaction will, in each instance, include the period during which such assets were held by the Interim Savings Bank;

         (15) First Federal stockholders will not recognize any gain or loss upon their exchange of First Federal stock solely for shares of First Federal Bankshares common stock;

         (16) cash received in the Bank Merger by a First Federal stockholder in lieu of a fractional share interest of First Federal Bankshares common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of First Federal common stock which such stockholders would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming First Federal common stock surrendered in exchange therefor was held as a capital asset by such stockholder);

         (17) each First Federal stockholders' basis in his or her First Federal Bankshares common stock received in the exchange (including fractional shares which First Federal stockholder's otherwise would be entitled to receive) will be the same as the basis of First Federal common stock surrendered in exchange therefor;

         (18) each First Federal stockholder's holding period in his or her First Federal Bankshares common stock received in the exchange (including fractional shares which First Federal stockholder's otherwise would be entitled to receive) will include the period during which First Federal common stock surrendered was held, provided that First Federal common stock surrendered is a capital asset in the hands of First Federal stockholder on the date of the exchange;

         (19) First Federal Bankshares's basis in First Federal common stock which it receives would be the same as the basis of the property exchanged therefor;

         (20) no gain or loss will be recognized by First Federal Bankshares on the receipt of money in exchange for First Federal Bankshares common stock in the offering; and

         (21) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase First Federal Bankshares common stock, provided that the amount paid for First Federal Bankshares common stock equals its fair market value.

The form of such opinion has been filed with the SEC as an exhibit to First Federal Bankshares's registration statement.

         An opinion on the Iowa state income tax consequences which will be consistent with the federal tax opinion will also be issued on the effective date of the conversion by the Mutual Holding Company and First Federal tax advisor, KPMG Peat Marwick LLP.

         In the view of RP Financial, which view is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Subscription Price for the unsubscribed shares of common stock. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to such value



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and First Federal could recognize gain on such distribution. Eligible Account
Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the IRS disagrees, the IRS may take the position that the transaction is taxable to any one or more of the Mutual Holding Company and/or the members of the Mutual Holding Company, First Federal, the Minority Stockholders, and/or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

         All Subscription Shares purchased in the offering by a Director or an executive officer of First Federal will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such Director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The Directors and executive officers of First Federal will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

         Purchases of outstanding shares of common stock of First Federal Bankshares by Directors, executive officers (or any person who was an executive officer or Director of First Federal after adoption of the Plan of Conversion) and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of First Federal Bankshares' outstanding common stock or to the purchase of stock pursuant to a stock option plan or any tax qualified employee stock benefit plan or non-tax qualified employee stock benefit plan of First Federal or First Federal Bankshares (including any employee plans, recognition plans or restricted stock plans).

         OTS regulations applicable to First Federal Bankshares as a result of the conversion prohibit First Federal Bankshares from repurchasing shares of its common stock for three years, except for an offer to all stockholders on a pro rata basis, or the repurchase of qualifying shares of a Director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the conversion, First Federal Bankshares may repurchase its common stock so long as:

         (1) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period;

         (2) the repurchases do not cause First Federal to become
"undercapitalized" within the meaning of the OTS prompt corrective action regulation; and

         (3) First Federal Bankshares provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. See
"Regulation--Prompt Corrective Regulatory Action."

In addition, under current OTS policies, repurchases may be allowed in the first year following the conversion and in amounts greater than 5% in the second and third years following the conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

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           RESTRICTIONS ON THE ACQUISITION OF FIRST FEDERAL BANKSHARES
                                AND FIRST FEDERAL

GENERAL

         The Plan of Conversion provides for the conversion of the Mutual Holding Company from the mutual to the stock form of organization and in connection therewith, First Federal Bankshares, as a new Delaware stock corporation, has been organized to become the sole stockholder of First Federal following the conversion. Provisions in First Federal Bankshares' certificate of incorporation and bylaws together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, certain provisions of First Federal Bankshares' and First Federal's compensation plans contain provisions that may discourage or make more difficult persons or companies acquiring control of either First Federal Bankshares or First Federal. Also, First Federal's stock charter and bylaws and compensation plans entered into in connection with the conversion may have anti-takeover effects as described below. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either First Federal Bankshares or First Federal.

RESTRICTIONS IN FIRST FEDERAL BANKSHARES' CERTIFICATE OF INCORPORATION AND
BYLAWS

         A number of provisions of First Federal Bankshares' certificate of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of First Federal Bankshares' certificate of incorporation and bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual First Federal Bankshares stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of First Federal Bankshares more difficult. The following description of certain of the provisions of the certificate of incorporation and bylaws of First Federal Bankshares is necessarily general and reference should be made in each case to such certificate of incorporation and bylaws.

         LIMITATION ON VOTING RIGHTS. The certificate of incorporation of First Federal Bankshares provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the certificate of incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or Directors, officers and employees of First Federal or First Federal Bankshares or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by First Federal Bankshares to be beneficially owned, by such person and his affiliates. The certificate of incorporation of First Federal Bankshares further provides that the provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         BOARD OF DIRECTORS. The Board of Directors of First Federal Bankshares is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of Directors being elected each year. First Federal Bankshares' certificate of incorporation and bylaws provide that the size of the Board shall be determined by a majority of the Directors. The certificate of incorporation and the bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of Directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the Directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder


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group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of First Federal Bankshares. The certificate of incorporation of First Federal Bankshares provides that a Director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

         First Federal Bankshares will have a nominating committee which will be responsible for nominations of Directors. A stockholder who wishes to nominate persons for election to the Board of Directors may do so if the stockholder makes timely written notice to First Federal Bankshares' Secretary. Generally, to be timely, such notice, which must include all information required to be disclosed pursuant to Regulation 14A promulgated under the Exchange Act, must be received at First Federal Bankshares's principal executive offices no later than ninety (90) days prior to the date of the meeting.

         In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The certificate of incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of First Federal Bankshares may be called only by the Board of Directors of First Federal Bankshares. The certificate of incorporation also provides that any action required or permitted to be taken by the stockholders of First Federal Bankshares may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         AUTHORIZED SHARES. The certificate of incorporation authorizes the issuance of 18,000,000 shares of common stock and 2,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Federal Bankshares' Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of First Federal Bankshares. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion terms and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. First Federal Bankshares' Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options and to permit the 1999 Recognition Plan to obtain the equivalent of 3% of the shares sold in the offering.

         STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The certificate of incorporation requires the approval of the holders of at least 80% of First Federal Bankshares' outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of First Federal Bankshares and any other affected class of stock. Under the certificate of incorporation, at least 80% approval of stockholders is required in connection with any Business Combination involving an Interested Stockholder (as defined below) except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of First Federal Bankshares' Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the stockholder became an Interested Stockholder or (2) if the proposed transaction met certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares, in which cases approval of only a majority of the outstanding shares of voting stock is required. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than First Federal Bankshares or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Federal Bankshares. This provision of the certificate of incorporation applies to any "Business Combination," which is defined to include: (1) any merger or consolidation of First Federal Bankshares or any of



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its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the certificate of incorporation) of an Interested Stockholder; (2) any sale, lease, exchange, mortgage, transfer, pledge or other disposition to or with any Interested Stockholder or Affiliate of an Interested Stockholder of 25% or more of the assets of First Federal Bankshares or combined assets of First Federal Bankshares and its subsidiary; (3) the issuance or transfer to any Interested Stockholder or its Affiliate by First Federal Bankshares (or any subsidiary) of any securities of First Federal Bankshares in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the common stock of First Federal Bankshares; (4) the adoption of any plan for the liquidation or dissolution of First Federal Bankshares proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and
(5) any reclassification of securities, recapitalization, merger or consolidation of First Federal Bankshares that has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of First Federal Bankshares owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

         EVALUATION OF OFFERS. The certificate of incorporation of First Federal Bankshares further provides that the Board of Directors of First Federal Bankshares, when evaluating any offer of another "Person" (as defined therein) to (1) make a tender or exchange offer for any equity security of First Federal Bankshares, (2) merge or consolidate First Federal Bankshares with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of First Federal Bankshares, may, in connection with the exercise of its judgment in determining what is in the best interest of First Federal Bankshares, First Federal and the stockholders of First Federal Bankshares, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on First Federal Bankshares' customers and First Federal's present and future account holders, borrowers and employees, on the communities in which First Federal Bankshares and First Federal operate or are located, and on the ability of First Federal Bankshares to fulfill its corporate objectives as a savings and loan holding company and on the ability of First Federal to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. By having these standards in the certificate of incorporation of First Federal Bankshares, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of First Federal Bankshares, even if the price offered is significantly greater than the then market price of any equity security of First Federal Bankshares.

         AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to First Federal Bankshares' certificate of incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by First Federal Bankshares and amendment of First Federal Bankshares' bylaws and certificate of incorporation. First Federal Bankshares' bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         CERTAIN BYLAW PROVISIONS. The bylaws of First Federal Bankshares also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to provide at least 90 days advance notice to the Secretary of First Federal Bankshares. The notice provision requires a stockholder who desires to raise new business to provide certain information to First Federal Bankshares concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a Director must provide First Federal Bankshares with certain information concerning the nominee and the proposing stockholder.

         The provisions described above are intended to reduce First Federal Bankshares' vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of its Board of Directors. The provisions of First Federal's current and proposed employment agreements and stock benefit plans may also discourage takeover attempts by increasing the costs to be incurred by First Federal and First Federal Bankshares in the event of a takeover. See "Management of First Federal--Benefits for Employees and Officers."

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         The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of First Federal. Additionally, the provisions could deter offers to the stockholders that might be viewed by such stockholders to be in their best interests.

         First Federal Bankshares' Board of Directors believes that the provisions of the certificate of incorporation, bylaws and compensation plans are in the best interests of First Federal Bankshares and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of First Federal Bankshares and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of First Federal Bankshares and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

         In 1988, Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (1) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (3) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors of First Federal Bankshares does not intend to propose any such amendment.

RESTRICTIONS IN FIRST FEDERAL'S FEDERAL STOCK CHARTER AND BYLAWS

         First Federal's stock charter contains certain anti-takeover provisions which will be effective for a period of five years following the completion of the conversion. These provisions include a prohibition on the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of First Federal by any person.

         Although First Federal has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide First Federal with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of First Federal which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of preferred stock with rights and



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preferences that could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter or render more difficult a future takeover attempt. The Board of Directors of First Federal does not intend to issue any preferred stock except on terms that the Board deems to be in the best interests of First Federal and its then existing stockholders.

REGULATORY RESTRICTIONS

         The Plan of Conversion prohibits any person, prior to the completion of the conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the common stock to be issued upon their exercise. The Plan of Conversion also prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or common stock.

         For three years following the conversion, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for (1) offers that if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock, (2) offers in the aggregate for up to 24.99% by the ESOP of First Federal Bankshares or First Federal, and (3) offers that are not opposed by the Board of Directors of First Federal and which receive prior OTS approval. Such prohibition is also applicable to the acquisition of the common stock of First Federal Bankshares. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for First Federal Bankshares' stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

         In addition, any proposal to acquire 10% of any class of equity security of First Federal Bankshares generally would be subject to approval by the OTS under the Savings and Loan Holding Company Act. The OTS requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of First Federal Bankshares or First Federal that have not received prior regulatory approval.

ADDITIONAL ANTITAKEOVER EFFECTS

         Assuming executive officers and directors (1) purchase 76,500 Subscription Shares in the offering, (2) receive Exchange Shares in the Share Exchange as described above, (3) receive a number of shares of common stock equal to 3% and 10% of the number of Subscription Shares sold in the offering pursuant to the 1999 Recognition Plan and the 1999 Stock Option Plan, respectively (assuming such plans are approved by stockholders, that all awards are vested and all options exercised, and the 1999 Recognition Plan shares are purchased in the open market), and (4) receive all stock benefits that were not vested as of September 30, 1998, and exercised all such stock options, then executive officers and directors will own between 6.99% and 6.42% of First Federal Bankshares common stock at the minimum and adjusted maximum of the Offering Range, respectively. Such amount does not include the 6.5% of First Federal Bankshares common stock that will be owned by the ESOP at the conclusion of the conversion, assuming the ESOP purchases 7% of the Subscription Shares sold in the offering, and assuming that all participants vote the shares allocated to their ESOP account in accordance with management's recommendations. Under the terms of the ESOP, the unallocated shares will be voted by the independent ESOP trustee in the same proportion as the allocated shares. Accordingly, directors and officers will have effective voting control over a substantial amount of common stock issued and outstanding at the completion of the conversion. The potential voting control by directors and officers could, together with additional stockholder support or upon exercise of their options,

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defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.


            DESCRIPTION OF CAPITAL STOCK OF FIRST FEDERAL BANKSHARES

GENERAL

         At the effective date, First Federal Bankshares will be authorized to issue 18,000,000 shares of common stock having a par value of $.01 per share and 2,000,000 shares of preferred stock. First Federal Bankshares currently expects to issue up to 3,565,000 (subject to adjustment) shares of common stock in the offering, and up to 2,947,605 shares (subject to adjustment) in exchange for Minority Shares in the conversion. First Federal Bankshares does not intend to issue shares of preferred stock in the conversion. Each share of First Federal Bankshares common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the Subscription Price for the common stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

         THE COMMON STOCK OF FIRST FEDERAL BANKSHARES WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

         DIVIDENDS. First Federal Bankshares can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by First Federal Bankshares is subject to limitations that are imposed by law and applicable regulation. See "Dividend Policy." The holders of common stock of First Federal Bankshares will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of First Federal Bankshares out of funds legally available therefor. If First Federal Bankshares issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon the conversion, the holders of common stock of First Federal Bankshares will possess exclusive voting rights in First Federal Bankshares. They will elect First Federal Bankshares' Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of First Federal Bankshares and First Federal," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of Directors. If First Federal Bankshares issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote. See "Restrictions on the Acquisition of First Federal Bankshares and First Federal."

         As a federal stock savings association, corporate powers and control of First Federal are vested in its Board of Directors, who elect the officers of First Federal and who fill any vacancies on the Board of Directors as it exists upon the conversion. Voting rights of First Federal are vested exclusively in the owners of the shares of capital stock of First Federal, which will be First Federal Bankshares, and voted at the direction of First Federal Bankshares' Board of Directors. Consequently, the holders of the common stock will not have direct control of First Federal.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of First Federal, First Federal Bankshares, as holder of First Federal's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of First Federal available for distribution. In the event of liquidation, dissolution or winding up of First Federal Bankshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Federal Bankshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS. Holders of the common stock of First Federal Bankshares will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of First Federal Bankshares' authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                  DESCRIPTION OF CAPITAL STOCK OF FIRST FEDERAL

         GENERAL. The charter of First Federal authorizes the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of First Federal has the same relative rights as, and is identical in all respects with, each other share of common stock. The Board of Directors of First Federal is authorized to approve the issuance of common stock up to the amount authorized by the charter without the approval of First Federal's stockholders. All of the issued and outstanding common stock of First Federal will be held by First Federal Bankshares as First Federal's sole stockholder.

         DIVIDENDS. The holders of First Federal's common stock are entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of First Federal out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends.

         VOTING RIGHTS. The holders of First Federal common stock possess exclusive voting rights in First Federal. Each holder of shares of common stock is entitled to one vote for each share held, subject to any right of stockholders to cumulate their votes for the election of directors. During the period from the consummation of the MHC Reorganization to July 1997, the holders of First Federal's common stock were not permitted to cumulate their votes for the election of directors. See "Restrictions on the Acquisition of First Federal Bankshares and First Federal--Restrictions in First Federal's Federal Stock Charter and Bylaws," and "--Additional Antitakeover Effects."

         LIQUIDATION. In the event of any liquidation, dissolution, or winding up of First Federal, the holders of First Federal common stock will be entitled to receive, after payment of all debts and liabilities of First Federal (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders, all assets of First Federal available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of First Federal will not be entitled to preemptive rights with respect to any shares of First Federal that may be issued. The common stock will not be subject to redemption. Upon receipt by First Federal of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is the Registrar and Transfer Company.

                                     EXPERTS

         The consolidated financial statements of First Federal included in this prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Mid-Iowa Financial included in this prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to First Federal and First Federal Bankshares setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its view with respect to subscription rights.

                                 LEGAL OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for First Federal and First Federal Bankshares by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., special counsel to First Federal and First Federal Bankshares. Certain legal matters will be passed upon for Sandler O'Neill and Investment Bank Services by Muldoon Murphy & Faucette, Washington, D.C.

                             ADDITIONAL INFORMATION

         First Federal Bankshares has filed with the SEC a registration statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a website; the address of the website is "http://www.sec.gov." The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

         First Federal has filed an application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 122 West John Carpenter Freeway, Irving, Texas 75039.

         In connection with the conversion, First Federal Bankshares will register its common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, First Federal Bankshares and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by Directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, First Federal Bankshares has undertaken that it will not terminate such registration for a period of at least three years following the conversion. In the event that First Federal amends the Plan of Conversion to eliminate the concurrent formation of First Federal Bankshares as part of the conversion, First Federal will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, First Federal and the holders of the Conversion Stock will become subject to the same obligations and restrictions.

         A copy of the certificate of incorporation and the bylaws of First Federal Bankshares and the federal stock charter and bylaws of First Federal are available without charge from First Federal.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                               Page


Independent Auditors' Report ..............................................................    F-2

Consolidated Balance Sheets
     as of September 30, 1998 (Unaudited) and June 30, 1998 and 1997 ......................    F-3

Consolidated Statements of Operations
     for the three months ended September 30, 1998 and 1997 (Unaudited) and the years ended
     June 30, 1998, 1997 and 1996 .........................................................    ___

Consolidated Statements of Stockholders' Equity
     for the three months ended September 30, 1998 (Unaudited) and the years ended
     June 30, 1998, 1997 and 1996 .........................................................    F-4

Consolidated Statements of Cash Flows
     for the three months ended September 30, 1998 and 1997 (Unaudited) and the
     years ended June 30, 1998, 1997 and 1996 .............................................    F-5

Notes to Consolidated Financial Statements ................................................    F-7

All schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements.


Financial statements of First Federal Bankshares, Inc. are not presented herein because it has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.


Financial statements of First Federal Bankshares, M.H.C. are not presented herein because the Mutual Holding Company's only assets are $310,000 in cash or cash equivalents, other assets and investments of approximately $1.5 million and its stock investment in First Federal Savings Bank of Siouxland, and it has no significant liabilities and conducts no other business.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors
First Federal Savings Bank of Siouxland
Sioux City, Iowa:

We have audited the accompanying consolidated balance sheets of First Federal Savings Bank of Siouxland and subsidiaries (the Bank) as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings Bank of Siouxland and subsidiaries as of June 30, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


                                                           KPMG Peat Marwick LLP


Des Moines, Iowa
July 30, 1998, except for
note 16, which is as
of August 17, 1998

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets


                                                                         September 30,               June 30,
                                                                         -------------     ---------------------------
                                                                             1998              1998            1997
                                                                         -------------     -----------     -----------
                                                                          (unaudited)
                           Assets
                           ------
Cash and cash equivalents                                                $   8,919,400       9,725,007       9,090,714
Interest-bearing deposits in other financial institutions                    1,000,000       7,500,000       3,387,453
Securities available for sale (note 2)                                      87,457,398      65,194,875      64,097,913
Securities held to maturity                                                 32,107,702      32,023,240      29,757,806
Real estate owned and in judgment, net                                         718,038         489,055            --
Loans receivable, net (notes 3 and 4)                                      407,455,369     404,800,425     341,253,966
Office property and equipment, net (note 5)                                 11,070,549      10,844,964       9,638,274
Federal Home Loan Bank (FHLB) stock, at cost                                 6,269,600       5,670,600       5,000,000
Accrued interest receivable (note 6)                                         3,828,661       3,526,679       3,374,659
Deferred income taxes (note 9)                                                 (93,000)        250,000         348,200
Excess of cost over fair value of assets acquired                            8,079,931       8,158,212         318,381
Other assets                                                                 2,798,341       3,267,043       2,300,508
                                                                         -------------     -----------     -----------
              Total assets                                               $ 569,611,989     551,450,100     468,567,874
                                                                         -------------     -----------     -----------
                                                                         -------------     -----------     -----------
                         Liabilities
                         -----------
Deposits (note 7)                                                        $ 392,677,194     392,425,285     326,733,945
Advances from FHLB (notes 2 and 8)                                         124,885,063     107,900,878      96,500,000
Advance payments by borrowers for taxes and insurance                        1,496,696       2,276,049       1,385,006
Accrued income taxes (note 9)                                                  120,431         (84,884)        360,126
Accrued interest payable (notes 7 and 8)                                     4,428,256       3,636,142       2,714,349
Accrued expenses and other liabilities                                       2,837,240       3,276,547       2,009,182
                                                                         -------------     -----------     -----------
              Total liabilities                                            526,444,880     509,430,017     429,702,608
                                                                         -------------     -----------     -----------
                     Stockholders' Equity
                     --------------------

Preferred stock, $1 par value;
     authorized 10,000,000 shares, none issued                                  --              --              --
Common stock, $1 par value, 20,000,000 shares authorized;
     2,845,060; 2,839,943 and 2,828,269 shares issued and outstanding
     at September 30, 1998 and June 30, 1998 and 1997, respectively          2,845,060       2,839,943       2,828,269
Additional paid-in capital                                                   8,291,019       8,266,796       8,219,516
Retained earnings, substantially restricted (note 11)                       31,538,832      30,678,991      27,890,096
Accumulated other comprehensive income                                         492,198         234,353         (72,615)
                                                                         -------------     -----------     -----------
              Total stockholders' equity                                    43,167,109      42,020,083      38,865,266
Contingencies (note 14)
                                                                         -------------     -----------     -----------
              Total liabilities and stockholders' equity                 $ 569,611,989     551,450,100     468,567,874
                                                                         -------------     -----------     -----------
                                                                         -------------     -----------     -----------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity



                                                                              Additional
                                             Comprehensive       Capital        paid-in         Retained
                                                Income            stock         capital         earnings
                                             -------------      ---------     ----------       ----------

Balance at June 30, 1995                      $      --         1,700,763      5,210,217      28,094,769
Net earnings                                    3,052,434            --             --         3,052,434
Stock options exercised                              --             6,446         50,771            --
Principal payment on ESOP borrowing                  --              --             --              --
Amortization of recognition                          --
 and retention plan                                  --              --             --              --
Net change in unrealized gain/loss                   --
 on securities available for sale                (658,700)           --             --              --
Dividends on common stock                            --
 at $.4364 per share (note 11)                       --              --             --          (562,409)
                                              -----------
Comprehensive income (unaudited)              $ 2,393,734            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------

Balance at June 30, 1996                                        1,707,209      5,260,988      30,584,794
Net earnings                                    1,939,201            --             --         1,939,201
Stock options exercised                              --             7,095         50,397            --
Principal payment on ESOP borrowing                  --              --             --              --
Amortization of recognition
 and retention plan                                  --              --             --              --
Net change in unrealized gain/loss
 on securities available for sale                 586,065            --             --              --
Issuance of 10% stock dividend
 (171,153 shares)                                    --           171,153      3,850,943      (4,022,096)
3-for-2 stock split in the form of
 a stock dividend (942,812 shares)                   --           942,812       (942,812)           --
Dividends on common stock
 at $.4691 per share (note 11)                       --              --             --          (611,803)
                                              -----------
Comprehensive income (unaudited)              $ 2,525,266            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at June 30, 1997                                        2,828,269      8,219,516      27,890,096
Net earnings                                    3,417,913            --             --         3,417,913
Stock options exercised                              --            11,674         47,280            --
Net change in unrealized gain/loss
 on securities available for sale                 306,968            --             --              --
Dividends on common stock
 at $.48 per share (note 11)                         --              --             --          (629,018)
                                              -----------
Comprehensive income (unaudited)              $ 3,724,881            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at June 30, 1998                                        2,839,943      8,266,796      30,678,991
                                                                ---------      ---------      -----------
Net earnings (unaudited)                        1,018,002            --             --         1,018,002
Stock options exercised (unaudited)                                 5,117         24,223            --
Net change in unrealized gain/loss on
 securities available for sale (unaudited)        257,845            --             --              --
Dividends on common stock at $.12
 per share (unaudited)                               --              --             --          (158,161)
                                              -----------
Comprehensive income (unaudited)              $ 1,275,847            --             --              --
                                              -----------       ---------      ---------       ----------
                                              -----------
Balance at September 30, 1998
 (unaudited)                                  $                 2,845,060      8,291,019       31,538,832
                                                                ---------      ---------       ----------
                                                                ---------      ---------       ----------




                                               Accumulated                      Recognition
                                                  other           ESOP              and
                                              Comprehensive     borrowing        retention
                                                  income        guarantee           plan         Total
                                              -------------     ---------       -----------    ----------
Balance at June 30, 1995                             --          (117,670)        (24,570)     34,863,509
Net earnings                                         --              --              --         3,052,434
Stock options exercised                              --              --              --            57,217
Principal payment on ESOP borrowing                  --            88,200            --            88,200
Amortization of recognition
 and retention plan                                  --              --            17,010          17,010
Net change in unrealized gain/loss
 on securities available for sale                (658,700)           --              --          (658,700)
Dividends on common stock
 at $.4364 per share (note 11)                       --              --              --          (562,409)

Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------
Balance at June 30, 1996                         (658,700)        (29,470)         (7,560)     36,857,261
Net earnings                                         --              --              --         1,939,201
Stock options exercised                              --              --              --            57,492
Principal payment on ESOP borrowing                  --            29,470            --            29,470
Amortization of recognition
 and retention plan                                  --              --             7,560           7,560
Net change in unrealized gain/loss
 on securities available for sale                 586,085            --              --           586,085
Issuance of 10% stock dividend
 (171,153 shares)                                    --              --              --              --
3-for-2 stock split in the form of
 a stock dividend (942,812 shares)                   --              --              --              --
Dividends on common stock
 at $.4691 per share (note 11)                       --              --              --          (611,803)

Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at June 30, 1997                          (72,615)           --              --        38,865,266
Net earnings                                         --              --              --         3,417,913
Stock options exercised                              --              --              --            58,954
Net change in unrealized gain/loss
 on securities available for sale                 306,968            --              --           306,968
Dividends on common stock
 at $.48 per share (note 11)                         --              --              --          (629,018)


Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at June 30, 1998                          234,353            --              --        42,020,083
                                                 --------        --------          ------      ----------


Net earnings (unaudited)                             --              --              --         1,018,002
Stock options exercised (unaudited)                  --              --              --            29,340
Net change in unrealized gain/loss on
 securities available for sale (unaudited)        257,845            --              --           257,845
Dividends on common stock at $.12
 per share (unaudited)                               --              --              --          (158,161)


Comprehensive income (unaudited)                     --              --              --              --
                                                 --------        --------          ------      ----------

Balance at September 30, 1998
 (unaudited)                                      492,198            --              --        43,167,109
                                                 --------        --------          ------      ----------
                                                 --------        --------          ------      ----------



Comprehensive income for the three months ended September 30, 1997 (unaudited) was composed of net earnings of $841,473 plus the net change in unrealized gain/loss on securities available for sale of $308,612, totaling $1,150,085.


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                For the three
                                                 months ended
                                                 September 30,                    Years ended June 30,
                                           ---------------------------------------------------------------------
                                             1998            1997          1998           1997            1996
                                           ---------      ---------      ---------      ---------      ---------
                                                  (unaudited)
Cash flows from operating activities:
  Net earnings                            $ 1,018,002        841,473      3,417,913      1,939,201      3,052,434
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
     Loans originated for sale to
      investors                            (7,432,410)    (3,533,220)   (24,816,168)   (12,797,315)   (18,018,220)
     Proceeds from sale of loans
      originated for sale                   8,012,032      3,662,073     24,282,687     12,798,822     18,445,467
     Provision for losses on loans
      and other assets                         75,000         70,000        345,000        258,000        233,000
     Depreciation and amortization            302,257        152,137        814,703        618,381        488,335
     Provision for deferred taxes             190,000           --          354,000           --          116,000
     Net gain on sale of loans                (87,408)       (49,262)      (241,690)      (206,898)      (289,564)
     Net loss on sale of securities
      available for sale                         --             --             --          121,913         33,724
     Net (gain) loss on sale of office
      property and equipment                     --             --         (103,936)         8,259          1,029
     Net loan fees deferred                    89,650        (14,858)       230,147        122,839        (14,127)
     Amortization of premiums and
      discounts on loans,
      mortgage-backed securities, and
      investment securities                   (33,367)        57,844        (61,505)      (190,969)       (96,794)
     FHLB stock dividend                         --             --             --             --          (94,200)
     Decrease (increase) in accrued
      interest receivable                    (301,982)       318,409        381,057       (100,569)      (448,951)
     (Increase) decrease in other
      assets                                  458,352        556,048        (70,700)      (300,417)       966,124
     Increase (decrease) in accrued
      interest payable                        792,114        528,550        920,719        481,768       (477,210)
     (Decrease) increase in accrued
      expenses and other liabilities         (439,306)      (231,651)      (370,743)       620,828        542,459
     (Decrease) increase in
      taxes payable                           205,315        312,272       (607,177)        92,902        113,050
                                           ---------      ---------      ---------      ---------      ---------
     Net cash provided by operating
      activities                            2,848,249      2,669,815      4,474,307      3,466,745      4,552,556
                                            ---------      ---------      ---------      ---------      ---------



                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                Consolidated Statements of Cash Flows, Continued


                                               For the three
                                               months ended
                                               September 30,                       Years ended June 30,
                                      ----------------------------------------------------------------------------
                                          1998             1997            1998            1997             1996
                                      ------------       ---------      ----------      ----------       ---------
Cash flows from
 investing activities:
  Purchase of securities
   held to maturity                   $ (5,983,751)       (390,000)    (21,986,639)    (17,171,388)    (13,743,459)
  Proceeds from maturities of
   securities held to maturity           5,199,611       1,901,064      24,771,834       9,873,142      11,700,136
  Proceeds from sale of
   securities available for sale              --              --              --        35,096,652      15,154,934
  Purchase of securities
   available for sale                  (32,461,356)           --       (43,965,468)    (45,706,062)    (34,219,299)
  Proceeds from maturities of
   securities available for sale        11,372,940      10,000,000      43,875,540      21,919,842      19,970,579
  Redemption (purchase) of
   FHLB stock                             (599,000)           --           488,400        (231,200)           --
  Loans purchased                       (1,518,000)     (4,853,000)    (13,769,000)    (33,736,000)    (16,793,188)
  Decrease in loans receivable          (2,051,618)        353,968      28,961,591      12,808,438       7,796,735
  Proceeds from sale of office
   property and equipment                     --              --           293,303            --              --
  Purchase of office property
   and equipment                          (440,602)       (265,480)     (1,880,935)     (1,552,896)     (1,604,330)
  Net cash and cash equivalents
   of acquisition                             --              --        (8,195,352)           --              --
                                      ------------       ---------      ----------      ----------       ---------
    Net cash provided by
     (used in) investing activities    (26,481,776)      6,746,552       8,593,274     (18,699,472)    (11,737,892)
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------
Cash flows from
 financing activities:
  Increase (decrease) in deposits          251,909      (2,339,636)        899,482      (8,488,951)     (4,203,287)
  Proceeds from advances from FHLB      24,000,000      23,000,000      62,000,000      91,500,000     102,000,000
  Repayment of advances from FHLB
   and other borrowings                 (7,015,815)    (33,000,000)    (71,015,544)    (61,000,000)    (90,500,000)
  Issuance of common stock                  29,340          24,108          58,954          57,492          57,217
  Cash dividends paid                     (158,161)       (156,905)       (629,018)       (611,803)       (562,409)
  Net increase (decrease) in
   advances from borrowers for
   taxes and insurance                    (779,353)     (1,004,464)        365,385        (132,822)         13,035
                                      ------------       ---------      ----------      ----------       ---------
    Net cash (used in) provided by
     financing activities               16,327,920     (13,476,897)     (8,320,741)     21,323,916       6,804,556
                                      ------------       ---------      ----------      ----------       ---------
    Net increase (decrease) in
     cash and cash equivalents          (7,305,607)     (4,060,530)      4,746,840       6,091,189        (380,780)
Cash and cash equivalents at
 beginning of year                      17,225,007      12,478,167      12,478,167       6,386,978       6,767,758
                                      ------------       ---------      ----------      ----------       ---------
Cash and cash equivalents at
 end of year                          $  9,919,400       8,417,637      17,225,007      12,478,167       6,386,978
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------
Supplemental disclosures:
  Cash paid during the period for:
    Interest                             3,785,665       3,248,599      20,455,443      19,845,757      20,098,750
    Taxes on income                   $    400,000         151,040       1,700,105         908,529       1,341,347
                                      ------------       ---------      ----------      ----------       ---------
                                      ------------       ---------      ----------      ----------       ---------


See accompanying notes to consolidated financial statements.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(1)    Summary of Significant Accounting Policies and Practices

       Organization

       First Federal Savings Bank of Siouxland and subsidiaries (the Bank) is organized as a federally chartered stock savings bank engaging in retail and commercial banking and related financial services, primarily in the Sioux City metropolitan area, adjacent counties, including parts of Nebraska and South Dakota, and in Central Iowa. The Bank provides traditional products and services of banking, such as deposits and mortgage, consumer, and commercial loans. Approximately 54 percent of the Bank's capital stock is owned by First Federal Bankshares, M.H.C. (the Parent Company), a mutual holding company originally formed to hold the stock. The remaining 46 percent of the shares are owned by the general public.

       Principles of Presentation

       The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary First Financial Corporation of Sioux City (FFC) and FFC's wholly owned subsidiary, Sioux Financial Co., which operates abstract companies in Sioux and O'Brien counties, and FFC's majority owned subsidiary United Escrow, which serves as an escrow agent in Woodbury County. All significant intercompany balances and transactions have been eliminated in consolidation.

       The accompanying unaudited consolidated financial statements have been prepared in accordance with the requirements for presentation of interim financial statements and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments consisting only of normal recurring adjustments that are necessary for a fair presentation for interim periods presented have been reflected.

       The Bank's presentation of comprehensive income is comprised of net earnings and the net change in unrealized gain/loss on securities available for sale, net of income taxes.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Regulatory Capital

       The Bank is required by the Office of Thrift Supervision (OTS) to maintain prescribed levels of regulatory capital. At September 30, 1998 and June 30, 1998, the Bank met the requirements, and management anticipates meeting the requirements at June 30, 1999 (see note 11).

       Acquisition

       On  March 31, 1998, the Bank acquired GFS Bancorp, Inc, Grinnell, Iowa
           (GFS), parent company of Grinnell Federal Savings Bank. The shareholders of GFS received $18,108,547 cash for all outstanding shares. The excess of the purchase price over the fair value of the net identifiable assets of $7,938,000 has been recorded as goodwill and is being amortized on a straight-line basis over 25 years. The acquisition was accounted for as a purchase; accordingly, GFS's results of operations were included in the financial statements from the acquisition date.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Acquisition, Continued

       The following unaudited pro forma financial information presents the combined results of operations as if the acquisition of GFS had occurred at the beginning of the years ended June 30, 1998 and 1997, after giving effect to certain adjustments relating to goodwill, premiums on loans and deposits, and related income tax effects. The pro forma information does not necessarily reflect the results of operations that would have occurred from a single entity during such periods.

                                                                                        1998               1997
                                                                                        ----               ----
                                                                                        ($000's, except earnings
                                                                                         per share) (unaudited)

         Interest income                                                           $      41,141              40,709
         Interest expense                                                                 24,648              24,926
         Provision for losses on loans                                                     1,166                 379
         Noninterest income                                                                3,569               2,700
         Noninterest expense                                                              13,589              14,879
                                                                                     -----------      --------------
         Income before income taxes                                                        5,307               3,225
         Income taxes                                                                      1,867               1,188
                                                                                     -----------      --------------
         Net income                                                                $       3,440               2,037
                                                                                     -----------      --------------
                                                                                     -----------      --------------
         Earnings per common share - basic                                         $        1.22    $          0.72
                                                                                     -----------      --------------
                                                                                     -----------      --------------

       Cash and Cash Equivalents

       For purposes of reporting cash flows, the Bank includes cash and due from other financial institutions and interest-bearing deposits with original maturities of three months or less in cash and cash equivalents. Amounts of interest-bearing deposits included as cash equivalents at September 30, 1998 (unaudited), June 30, 1998 and 1997, were approximately $1,000,000, $7,500,000 and $3,387,000, respectively.

       Earnings Per Share

       Basic earnings per share computations for the three month periods ended
           September 30, 1998 and 1997 and the years ended June 30, 1998, 1997, and 1996, were determined by dividing net earnings by the weighted-average number of common shares outstanding during the periods then ended. Diluted net earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive potential common shares outstanding during the period. The average number of common shares have been restated for stock distributions in 1997.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Earnings Per Share, Continued

       The following information was used in the computation of net income per common share on both a basic and diluted basis.

                                                             Three months ended
                                                                September, 30,                     Years ended June 30,
                                                         ----------------------------- ---------------------------------------------
                                                             1998           1997            1998           1997           1996
                                                             ----           ----            ----           ----           ----
                                                                 (unaudited)

Net earnings                                           $     1,018,002        841,473       3,417,913      1,939,201      3,052,434
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------
Basic EPS computation:
        Weighted-average common shares outstanding           2,842,350      2,831,010       2,834,705      2,825,342      2,812,960
        Basic EPS                                      $
                                                                  0.36           0.30            1.21           0.69           1.08
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------

Diluted EPS computation:                                                                    3,417,913      1,939,201      3,052,434
        Weighted-average common shares outstanding           2,842,350      2,831,010       2,834,705      2,825,342      2,812,960
        Incremental option shares using
          treasury stock method                                 31,243         50,493          49,059         51,335         55,389
                                                         -------------- -------------- --------------- -------------- --------------
        Diluted shares outstanding                           2,873,593      2,881,503       2,883,764      2,876,677      2,868,349

        Diluted EPS                                    $
                                                                  0.35           0.29            1.19           0.67           1.06
                                                         -------------- -------------- --------------- -------------- --------------
                                                         -------------- -------------- --------------- -------------- --------------






       Securities

       Securities which the Bank has the positive intent and ability to hold to maturity are classified as held to maturity. Such securities are carried at cost, adjusted for unamortized premiums and unearned discounts. Premiums are amortized and discounts are accreted using the interest method over the remaining period to contractual maturity, adjusted in the case of mortgage-backed securities for actual prepayments. Original issue discounts on short-term securities are accreted as accrued interest receivable over the lives of such securities.

       Securities classified as available for sale are carried at estimated fair value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity, net of deferred taxes. Securities transferred from the available for sale category are recorded in the held to maturity category at estimated fair value at the transfer date. Unrealized gains and losses at transfer, which are reflected in stockholders' equity, are amortized to interest income over the remaining term of the securities. Realized gains and losses from the sale of securities are recognized using the specific identification method.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Loans Receivable

       Loans receivable are stated at unpaid principal balances less the allowances for loan losses and net of deferred loan origination fees and discounts. Discounts on first mortgage loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

       Allowances for Losses on Loans and Real Estate

       The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

       Under the Bank's credit policies, all loans with interest more than 90 days in arrears and restructured loans are considered impaired loans. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate except, where more practical, at the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

       Real estate acquired is carried at the lower of cost or fair value less estimated costs of disposition. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. When circumstances indicate additional loss on the property, a direct charge to the provision for losses on real estate is made, and the real estate is recorded net of such provision.

       Accrued interest receivable in arrears which management believes is doubtful of collection (generally when a loan becomes 90 days delinquent) is charged to income. Subsequent interest income is not recognized on such loans until collected or until determined by management to be collectible.

       Financial Instruments with Off Balance Sheet Risk

       In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off balance sheet risk, which include commitments to extend credit. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on balance sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluated each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(1)    Summary of Significant Accounting Policies and Practices, Continued

       Unearned Loan Fees and Discounts

       Certain fees and direct expenses incurred in the loan origination process are deferred, with recognition thereof over the contractual life of the related loan as a yield adjustment using the interest method of amortization. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

       Premiums and discounts in connection with mortgage loans purchased are amortized over the terms of the loans using the interest method.

       Office Property and Equipment

       Office property and equipment are recorded at cost, and depreciation is provided primarily on a straight-line basis over the estimated useful lives of the related assets, which range from 15 to 40 years for office buildings and from 3 to 10 years for automobiles and equipment.

       Maintenance and repairs are charged against income. Betterments are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

       Taxes on Income

       The Bank files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included on the consolidated return. For state tax purposes, the bank files a franchise tax return, and its subsidiaries file corporate income tax returns. The Parent Company also files a corporate income tax return.

       The Bank utilizes the asset and liability method for taxes on income, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

       Stock Option Plan

       The Bank provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made after 1996 as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(1)    Summary of Significant Accounting Policies and Practices, Continued

       Reclassifications

       Certain amounts previously reported have been reclassified to conform with the presentation in these consolidated financial statements. These reclassifications did not affect previously reported net income or retained earnings.

       Fair Value of Financial Instruments

       The Bank's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

           Securities

           The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. The fair value of mortgage-backed and related securities is estimated based on bid prices published in financial newspapers and bid quotations received from securities dealers.

            Loans

           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as real estate, consumer, and commercial.

           The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

            Federal Home Loan Bank Stock

           The value of FHLB stock is equivalent to its carrying value because it is redeemable at par value.

            Deposits

           The fair value of deposits with no stated maturity, such as passbook; money market; noninterest bearing checking; and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(1)    Summary of Significant Accounting Policies and Practices, Continued

           Advances from Federal Home Loan Bank

           The fair value of advances from FHLB is based on the discounted value of contractual cash flows.

            Limitations

           Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

       Effect of New Accounting Standards

           Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, will be effective for the Bank for the year beginning July 1, 1998, and establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. The Bank expects to adopt SFAS No 130 when required.

           SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, will be effective for the Bank for the year beginning July 1, 1998 and establishes disclosure requirements for segment operations. The Bank expects to adopt SFAS No. 131 when required.

           SFAS No 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, will be effective for the Bank for the year beginning July 1, 1998, and revises the disclosure requirements for pension and other postretirement benefit plans. The Bank expects to adopt SFAS 132 when required.

           SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for years beginning after July 1, 1999. The Bank has no activity subject to SFAS 133. The Bank expects to adopt SFAS 133 when required.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)  Securities

    Following is a schedule of amortized costs and estimated fair values of securities:

                                                                                            GROSS        GROSS
                                                                              AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                                COST        GAINS        LOSSES       VALUE
                                                                             -----------  ----------   ----------   ----------
As of September 30, 1998 (unaudited)
  Available for sale:
    Mortgage-backed securities:
      Government National Mortgage Association (GNMA)......................  $11,259,632   231,470         --       11,491,102
      Federal Home Loan Mortgage Corporation (FHLMC).......................    4,533,407    49,218         --        4,582,625
      Federal National Mortgage Association (FNMA).........................    2,928,666    28,929         --        2,957,595
    United States government agency securities.............................   67,950,689   490,410       15,023     68,426,076
                                                                             -----------  ----------   ----------   ----------
                                                                             $86,672,894   800,027       15,023     87,457,398
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

  Held to maturity:
    Mortgage-backed securities:
      (GNMA)...............................................................  $ 3,014,374   112,948         --        3,127,327
      (FHLMC)..............................................................    1,912,722    26,701         --        1,939,423
      (FNMA)...............................................................   11,181,032   396,472         --       11,577,504
    U.S. Government agency.................................................    5,076,667    55,767         --        5,132,434
    U.S. Treasury securities...............................................    6,020,176   120,605         --        6,140,781
    Local government & commercial paper....................................    4,902,731    97,243         --        4,999,974
                                                                             -----------  ----------   ----------   ----------
                                                                              32,107,702   809,736         --       32,917,438
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

As of June 30, 1998:
  Available for sale:
    Mortgage-backed securities:
      (GNMA)...............................................................  $12,350,708   262,953         --       12,613,661
      (FHLMC)..............................................................    4,855,529    39,653         --        4,895,182
      (FNMA)...............................................................    3,137,515    31,301         --        3,168,816
    United States government agency securities.............................   44,477,355    89,041       49,180     44,517,216
                                                                             -----------  ----------   ----------   ----------
                                                                             $64,821,107   422,948       49,180     65,194,875
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

  Held to maturity:
    Mortgage-backed securities:
      GNMA.................................................................  $ 3,244,845    79,910         --        3,324,755
      FHLMC................................................................    2,138,801    10,553        2,227      2,147,127
      FNMA.................................................................   11,909,059   217,394       10,787     12,115,666
    United States government agency securities.............................    4,819,611     5,920         --        4,825,531
    United States treasury securities......................................    4,999,371    10,629          312      5,009,688
    Local government securities and commercial paper.......................    4,911,553    37,905          235      4,949,223
                                                                             -----------  ----------   ----------   ----------
                                                                             $32,023,240   362,311       13,561     32,371,990
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

As of June 30, 1997:
  Available for sale:
    Mortgage-backed securities:
      GNMA.................................................................  $15,643,145   329,565         --       15,972,710
      FHLMC................................................................    5,608,070      --         66,333      5,541,737
      FNMA.................................................................    3,964,069       748       39,711      3,925,106
    United States government agency securities.............................   38,998,444     3,750      343,834     38,658,360
                                                                             -----------  ----------   ----------   ----------
                                                                             $64,213,725   334,063      449,878     64,097,913
                                                                             -----------  ----------   ----------   ----------
                                                                             -----------  ----------   ----------   ----------

                                            F-14

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)     Securities, Continued

        Following is a schedule of amortized costs and estimated fair values of securities, Continued:

        As of June 30, 1997:
              Available for sale
                 Mortgage-backed securities:
                      GNMA.........................  $15,643,145     329,565       --      15,972,710
                      FHLMC........................    5,608,070       --        66,333     5,541,737
                      FNMA.........................    3,964,069         748     39,711     3,925,106
                 United States government agency
                  securities.......................   38,998,444       3,750    343,834    38,658,360
                                                     -----------    --------    -------    ----------
                                                     $64,213,728     334,063    449,878    64,097,913
                                                     -----------    --------    -------    ----------
                                                     -----------    --------    -------    ----------


              Held to maturity:
                 Mortgage-backed securities:
                      GNMA.........................  $ 1,371,231       --         8,805     1,362,426
                      FHLMC........................    4,974,119       --        91,363     4,882,756
                      FNMA.........................   12,132,267      33,058     92,726    12,072,599
                 United States government agency
                  securities.......................    5,470,000       --        38,867     5,431,133
                 United States treasury securities.    4,991,832       6,918       --       4,998,750
                 Local government securities.......      818,357       9,599       --         827,956
                                                      ----------      ------    -------    ----------
                                                     $29,757,806      49,575    231,761    29,575,620
                                                     -----------      ------    -------    ----------
                                                     -----------      ------    -------    ----------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)    Securities, Continued

       The amortized cost and fair value at September 30, 1998 (unaudited) and June 30, 1998, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                September 30, 1998 (unaudited)
                                                   Available for sale                    Held to maturity
                                           ------------------------------------  ---------------------------------
                                                                  Estimated                           Estimated
                                                 Amortized           fair           Amortized           fair
                                                   cost             value             cost             value
                                                   ----             -----             ----             -----
Due in 1 year or less                      $      14,990,956        15,062,187         5,154,083        5,185,737
Due after 1 year through 5 years                   2,498,377         2,513,359         5,739,296        5,891,016
Due after 5 years through 10 years                38,611,356        38,953,127         4,415,000        4,484,769
Due after 10 years                                11,850,000        11,897,402           691,195          711,667
                                              ---------------  ----------------  ----------------  ---------------
                                                  67,950,689        68,426,075        15,999,574       16,273,189
Mortgage-backed securities                        18,721,705        19,031,323        16,108,128       16,644,249
                                              ---------------  ----------------  ----------------  ---------------
                                           $      86,672,394        87,457,398        32,107,702       32,917,438
                                              ---------------  ----------------  ----------------  ---------------
                                              ---------------  ----------------  ----------------  ---------------

                                                                          June 30, 1998
                                                   Available for sale                    Held to maturity
                                           ------------------------------------  ---------------------------------
                                                                  Estimated                           Estimated
                                                 Amortized           fair           Amortized           fair
                                                   cost             value             cost             value
                                                   ----             -----             ----             -----
Due in 1 year or less                      $               -                 -         5,080,619        5,093,508
Due after 1 year through 5 years                   2,498,282         2,505,410         4,375,210        4,392,569
Due after 5 years through 10 years                32,980,158        33,019,109         4,579,001        4,586,771
Due after 10 years                                 8,998,915         8,992,696           695,705          711,594
                                              ---------------  ----------------  ----------------  ---------------
                                                  44,477,355        44,517,215        14,730,535       14,784,442
Mortgage-backed securities                        20,343,752        20,677,660        17,292,705       17,587,548
                                              ---------------  ----------------  ----------------  ---------------
                                           $      64,821,107        65,194,875        32,023,240       32,371,990
                                              ---------------  ----------------  ----------------  ---------------
                                              ---------------  ----------------  ----------------  ---------------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(2)    Securities, Continued

       There were no sales of securities during the three months ended September
           30, 1998 (unaudited) or for the year ended June 30, 1998. Proceeds from the sale of securities available for sale were $35,096,652 and $15,154,934 during 1997 and 1996, respectively. Gross realized gains on these sales were $73,466 and $230,026 and gross realized losses on these sales were $195,379 and $263,750 in 1997 and 1996, respectively.

       Securities with an amortized cost of $9,069,000 and $6,207,000 and a market value of approximately $9,247,000 and $6,300,000 at September 30, 1998 (unaudited) and June 30, 1998, respectively, were pledged to various public entities.

(3)    Loans Receivable

       Loans receivable are summarized as follows:

                                                          September 30,                   June 30,
                                                        -----------------   ------------------------------------
                                                              1998                1998               1997
                                                              ----                ----               ----
                                                          (unaudited)
First mortgage loans:
     Secured by one to four family residences         $      300,465,504         301,414,974        267,724,195
     Secured by other properties                              60,731,944          58,440,141         34,895,710
Home equity and second mortgage loans                         22,109,997          21,682,284         17,192,900
Home improvement loans                                           600,005             727,553          1,425,534
Automobile loans                                              15,799,301          16,417,179         15,487,585
Other nonmortgage loans                                       11,881,712          10,273,113          8,365,821
                                                        -----------------   -----------------  -----------------
                                                             411,588,463         408,955,244        345,091,745
Less:
     Allowance for loan losses                               (2,676,748)         (2,607,167)        (1,795,791)
     Undisbursed portion of loans in process                   (606,413)           (874,752)          (327,072)
     Net unearned premiums on loans                            1,395,827           1,483,404            211,241
     Deferred loan fees                                      (2,245,760)         (2,156,304)        (1,926,157)
                                                        -----------------   -----------------  -----------------
                                                      $      407,455,369         404,800,425        341,253,966
                                                        -----------------   -----------------  -----------------
                                                        -----------------   -----------------  -----------------


                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3)    Loans Receivable, Continued

       Troubled Debt Restructurings

       At September 30, 1998 (unaudited) and June 30, 1998, 1997, and 1996, the Bank had nonaccrual loans of $888,000 $1,120,000; $242,000;
           and $615,000, respectively, and restructured loans of $723,000 $694,000; $460,000; and $1,300,000, respectively. Interest income recorded during the three months ended September 30, 1998 and 1997 (unaudited) and the years ended June 30, 1998, 1997, and 1996 on restructured loans was not materially different than interest income which would have been recorded if these loans had been current in accordance with their original terms. Interest forgone on nonaccrual loans was $72,122 and $20,596 in the three months ended September 30, 1998 and 1997 (unaudited) and in the fiscal years ended June 30, was $48,293 in 1998; $1,611 in 1997; and
           $34,842 in 1996.

       Loan Servicing

       The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as held either for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis.

       Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balance of these loans was $57,753,221 at September 30, 1998, (unaudited) and $54,669,613; $28,574,337; and $32,352,527 at June 30,
           1998, 1997, and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing.

       Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with these loans serviced for others, the Company held borrowers' escrow balances of approximately $43,000 at September 30, 1998, (unaudited) and $158,660; $189,529; and $222,387 at June 30, 1998, 1997, and 1996,
           respectively.

       Concentrations of Credit Risk

       The Bank conducts the majority of its loan origination activities in its market area, which includes Northwest and Central Iowa and portions of Nebraska and South Dakota. In addition to loan origination, the Bank has purchased loans outside of its primary lending area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Bank's market area.

       Loans purchased outside of the Bank's primary lending area totaled approximately $92,000,000 at September 30, 1998 (unaudited) and $77,000,000 at June 30, 1998, and included approximately $62,000,000 in loans that are geographically distributed in the midwestern United States. The remaining loans are scattered throughout the United States, with the largest geographic concentrations at June 30, 1998 including Connecticut with $3,400,000; Georgia with $1,700,000; California and Arizona with $1,600,000 each; and Florida with $1,200,000.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3)    Loans Receivable, Continued

       Included in the totals of loans purchased outside of the Bank's primary lending area are loans purchased from a mortgage banking firm headquartered in Madison, Wisconsin. The Bank has an exclusive agreement with this firm, which gives the Bank first right of refusal on any real estate loans generated, including one-to-four family, multi-family, commercial real estate and land development loans secured by properties located primarily in the Madison, Wisconsin metropolitan area. The Bank has sold, and anticipates that is will continue to sell, a majority participation interest in these loans to other financial institutions located in Iowa and contiguous states. At September 30, 1998 (unaudited) and June 30, 1998 the outstanding principal balance of loans purchased under the above agreement was approximately $61.2 million and $50.1 million, respectively, and partial interests in these balances sold to other financial institutions totaled approximately $35.4 million and $30.3 million, respectively.

(4)    Allowance for Losses and Loans

       A summary of the allowance for losses on loans follows:

                                             Three months ended
                                               September, 30,                    Years ended June 30,
                                        --------------------------------------------------------------------------
                                            1998           1997           1998           1997           1996
                                            ----           ----           ----           ----           ----
                                                (unaudited)
Balance at beginning of year          $     2,607,167      1,795,791      1,795,791      1,730,691      1,620,951
Additions related to acquisition                    -              -        801,486              -              -
Provision for losses                           75,000         70,000        345,000        258,000        233,000
Charge-offs                                  (34,411)       (29,537)      (422,140)      (200,797)      (129,113)
Recoveries                                     28,992         12,620         87,030         7,897          5,853
                                        -------------- -------------- -------------- -------------- --------------
Balance at end of year                $     2,676,748      1,848,874      2,607,167      1,795,791      1,730,691
                                        -------------- -------------- -------------- -------------- --------------
                                        -------------- -------------- -------------- -------------- --------------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


 (5)   Office Property and Equipment

       The cost and accumulated depreciation of office property and equipment were as follows:

                                                                         September 30,               June 30,
                                                                       ----------------- --------------------------------
                                                                             1998             1998            1997
                                                                             ----             ----            ----
                                                                         (unaudited)
Office property and equipment:
   Land and improvements                                             $        2,794,142       2,779,662        2,530,050
   Building and improvements                                                  7,800,523       7,738,325        6,794,224
   Furniture, fixtures, equipment, and automobiles                            4,163,134       4,019,215        3,395,842
   Deposits on assets not in service and not depreciated                        305,907         108,964          685,770
                                                                       ----------------- --------------- ----------------
        Total cost - office properties                                       15,063,706      14,646,166       13,405,886
   Less accumulated depreciation                                            (4,179,003)       3,989,380        3,959,166
                                                                       ----------------- --------------- ----------------
        Office property and equipment, net                                   10,884,703      10,656,786        9,446,720
Rental properties:
   Real estate rental property (including land of $44,536)                      368,266         368,266          362,594
      Less accumulated depreciation                                             182,420         180,088          171,040
                                                                       ----------------- --------------- ----------------
        Rental properties, net                                                  185,846         188,178          191,554
                                                                       ----------------- --------------- ----------------
        Property and equipment, net                                  $       11,070,549      10,844,964        9,638,274
                                                                       ----------------- --------------- ----------------
                                                                       ----------------- --------------- ----------------


(5)    Office Property and Equipment, Continued

       Rental properties have operating leases with varying maturities and amounts. Total rental income was $19,050 and $17,814 for the three months ended September 30, 1998 and 1997 (unaudited), respectivelly, and $74,485; $72,547; and $72,123 for the years ended June 30, 1998,
           1997, and 1996, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(6)    Accrued Interest Receivable

       Accrued interest receivable is summarized as follows:

                                                             September 30,                     June 30,
                                                          -----------------        -------------------------------
                                                                1998                  1998                  1997
                                                                 ----                  ----                  ----
                                                             (unaudited)
                 Loans receivable                        $        2,486,081          2,533,664           2,215,735
                 Mortgage-backed securities                         220,177            238,557             270,434
                 Investment securities                            1,122,403            754,458             888,490
                                                          -----------------        -----------           ---------
                                                         $        3,828,661          3,526,679           3,374,659
                                                          -----------------        -----------           ---------
                                                          -----------------        -----------           ---------

 (7)   Deposits

       Deposits are summarized as follows:

                                                             September 30,                       June 30,
                                                          -----------------        ------------------------------------
                                                                 1998                  1998                  1997
                                                                 ----                  ----                  ----
                                                             (unaudited)

                 Noninterest-bearing checking            $       10,945,428            11,284,489             8,448,176
                 Savings accounts                                25,385,308            26,230,786            23,083,205
                 Demand and NOW accounts                         37,091,499            37,083,820            29,622,994
                 Money market accounts                           63,392,001            61,793,831            46,420,926
                 Certificates of deposit                        255,862,958           256,032,359           219,158,644
                                                          -----------------        --------------        --------------
                                                         $      392,677,194           392,425,285           326,733,945
                                                          -----------------        --------------        --------------
                                                          -----------------        --------------        --------------

       The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was approximately $19,934,000 at September 30, 1998 (unaudited) and $16,651,000 and $8,802,000 at June 30, 1998 and 1997, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(7)    Deposits, Continued

       The scheduled maturities of certificates of deposit were as follows:

                                                                                             Years ended
                                                                             -------------------------------------------
                                                                                 September 30,             June 30,
                                                                             -----------------            --------------
                                                                                  (unaudited)
                 1999                                                       $      121,322,248              118,516,752
                 2000                                                               87,191,368               83,172,742
                 2001                                                               32,646,532               38,127,386
                 2002                                                               11,756,683                7,170,707
                 2003 and thereafter                                                 2,946,127                9,044,772
                                                                             -----------------           --------------
                                                                            $      255,862,958              256,032,359
                                                                             -----------------            --------------
                                                                             -----------------            --------------

       Interest expense on deposits is summarized as follows:

                                                        September 30,                             June 30,
                                                 ---------------------------   ----------------------------------------------
                                                     1998          1997             1998             1997            1996
                                                     ----          ----             ----             ----            ----
                                                         (unaudited)
               Passbook                          $    119,647         97,518          656,199         416,814         464,991
               Money market and checking              904,591        648,197        2,301,888       2,326,764       1,782,389
               Certificates of deposit              3,550,055      3,082,832       12,868,671      12,633,245      13,995,257
                                                  -----------  -------------   --------------    ------------    ------------
                                                 $  4,574,293      3,828,547       15,826,758      15,376,823      16,242,637
                                                  -----------  -------------   --------------    ------------    ------------
                                                  -----------  -------------   --------------    ------------    ------------

       At September 30, 1998 (unaudited) and June 30, 1998 and 1997, accrued interest payable on deposits totaled $4,404,499, $3,615,871 and $2,643,996, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



 (8)   Advances from FHLB

       A summary of advances from FHLB, follows:

                                                                                                          June 30,
                                                       Weighted-average       September 30,         ---------------------
                                                         interest rate            1998              1998             1997
                                                         -------------            ----              ----             ----
                                                                               (unaudited)
               FHLB of Des Moines (A)
               Maturity in fiscal year
                    year ending June 30:
                        1998                                  5.99          $              -                -        37,000,000
                        1999                                  6.09                 10,000,000       17,000,000       14,000,000
                        2000                                  5.95                 15,500,000       15,500,000        6,000,000
                        2001                                  6.10                 23,450,000       23,450,000       11,000,000
                        2002                                  6.31                 11,000,000       11,000,000       11,000,000
                        2003 and thereafter                   5.59                 47,000,000       38,000,000               -
                                                                              ---------------   --------------    ------------
                                                              5.875               106,950,000      104,950,000       79,000,000
               Amortizing Advances                                                    935,063          950,878               -
                                                                              ---------------   --------------    ------------
               Line of credit with FHLB (B)                Variable                15,000,000               -        15,500,000
               LIBOR advances with FHLB (C)                Variable                 2,000,000        2,000,000        2,000,000
                                                                              ---------------   --------------    -------------
                                                                            $     124,885,063      107,900,878       96,500,000
                                                                              ---------------   --------------    -------------
                                                                              ---------------   --------------    -------------

           (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding balances.

           (B) Line of credit with the FHLB with a limit of $20 million matures on January 8, 1999, at which time the Bank anticipates renewing the agreement. The line has an interest rate which fluctuates daily, and it is prepayable without penalty. During 1998, the interest rate ranged from 5.33 percent to 6.90 percent and at June 30, 1998, was 6.37 percent. At September 30, 1998 (unaudited) the rate was 6.13 percent. The line is collateralized as described in (A) above.

           (C) London Interbank Offered Rate (LIBOR) advances from the FHLB are collateralized as described in (A) above. A $1 million advance matures October 9, 1998, and accrues interest at a rate of .09 percent below the published LIBOR rate. In addition, a $1 million advance matures July 2, 2012; is callable by the FHLB after July 2, 1998; and accrues interest at a rate of .04 percent below the published LIBOR rate. Both of the LIBOR advances are prepayable by the Bank.

       At September 30, 1998 (unaudited), June 30, 1998 and 1997, accrued interest payable on advances from FHLB totaled $23,757, $20,271, and $70,353, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


 (9)   Taxes on Income

       Taxes on income were comprised as follows:

                           Three months ended September 30, 1998              Three months ended September 30, 1997
                                        (unaudited)                                        (unaudited)
                      ------------------------------------------------    -----------------------------------------------
                          Federal          State           Total              Federal         State           Total
                          -------          -----           -----              -------         -----           -----
         Current      $     368,924          61,000         429,924       $     257,276         41,000         298,276
         Deferred           165,000          25,000         190,000             143,000         22,000         165,000
                        -----------      ----------    ------------         -----------      ---------     -----------
                      $     533,924          86,000         619,924       $     400,276         63,000         463,276
                        -----------      ----------    ------------         -----------      ---------     -----------
                        -----------      ----------    ------------         -----------      ---------     -----------


                                 Year ended June 30, 1998                            Year ended June 30, 1997
                      ------------------------------------------------    -----------------------------------------------
                          Federal          State           Total              Federal         State           Total
                          -------          -----           -----              -------         -----           -----
         Current      $   1,315,000         205,000       1,520,000       $     881,000        143,000       1,024,000
         Deferred           308,000          46,000         354,000                  -              -               -
                        -----------      ----------    ------------         -----------      ---------     ----------
                      $   1,623,000         251,000       1,874,000       $     881,000        143,000       1,024,000
                        -----------      ----------    ------------         -----------      ---------     ----------
                        -----------      ----------    ------------         -----------      ---------     ----------



                                                              Year ended June 30, 1996
                                                  -------------------------------------------------
                                                         Federal          State           Total
                                Current            $     1,229,000       198,000         1,427,000
                                Deferred                   101,000        15,000           116,000
                                                       -----------     ---------       -----------
                                                   $     1,330,000       213,000         1,543,000
                                                       -----------     ---------       -----------
                                                       -----------     ---------       -----------

       Taxes on income differ from the amounts computed by applying the federal income tax rate of 34 percent to earnings from continuing operations before taxes on income for the following reasons:

                                                  September 30,                         June 30,
                                           -------------------------- --------------------------------------------
                                               1998         1997          1998           1997           1996
                                               ----         ----          ----           ----           ----
                                                  (unaudited)
Computed "expected" tax expense          $      556,895      443,615      1,799,250      1,007,488      1,562,448
Decrease in valuation allowance                       -            -              -       (125,000)      (124,000)
State income taxes                               56,760       41,580        165,660         94,380        140,580
Other, net                                        6,269     (21,919)       (90,910)         47,132       (36,028)
                                           ------------- ------------ -------------- -------------- --------------
                                         $      619,924      463,276      1,874,000      1,024,000      1,543,000
                                           ------------- ------------ -------------- -------------- --------------
                                           ------------- ------------ -------------- -------------- --------------

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(9)    Taxes on Income, Continued

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, are presented below:

                                                                      September 30,                 June 30,
                                                                      -------------                 --------
                                                                          1998                1998             1997
                                                                          ----                ----             ----
                                                                      (unaudited)
          Deferred tax assets:
               Deferred loan fees                                  $        248,000             261,000          382,000
               Loan loss allowance                                          898,000             880,000          625,000
               Unrealized loss on securities available for sale                  -                   -            43,200
               Deferred compensation                                        282,000             513,000               -
               Accrued vacation pay                                          99,000              95,000           67,000
               Deferred directors fees                                       66,000              62,000           44,000
               Other                                                         69,000              57,000          118,000
                                                                       ------------        ------------      -----------
                   Total gross deferred tax assets                        1,662,000           1,868,000        1,279,200
                                                                       ------------        ------------        ---------
          Deferred tax liabilities:
               Unrealized gain on securities available for sale            (293,000)           (140,000)              -
               FHLB stock dividends                                        (725,000)           (791,000)        (608,000)
               Bad debt reserve in excess of base year                     (323,000)           (336,000)        (235,000)
               Fixed assets                                                (167,000)           (112,000)         (88,000)
               Purchase accounting adjustments                             (247,000)           (239,000)              -
                                                                       -------------       ------------      ----------
                   Total gross deferred tax liabilities                  (1,755,000)         (1,618,000)        (931,000)
                                                                       -------------       ------------      -----------
                   Net deferred tax asset (liability)              $        (93,000)            250,000          348,200
                                                                       ------------        ------------      -----------
                                                                       ------------        ------------      -----------


       The net change in the valuation allowance for the year ended June 30, 1997 was a decrease of $125,000.

(9)    Taxes on Income, Continued

       Based upon the Bank's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Bank will realize the benefits of these deductible differences.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(10)   Employee Benefit Plans

       Pension Plan

       The Bank is a participant in the Financial Institutions Retirement Fund
           (FIRF), and substantially all of its officers and employees are covered by the plan. FIRF does not segregate the assets, liabilities, or costs by participating employer. According to FIRF's administrators, as of June 30, 1997, the date of the latest actuarial valuation, the book and market values of the fund assets exceeded the value of vested benefits in the aggregate. In accordance with FIRF's instructions, there was no pension contribution in the three months ended September 30, 1998 (unaudited) nor in the years ended June 30, 1998 or 1997 because the plan was fully funded. In 1996, the Bank was required to make a contribution of $56,736 to fund the FIRF.

       Effective September 1, 1996, Bank employees began participating in the Financial Institutions Thrift Plan (the Thrift Plan). Employees who are at least 21 years of age become eligible for participation after 12 months of continuous employment (during which at least 1,000 hours of service are completed). The Bank matches an amount equal to 25 percent of the first 4 percent of the employee's contributions. Thrift Plan expense for the three months ended September 30, 1998 and 1997 (unaudited) was $11,494 and $7,890, respectively, and for the years ended June 30, 1998 and 1997, was $29,213 and $21,167, respectively.

       ESOP

       All employees meeting the age and service requirements are eligible to participate in an ESOP (the Plan). Contributions made by the Bank to the Plan are allocated to participants by using a formula based on compensation. Participant benefits become 100 percent vested after five years of service. The ESOP is accounted for under "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). At June 30, 1998, all shares owned by the Plan had been fully allocated to participants. Plan expense was $96,000; $112,888; and $82,394 for the years ending June 30, 1998, 1997, and 1996, respectively. The Plan borrowing bore interest at the prime interest rate plus .25 percent and required equal quarterly principal payments of $22,050 commencing September 1992 through payoff. Interest expense was $0; $813; and $7,594 on the Plan's borrowing for the years ending June 30, 1998, 1997, and 1996, respectively.

       Stock Appreciation Rights


       In connection with the acquisition of GFS certain GFS stock options were exchanged for Bank stock appreciation rights (SAR). The SAR entitle the holder to receive a cash payment equal to the appreciation in value of the SAR over a base amount. At September 30, 1998 (unaudited) the Bank's liability was approximately $478,000 and expense for the three months then ended was approximately ($469,000). At June 30, 1998, the Bank's liability was approximately $947,000 and expense for the three months then ended was approximately $23,000.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(10)   Employee Benefit Plans, Continued

       Stock Options

       The Bank's stock option plan permits the board of directors to grant options to purchase up to 75,600 shares of the Bank's $1 par value common stock. The options may be granted to directors and officers of the Bank. The price at which options may be exercised cannot be less than the fair value of the shares at the date the options are granted. The options are subject to certain vesting requirements and maximum exercise periods, as established by the board of directors.

       Changes in options outstanding and exercisable, as restated for stock distributions, were as follows:

                                                     Exercisable    Outstanding         Option price
                                                       options         options            per share
                                                       -------         -------            ---------

                      June 30, 1995                      23,309         72,059          5.05  -   8.59
                           Forfeited                       (791)          (791)             5.05
                           Vested                        17,411             -               5.05
                           Exercised                    (10,636)       (10,636)         5.05  -   8.59
                                                      ---------       --------
                      June 30, 1996                      29,293         60,632          5.05  -   8.59
                           Forfeited                       (302)          (378)             5.05
                           Vested                        16,273             -               5.05
                           Exercised                    (11,389)       (11,389)         5.05  -   8.59
                                                      ---------       --------
                      June 30, 1997                      33,875         48,865          5.05  -   8.59
                           Granted                           -           5,500             33.50
                           Vested                        17,490             -           5.05  -  33.50
                           Exercised                    (11,674)       (11,674)             5.05
                                                      ---------       --------
                      June 30, 1998                      39,691         42,691          5.05  -  33.50
                      Exercised (unaudited)              (5,117)        (5,117)         5.05 -   8.59
                                                      ---------       --------

                      September 30, 1998
                      (unaudited)                        34,574         37,574          5.05 - 33.50
                                                   ------------   ------------     -----------------
                                                   ------------   ------------     -----------------


       Recognition and Retention Plan

       The Bank has a recognition and retention plan (RRP) for certain executive officers. The employees vest in the shares of stock over a period of time as determined by the Management Retention Plan committee of the board of directors. RRP expense for the years ended June 30, 1998, 1997, and 1996, was $0; $7,560; and $17,010, respectively, and for the three month periods ended September 30, 1998 and 1997 was $0 (unaudited).

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(11)   Stockholders' Equity

       Regulatory Capital Requirements

       The Financial Institution Reform, Recovery, and Enforcement Act of 1989
           (FIRREA) and the capital regulations of the OTS promulgated thereunder require institutions to have minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio, and a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution.

       The Federal Deposit Insurance Corporation Improvement Act of 1991
           (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions.

       The Bank met all regulatory capital requirements at September 30, 1998 (unaudited), June 30, 1998 and 1997.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued



(11)   Stockholders' Equity, Continued

       The Bank's actual and required capital amounts and ratios are presented in the following table:

                                                                   September 30, 1998 (unaudited)
                                      ----------------------------------------------------------------------------------------
                                                                                                     To be well capitalized
                                                                            For capital             under prompt corrective
                                                 Actual                  adequacy purposes             action provisions
                                      ----------------------------  ----------------------------  ----------------------------
                                          Amount       Ratio            Amount         Ratio          Amount       Ratio
                                          ------       -----            ------         -----          ------       -----

Tangible capital                   $      34,649,000      6.2 %   $       8,418,000     1.5 %   $              -         - %
Tier 1 leverage (core) capital            34,649,000      6.2            16,837,000     3.0           28,061,000      5.0
Risk-based capital                        37,326,000     12.3            24,221,000     8.0           30,276,000     10.0
Tier 1 risk-based capital                 34,694,000     11.4                     -       -           18,166,000      6.0



                                                                           June 30, 1998
                                      ----------------------------------------------------------------------------------------
                                                                                                     To be well capitalized
                                                                     For capital                    under prompt corrective
                                                 Actual                  adequacy purposes             action provisions
                                      ----------------------------  ----------------------------  ----------------------------
                                          Amount       Ratio            Amount         Ratio          Amount       Ratio
                                          ------       -----            ------         -----          ------       -----
Tangible capital                   $      33,667,000      6.2 %   $       8,148,000     1.5 %   $              -     -    %
Tier 1 leverage (core) capital            33,667,000      6.2            16,296,000     3.0           27,160,000      5.0
Risk-based capital                        36,270,000     12.5            23,192,000     8.0           28,991,000     10.0
Tier 1 risk-based capital                 33,667,000     11.6                     -     -             17,394,000      6.0

       Retained earnings at June 30, 1998 and 1997, included approximately
           $7,380,000 and $6,030,000, respectively, which constitute allocations to bad debt reserves for federal income tax purposes and for which no provision for taxes on income has been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges.

       Dividends and Restrictions Thereon

       On July 16, 1998, the board of directors of the Bank declared a dividend of 12(cent) per share, payable on August 28, 1998, to shareholders of record as of August 14, 1998. On October 22, 1998, the board of directors of the Bank declared a dividend of 12(cent) per share (unaudited), payable on November 27, 1998 to stockholders of record as of November 13, 1998.

       The Parent Company waived its right to receive $731,808 in dividends declared by the Bank during the year ended June 30, 1998. The OTS has required that retained earnings be restricted by the amount of such waived dividends. Such restricted amounts aggregated $2,250,864 at June 30, 1998.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(11)   Stockholders' Equity, Continued

       Dividends and Restrictions Thereon, Continued

       Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under these regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by OTS regulations) subsequent to a capital distribution is generally permitted to make such a capital distribution without OTS approval, subject to certain limitations and restrictions as described in the regulations. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 percent and 75 percent of its net earnings for the previous four quarters less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS. The Bank's current compliance with fully phased-in capital requirements would permit payment of dividends upon notice to the OTS.

(12)   Financial Instruments with Off Balance Sheet Risk

       The Bank is a party to various transactions with off balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the consolidated financial statements.

       At September 30, 1998 (unaudited) and June 30, 1998 and 1997, the Bank had commitments to originate and purchase mortgage loans approximating $20,711,000, $21,943,000 and $12,293,000, respectively, excluding undisbursed portions of loans in process. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are canceled upon expiration of the commitment term as outlined in each individual contract. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Bank adequately controls its credit risk on these commitments, as it does for loans recorded on the statement of financial condition.

       The Bank had approved, but unused, consumer lines of credit of approximately $10,497,000, (unaudited) $10,110,000 and $7,906,000 at
           September 30, 1998 and June 30, 1998 and 1997, respectively. At both dates, over 75 percent of the consumer lines outstanding were for the Bank's credit card program. The Bank had approved, but unused, commercial lines of credit of approximately $885,000 (unaudited) $2,060,000 and $864,000 at September 30, 1998 and June 30, 1998 and
           1997, respectively.

       At September 30, 1998 and June 30, 1998 and 1997, the Bank had commitments to sell loans approximating $975,000 (unaudited) $1,055,000 and $533,000, respectively.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(13)   Fair Value of Financial Instruments

       The estimated fair values of Bank's financial instruments (as described in note 1) were as follows:

                                                September 30, 1998              June 30, 1998                  June 30, 1997
                                             Carrying          Fair       Carrying           Fair        Carrying           Fair
                                              amount           value       amount            value        amount           value
                                          --------------- ------------- --------------- -------------- ------------- ---------------
                                                    (unaudited)
Financial assets:
   Cash and cash equivalents                $  8,919,400      8,919,400   $  9,725,007      9,725,007   $  9,090,714      9,090,714
   Interest-bearing deposits in other
      financial institutions                   1,000,000      1,000,000      7,500,000      7,500,000      3,387,453      3,387,453
   Investment securities available for sale   87,457,398     87,457,398     65,194,875     65,194,875     64,097,913     64,097,913
   Investment securities held to maturity     32,107,702     32,917,438     32,023,240     32,371,990     29,757,806     29,575,620
   Loans receivable, net                     407,455,369    416,948,000    404,800,425    412,045,000    341,253,966    345,550,000
   FHLB stock                                  6,269,600      6,269,600      5,670,600      5,670,600      5,000,000      5,000,000

Financial liabilities:
   Deposits                                  392,677,194    395,912,000    392,425,285    392,578,000    326,733,945    325,615,000
   Other borrowings                          124,885,063    126,947,000    107,900,878    107,809,000     96,500,000     95,887,000
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                            ------------   ------------   ------------   ------------   ------------   ------------


      Unrealized                            Notional       Unrealized        Notional        Unrealized       Notional    Unrealized
      gain (loss)                            amount        gain (loss)        amount         gain (loss)       amount    gain (loss)
                                         --------------- --------------   -------------    --------------  ------------  -----------
Off balance sheet assets (liabilities):
   Commitments to extend credit           $ 20,711,000         --         $ 21,943,000             --      $ 12,293,000          --
   Consumer lines of credit                 10,497,000         --           10,110,000             --         7,906,000          --
   Commercial lines of credit                  885,000         --            2,060,000             --           864,000          --
   Commitments to sell loans                   975,000         --           (1,055,000)            --          (533,000)         --
                                         --------------- --------------   -------------    --------------  ------------  -----------
                                         --------------- --------------   -------------    --------------  ------------  -----------


(14)   Contingencies

       The Bank is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Bank's financial position or results of its operations.

 (15)  Federal Deposit Insurance Corporation (FDIC) Special Assessment

       On September 30, 1996, the United States Congress passed, and the President signed, legislation that imposed a one-time assessment of
           65.7 basis points on deposits insured by the Savings Association Insurance Fund (SAIF). Substantially all of the deposits of the Bank are SAIF-insured. The Bank incurred a one-time pre-tax expense of $2,232,519 that is recorded in the Bank's statement of operations for the year ended June 30, 1997.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(16)   Subsequent Events

       On August 17, 1998 the Bank announced execution of a definitive agreement to acquire Mid-Iowa Financial Corp, Newton, Iowa. The acquisition is subject to regulatory and shareholder approvals and is anticipated to result in payment to Mid-Iowa Financial Corp shareholders of approximately $29,000,000. The Bank's parent company, First Federal Bankshares, M.H.C. also announced its intention to convert to a capital stock corporation.

(17)   Sale of Branch Offices (unaudited)

       The Bank sold, at a profit, approximately $19,400,000 of deposits at branch offices in Hartley, Hawarden and Sanborn, Iowa during November and December 1998.

(18)   The Conversion (unaudited)

       On September 17, 1998, the Board of Directors of the Parent Company adopted a plan of conversion (the "Plan") pursuant to which the Parent Company is converting to a capital stock corporation organized under Delaware law (the "Holding Company"). The purpose of the conversion is to convert the Parent Company to the capital stock form of organization, which is intended to provide the Parent Company and the Bank with greater flexibility and capital resources to respond to changing regulatory and market conditions and to effect corporate transactions, including mergers and acquisitions.

       The plan was adopted by the Board of Directors of the Parent Company, and must also be approved by (i) a majority of the total number of votes entitled to be cast by voting members of the Parent Company at a special meeting to be called for that purpose, and (ii) at least two-thirds of the outstanding common stock of the Bank at the special meeting of stockholders, including at least a majority of the votes cast, in person or by proxy of the minority stockholders. Prior to the submission of the Plan to the voting members and stockholders of the Bank for consideration, the Plan must be approved by the OTS.

       The plan of conversion provides for the establishment, upon the completion of the conversion, of a special liquidation account for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal the net worth of the Bank as of the date of its latest statement of financial condition contained in the final offering circular used in connection with the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts in the Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

       The Bank may not declare or pay cash dividends on its shares of common stock if the effect thereof would cause the Bank's stockholders' equity to be reduced below applicable regulatory capital maintenance requirements for insured institutions or below the special liquidation account referred to above.

                     FIRST FEDERAL SAVINGS BANK OF SIOUXLAND
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


(19)   Quarterly Results of Operations (unaudited)

       The quarterly results of operations for the years ended June 30, 1998 and 1997 are as follows (in thousands, except per share data)

                                                                    For the three months ended fiscal 1998
                                                 -----------------------------------------------------------------------------
                                                       June                March              December          September
                                                  ----------------   ----------------     ---------------     ------------
Interest income                                  $           9,966              8,486               8,402            8,510
Interest expense                                             6,050              5,066               5,089            5,172
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income                                   3,916              3,420               3,313            3,338
Provision for losses on loans                                  105                 95                  75               70
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income after provision                   3,811              3,325               3,238            3,268
Noninterest income                                           1,139                691                 672              675
Noninterest expense                                          3,437              2,826               2,626            2,639
                                                  ----------------   ----------------     ---------------     ------------
       Earnings before income taxes                          1,513              1,190               1,284            1,304
Income taxes                                                   526                417                 467              463
                                                  ----------------   ----------------     ---------------     ------------
       Net Earnings                              $             987                773                 817              841
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------
Earnings per share:
       Basic                                     $            .35                .27                 .29               .30
       Diluted                                                .34                .27                 .28               .29
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------


                                                                    For the three months ended fiscal 1997
                                                 -----------------------------------------------------------------------------
                                                       June                March              December          September
                                                  ----------------   ----------------     ---------------     ------------
Interest income                                  $           8,646              8,522               8,310            8,213
Interest expense                                             5,186              5,117               5,064            4,961
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income                                   3,460              3,405               3,246            3,252
Provision for losses on loans                                   80                 83                  48               47
                                                  ----------------   ----------------     ---------------     ------------
       Net interest income after provision                   3,380              3,322               3,198            3,205
Noninterest income                                             712                566                 636              637
Special deposit insurance assessment                             -                  -                   -            2,233
Noninterst expense                                           2,761              2,532               2,625            2,542
                                                  ----------------   ----------------     ---------------     ------------
       Earnings before income taxes                          1,331              1,356               1,209             (933)
Income taxes                                                   480                482                 434             (372)
                                                  ----------------   ----------------     ---------------     -------------
       Net Earnings                              $             851                874                 775             (561)
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------
Earnings per share: (1)
       Basic                                     $            .30                .31                 .28              (.20)
       Diluted                                                .30                .30                 .27              (.20)
                                                  ----------------   ----------------     ---------------     ------------
                                                  ----------------   ----------------     ---------------     ------------

------------------------------------------------
(1) Adjusted for stock distributions.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

        INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION

        EXCERPTS FROM MID-IOWA FINANCIAL'S ANNUAL REPORT ON FORM 10-KSB
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998


Part II, Item 7.  Audited Consolidated Financial Statements of Mid-Iowa Financial Corp.
                    and Subsidiaries and Independent Auditors' Report Thereon:

                  Independent Auditors' Report .................................................  G-2

                  Consolidated Balance Sheets as of September 30, 1998 and 1997 ................  G-3

                  Consolidated Statements of Operations for the years ended September 30, 1998,
                    1997 and 1996 ..............................................................  G-4

                  Consolidated Statements of Stockholder's Equity for the years ended
                    September 30, 1998, 1997 and 1996 ..........................................  G-5

                  Consolidated Statements of Cash Flows for the years ended September 30, 1998,
                    1997 and 1996 ..............................................................  G-6

                  Notes to Consolidated Financial Statements ...................................

Part II, Item 6.  Management's Discussion and Analysis of Plan of Operation ....................

Part I, Item 1.   Description of Business ......................................................


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Mid-Iowa Financial Corp.
Newton, Iowa:

We have audited the accompanying consolidated balance sheets of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Iowa Financial Corp. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

                                                KPMG Peat Marwick LLP



Des Moines, Iowa
November 6, 1998

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                                                                     September 30,
                                                                             ---------------------------
                                                                                 1998             1997
                                                                                 ----             ----
                                     Assets

Cash and cash equivalents (note 1) .......................................  $ 15,457,949       3,563,299
Securities available for sale (note 2) ...................................     4,994,247       4,982,662
Securities held to maturity (fair value of $50,380,170 in 1998 and
 $48,231,573 in 1997) (notes 3 and 7) ....................................    49,793,789      47,767,121


Loans held for resale ....................................................        49,900           --
Loans receivable, net (notes 4, 5 and 8) .................................    71,435,579      66,417,985
Accrued interest receivable ..............................................     1,017,122         867,663
Federal Home Loan Bank stock, at cost ....................................     1,800,000       1,650,000
Real estate ..............................................................       135,438          33,865
Office properties and equipment, net (note 6) ............................     2,630,366       2,587,127
Intangibles, net .........................................................        10,872          12,978
Prepaid expenses and other assets ........................................       191,663         134,051
                                                                             ------------  -------------
                   Total assets ..........................................  $147,516,925     128,016,751
                                                                             ------------  -------------
                                                                             ------------  -------------

                      Liabilities and Stockholders' Equity
Liabilities:
     Deposits (note 7) ...................................................  $ 96,352,659      89,377,718
     Borrowed funds (note 8)..............................................    36,000,000      25,000,000
     Advance payments by borrowers for taxes and insurance ...............       162,572         179,982
     Accrued interest payable.............................................       939,041         945,890
     Accounts payable and accrued expenses ...............................       302,188         452,033
                                                                             ------------  -------------
                   Total liabilities .....................................   133,756,460     115,955,623
                                                                             ------------  -------------
Stockholders' equity (note 11):
     Common stock, $.01 par value; authorized 2,000,000
          shares; 1,741,148 and 1,729,880 shares issued and
          outstanding in 1998 and 1997, respectively .....................        17,411          17,299
     Additional paid-in capital ..........................................     3,147,692       3,040,211
     Retained earnings, partially restricted .............................    10,553,062       9,298,166
     Treasury stock, at cost (51,792 shares in 1997) .....................         --           (325,600)
     Unrealized gain on securities available for
      sale, net ..........................................................        42,300          31,052
                                                                             ------------  -------------
                   Total stockholders' equity ............................    13,760,465      12,061,128
                                                                             ------------  -------------
                   Total liabilities and stockholders' equity ............  $147,516,925     128,016,751
                                                                             ------------  -------------
                                                                             ------------  -------------

          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                                                   Years ended September 30,
                                                                      ----------------------------------------------------
                                                                            1998             1997               1996
                                                                            ----             ----               ----
Interest income:
    Loans ........................................................  $        5,788,795        5,309,865         4,880,247
    Securities available for sale ................................             276,202          327,497           259,975
    Securities held to maturity ..................................           3,246,933        3,069,225         2,831,439
    Other ........................................................             494,143          256,768           255,898
                                                                      ----------------- ----------------   ---------------
              Total interest income ..............................           9,806,073        8,963,355         8,227,559
                                                                      ----------------- ----------------   ---------------
Interest expense:
    Deposits (note 7) ............................................           4,102,644        3,787,690         3,710,324
    Borrowed funds ...............................................           1,978,758        1,557,800         1,229,114
                                                                      ----------------- ----------------   ---------------
              Total interest expense .............................           6,081,402        5,345,490         4,939,438
                                                                      ----------------- ----------------   ---------------
              Net interest income ................................           3,724,671        3,617,865         3,288,121
Provision for losses on loans (note 5) ...........................              60,000           81,000            36,000
                                                                      ----------------- ----------------   ---------------
              Net interest income after
                provision for losses on loans ....................           3,664,671        3,536,865         3,252,121
                                                                      ----------------- ----------------   ---------------
Noninterest income:
    Gain on sale of other assets .................................              25,484           24,233            33,227
    Fees and service charges .....................................             394,571          365,413           325,193
    Commissions ..................................................             927,963          852,247           740,527
    Other income .................................................               --             221,000             --
                                                                      ----------------- ----------------   ---------------
              Total noninterest income ...........................           1,348,018        1,462,893         1,098,947
                                                                      ----------------- ----------------   ---------------
Noninterest expense:
    Compensation, payroll taxes,
        and employee benefits (note 10) ..........................           1,301,300        1,191,590         1,119,610
    Office properties and equipment ..............................             379,853          261,599           243,225
    Deposit insurance premiums ...................................              55,714           75,724           188,325
    Special deposit insurance assessment (note 13) ...............              --                --              530,421

    Data processing services .....................................             168,569          147,468           134,574
    Other real estate (income) expense, net ......................             (3,566)         (12,118)             2,340
    Other ........................................................           1,178,976          994,860           896,799
                                                                      ----------------- ----------------   ---------------
              Total noninterest expense ..........................           3,080,846        2,659,123         3,115,294
                                                                      ----------------- ----------------   ---------------
              Income before taxes on income ......................           1,931,843        2,340,635         1,235,774
Taxes on income (note 9) .........................................             600,000          790,800           411,200
                                                                      ----------------- ----------------   ---------------
              Net income .........................................  $        1,331,843        1,549,835           824,574

                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------
Earnings per common share:
    Basic ........................................................  $              .78              .93               .49
                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------
    Diluted ......................................................  $              .73              .89               .47
                                                                      ----------------- ----------------   ---------------
                                                                      ----------------- ----------------   ---------------

          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity


                                                                              Recognition
                                                   Additional                     and      Unrealized
                                        Common       paid-in     Retained      retention      gains        Treasury
                                        stock       capital      earnings        plan     (losses), net      stock       Total
                                        ------      --------     --------        ----     -------------     ------       -----
Balance as of September 30, 1995 ..      8,395      3,049,634     7,197,953    (3,672)       8,673            --        10,260,983
Net income ........................       --           --           824,574       --          --              --           824,574
Repurchase of common stock
     (72,700 shares) ..............       --           --             --          --                      (462,950 )      (462,950)
Exercise of options
     (50,328 shares) ..............        503        110,240         --          --          --              --           110,743
Amortization of recognition
      and retention plan ..........       --           --             --        3,672         --              --             3,672
Dividends paid ($.10 per share) ...       --           --          (135,049)      --          --              --          (135,049)
Stock dividend (100%) .............      8,401        (17,251)       (5,400)      --          --            14,250          --
Change in unrealized gain on
     securities available for sale        --           --             --          --          (851)           --              (851)
                                      ---------  -------------  ------------  --------    ----------    ------------   -----------
Balance as of September 30, 1996 ..     17,299      3,142,623     7,882,078       --         7,822        (448,700)     10,601,122
Net income ........................       --           --         1,549,835       --          --              --         1,549,835
Repurchase of common stock
     (7,500 shares) ...............       --           --             --          --          --           (47,812)        (47,812)
Exercise of options
     (27,208 shares) ..............       --         (102,412)        --          --          --           170,912          68,500
Dividends paid ($.08 per share) ...       --           --          (133,747)      --          --              --          (133,747)
Change in unrealized gain on
     securities available for sale        --           --             --          --        23,230            --            23,230
                                      ---------  -------------  ------------  --------    ----------    ------------   -----------
Balance as of September 30, 1997 .. $   17,299      3,040,211     9,298,166       --        31,052        (325,600)     12,061,128
Net income ........................       --           --         1,331,843       --          --              --         1,331,843
Exercise of options
     (63,060 shares) ..............        112        107,481        60,000       --          --           325,600         493,193
Dividends paid ($.08 per share) ...       --           --          (136,947)      --          --              --          (136,947)
Change in unrealized gain on
     securities available for sale        --           --             --          --        11,248            --            11,248
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------
Balance as of September 30, 1998 .. $   17,411      3,147,692    10,553,062       --        42,300            --        13,760,465
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------
                                      ---------  -------------  ------------  --------    ----------    ------------    -----------



See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows


                                                                                         Years ended September 30,
                                                                         ----------------------------------------------------------
                                                                               1998                1997                 1996
                                                                               ----                ----                 ----
Cash flows from operating activities:
     Net income ....................................................   $        1,331,843            1,549,835             824,574
     Origination of loans held for sale ............................             (314,800)               --                  --
     Proceeds from sale of loans held for sale .....................              264,900                --               309,867
     Adjustments to reconcile net income to
          net cash provided by operating activities:
              Depreciation .........................................              167,069              108,104             103,594
              Amortization of recognition
                  and retention plan benefits ......................                --                   --                  3,672
              Amortization of premiums and discounts
                  on loans and mortgage-backed securities ..........              (74,208)             (67,570)            (64,019)
              Provision for losses on loans ........................               60,000               81,000              36,000
              Gain on sale of real estate, net .....................              (22,509)             (23,230)            (33,227)
              Increase in accrued interest receivable ..............             (149,459)             (38,069)            (22,861)
              (Decrease) increase in accrued interest payable ......               (6,849)             101,433              36,267
              (Decrease) increase in current taxes on income .......              (98,237)             (50,795)             49,168
              Deferred taxes on income .............................               11,000              185,905            (153,934)
              Other, net ...........................................             (126,978)            (462,679)            581,330
                                                                         -----------------  -------------------   -----------------
                       Net cash provided by operating activities ...            1,041,772            1,383,934           1,670,431
                                                                         -----------------  -------------------   -----------------
Cash flows from investing activities:
     Securities available for sale:
          Purchases ................................................             (500,000)            (388,439)         (2,607,612)
          Principal repayments of mortgage-backed securities .......              501,736              413,544             545,044
     Securities held to maturity:
          Proceeds from maturities .................................           16,161,677            6,538,323           7,062,151
          Purchases ................................................          (24,712,342)         (13,708,139)        (12,341,227)
          Principal repayments of mortgage-backed securities .......            6,626,807            3,706,386           4,025,149
     Net change in loans ...........................................           (5,191,807)          (4,376,114)         (4,312,278)
     Proceeds from sale of real estate .............................               13,338               26,623              75,000
     Capitalized real estate costs .................................                --                   --                 (5,440)
     Purchase of office properties and equipment, net ..............             (210,308)          (1,727,780)           (208,206)
     Purchase of Federal Home Loan Bank stock ......................             (300,000)            (325,000)           (425,000)
     Proceeds on sale of Federal Home Loan Bank stock ..............              150,000                --                  --
                                                                         -----------------  -------------------   -----------------
                       Net cash used in investing activities .......           (7,460,899)          (9,840,596)         (8,192,419)
                                                                         -----------------  -------------------   -----------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES


                                                                                         Years ended September 30,
                                                                         ----------------------------------------------------------
                                                                               1998                1997                 1996
                                                                               ----                ----                 ----
Cash flows from financing activities:
     Net change in deposits ........................................   $        6,974,941            6,505,755           4,200,511
     Receipt of borrowed funds .....................................           26,000,000           26,500,000          23,000,000
     Payments on borrowed funds ....................................          (15,000,000)         (22,000,000)        (20,500,000)
     (Decrease) increase in advance payments
          by borrowers for taxes and insurance .....................              (17,410)             (19,939)             39,529
     Stock options exercised .......................................              493,193               68,500             110,743
     Payments to acquire treasury stock ............................                    -              (47,812)           (462,950)
     Dividends paid ................................................             (136,947)            (133,747)           (135,049)
                                                                         -----------------  -------------------   -----------------
                       Net cash provided by financing activities ...           18,313,777           10,872,757           6,252,784
                                                                         -----------------  -------------------   -----------------
                       Net increase (decrease)
                           in cash and cash equivalents ............           11,894,650            2,416,095            (269,204)
Cash and cash equivalents at beginning of year .....................            3,563,299            1,147,204           1,416,408
                                                                         -----------------  -------------------   -----------------
Cash and cash equivalents at end of year ...........................   $       15,457,949            3,563,299           1,147,204
                                                                         -----------------  -------------------   -----------------
                                                                         -----------------  -------------------   -----------------
Supplemental disclosures:
     Cash paid during the year for:
          Interest, net of interest capitalized of $30,872 in 1997 .   $        6,088,251            4,903,171           4,375,153
          Taxes on income                                                         625,513              516,527             460,866
     Noncash investing and financing activities -
          Reclassification of securities from
              held to maturity to available for sale ...............               --                2,079,143               --
                                                                         -----------------  -------------------   -----------------
                                                                         -----------------  -------------------   -----------------



          See accompanying notes to consolidated financial statements.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           September 30, 1998 and 1997


(1)  Summary of Significant Accounting Policies

     Description of the Business

     Mid-Iowa Financial Corp., headquartered in Newton, Iowa, is a savings and loan holding company comprised of a federally chartered stock savings bank operating offices in Central Iowa; a real estate brokerage and development company; and a company which provides credit reporting and collection services, sells investment products, and provides discount securities brokerage. Mid-Iowa Financial Corp. was organized as a Delaware Corporation in June 1992 at the direction of Mid-Iowa Savings Bank for the purpose of becoming a savings and loan holding company, as part of the Mid-Iowa Savings Bank conversion from a mutual to a stock institution.

     Mid-Iowa Financial Corp. is primarily a retail banking operation offering loans, deposits, and related financial services to customers in its market area. Loans primarily consist of single-family residential mortgage loans, commercial loans, and consumer loans.

     Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Mid-Iowa
        Financial Corp. and its wholly owned subsidiaries, Mid-Iowa Security Corporation and Mid-Iowa Savings Bank (the Bank), and the Bank's wholly owned subsidiary, Center of Iowa Investments, Limited (collectively the Company).

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Concentrations of Credit Risk

     The Company originates residential and commercial real estate loans primarily in its central Iowa market area. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Company's market areas.

     Earnings Per Share

     Basic earnings per share computations for the years ended September 30, 1998, 1997 and 1996, were determined by dividing net income by the weighted-average number of common share amounts outstanding during the years then ended. Diluted earnings per common share amounts are computed by dividing net income by the weighted-average number of common shares and all dilutive common shares outstanding during the year.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Earnings Per Share, Continued

     The following was used in the computation of net income per common share on both a basic and diluted basis for the years ended September 30, 1998, 1997, and 1996.

                                                                                          September 30,
                                                                    ----------------------------------------------------------
                                                                           1998                1997                     1996
                                                                           ----                ----                     ----
        Basic EPS computation:
             Net income                                             $      1,331,843             1,549,835              824,574
             Weighted-average common shares outstanding                    1,718,243             1,670,834            1,699,252
             Basic EPS                                              $           0.78                  0.93                 0.49
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

        Diluted EPS computation:
             Net income                                             $      1,331,843             1,549,835              824,574
             Weighted-average common shares outstanding                    1,718,243             1,670,834            1,699,252
             Incremental option shares using treasury
                 stock method                                                115,500                66,207               66,590
                                                                    -----------------    -----------------      -----------------
             Diluted shares outstanding                                    1,833,743             1,737,041            1,765,842
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

             Diluted EPS                                            $           0.73                  0.89                 0.47
                                                                    -----------------    -----------------      -----------------
                                                                    -----------------    -----------------      -----------------

     Cash and Cash Equivalents

     For purposes of reporting cash flows, the Company includes all short-term investments with original maturities of three months or less at date of purchase in cash and cash equivalents. Amounts of interest bearing deposits included as cash equivalents were $15,071,769 and $3,104,940 at September 30, 1998 and 1997, respectively.

     Securities Available for Sale

     Securities to be held for indefinite periods of time, including securities the Company intends to utilize as part of its asset/liability management strategy and may sell in response to changes in interest rates; changes in prepayment risk; liquidity needs; and when needed to increase regulatory capital or other similar factors, are classified as available for sale.

     Securities available for sale are recorded at fair value. The aggregate unrealized gains or losses, net of the income tax effect, are recorded as a component of stockholders' equity.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Securities Available for Sale, Continued

     Discounts and premiums on securities available for sale are accreted/amortized using the interest method. The timing of the accretion/amortization for mortgage-backed securities is adjusted for actual prepayment experience.

     Gain or loss is recognized using the specific identification method, and is reflected in the statements of operations.

     Securities Held to Maturity

     Securities which the Company intends to hold until maturity are stated at cost, adjusted for accretion of discount and amortization of premiums computed using the interest method. The timing of the amortization and accretion for mortgage-backed securities are adjusted for actual prepayment experience. The Company has the ability, and it is management's intent, to hold these securities to maturity.

     Loans Held for Sale

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to operations.

     Loans Receivable

     Loans are stated at the principal amounts outstanding, net of unearned income, deferred loan fees, and discounts. Unearned income, net deferred loan fees, and discounts on loans which are probable of collection are amortized over the terms of the loans using a method that approximates the interest method.

     Interest on loans is accrued and credited to operations, based primarily on the principal amount outstanding.

     The Company did not adopt Statement of Financial Accounting Standards
        (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," because the adoption would not have a material effect on the financial position or the statement of operations.

     Allowances for Losses on Loans and Real Estate

     The allowances for losses on loans and real estate are maintained at amounts considered adequate to provide for such losses. The allowance for losses on loans is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Allowances for Losses on Loans and Real Estate, Continued

     Realestate, acquired through foreclosure, is carried at the lower of cost or fair value. When a property is acquired through foreclosure or a loan is considered impaired, any excess of the loan balance over fair value of the property is charged to the allowance for losses on loans. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense. An allowance for losses on real estate is provided when it is determined that the investment in real estate is greater than its estimated fair value. There were no provisions and no charge-offs for real estate in the years ended September 30, 1998, 1997, and 1996.

     The accrual of interest income on any loan is discontinued (generally when a loan becomes 90 days delinquent) when, in the opinion of management, there is reasonable doubt as to the timely collection of interest or principal. When interest accruals are discontinued, accrued interest receivable is charged to income. Subsequent interest income is not recognized on such loans until collected.

     Loan Origination Fees and Related Costs

     Mortgage loan origination fees and certain direct loan origination costs, if material, are deferred, and the net fee or cost is recognized in operations using the interest method. Direct loan origination costs for other loans are expensed, as such costs are not material in amount.

     Financial Instruments with Off Balance Sheet Risk

     In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off balance sheet risk, which principally include commitments to extend credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements (see note
        4). The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Carrying Costs of Real Estate Held for Development

     Interest costs and real estate taxes applicable to real estate held for development are capitalized during the period that such real estate is in the process of development. Prior to the time that development activities commence and after such time as the real estate is ready for sale, interest and real estate taxes are charged to operations as incurred. There was no capitalized interest for the years ended September 30, 1998, 1997, and 1996.

     Office Properties and Equipment

     Office properties and equipment are recorded at cost, and depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets, which range from 5 to 40 years.

     Maintenance and repairs are charged against income. Expenditures for improvements are capitalized and subsequently depreciated. The cost and accumulated depreciation of properties retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts. Related profit or loss from such transactions is credited or charged to income.

     During the year ended September 30, 1997, approximately $31,000 in interest expense related to the construction of a branch facility was capitalized.

     Taxes on Income

     The Company files a consolidated federal income tax return. Federal income taxes are allocated based on taxable income or loss included in the consolidated return. For state tax purposes, the Bank files a franchise tax return and the other entities file a corporate income tax return.

     The Company utilizes the asset and liability method for taxes on income, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     Stock Option Plan

     The Company provides pro forma net income and pro forma earnings per share disclosures for material employee stock option grants made after 1996 as if the fair-value-based method, which recognizes as expense over the vesting period the fair value of stock-based awards at the date of grant, had been applied.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Effect of New Accounting Standards

     SFAS No. 130, Reporting Comprehensive Income, will be effective for the
        Company for the year beginning October 1, 1998, and establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net income and certain amounts reported directly in stockholders= equity, such as the net unrealized gain or loss on available-for-sale securities. The Company will adopt SFAS No. 130 when required.

     SFAS No. 131, Disclosure About Segments of an Enterprise and Related
        Information, will be effective for the Company for the year beginning October 1, 1998, and establishes disclosure requirements for segment operations. The Company expects to adopt SFAS No. 131 when required.

     SFAS No. 132, Employers' Disclosures about Pensions and Other
        Postretirement Benefits, will be effective for the Company for the year beginning October 1, 1998, and revises the disclosure requirements for pension and other postretirement benefit plans. The Company expects to adopt SFAS No. 132 when required.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for the Company for the year beginning October 1, 1999. Management is evaluating the impact the adoption of SFAS No. 133 will have on the Company=s consolidated financial statements. The Company expects to adopt SFAS No. 133 when required

     Fair Value of Financial Instruments

     The Company's fair value estimates, methods, and assumptions for its financial instruments are set forth below:

         Cash and Cash Equivalents, Accrued Interest Receivable, Advance
             Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable

         The recorded amount approximates fair value due to the short-term nature of the instruments.

         Securities Available for Sale and Securities Held to Maturity

         The fair value of securities is estimated based on bid prices published in financial newspapers, bid quotations received from securities dealers, or quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

         Loans

         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate, and installment.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Fair Value of Financial Instruments, Continued

        Loans, continued

        The fair value of a loan is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the subsidiary banks' historical experience with repayments for each loan classification, modified as required by an estimate of the effect of current economic and lending conditions. The effect of nonperforming loans is considered in assessing the credit risk inherent in the fair value estimate.

        Federal Home Loan Bank (FHLB) Stock

        The value of FHLB stock is equivalent to its carrying value, as the stock is redeemable at par value.

        Deposits

        The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, and NOW accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

        Borrowed Funds

        The fair value of borrowed funds is based on the discounted value of contractual cash flows.

        Off Balance Sheet Instruments

        The fair value of commitments to extend credit and commitments to purchase or sell loans is estimated using the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements. Management estimates the fair value of commitments to purchase or sell loans approximates the carrying value, as applicable.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(1)  Summary of Significant Accounting Policies, Continued

     Fair Value of Financial Instruments, Continued

     Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the subsidiary bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(2)  Securities Available for Sale

     Securities available for sale at September 30, 1998 and 1997, were as follows:

                                                                         Gross            Gross       Estimated
                                                      Amortized        unrealized      unrealized        fair
                    Description                         cost             gains           losses         value
                    -----------                     ------------      -----------      -----------    ---------
1998:
     Mortgage-backed securities:
         Federal National Mortgage
              Association (FNMA)                    $    729,667        11,962                --        741,629
         Government National Mortgage
              Association (GNMA)                         971,817        17,873             1,797        987,893
         Federal Home Loan Mortgage
              Corporation (FHLMC)                        121,388         3,405                --        124,793
         Collateralized mortgage obligations           2,007,130        16,690                --      2,023,820
     Other investment securities                       1,100,112        23,500             7,500      1,116,112
                                                    ------------   ----------       ------------    -----------
                                                    $  4,930,114        73,430             9,297      4,994,247
                                                    ------------   ----------       ------------    -----------
                                                    ------------   ----------       ------------    -----------
1997:
     Mortgage-backed securities:
         FNMA                                       $    930,039       16,286                 --        946,325
         GNMA                                          1,247,358       28,971                 --      1,276,329
         FHLMC                                           150,508        4,878                 --        155,386
         Collateralized mortgage obligations           2,007,298           --             17,538      1,989,760
     Other investment securities                         600,112       14,750                 --        614,862
                                                    ------------   ----------       ------------    -----------
                                                    $  4,935,315       64,885             17,538      4,982,662
                                                    ------------   ----------       ------------    -----------
                                                    ------------   ----------       ------------    -----------

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(2)  Securities Available for Sale, Continued

     At September 30, 1998 and 1997, the net valuation amount of $42,300 and $31,052, respectively, was reflected as a component of stockholders' equity, including the effect of taxes on income of $21,833 and $16,295, respectively.

     There were no sales of securities available for sale during 1998, 1997, and 1996.

     At September 30, 1998 and 1997, accrued interest receivable for securities available for sale totaled $14,911 and $17,508, respectively.

 (3) Securities Held to Maturity

     Securities held to maturity at September 30, 1998 and 1997, were as follows:

                                                                            Gross           Gross          Estimated
                                                         Amortized        unrealized      unrealized          fair
                    Description                             cost            gains           losses           value
                    -----------                             ----            -----           ------           -----
1998:
     U.S. agency securities                           $  18,929,802        198,778              --         19,128,580
     Mortgage-backed and related securities:
         FNMA                                             3,854,778         61,532           9,017          3,907,293
         GNMA                                             9,691,297        206,239              --          9,897,536
         FHLMC                                            3,234,465         47,459              --          3,281,924
         Collateralized mortgage obligations              9,081,190          5,777         105,619          8,981,348
     Nontaxable municipal bonds                           5,002,257        181,232              --          5,183,489
                                                      -------------  -------------   -------------      -------------
                                                      $  49,793,789        701,017         114,636         50,380,170
                                                      -------------  -------------   -------------      -------------
                                                      -------------  -------------   -------------      -------------
1997:
     U.S. agency securities                           $  18,359,588        105,899          62,302         18,403,185
     Mortgage-backed and related securities:
         FNMA                                             4,414,248         69,766           6,047          4,477,967
         GNMA                                            12,727,233        321,803           5,293         13,043,743
         FHLMC                                            1,633,085          1,264             126          1,634,223
         Collateralized mortgage obligations              7,405,811             --         111,191          7,294,620
     Taxable municipal bonds                                509,552         39,193              --            548,745
     Nontaxable municipal bonds                           2,717,604        117,533           6,047          2,829,090
                                                      -------------  -------------   -------------      -------------
                                                      $  47,767,121        655,458         191,006         48,231,573
                                                      -------------  -------------   -------------      -------------
                                                      -------------  -------------   -------------      -------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(3)  Securities Held to Maturity, Continued

     The amortized cost and estimated fair value of securities held to maturity at September 30, 1998, are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                          Estimated
                                                                    Amortized               fair
                                                                      cost                  value
                                                                      ----                  -----
Due in 1 year or less                                          $         50,000               50,112
Due after 1 year through 5 years                                      5,230,197            5,328,409
Due after 5 years, but less than 10 years                            15,378,333           15,629,774
Due after 10 years                                                    3,273,529            3,303,774
Mortgage-backed and related securities                               25,861,730           26,068,101
                                                                  -------------         ------------
                                                               $     49,793,789           50,380,170
                                                                  -------------         ------------
                                                                  -------------         ------------

     There were no sales of securities held to maturity during the years ended
        September 30, 1998, 1997, or 1996.

     At September 30, 1998 and 1997, accrued interest receivable for securities held to maturity totaled $500,667 and $381,238, respectively.

(4)  Loans Receivable

     Loans receivable are summarized as follows:

                                                                                      September 30,
                                                                        -------------------------------------------
                                                                               1998                    1997
                                                                               ----                    ----
           Real estate loans:
                One- to four-family                                     $   47,232,641             46,107,239
                Commercial                                                  13,461,213             10,150,075
                Construction                                                 1,057,538              1,338,796
                                                                        --------------           ------------
                                                                            61,751,392             57,596,110
                                                                        --------------           ------------
           Other loans:
                Second mortgages                                             4,966,545              4,497,874
                Commercial business                                          1,600,196              1,394,076
                Automobile                                                   1,736,376              1,405,748
                Home equity                                                  1,536,990              1,176,502
                Student                                                        327,568                306,162
                Unsecured consumer                                             157,019                174,704
                Loans on deposits                                              109,816                180,639
                Other                                                          275,939                352,423
                                                                        --------------           ------------
                                                                            10,710,449              9,488,228
                                                                        --------------           ------------
                                                                            72,461,841             67,084,338

           Less:
                Loans in process                                               647,286                275,553
                Deferred loan fees                                              71,748                 88,848
                Allowance for losses on loans                                  307,228                301,952
                                                                        --------------           ------------
                         Total loans receivable                         $   71,435,579             66,417,985
                                                                        --------------           ------------
                                                                        --------------           ------------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(4)  Loans Receivable, Continued

     At September 30, 1998 and 1997, net accrued interest on loans receivable totaled $499,489 and $473,270, respectively.

     At September 30, 1998, the Bank was committed to originate $915,850 of fixed rate loans at interest rates ranging from 6.8 to 7.5 percent. In addition, the Bank's customers had unused lines of credit totaling approximately $2,822,000 at September 30, 1998.

     Loan customers of the Bank include certain executive officers and directors and their related interests and associates. All loans to this group were made in the ordinary course of business at prevailing terms and conditions. Such loans at September 30, 1998 and 1997, amounted to $238,420 and $258,243, respectively. During the year ended September 30, 1998, repayments totaled $19,823.

     The amount of loans serviced by the Bank for the benefit of others was $1,325,044, $2,401,830, and $2,785,992 at September 30, 1998, 1997, and
        1996, respectively.

 (5) Allowance for Losses on Loans

     A  summary of the allowance for losses on loans follows:


                                                                                   September 30,
                                                                ----------------------------------------------------
                                                                       1998              1997             1996
                                                                       ----              ----             ----
                     Balance at beginning of year                 $    301,952          273,819          248,028

                     Provision for losses                               60,000           81,000           36,000
                     Charge-offs                                       (58,922)         (54,387)         (29,599)
                     Recoveries                                          4,198            1,520           19,390
                                                                    ----------       ----------       ----------
                     Balance at end of year                       $    307,228          301,952          273,819
                                                                    ----------       ----------       ----------
                                                                    ----------       ----------       ----------

     At September 30, 1998, 1997, and 1996, the Company had nonaccrual loans of approximately $126,000; $17,092; and $151,000 and restructured loans of $-0-; $24,000; and $54,000, respectively. The allowance for loan losses related to these impaired loans was approximately $17,300; $4,000; and $7,500, respectively. The average balances of such loans for the years ended September 30, 1998, 1997, and 1996, were $128,750; $95,500; and
        $119,750, respectively. For the years ended September 30, 1998, 1997, and 1996, interest income which would have been recorded under the original terms of such loans was approximately $4,400; $3,200; and $10,300, respectively, with $-0-; $1,900; and $3,250, respectively, recorded.

     As of September 30, 1998, there were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual or restructured.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(6)  Office Properties and Equipment

     At September 30, 1998 and 1997, the cost and accumulated depreciation of office properties and equipment were as follows:


                                                                                        1998                 1997
                                                                                        ----                 ----
                  Land                                                        $        442,399              442,399
                  Buildings and improvements                                         2,856,942            2,708,891
                  Furniture and fixtures                                               868,194              805,936
                                                                                  ------------         ------------
                                                                                     4,167,535            3,957,226
                  Less accumulated depreciation                                      1,537,169            1,370,099
                                                                                  ------------         ------------
                                                                              $      2,630,366            2,587,127
                                                                                  ------------         ------------
                                                                                  ------------         ------------


(7)  Deposits

     A summary of deposits at September 30, 1998 and 1997, is as follows:

                                                                                      1998              1997
                                                                                      ----              ----
                    Balance by account type:
                       NOW accounts                                            $     5,831,078       5,992,220
                       Passbook                                                      5,473,380       5,798,282
                       Money market                                                 17,940,818      17,571,218
                       Certificates of deposit                                      67,107,383      60,015,998
                                                                                   -----------     -----------
                                                                               $    96,352,659      89,377,718
                                                                                   -----------     -----------
                                                                                   -----------     -----------


     At September 30, 1998, the scheduled maturities of certificates of deposit were as follows:

1999                                                     $ 58,111,784
2000                                                        5,179,184
2001                                                        2,235,354
2002                                                        1,328,062
2003 and thereafter                                           252,999
                                                          -----------
                                                         $ 67,107,383
                                                          -----------
                                                          -----------

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $14,200,000 and $9,700,000 at September 30, 1998 and 1997, respectively.

     Interest expense on deposits consisted of the following:


                                                                                    September 30,
                                                               ----------------------------------------------------
                                                                    1998                1997             1996
                                                                    ----                ----             ----
              NOW accounts                                      $    42,040              39,145          37,278
              Savings accounts                                      647,625             580,565         429,754
              Certificates of deposit                             3,427,566           3,176,534        3,253,557
                                                               ------------        ------------     ------------
                                                                  4,117,231           3,796,244        3,720,589
              Less penalties on early withdrawals                    14,587               8,554           10,265
                                                               ------------        ------------     ------------
                   Net interest expense                        $  4,102,644           3,787,690        3,710,324
                                                               ------------        ------------     ------------
                                                               ------------        ------------     ------------


                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(7)  Deposits, Continued

     At September 30, 1998 and 1997, accrued interest payable on deposits totaled $939,041 and $939,893, respectively.

     At September 30, 1998 and 1997, the Bank had mortgage-backed and other investment securities with a carrying value of approximately $21,717,000 and $24,704,000, respectively, pledged as collateral for deposits.

 (8) Borrowed Funds

       At September 30, 1998 and 1997, borrowed funds consisted of the following:



                                                               Weighted-                     Weighted-
                                                                average                       Average
                                                             interest rate      1998       interest rate       1997
                                                             -------------  -------------  --------------  -------------
FHLB(A):
  Maturity in fiscal year ending September 30:
    1998                                                          --    %   $    --             5.72       $  16,000,000
    1999                                                         5.50           5,000,000       5.48           4,000,000
    2000                                                         5.86           1,000,000       5.83           5,000,000
    2001                                                         5.76           7,000,000        --              --
    2002                                                         5.33           6,000,000        --              --
    2008                                                         5.45          17,000,000        --              --
  Amount drawn on line of credit (B)                              --             --            Variable          --
                                                                            -------------                  -------------
                                                                            $  36,000,000                  $  25,000,000
                                                                            -------------                  -------------
                                                                            -------------                  -------------



     (A) Advances from the FHLB are secured by stock in the FHLB. In addition, the Bank has agreed to maintain unencumbered additional security in the form of certain residential mortgage loans aggregating no less than 150 percent of outstanding advances.

     (B) Line of credit with the FHLB with a limit of $10,000,000, was cancelled by the Bank on March 31, 1998.

     At September 30, 1998 and 1997, accrued interest payable on advances from the FHLB and other borrowings totaled $-0- and $5,997, respectively.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

     (9) Taxes on Income

     Taxes on income are comprised as follows:

                                                                   Years ended September 30,
                               -------------------------------------------------------------------------------------------------
                                            1998                             1997                             1996
                               -------------------------------  -------------------------------  -------------------------------
                                Federal     State      Total     Federal     State      Total     Federal     State      Total
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Current                        $ 516,000     73,000    589,000    537,800     67,000    604,800    495,000     70,200    565,200
Deferred                           9,000      2,000     11,000    162,000     24,000    186,000   (134,000)   (20,000)  (154,000)
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               $ 525,000     75,000    600,000    699,800     91,000    790,800    361,000     50,200    411,200
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


     Taxes on income differ from the "expected" amounts computed by applying the federal income tax rate of 34 percent to income before taxes on income for the following reasons:

                                                                                    September 30,
                                                                 ----------------------------------------------------
                                                                      1998             1997              1996
                                                                      ----             ----              ----
         Computed "expected" taxes on income                     $    656,826         795,827           420,170
         State taxes, net of federal benefit                           49,500          60,060            33,146
         Tax-exempt interest                                          (50,000)        (38,000)          (34,000)
         Reduction of valuation allowance                               -             (10,000)          (17,000)
         Other                                                        (56,326)        (17,087)            8,884
                                                                     --------        --------          --------
                                                                 $    600,000         790,800           411,200
                                                                     --------        --------          --------
                                                                     --------        --------          --------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

     (9) Taxes on Income, Continued

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                             September 30,
                                                                                ----------------------------------------
                                                                                       1998                1997
                                                                                       ----                ----
            Deferred tax assets:
                 Loan and real estate loss allowance                            $      129,000             136,000
                                                                                    ----------          ----------
                     Total gross deferred tax assets                                   129,000             136,000
                 Less valuation allowance                                                   -                   -
                                                                                    ----------          ----------
                     Deferred tax assets net of allowance                              129,000             136,000
                                                                                    ----------          ----------
            Deferred tax liabilities:
                 Unrealized gain on securities held for sale                            21,833              16,295
                 Tax bad debt reserve                                                  179,000             179,000
                 Other                                                                  11,000               7,000
                                                                                    ----------          ----------
                     Total gross deferred tax liabilities                              211,833             202,295
                                                                                    ----------          ----------
                     Net deferred tax liability                                 $      (82,833)            (66,295)
                                                                                    ----------          ----------
                                                                                    ----------          ----------

     Based upon the Company's level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

     (10) Employee Benefit Plans

     Defined Contribution Retirement Plan

     The Bank and its subsidiaries maintain two defined contribution retirement plans for their employees. Under one plan, the Bank contributes 9 percent of the participants' earnings. Under the second plan, the participants contribute from 0 to 12 percent and the Bank matches 50 percent of the contribution up to 3 percent. Plan expense for the years ended September 30, 1998, 1997, and 1996, was $111,871, $112,822, and
        $79,247, respectively.

     Management Recognition and Retention Plan

     In connection with its stock conversion, the Bank established a management recognition and retention plan as a method of providing directors and key officers of the Bank with a proprietary interest in the Bank in a manner designed to encourage such persons to remain with the Bank. The Bank contributed funds to the plan to acquire in the aggregate up to 3 percent of the common stock issued in the offering. During 1996, all rights in the plan became fully vested.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(10) Employee Benefit Plans, Continued

     Stock Incentive Plan

     The Company has a stock incentive plan under which up to 211,047 shares of common stock are reserved for issuance pursuant to options or other awards which may be granted to officers, key employees, and certain nonaffiliated directors of the Company. The exercise price of each option equals the market price of the Company's stock on the date of grant. The option's maximum term is ten years, with vesting occurring at the time the options are granted.

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had compensation cost for the Company's stock incentive plan been determined consistent with SFAS 123, the Company's net income and earnings per share for options granted in 1997 would have been reduced to the pro forma amounts indicated below:

                                                   1998                1997
                                                   ----                ----
Net income:
     As reported                            $      1,331,843           1,549,835
     Pro forma                                     1,331,843           1,177,397

Basic earnings per share:
     As reported                            $            .78                 .93
     Pro forma                                           .78                 .68

Diluted earnings per share:
     As reported                            $            .73                 .89
     Pro forma                                           .73                 .64

     The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 1.00 percent; expected volatility of 26.00 percent; risk free interest rate of 6.10 percent; and expected life of 6 years. There were no options granted in 1998.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(10) Employee Benefit Plans, Continued

     Stock Incentive Plan, Continued

     A summary of the status of the Company's stock incentive plan as of September 30, 1998, 1997, and 1996, and the activity during the years ended on those dates is presented below:

                                              1998                   1997                   1996
                                      ---------------------    ---------------------    ------------------
                                                  Weighted-                Weighted-             Weighted-
                                                  average                  average               average
                                                  exercise                 exercise              exercise
                                       Shares      price        Shares      price        Shares    price
                                      --------    ---------    --------    ---------    --------   ---------
Balance at beginning of year          260,756      $6.58         78,964     $2.08       137,088      $2.08

Granted                                    --         --        209,000      7.75            --         --

Exercised                             (63,060)      4.20        (27,208)     2.52       (53,228)      2.08

Repurchased and canceled
                                       (4,000)      7.75             --        --        (4,896)      2.08
                                      --------                 --------                --------
   Outstanding at end of year         193,696       6.46        260,756      6.58        78,964       2.08
                                      -------      -----        -------     -----      --------      -----
                                      -------      -----        -------     -----      --------      -----

Weighted-average fair
     value of options granted
     during the year                               $  --                    $2.70                    $  --
                                                   -----                    -----                    -----
                                                   -----                    -----                    -----


(11) Stockholders' Equity

     In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of its stock conversion, established a liquidation account in an amount equal to the regulatory capital as of December 31, 1991. In the event of future liquidation of the Bank, eligible account holders who continue to maintain their deposit accounts shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balances of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balances.

     Regulatory Capital Requirements

     The Financial Institution Reform, Recovery, and Enforcement Act of 1989
        (FIRREA) and the capital regulations of the Office of Thrift Supervision
        (OTS) promulgated thereunder require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets; a minimum 3 percent core capital ratio; and, after December 31, 1992, a minimum 8 percent risk-based capital ratio. These capital standards set forth in the capital regulations must generally be no less stringent than the capital standards applicable to national banks. FIRREA also specifies the required ratio of housing-related assets in order to qualify as a savings institution. The Bank met the regulatory capital requirements at September 30, 1998 and 1997.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(11) Stockholders' Equity, Continued

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established additional capital requirements which require regulatory action against depository institutions in one of the undercapitalized categories defined in implementing regulations. Institutions such as the Bank, which are defined as well capitalized, must generally have a leverage capital (core) ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent. FDICIA also provides for increased supervision by federal regulatory agencies, increased reporting requirements for insured depository institutions, and other changes in the legal and regulatory environment for such institutions. The Bank met the regulatory capital requirements at September 30, 1998 and 1997.

     The Bank's capital amounts and ratios as of September 30, 1998, were as follows:

                                                                           For capital                To be well capitalized
                                                                            adequacy                 under prompt corrective
                                          Actual                            purposes                    action provisions
                               ------------------------------    ----------------------------    ----------------------------
                                    Amount          Ratio             Amount         Ratio            Amount         Ratio
                                    ------          -----             ------         -----            ------         ------
        Tangible capital        $ 11,157,881         7.68%       $  2,180,742        1.5%        $   7,269,141         5.0%

        Core capital              11,157,881         7.68           4,361,484        3.0            7,269,141          5.0

        Risk-based capital        11,483,337        19.21           4,782,440        8.0            5,978,051         10.0


     At September 30, 1998 and 1997, the Bank had federal income tax bad debt reserves of approximately $1,785,000, which constitute allocations to bad debt reserves for federal income tax purposes for which no provision for taxes on income had been made. If such allocations are charged for other than bad debt losses, taxable income is created to the extent of the charges. The Bank's retained earnings at September 30, 1998 and 1997, were partially restricted because of the effect of these tax bad debt reserves.

     Dividend Restrictions

     Federal regulations impose certain limitations on the payment of dividends and other capital distributions by the Bank. Under the regulations, a savings institution, such as the Bank, that will meet the fully phased-in capital requirements (as defined by the OTS regulations) subsequent to a capital distribution is generally permitted to make such capital distribution without OTS approval so long as they have not been notified of the need for more than normal supervision by the OTS. The Bank has not been so notified and, therefore, may make capital distributions during a calendar year equal to net income plus 50 percent of the amount by which the Bank's capital exceeds the fully phased-in capital requirement as measured at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements is permitted by the new regulations to make, without OTS approval, capital distributions of between 25 and 75 percent of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements is prohibited from making any capital distributions without prior approval from the OTS.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(12) Fair Value of Financial Instruments

     The estimated fair values of the Bank's financial instruments (as described in note 1) at September 30, 1998 and 1997, were as follows:

                                                                 1998                        1997
                                                     --------------------------    -----------------------
                                                       Recorded          Fair       Recorded      Fair
                                                       amount            value       amount       value
                                                     -----------     ----------    ----------  -----------
Financial assets:
  Cash and cash equivalents                        $  15,457,949     15,457,949    3,563,299    3,563,299
  Securities available for sale                        4,994,247      4,994,247    4,982,662    4,982,662
  Securities held to maturity                         49,793,789     50,380,170   47,767,121   48,231,573
  Loans, net                                          71,435,479     72,972,766   66,417,985   67,619,505
  FHLB stock                                           1,800,000      1,800,000    1,650,000    1,650,000
  Accrued interest receivable                          1,017,122      1,017,122      867,663      867,663

Financial liabilities:
  Deposits                                            96,352,659     96,448,925   89,377,718   89,434,588
  Borrowed funds                                      36,000,000     35,469,911   25,000,000   24,857,404
  Advanced payments by borrowers
     for taxes and insurance                             162,572        162,572      179,982      179,982
Accrued interest payable                                 939,041        939,041      945,890      945,890
                                                    ------------   ------------  ------------   ------------
                                                    ------------   ------------  ------------   ------------


                                                      Notional       Unrealized     Notional     Unrealized
                                                       value         gain (loss)     value      gain (loss)
                                                       -----         -----------     ------     -----------
Off balance sheet instruments:
  Commitments to extend credit                    $   915,850                 --    1,626,000          --
  Line of credit to customers                       2,822,000                 --    2,614,000          --
  Line of credit unused by the Company                     --                 --   10,000,000          --
                                                  -----------        -----------   ----------   -----------
                                                  -----------        -----------   ----------   -----------


(13) Special Deposit Insurance Assessment

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Act) was signed into law. The Act imposed a one-time special assessment of
        65.7 basis points of the deposits held as of March 31, 1995, to capitalize the Savings Association Insurance Fund (SAIF). All of the deposits of the Bank are SAIF-insured. The Bank incurred a one-time pre-tax expense of $530,421 that is recorded in the Bank's statement of operations for the year ended September 30, 1996.

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(14)   Contingencies

       The Company is involved with various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.

(15)   Mid-Iowa Financial Corp. (Parent Company Only) Financial Information

       The Parent Company's principal asset is its 100 percent ownership of the Bank and its subsidiary. Following are the condensed financial statements for the Parent Company:


                                                                                             September 30,
                                                                          -----------------------------------------
                             Condensed Balance Sheets                          1998                  1997
                             ------------------------                          ----                  ----
         Cash                                                              $   790,539              781,075
         Securities available for sale                                       1,318,866            1,065,257
         Securities held to maturity                                           200,000              200,000
         Accrued interest receivable                                            10,441               11,261
         Investment in nonbank subsidiary                                      260,301              206,184
         Investment in Bank                                                 11,203,704            9,846,219
         Prepaid expenses and other assets                                       4,999                5,218
                                                                          -------------         -----------
                  Total assets                                             $13,788,850           12,115,214
                                                                           -------------        -----------
                                                                           -------------        -----------

         Accrued expenses and other liabilities                            $    28,385               54,086
                                                                           -------------        -----------

         Common stock                                                           17,411               17,299
         Additional paid-in capital                                          3,147,692            3,040,211
         Retained earnings                                                  10,553,062            9,298,166
         Treasury stock                                                             --             (325,600)
         Unrealized gain on securities available for sale, net                  42,300               31,052
                                                                           -------------        -----------
                  Total stockholders' equity                                13,760,465           12,061,128
                                                                           -------------        -----------
                  Total liabilities and stockholders' equity               $13,788,850           12,115,214
                                                                           -------------        -----------
                                                                           -------------        -----------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(15)     Mid-Iowa Financial Corp. (Parent Company Only)
         Financial Information, Continued




                                                                  Years ended September 30,
                                                      -------------------------------------------------
Condensed Statements of Operations                         1998              1997              1996
----------------------------------                        -----             ------            ------
Interest income                                       $    90,826           109,130           103,040
Other income                                               33,316           221,000              --
Equity in net income of subsidiaries                    1,329,399         1,383,352           816,027
Other expenses                                           (149,525)          (80,772)          (97,993)
                                                      -----------         ---------           -------
      Income before income tax expense (benefit)        1,304,016         1,632,710           821,074
Income tax (benefit) expense                              (27,827)           82,875            (3,500)
                                                      -----------         ---------           -------
      Net income                                      $ 1,331,843         1,549,835           824,574
                                                      -----------         ---------           -------
                                                      -----------         ---------           -------





                                                                  Years ended September 30,
                                                      -------------------------------------------------
Condensed Statements of Cash Flows                               1998               1997              1996
----------------------------------                            ----------         ---------            ------

Operating activities:
    Net income                                                $ 1,331,843         1,549,835           824,574
    Equity in net income of subsidiaries                       (1,329,399)       (1,383,352)         (816,027)
    Amortization                                                      420               (88)             (248)
    Change in assets and liabilities:
         Decrease in accrued interest                                 820               344             3,178
         (Decrease) increase in current taxes on income            (7,703)           26,766            27,412
          Other, net                                              (11,878)           (4,670)            6,642
                                                               -----------         ---------           -------
          Net cash (used in) provided by operation activities     (15,897)          188,835            (9,293)
                                                               -----------         ---------           -------
Investing activies:
     Securities available for sale:
          Purchase of securities available for sale              (500,000)         (388,439)         (100,000)
          Proceeds from sale of subsidiary stock                       --           200,000              --
          Principal repayments on mortgage-backed
                securities available for sale                      229,114          140,600           126,456
     Net change in loans                                                --          155,000              --
                                                               -----------         ---------         ---------
          Net cash (used in) provided by investing activities     (270,886)         107,161            26,456
                                                               -----------         ---------         ---------
Financing activities:
    Payments to acquire treasury stock                                  --          (47,812)         (462,950)
    Stock options exercised                                        433,193           68,500           110,743
    Net dividends (paid) received                                 (136,946)         366,253           164,951
                                                               -----------         ---------         ---------
        Net cash provided by (used in) financing activities        296,247          386,941          (187,256)
                                                               -----------         ---------         ---------
            Net increase (decrease) in cash                          9,464          682,937          (170,093)

Cash at beginning of year                                          781,075           98,138           268,231
                                                               -----------         ---------         ---------
Cash at end of year                                            $   790,539           781,075           98,138
                                                               -----------         ---------         ---------
                                                               -----------         ---------         ---------

                    MID-IOWA FINANCIAL CORP. AND SUBSIDIARIES

(16)   Proposed Transaction

       On August 17, 1998 the Company announced the execution of a definitive agreement to be acquired by a newly formed holding company that will be the successor of First Federal Savings Bank of Siouxland and First Federal Bankshares, M.H.C. The transaction is subject to regulatory and shareholder approvals and is anticipated to result in payment to Mid-Iowa Financial Corp. shareholders of approximately $29,000,000.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

         Mid-Iowa Financial Corp. ("Mid-Iowa" or the "Company") was formed in June of 1992 by Mid-Iowa Savings Bank, F.S.B. (the "Bank") to become the thrift institution holding company of the Bank. The acquisition of the Bank by the Company was consummated on October 13, 1992 in connection with the Bank's conversion from the mutual to the stock form (the "Conversion").

         The primary business of the Company has historically consisted of attracting deposits from the general public and providing financing for the purchase of residential properties. The operations of the Company are significantly affected by prevailing economic conditions as well as by government policies and regulations relating to monetary and fiscal affairs, housing and financial institutions.

         The Company's net income is primarily dependent upon the difference (or "spread") between the average yield earned on loans, mortgage-backed and related securities and investments, and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. The Company, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

         The Company's net income is also affected by, among other things, gains and losses on sales of loans and foreclosed assets, provisions for possible loan losses, service charges and other fees, commissions received from subsidiary operations, operating expenses and income taxes. Mid-Iowa Security Corporation, a wholly-owned subsidiary of the Company, generates revenues primarily by providing real estate brokerage services. Center of Iowa Investments, Limited, a wholly-owned subsidiary of the Bank, generates revenues by providing credit reporting, collection services and by sale of insurance, annuities, mutual fund and other investment products to its customers as well as providing discount securities brokerage services. The Company also opened a new branch at 39th and Westown Parkway in West Des Moines, Iowa during the fiscal year ended September 30, 1997.

Recent Developments

         On August 17, 1998, the Company and the Bank entered into a definitive agreement to be acquired by First Federal Bankshares, M.H.C. ("Bancorp")( a federally-chartered mutual holding company) and First Federal Savings Bank of Siouxland ("First Federal") (53.8% owned by Bancorp), headquartered in Sioux City, Iowa. The terms of the acquisition call for First Federal to pay $15.00 in cash, subject to upward price adjustment, for each outstanding share of Company common stock. The transaction, with an aggregate value of approximately $29.0 million, will be accounted for as a purchase. The acquisition is subject, among other conditions, to regulatory approval, the approval of the Company's stockholders and the successful completion of First Federal's second step conversion.

Financial Condition

         Total assets increased by $19.5 million to $147.5 million for the year ended September 30, 1998 compared to $128.0 million for the year ended September 30, 1997. Total loans receivable increased to $71.4 million at September 30, 1998 from $66.4 million at September 30, 1997. In response to customer demand, the Company originated $27.4 million of loans during fiscal year 1998, including $18.1 million in fixed-rate mortgage loans and $9.3 million in adjustable-rate mortgage ("ARM") loans. The Company's customers refinancing existing mortgage loans accounted for approximately $5.5 million of these originations. Total mortgage-backed and related securities decreased to $29.7 million (including mortgage-backed securities available for sale) at September 30, 1998, from $30.5 million at September 30, 1997. Investment securities increased $2.8 million to $25.0 million at September 30, 1998 from $22.2 million at September 30, 1997. The increases in loans receivable and investment securities were funded primarily by proceeds received from an increase in deposits of $7.0 million from $89.4 million at September 30, 1997 to $96.4 million at September 30, 1998 and by an increase in Federal Home Loan Bank (FHLB) borrowings of $9.0 million from $25.0 million at September 30, 1997 to $36.0 million at September 30, 1998.

         Stockholders' equity increased $1.7 million to $13.8 million at September 30, 1998 from $12.1 million at September 30, 1997.

Results of Operations

         The Company's results of operations depend primarily on the level of its net interest income and noninterest income and the level of its operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and interest rates earned or paid on them.

         During the year ended September 30, 1998, the Company's operating strategy to improve its profitability and capital position continued to emphasize (i) maintenance of the Company's asset quality, (ii) asset-liability management, (iii) management of operating expenses to improve operating income, and (iv) expanding loan originations.

Comparison of Fiscal Years Ended September 30, 1998 and September 30, 1997

         General. The Company's net income decreased by $218,000 to $1.3 million in fiscal year 1998 from net income of $1.5 million in fiscal 1997. The primary reasons for this decrease were the increase in non-interest expense of $422,000, a decrease of $115,000 in non-interest income offset by an increase of $107,000 in net interest income. The increase in non-interest expense was due primarily to additional operating expense for the West Des Moines branch which opened in September of 1997 and an increase in legal and accounting expenses relating to the merger with First Federal of Siouxland.

         Interest Income. Interest income increased $843,000 to $9.8 million for fiscal 1998 from $9.0 million for fiscal 1997 primarily as a result of an increase in interest-earning assets of $10.8 million at September 30, 1998. The increase was partially offset by a decrease in the average yield on interest earning assets from 7.52% at September 30, 1997 to 7.28% at September 30, 1998.

         Interest Expense. Interest expense increased $736,000 to $6.1 million in fiscal 1998 from $5.3 million in fiscal 1997 due primarily to an increase in the average balances of the Company's deposits and FHLB borrowings and an increase in interest rates paid on deposits to 4.54% at September 30, 1998 from 4.50% at September 30, 1997.

         Net Interest Income. Net interest income increased $107,000 to $3.7 million at September 30, 1998 from $3.6 million at September 30, 1997. The Company's average spread (the mathematical difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) decreased to 2.38% for the year ended September 30, 1998 from 2.63% for the year ended September 30, 1997. The Company's net interest margin (net interest income divided by average interest-earning assets) decreased to 2.77% at September 30, 1998 from 3.04 at September 30, 1997.

         While the interest rate environment of recent years has proven beneficial to most financial institutions, including the Company, increases in market rates of interest generally adversely affect the net income of most financial institutions. Because the Company's assets reprice more quickly than its liabilities, interest margins will likely decrease if interest rates fall.

         Non-Performing Assets and Provision for Losses on Loans. Management establishes specific reserves for estimated losses on loans when it determines that losses are anticipated on these loans. The Company calculates any allowance for possible loan losses based upon its ongoing evaluation of pertinent factors underlying the types and quality of its loans. These factors include but are not limited to the current and anticipated economic conditions, including uncertainties in the national real estate market which may affect the Company's purchased loans, the level of classified assets, historical loan loss experience, a detailed analysis of individual loans for which full collectibility many not be assured, a determination of the existence and fair value of the collateral, the ability of the borrower to repay and the guarantees securing such loans.

         Management, as a result of this review process, recorded provisions for losses on loans in the amount of $60,000 for the year ended September 30, 1998 as compared to $81,000 for the year ended September 30, 1997. The Company's allowance for losses on loans at September 30, 1998 was $307,000 as compared to $302,000 at September 30, 1997. Total non-performing assets at September 30, 1998 increased to $218,000, or 0.15% of total assets, from $17,000, or .01% of total assets, at September 30, 1997. Subsequent to September 30, 1998 the Company sold a residential non-performing property at a gain of $11,000 reducing total non-performing assets to $126,000.

         The Company will continue to monitor and adjust its allowance on loans as management's analysis of its loan portfolio and economic conditions dictate. However, although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, in view of the continued uncertainties in the economy generally and the regulatory uncertainty pertaining to reserve levels for the thrift industry generally, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additional substantial additions to its allowance for losses on loans in the future.

         Noninterest Income. Noninterest income, consisting primarily of income generated from the Bank's subsidiaries, decreased $115,000 to 1.3 million for the year ended September 30, 1998 from $1.5 million for the year ended September 30, 1997. The decrease was due primarily to restitution paid in the year ended September 30, 1997 in the amount of $221,000 paid to the Company from certain outside investors found by the Office of Thrift Supervision to have violated the OTS Change in Control Laws and Regulations partially offset by increased commissions income of the real estate brokerage operation conducted through a subsidiary of the Company for the fiscal year ending September 30, 1998. Other noninterest income generated by the subsidiaries totaled $854,000 and $820,000 for the years ended September 30, 1998 and 1997, respectively.

         Noninterest Expenses. Noninterest expenses increased $420,000 to $3.1 million for the year ended September 30, 1998 as compared to $2.7 million for the year ended September 30, 1997. The increase was primarily due to increased operating expense for the West Des Moines branch which opened in September of 1997 of approximately $300,000 and an increase in legal and other merger related expenses of $65,000 in the year ended September 30, 1998. Non-interest expense attributable to the Bank's subsidiaries totaled $736,000 and $702,000 in fiscal 1998 and 1997, respectively.

         Income Taxes. Income taxes for fiscal year 1998 decreased to $600,000 due to a $235,000 decrease in taxable income.

Comparison of Fiscal Years Ended September 30, 1997 and September 30, 1996

         General. The Company's net income increased by $725,000 to $1.5 million in fiscal year 1997 from net income of $825,000 in fiscal 1996. The primary reasons for this increase were the decrease in non-interest expense of $455,000, an increase of $330,000 in net interest income and an increase of $360,000 in non-interest income. The decrease in non-interest expense was due primarily to a one time FDIC assessment of $530,000 in the year ended September 30, 1996 and a decrease in the FDIC insurance rate from .23% of deposits to .06% of deposits effective January 1, 1997.

         Interest Income. Interest income increased $800,000 to $9.0 million for fiscal 1997 from $8.2 million for fiscal 1996 primarily as a result of an increase in interest-earning assets of $10.1 million at September 30, 1997. The increase was partially offset by a decrease in the average yield on interest earning assets from 7.62% at September 30, 1996 to 7.52% at September 30, 1997.

         Interest Expense. Interest expense increased $400,000 to $5.3 million in fiscal 1997 from $4.9 million in fiscal 1996 due primarily to an increase in the average balances of the Company's deposits and FHLB borrowings and an increase in interest rates paid on deposits to 4.89% at September 30, 1997 from 4.48% at September 30, 1996.

         Net Interest Income. Net interest income increased $300,000 to $3.6 million at September 30, 1997 from $3.3 million at September 30, 1996. The Company's average spread (the mathematical difference between the yield on interest-earning assets and the cost of interest-bearing liabilities) decreased to 2.63% for the year ended September 30, 1997 from 2.64% for the year ended September 30, 1996. The Company's net interest margin (net interest income divided by average interest-earning assets) increased to 3.04% at September 30, 1997 from 3.01% at September 30, 1996.

         While the interest rate environment of recent years has proven beneficial to most financial institutions, including the Company, increases in market rates of interest generally adversely affect the net income of most financial institutions. Because the Company's liabilities generally reprice more quickly than its assets, interest margins will likely decrease if interest rates rise.

         Non-Performing Assets and Provision for Losses on Loans. Management establishes specific reserves for estimated losses on loans when it determines that losses are anticipated on these loans. The Company calculates any allowance for possible loan losses based upon its ongoing evaluation of pertinent factors underlying the types and quality of its loans. These factors include but are not limited to the current and anticipated economic conditions, including uncertainties in the national real estate market which may affect the Company's purchased loans, the level of classified assets, historical loan loss experience, a detailed analysis of individual loans for which full collectibility may not be assured, a determination of the existence and fair value of the collateral, the ability of the borrower to repay and the guarantees securing such loans.

         Management, as a result of this review process, recorded provisions for losses on loans in the amount of $81,000 for the year ended September 30, 1997 as compared to $36,000 for the year ended September 30, 1996. The Company's allowance for losses on loans on September 30, 1997 was $302,000 as compared to $274,000 at September 30, 1996. Total nonperforming assets at September 30, 1997 decreased to $17,000, or .1% of total assets, from $151,000, or .13% of total assets, at September 30, 1996.

         The Company will continue to monitor and adjust its allowance on loans as management's analysis of its loan portfolio and economic conditions dictate. However, although the Company maintains its allowance for losses on loans at a level which it considers to be adequate to provide for potential losses, in view of the continued uncertainties in the economy generally and the regulatory uncertainty pertaining to reserve levels for the thrift industry generally, there can be no assurance that such losses will not exceed the estimated amounts or that the Company will not be required to make additional substantial additions to its allowance for losses on loans in the future.

         Noninterest Income. Noninterest income, consisting primarily of income generated from the Bank's subsidiaries, increased $400,000 to $1.5 million for the year ended September 30, 1997 from $1.1 million for the year ended September 30, 1996. The increase was due primarily to restitution in the amount of $221,000 paid to the Company from certain outside investors found by the Office of Thrift Supervision to have violated the OTS Change in Control Laws and Regulations and from increased commissions income of the real estate brokerage operation conducted through a subsidiary of the Company. Other noninterest income generated by the subsidiaries totaled $820,000 and $692,000 for the years ended September 30, 1997 and 1996, respectively.

         Noninterest Expenses. Noninterest expenses decreased $400,000 to $2.7 million for the year ended September 30, 1997 as compared to $3.1 million for the year ended September 30, 1996. The decrease was primarily due to a one time assessment of $530,000 by the FDIC in the year ended September 30, 1996 and a $130,000 increase in other noninterest expense in the year ended September 30, 1997. The assessment was levied by the FDIC on all institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF") in order to recapitalize the SAIF. The assessment, set by the FDIC at .65% of SAIF-insured deposits as of March 31, 1995, was paid on November 27, 1996. As a result of the SAIF recapitalization legislation, the Company's deposit insurance premiums declined from the current
 .23% of insured deposits to .06% of insured deposits commencing on January 1, 1997. Noninterest expense attributable to the Bank's subsidiaries totaled $702,000 and $625,000 in fiscal 1997 and 1996, respectively.

         Income Taxes. Income taxes for fiscal 1997 increased to $791,000 due to a $1.1 million increase in taxable income.

Asset Liability Management

         Interest Rate Gap. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceed the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. Management believes that the Company will experience more favorable results during periods of declining (or low) interest rates than during periods of rising (or high) interest rates.

         Since the mid 1980's, the Company's asset-liability management strategy has been directed toward reducing the Company's exposure to fluctuations in interest rates. In order to properly monitor interest rate risk, the Board of Directors in 1989 created an Asset/Liability Committee composed principally of its President and savings and finance department officers, which meets quarterly to review the Company's interest rate risk position. The principal responsibilities of this Committee are to assess the Company's asset/liability mix and recommend strategies to the Board that will enhance income while managing the Company's vulnerability to changes in interest rates.

         At September 30, 1998, total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $4.3 million, representing a positive cumulative one-year gap ratio of 2.94% as compared to a negative cumulative gap ratio of 7.65% and 1.10% at September 30, 1997 and 1996, respectively.

         The Company's asset liability management strategy emphasizes the purchase of mortgage-backed and related securities and investment securities with adjustable rates or estimated maturities of seven years or less, and the origination of adjustable rate loans and short- and intermediate-term non-residential loans. These types of loans and investment products have shorter terms to maturity and tend to reprice more frequently than do longer term fixed-rate mortgage loans, yet can provide a positive margin over the Company's cost of funds.

         In the future, the Company intends, subject to market conditions, to continue to stress the origination of intermediate-term and ARM loans and commercial business and consumer loans.

         As part of its asset-liability management strategy, the Company has also emphasized low-rate, long-term core deposits. Consumer passbook savings accounts, money market deposit accounts and NOW accounts amounted to $29.2 million, or 30.4% of the Company's total deposits, as of September 30, 1998. Based on its experience, the Company's certificates of deposit have been a relatively stable source of long-term funds as such certificates are generally renewed upon maturity since the Company has established long-term banking relationships with its customers. The Company also maintains a substantial portfolio of short-term liquid assets. As of September 30, 1998, the Company had $40.0 million of investment securities and interest-bearing deposits with other financial institutions that mature within one year.

         In managing its asset-liability mix, Mid-Iowa may, at times, depending on the relationship between long and short term interest rates, market conditions and consumer preference, place greater emphasis on maximizing its net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to improve its spread. Management believes that the increased net income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased vulnerability to sudden and unexpected increases in interest rates which can result from such a mismatch.

         The following table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at September 30, 1998. The Company's interest rate sensitivity "gap" is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One- to four-family fixed-rate mortgage loans are assumed to prepay at an annual rate of 6% for the first five years and from 7% to 30% per year during the subsequent periods, depending on the stated interest rate. Adjustable-rate mortgage loans are assumed to prepay at a rate of 12% per year. Second mortgage loans and all other loans are assumed to prepay at annual rates of 12%. Passbook accounts are assumed to be withdrawn at annual rates of 17%, 17%, 17% and 17%, respectively, during the period shown. Money market deposit accounts are assumed to decay at annual rates of 79% in the first period shown and 31% per period during the subsequent periods. Finally, transaction accounts are assumed to decay at annual rates of 37%, 32%, 17% and 17% respectively, in each of the periods shown.


                                                                        Maturing or Repricing
                                                                       Over 1-3      Over 3-5        Over
                                                Within One Year       Years          Years         5 Years   Total
                                             ---------------------  ---------       ---------      -------   -----
                                             Amount         Rate      Amount        Amount         Amount    Amount
                                             ------         ----      ------        ------         ------    ------
                                                                         (Dollars in thousands)
Fixed rate one- to four-family (including
mortgage-backed and related securities),
commercial real estate and construction
loans ....................................   $   3,003      8.21% $  8,405    $  11,185     $  11,838    $  34,431
Adjustable rate one- to four- family
 (including mortgage-backed and related
 securities), mortgage-backed securities
 held for sale, commercial real estate and
 construction loans ......................      50,761      7.41     6,350         --            --         57,111
Other securities .........................      26,006      6.45     2,684        3,485         2,871       35,048
Commercial loans .........................         448      9.32       478          448           226        1,600
Consumer loans ...........................       4,712      8.71     4,395           28          --          9,135
                                                ------      ----    ------       ------        ------      -------
     Total interest-earning assets .......      84,930      7.22    22,314       15,146        14,935      137,325


Transaction accounts .....................       2,158       .88     2,216          879           579        5,832
Savings deposits .........................      15,284      3.40     3,427        1,850         2,853       23,414
Certificates of Deposit ..................      58,155      5.46     7,362        1,472           118       67,107
Borrowings ...............................       5,000      5.55     8,000        6,000        17,000       36,000
                                                ------      ----    ------       ------        ------      -------
    Total interest-bearing liabilities ...      80,597      4.95    21,005       10,201        20,550      132,353
                                                ------      ----    ------       ------        ------      -------


Interest-earning assets less
 interest-bearing liabilities ............   $   4,333      2.27% $  1,309    $   4,945     $  (5,615)   $   4,972
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Difference as a percent of interest-
 earning assets ..........................        3.16%                .95         3.60%        (4.09)%       3.62%
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Cumulative interest rate sensitivity gap .   $   4,333            $  5,642     $  10,587    $   4,972    $   4,972
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------
Cumulative interest rate sensitivity gap
 as a percent of total assets ............        2.94%               3.82%          7.18%       3.37%         3.37%
                                             ---------            --------     ---------    ---------    ---------
                                             ---------            --------     ---------    ---------    ---------


         The following table sets forth the interest rate sensitivity of the Company's assets and liabilities, at the periods presented on the basis of the factors and assumptions set forth above.


                                                                                September 30,
                                                                 -------------------------------------------
                                                                  1998               1997               1996
                                                                 ------             ------             -----
                                                                               (Dollars in thousands)
Fixed rate residential (including mortgage-
 backed and related securities), commercial
 real estate and construction loans...........................  $   3,003          $  3,040         $    3,103
Adjustable rate residential (including
 mortgage-backed and related securities and
 mortgage-backed securities held for sale),
 commercial real estate and construction
 loans........................................................     50,761            55,989              56,836
Commercial business loans.....................................        448             1,612                 570
Consumer loans................................................      4,712             4,412               3,331
Investment securities and other...............................     26,006             6,155               4,930
                                                                ---------          --------          ----------

     Total interest rate sensitive assets
      repricing within one year...............................     84,930            71,208              68,770
                                                                ---------          --------          ----------

NOW accounts..................................................      2,158             2,213               2,970
Savings deposits..............................................     15,284            14,315              10,522
Certificates of deposit.......................................     58,155            48,479              45,049
                                                                ---------          --------          ----------
     Total deposits...........................................     75,597            65,007              58,541

Borrowings....................................................      5,000            16,000              11,500
                                                                ---------          --------          ----------

     Total interest rate sensitive
      liabilities repricing within one year...................     80,597            81,007              70,041
                                                                ---------          --------          ----------

Gap...........................................................  $   4,333          $ (9,799)         $   (1,271)
                                                                ---------          --------          ----------
                                                                ---------          --------          ----------

Interest rate sensitive assets repricing
 within one year/interest rate sensitive
 liabilities repricing within one year........................     105.38%           87.90%               98.19%
Gap as a percent of total interest-earning assets.............       3.16%           (8.61)%              (1.12)%
Gap as a percent of total assets..............................       2.94%           (7.65)%              (1.10)%


         Net Portfolio Value. The Office of Thrift Supervision (the "OTS") provides a Net Portfolio Value ("NPV") approach to the quantification of interest rate risk. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts.

         OTS regulations use net market value methodology to measure the interest rate risk exposure of thrift institutions. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (i) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (ii) its "normal" level of exposure which is 2% of the present value of its assets. Because of the Bank's asset size and level of risk-based capital, the Bank is exempt from this requirement. As of September 30, 1998, a change in interest rates of positive 200 basis points would have resulted in a 3% increase in NPV (as a percentage of the net present value of the Bank's assets), while a change in interest rates of negative 200 basis points would have resulted in a 7% decrease in NPV (as a percentage of the net present value of the Bank's assets).

         Presented below, as of September 30, 1998, is an analysis of the Bank's interest rate risk as calculated by the OTS, measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, the Bank does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates.


                       Change in
                     Interest Rate                      At September 30, 1998
                    (Basis Points)                 $ Change                  % Change
                    ---------------                ---------                 ----------
                                              (Dollars in Thousands)

                         +400                          $(404)                   (3)
                         +300                            116                     1
                         +200                            384                     3
                         +100                            313                     3
                           0
                         -100                           (461)                   (4)
                         -200                           (832)                   (7)
                         -300                         (1,061)                   (9)
                         -400                         (1,221)                  (10)


         Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk.

         Certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         In addition, the previous tables do not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances.


                                                                          Year Ended September 30,
                                                           1998                      1997                       1996
                                              ------------------------------------------------------------------------------------
                               Yield/Rate at   Average     Interest          Average     Interest          Average   Interest
                               September 30,  Outstanding  Earned/  Yield/  Outstanding  Earned/ Yield/ Outstanding  Earned/  Yield/
                                   1998        Balance     Paid     Rate     Balance      Paid    Rate    Balance    Paid     Rate
                               ---------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Interest-earning assets:
 Loans receivable ...............  8.09%      $ 70,376   $  5,789  8.23%  $ 64,474     $  5,310   8.24%  $ 60,104   $  4,880   8.12%
 Mortgage-backed and related
  securities (including
  securities available
  for sale) .....................  6.38         29,581      1,863  6.30     29,628        1,967   6.64     28,238      1,896   6.71
 Investment securities ..........  6.57         28,017      1,852  6.61     23,616        1,572   6.66     18,747      1,195   6.37
 Other interest-earning assets ..  5.50          6,708        302  4.50      1,455          115   7.90      2,194        256  11.67


 Total interest-earning assets ..  7.26%      $134,682   $  9,806  7.28   $119,173     $  8,964   7.52%  $109,283   $  8,227   7.53
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----

Interest-bearing liabilities:
 NOW accounts ...................  0.68%      $  6,068   $     42  0.69%  $  5,627     $     39   0.69%  $  4,694   $     37   0.79%
 Savings deposits ...............  3.60         21,594        648  3.00     19,410          581   2.99     15,112        430   2.85
 Certificates of deposit ........  5.42         62,788      3,413  5.44     59,048        3,168   5.37     60,402      3,243   5.37
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----
  Total deposits ................  4.68         90,450      4,103  4.54     84,085        3,788   4.50     80,208      3,710   4.63
Borrowings ......................  5.50         33,600      1,979  5.89     25,300        1,558   6.16     20,917      1,229   5.88
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----
Total interest-bearing
 liabilities ....................  4.90        124,050      6,082  4.90    109,385        5,346   4.89    101,125      4,939   4.88
                                   ----        -------      -----  ----    -------        -----   ----   --------    -------   ----

Net interest income; interest
 rate spread ....................  2.36%                 $  3,724  2.38%               $   3,618  2.63%            $   3,288   2.64%
                                   ----                  --------  ----                ---------  -----              -------   ----
                                   ----                  --------  ----                ---------  -----              -------   ----
Net earning assets/net yield on
 average interest earning assets .            $ 10,632             2.77%  $  9,788                3.04%  $  8,158              3.01%
                                              --------             ----   --------                ----   --------              ----
                                              --------             ----   --------                ----   --------              ----
Average interest-earning assets
 to average interest-bearing
 liabilities......................                               108.57%                        108.95                       108.07%
                                                                 ------                         ------                       ------
                                                                 ------                         ------                       ------


Rate/Volume Analysis of Net Interest Income

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                                             Year Ended September 30,
                                               -------------------------------------------------------------------------------
                                                 1998            vs.      1997                      1997      vs.       1996
                                               ----------------------------------             --------------------------------
                                               Increase (Decrease)                            Increase (Decrease)
                                                     Due to              Total                     Due to              Total
                                               -------------------                             ------------------
                                                                        Increase                                      Increase
                                               Rate        Volume      (Decrease)             Rate        Volume     (Decrease)
                                               ----        ------     -----------             ----        ------     -----------
                                                                     (Dollars in thousands)

Interest-earning assets:
 Loans ................................      $    (6)      $   485       $   479       $   191       $    75       $   265
 Mortgage-backed and related securities
  (including mortgage-backed securities
  available for sale) .................         (101)           (3)         (104)           86           (20)           66
 Investment securities ................         (183)          463           280           176            60           236
 Other interest earning assets ........          (10)          197           187           (68)          (77)         (145)
                                             -------       -------       -------       -------       -------       -------

     Total interest-earning assets ....      $  (300)      $ 1,142       $   842       $   385       $    38       $   423
                                             -------       -------       -------       -------       -------       -------
                                             -------       -------       -------       -------       -------       -------

Interest-bearing liabilities:
 NOW accounts .........................      $  --         $     3       $     3       $     5       $    (5)      $  --
 Savings deposits .....................            2            65            67           (11)           28            17
 Certificates of deposit ..............           42           203           245            32          --              32
 Borrowings ...........................          (65)          486           420           282            57           340
                                             -------       -------       -------       -------       -------       -------

     Total interest-bearing
      liabilities .....................      $    21       $   757       $   735       $   308       $    80       $   388
                                             -------       -------       -------       -------       -------       -------
                                             -------       -------       -------       -------       -------       -------

Change net interest income ............                                  $   107                                   $    35
                                                                         -------                                   -------
                                                                         -------                                   -------


Liquidity and Capital Resources

         The Company's sources of funds are deposits, sales of mortgage loans, amortization and repayment of loan principal and mortgage-backed and related securities and, to a lesser extent, maturation of investments and funds from other operations. While maturing investments are predictable, deposit flows and loan repayments are influenced by interest rates, general economic conditions, and competition making it less predictable. The Company attempts to price its deposits to achieve its asset/liability objectives discussed above, giving consideration to local market conditions. The Company also has the ability to supplement deposits with longer term and/or less expensive alternate sources of funds including FHLB advances. In this regard, the Company had outstanding advances from the FHLB of Des Moines in the amount of $36.0 million at September 30, 1998 compared to $25.0 million at September 30, 1997, and had the capacity to borrow up to an additional $22.0 million.

         Federal regulations historically have required the Bank to maintain minimum levels of liquid assets. The required percentage has varied from time to time based on economic conditions and savings flows, and is currently 4% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. government and certain corporate securities and other obligations generally having remaining maturities of less than five years. The Bank has historically maintained its liquidity ratio at levels in excess of those required. At September 30, 1998, the amount of the Bank's liquidity was $39.4 million, resulting in a liquidity ratio of 42.4%. At September 30, 1997, the Bank's liquidity totaled $5.9 million, resulting in a liquidity ratio of 6.5%.

         The primary investing activities of the Company are lending and purchasing mortgage-backed and related securities and investment securities.

         Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Des Moines and collateral eligible for repurchase agreements.

         The Company uses its liquidity resources principally to meet on-going commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses.

         At September 30, 1998, the Company had $918,000 of loan commitments and an additional $2.8 million available to customers under existing lines of credit.

         Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $58.2 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Company, however, there can be no assurance that the Company can retain all such deposits.

         Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Company's foreseeable short- and long-term liquidity needs.

         The Company's liquidity, represented by cash, is a combination of its operating, investing, and financing activities. These activities are summarized below for the years indicated.


                                                                               September 30,
                                                                 ---------------------------------------
                                                                   1998           1997            1996
                                                                 -------         ------          -------
                                                                             (Dollars in thousands)
Operating Activities:
Net Income....................................................   $   1,332       $  1,550       $    825
Adjustment to reconcile net income to net cash
  provided by (used in) operating activities ..................       (290)          (166)           845
                                                                 ---------       --------       --------
Net cash provided by (used in) operating activities ...........      1,042          1,384          1,670
Net cash provided by (used in) investment activities ..........     (7,461)        (9,841)        (8,192)
Net cash provided by (used in) financing activities ...........     18,314         10,873          6,253
                                                                 ---------       --------       --------
Net increase (decrease) in cash and cash equivalents ..........     11,895          2,416           (269)
Cash at beginning of year .....................................      3,563          1,147          1,416
                                                                 ---------       --------       --------
Cash at end of year...........................................   $  15,458       $  3,563       $  1,147
                                                                 ---------       --------       --------
                                                                 ---------       --------       --------


         The primary investing activities of the Company include investing in loans, investment securities and mortgage-backed and related securities. The purchases are funded primarily from loan repayments, maturities of securities and deposits and increases in customer deposit liabilities. During the year ended September 30, 1998, purchases of investment securities totaled $24.7 million, while loans receivable increased $5.0 million. Customer deposits increased $7.0 million in fiscal 1998. During the year ended September 30, 1997, purchases of investment securities totaled $15.0 million, while loans receivable increased $4.3 million. Customer deposits increased $6.5 million in fiscal 1997. In the event that investment and mortgage-backed and related securities purchases increase in the future, the Company's net interest spread and income may be adversely affected as these assets typically yield less than loans receivable.

         At September 30, 1998, the Bank had tangible and core capital of $11.2 million, or 7.7% of adjusted total assets, respectively, which was approximately $9.0 million and $6.8 million above the minimum requirements of 1.5% and 3.0%, respectively, of adjusted total assets in effect on that date. On September 30, 1998, the Bank had risk-based capital of $11.5 million (including $11.2 million in core capital), or 19.2% of risk-weighted assets of $59.8 million. This amount was $6.7 million above the 8% requirement in effect on that date. The Bank is presently in compliance with the fully phased-in capital requirements.

         The Company paid a quarterly cash dividend of $.02 per share in each of the quarters of fiscal year 1998. For a tabular presentation of the dividends declared on the Company's common stock for the past two fiscal years, see "Price Range of and Dividends on Common Stock" below. To the extent future dividends are considered by the Board of Directors, the availability of funds to pay such dividends are subject to regulatory and other restrictions and considerations.

Impact of Year 2000 Issue

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operations of the Company. Data processing is also essential to most other financial institutions and many other companies.

         The Company began its Year 2000 efforts in the Spring of 1997 with the sponsorship of its executive management and guidance of legal counsel. A Year 2000 committee was formed with representation from management of every area of the Company and chaired by the Executive Vice President. The Year 2000 issue has been identified as a top priority. The Company has dedicated resources to assess, repair and test programs, applications, equipment and facilities. The Company's Year 2000 Program is coordinating with each vendor and supplier of the Company to ensure Year 2000 Compliance. The Company has substantially completed its assessment of the Year 2000 issue, and is currently repairing systems, developing test strategies and working with its customers and vendors. At this time, the Company anticipates that remediation and internal testing of its mission critical applications will be completed by March 31, 1999.

         Management anticipates that the enhancements necessary to prepare its mission-critical systems for the year 2000 will be completed in early 1999. Although the efforts to prepare for the Year 2000 is intended to address all Year 2000 issues, the Bank's disaster recovery/contingency plan will encompass Year 2000 elements and address potential Year 2000 issues in the year 2000. The Bank's contingency plan was developed to mitigate the risk associated with the failure of any of the Bank's computer systems as well as mission critical systems of outside software vendors and third-party service providers.

         The Bank anticipates that it will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare its systems for Year 2000. Based on the Bank's current estimate, fiscal 1999 expenses of the Year 2000 project are not expected to exceed $100,000. The expenses incurred to date are not material to the financial statements.

         In addition to expenses related to its own computer systems, the Bank is aware of potential Year 2000 risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers) and the possible adverse impact on the Bank resulting from failures by those parties to adequately address the Year 2000 problem. The Bank could incur losses if loan payments are delayed due to Year 2000 problems affecting borrowers or impairing the payroll systems of large employers in the Bank's market area. To date, the Bank has not been advised by such parties that they do not have plans in place to address and correct the issues associated with the Year 2000 problem; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

         The actual costs of Year 2000 compliance and the impact of Year 2000 issues could differ materially from what is currently anticipated. Factors that might result in such differences include incomplete inventory and assessment results, higher than anticipated costs to update software and hardware and vendors', customers' and other third parties' inability to effectively address the Year 2000 issue.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, however, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company's financial statements.

         Business Segments. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 is not expected to have a material impact on the Company's financial statements.

         Derivatives and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

         The definition of a derivative financial instrument is complex, but in general it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

         SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale category or trading category without calling into question their intent to hold other debt securities to maturity in the future. Management is evaluating the effect of SFAS No. 133 on the Company's financial statements.

Item 1.   Description of Business

General

          Mid-Iowa Financial Corp. (the "Company" or "Mid-Iowa") is a Delaware corporation which was organized in 1992 by Mid-Iowa Savings Bank, FSB (the "Bank") for the purpose of becoming a savings and loan holding company. The Company owns all of the outstanding stock of the Bank issued on October 13, 1992, in connection with the completion of the Bank's conversion from the mutual to the stock form of organization (the "Conversion"). The Company issued 408,000 (not restated for stock dividends) shares of Common Stock at a price of $10.00 per share in the Conversion. The Bank was initially chartered as an Iowa state chartered savings and loan association in 1913. The Bank converted to a federal mutual charter in 1991 and changed its name to Mid-Iowa Savings Bank, FSB. The Bank amended its charter in October 1992 in connection with the Conversion to become a federal stock savings bank. All references to the Company, unless otherwise indicated refer to the Bank and its subsidiaries on a consolidated basis. The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "MIFC".

          The Company and the Bank are subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision, Department of the Treasury ("OTS") and by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposits are backed by the full faith and credit of the United States Government and are insured by the Savings Association Insurance Fund ("SAIF") to the maximum extent permitted by the FDIC.

          Mid-Iowa's primary market area of Jasper County and West Des Moines, Iowa is serviced by its two offices in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. The Company opened a branch facility in West Des Moines, Iowa in September of 1997. At September 30, 1998, Mid-Iowa had assets of $147.5 million, deposits of $96.4 million and stockholders' equity of $13.8 million.

          The Company, through its wholly-owned subsidiary, Mid-Iowa Security Corporation ("Mid-Iowa Security") offers real estate brokerage services and is involved in the development of a residential subdivision located in Newton, Iowa. The Bank, through its wholly-owned subsidiary, Center of Iowa Investments, Limited ("CII"), offers mutual funds, annuities, discount securities brokerage services, credit reporting and collection services. See "-- Subsidiary Activities."

          Mid-Iowa has been, and intends to continue to be, a financial corporation that offers a variety of financial services to meet the needs of the families in the communities it serves. The Company attracts retail deposits from the general public and uses such deposits, together with borrowings and other funds, to invest in primarily one- to four-family residential mortgage loans and mortgage-backed and related securities, and to a lesser extent, consumer, commercial real estate, and commercial business loans. Most loans are presently originated in the Company's primary market area, Jasper County and West Des Moines, Iowa; to a lesser extent loans are also originated in other parts of Iowa. See "-- Lending Activities" and "-- Non-Performing Assets and Classified Loans."

          The Company also invests in U.S. Government and agency obligations and other permissible investments and occasionally purchases loan participations.

          The Company's revenues are derived from interest on mortgage loans, mortgage-backed and related securities, investments and consumer loans, income from service charges and loan originations, loan servicing fee income and income from the sale of mutual funds, annuities, discount securities brokerage services, real estate brokerage services, real estate development and credit reporting and collection services through the service corporation subsidiaries of the Company and the Bank. Mid-Iowa's operations are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OTS and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Its results of operations are largely dependent upon its net interest income, which is the difference between the interest it receives on its loan portfolio and its investment securities portfolio and the interest it pays on its deposit accounts and borrowings.

          Mid-Iowa's main office is located at 123 West Second Street North, Newton, Iowa. The Company's telephone number is (515) 792-6236.


Recent Developments

          On August 17, 1998, the Company and the Bank entered into a definitive agreement to be acquired by First Federal Bankshares, M.H.C. ("Bancorp")( a federally-chartered mutual holding company) and First Federal Savings Bank of Siouxland ("First Federal") (53.8% owned by Bancorp), headquartered in Sioux City, Iowa. The terms of the acquisition call for First Federal to pay $15.00 in cash, subject to upward price adjustment, for each outstanding share of Company common stock. The transaction, with an aggregate value of approximately $29.0 million, will be accounted for as a purchase. The acquisition is subject, among other conditions, to regulatory approval, the approval of the Company's stockholders and the successful completion of First Federal's second step conversion.

Market Area

          Mid-Iowa offers a range of retail banking services primarily to the residents of Jasper County and West Des Moines, Iowa, through the Company's two offices located in Newton and offices in Baxter, Colfax, Monroe, Prairie City and West Des Moines. Mid-Iowa considers its primary market area to be Jasper County and West Des Moines.

          Newton, Iowa, is a city located approximately 35 miles east of the Iowa capital of Des Moines, in the center of Jasper County, Iowa. Jasper County has a population of approximately 35,000 persons. Newton is an industrial community with a population of approximately 15,000 people. The major employer is the Maytag Corporation, headquartered in Newton, which employs approximately 3,000 employees in Newton. Other major employers are Newton Manufacturing Company, the Vernon Company, Cline Tool and Service Company, Thombert, Inc., Walmart and Skiff Medical Center.

          At September 30, 1998, 84.8% of the Company's real estate mortgage loans (excluding mortgage-backed and related securities) were secured by properties located in Iowa. The remaining loans, a mix of single family and commercial real estate loans, are primarily located throughout the United States, including the midwest, the northwest, the middle-Atlantic states, and the pacific northwest. At September 30, 1998, all of these out-of-state loans and loan participations were performing in accordance with their repayment terms. See "- Non-Performing Assets and Classified Assets" and "- Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed and Related Securities."

Recent Developments

          Proposed Regulatory and Legislative Changes. On May 13, 1998, the U.S. House of Representatives passed H.R. 10 (the "Act"), the "Financial Services Competition Act of 1998," which calls for a sweeping modernization of the banking system that would permit affiliations between commercial banks, securities firms, insurance companies and, subject to certain limitations, other commercial enterprises. The stated purposes of the Act are to enhance consumer choice in the financial services marketplace, level the playing field among providers of financial services and increase competition.

          H.R. 10 removes the restrictions contained in the Glass-Steagall Act of 1933 and the Bank Holding Company Act of 1956, thereby allowing qualified financial holding companies to control banks, securities firms, insurance companies, and other financial firms. Conversely, securities firms, insurance companies and financial firms would be allowed to own or affiliate with a commercial bank. Under the new framework, the Federal Reserve would serve as an umbrella regulator to oversee the new financial holding company structure. Securities affiliates would be required to comply with all applicable federal securities laws, including registration and other requirements applicable to broker-dealers. The Act also provides that insurance affiliates be subject to applicable state insurance regulations and supervision. The Act preserves the thrift charter and all existing thrift powers, but restricts the activities of new unitary thrift holding companies.

          The Senate is now considering the legislation and has further modified the Act. At the adjournment of Congress in October 1998, the Act had been recommitted to the Senate Banking Committee. At this time, it is unknown whether the Act will be enacted, or if enacted, what form the final version of such legislation might take.

Lending Activities

          General. Historically, the Company has originated fixed-rate one- to four-family mortgage loans. In the mid 1980s, the Company introduced adjustable rate mortgage ("ARM") loans and short-term loans for retention in its portfolio, in order to increase the percentage of loans with more frequent repricing or shorter maturities, and in some cases higher yields, than fixed-rate mortgage loans. The Company has continued, however, to originate fixed-rate mortgage loans in response to customer demand.

          While the Company primarily focuses its lending activities on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences, it also originates consumer, commercial real estate, commercial business, and a limited amount of residential construction loans in its primary market area. At September 30, 1998, the Company's gross real estate loan and mortgage-backed and related securities portfolio totaled $102.3 million, of which $47.3 million were comprised of one- to four- family first mortgage loans and $29.7 million were comprised of mortgage-backed and related securities held for investment and available for sale.

          Senior lending officers have authority to approve up to $10,000 of consumer and commercial business loans. Otherwise, the approval of the reviewing loan officer and one of two senior officers of the Company is required. First mortgage residential mortgage loans require the approval of two officers, one of whom must be the Company's President or Executive Vice President. Loans in excess of $100,000, up to the Company's lending limit, require the approval of the reviewing loan officer and the President. Loans in excess of $500,000 require the approval of the Board of Directors.

          The aggregate amount of loans that the Company is permitted to make under applicable federal regulations to any one borrower, including related entities, is generally the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation -- Federal Regulation of Savings Associations." At September 30, 1998, the maximum amount which the Company could have lent to any one borrower and the borrower's related entities was approximately $2.0 million. At September 30, 1998, the Company had no loans with outstanding balances in excess of this amount. At September 30, 1998, the principal balance of the largest amount outstanding to any one borrower, or group of related borrowers, was approximately $1.1 million which consisted of one commercial real estate loan secured by property located in the Company's primary market area. Each of these loans was performing in accordance with its respective repayment terms at September 30, 1998. At that date, there was one other loan with a principal balance in excess of $500,000.

          Loan Portfolio Composition. The following information sets forth the composition of the Company's loan and mortgage-backed and related securities portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowance for losses on loans) as of the dates indicated.


                                                                        At September 30,
                                                -----------------------------------------------------------------
                                                      1998                      1997                  1996
                                                ------------------      ------------------     ------------------
                                                 Amount        %         Amount        %        Amount       %
                                                ---------    -----      ---------    -----     ---------    -----
                                                                         (Dollars in thousands)
Real Estate Loans and mortgage-
backed and related securities:
 One- to four-family........................   $  47,283     46.2%    $  46,107      47.2%    $  45,986     50.4%
 Commercial.................................      13,461     13.2        10,150      10.4         7,708      8.5
 Construction...............................       1,058      1.0         1,339       1.4           884      1.0
 Mortgage-backed securities available for
  sale......................................       3,878      3.8         4,368       4.5         4,373      4.8
 Mortgage-backed and related securities.....      25,862     25.3        26,180      26.8        23,974     26.3
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total real estate loans and mortgage-
        backed and related securities held
        for investment......................      91,542     89.5        88,144      90.3        82,925     90.9
                                               --------- ---------    ---------   ---------   ---------  ---------

Other Loans:
 Consumer Loans:
  Second mortgage...........................       4,967      4.9         4,498       4.6         3,143      3.4
  Automobile................................       1,736      1.7         1,407       1.4         1,342      1.5
  Home equity...............................       1,537      1.5         1,177       1.2           740       .8
  Student...................................         328       .3           306        .3           479       .5
  Unsecured.................................         156       .2           175        .2           161       .2
  Deposit account...........................         110       .1           181        .2           142       .2
  Other.....................................         276       .3           351        .4           297       .3
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total consumer loans...................       9,110      8.9         8,095       8.3         6,304      6.9
 Commercial business loans..................       1,600      1.6         1,394       1.4         1,982      2.2
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total other loans......................      10,710     10.5         9,489       9.7         8,286      9.1
                                               --------- ---------    ---------   ---------   ---------  ---------
     Total loans and mortgage-backed and
        related securities..................     102,277    100.0%                  100.0%                 100.0%
                                                         ---------                ---------              ---------
                                                         ---------                ---------              ---------
Less:
----
 Loans in process...........................         647                    276                     550
 Deferred fees and discounts................          72                     89                      72
 Allowance for losses on loans..............         337                    302                     274
                                               ---------              ---------                --------
     Total loans and mortgage-backed
      securities receivable, net............   $ 101,252              $  96,966               $  90,315
                                               ---------              ---------                --------
                                               ---------              ---------                --------

          The following table shows the composition of the Company's loan and mortgage-backed and related securities portfolios by fixed and adjustable rate at the dates indicated.


                                                                        At September 30,
                                                -----------------------------------------------------------------
                                                      1998                      1997                  1996
                                                ------------------      ------------------     ------------------
                                                 Amount        %         Amount        %        Amount        %
                                                ---------    -----      ---------    -----     ---------    -----
                                                                         (Dollars in thousands)

Fixed-Rate Loans:
 Real Estate:
  One- to four-family.......................   $  17,863     17.5%     $  15,526      15.9%    $  12,340     13.5%
  Commercial................................       6,378      6.2          5,280       5.4         6,319      6.9
  Mortgage-backed and related securities....       4,507      4.4          2,256       2.3         1,873      2.1
                                               ---------    -----      ---------     -----     ---------    -----
     Total fixed-rate real estate loans and
     mortgage-backed and related securities       28,748     28.1         23,062      23.6        20,532     22.5
 Consumer...................................       7,573      7.4          6,918       7.1         5,403      5.9
 Commercial business........................       1,600      1.6          1,394       1.4         1,982      2.2
                                               ---------    -----      ---------     -----     ---------    -----

     Total fixed-rate loans and mortgage-
      backed and related securities.........      37,921     37.1         31,374      32.1        27,917     30.6
                                               ---------    -----      ---------     -----     ---------    -----


Adjustable-Rate Loans:
 Real estate:
  One- to four-family.......................      29,420     28.8         30,581      31.3        33,646     36.9
  Commercial................................       7,083      6.9          4,870       5.0         1,389      1.5
  Construction..............................       1,058      1.0          1,339       1.4           884      1.0
  Mortgage-backed securities held for sale         3,878      3.8          4,368       4.5         4,373      4.8
  Mortgage-backed and related securities
   held for investment......................      21,355     20.9         23,924      24.5        22,101     24.2
                                               ---------    -----      ---------     -----     ---------    -----

   Total adjustable-rate real estate loans
    and mortgage-backed and related
    securities..............................      62,794     61.4         65,082      66.7        62,393     68.4
                                               ---------    -----      ---------     -----     ---------    -----

 Consumer...................................       1,537      1.5          1,177       1.2           901      1.0
                                               ---------    -----      ---------     -----     ---------    -----

    Total adjustable-rate loans
      and mortgage-backed and
      related securities....................      64,331     62.9         66,259      67.9        63,294     69.4
                                               ---------    -----      ---------     -----     ---------    -----

    Total loans and mortgage-backed
      and related securities................     102,252    100.0%        97,633     100.0%       91,211    100.0%
                                               ---------    -----      ---------     -----     ---------    -----
                                                            -----                    -----                  -----
Less:
 Loans in process...........................         647                     276                     550
 Deferred fees and discounts                          72                      89                      72
 Allowance for losses on loans                       307                     302                     274
                                               ---------               ---------               ---------
   Total loans and mortgage-backed
     securities receivable, net                $ 101,226               $  96,966               $  90,315
                                               ---------               ---------               ---------
                                               ---------               ---------               ---------

          The following schedule illustrates the interest rate sensitivity of the Company's gross loan and mortgage-backed and related securities portfolio at September 30, 1998. Mortgages and mortgage-backed and related securities which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                        Real Estate
                        -------------------------------------------
                         One- to four-family
                            and mortgage-
                         backed securities          Commercial            Construction             Consumer
                        --------------------    -------------------    -------------------    ---------------------
                                   Weighted               Weighted               Weighted                 Weighted
                                    Average                Average                Average                  Average
                        Amount       Rate       Amount      Rate       Amount      Rate       Amount        Rate
                        ------    ----------    ------   ----------    ------   ----------    ------     ----------
     Due During
    Years Ending
    September 30,
---------------------
1999 (1).............   $  1,685     8.21%     $    192     9.57%      $   1,058    8.61%     $  2,722      9.06%
2000 and 2001........        346     6.92           477     9.75              --      --         1,784      9.07
2002 and 2003........      2,910     8.30           568     8.49              --      --         3,875      8.69
2004 to 2008.........      7,475     7.95         1,941     8.74              --      --           313      8.87
2009 to 2018.........     20,842     7.57         7,665     8.73              --      --           441      9.53
2019 and thereafter..     43,765     7.66         2,618     8.70              --      --            --        --
                        --------               --------                ---------              ---------
                        $ 77,023               $ 13,461                $   1,058              $   9,135
                        --------               --------                ---------              ---------
                        --------               --------                ---------              ---------




                                     Commercial
                                      Business                 Total
                                ---------------------     ------------------
     Due During                             Weighted              Weighted
    Years Ending                            Average               Average
    September 30,              Amount        Rate        Amount    Rate
---------------------          ------     ----------     ------   -------
1999 (1).............           $   659       9.37%      $  6,316     8.81%
2000 and 2001........               302       9.16          2,909     8.94
2002 and 2003........               345       8.94          7,698     8.54
2004 to 2008.........               294       9.55         10,023     8.18
2009 to 2018.........                --         --         28,948     7.91
2019 and thereafter..                --         --         46,383     7.72
                                -------                  --------
                                $ 1,600                  $102,277
                                -------                  --------
                                -------                  --------

-------------------
(1) Includes demand loans, loans having no stated maturity and overdraft loans.

          The total amount of loans and mortgage-backed securities due after September 30, 1998 which have predetermined interest rates is $43.6 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $58.6 million.

          One- to Four-Family Residential Mortgage Lending. Residential loan originations are generated by the Company's marketing efforts, its present customers, walk-in customers and referrals from real estate agents, builders and loan brokers. The Company focuses its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences See "- Originations, Purchases, Sales and Servicing of Loans and Mortgage-Backed and Related Securities." At September 30, 1998, the Company's one- to four-family residential mortgage loans and mortgage-backed and related securities (all of which are collateralized by one- to four-family loans) totaled $47.3 million, or approximately 46.2%, of the Company's gross loan and mortgage-backed and related securities portfolio.

          The Company currently originates fixed-rate monthly payment loans and ARM loans. During the year ended September 30, 1998, the Company originated $9.6 million of fixed-rate real estate loans. During the same period, the Company originated $4.9 million of adjustable-rate, one- to four-family real estate loans. The Company's one- to four-family residential mortgage originations are primarily in its market area.

          The Company generally makes ARMs in amounts up to 80% of the appraised value of the security property although the Company will loan in amounts up to 97% provided that private mortgage insurance is obtained in an amount sufficient to reduce the Company's exposure at or below the 80% loan-to-value level. The Company currently offers one, three and five year ARM loans with an interest rate margin over the one-year Treasury Bill Index. These loans provide for up to a 2.0% annual cap and a lifetime cap and floor of 6.0% from the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is the Company's cost of funds. Historically, the initial rate used for the loan has been below the fully-indexed rate and is established by the Company in accordance with market and competitive factors. The Company has not experienced difficulty with the payment history for these loans.

          From time to time the Company has originated ARMs which are convertible into fixed-rate loans during stated time periods. Presently, the Company originates only nonconvertible ARMs. The Company's ARMs do not permit negative amortization of principal. Borrowers of adjustable rate loans are qualified at the fully-indexed rate.

          Due to consumer demand, the Company also offers fixed-rate, 15- and 30-year mortgage loans that conform to secondary market sales standards (i.e., Federal National Mortgage Association ("FNMA"), Government National Mortgage Association ("GNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") standards). Interest rates charged on these fixed-rate loans are competitively priced on a daily basis according to market conditions. Residential loans generally do not include prepayment penalties. Federal Housing Administration ("FHA") and Veterans' Administration ("VA") fixed rate loans have been originated to be sold in the secondary market. The Company generally sells such loans servicing released. The Company reserves the right to discontinue, adjust or create new lending programs to respond to its needs and to competitive factors.

          In underwriting one- to four-family residential real estate loans, Mid-Iowa evaluates (among other factors) both the borrower's ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by Mid-Iowa are appraised by an independent fee appraiser approved and qualified by management. Mid-Iowa generally requires borrowers to obtain an attorney's title opinion, and fire and casualty insurance in an amount not less than the amount of the loan. Real estate loans originated by the Company generally contain a "due on sale" clause allowing the Company to declare the unpaid principal balance due and payable upon the sale of the security property.

          Construction Lending. The Company engages in limited amounts of construction lending to individuals for the construction of their residences and, on rare occasions, to builders for the construction of single family homes in the Company's primary market area. At September 30, 1998, the Company had $1.1 million of outstanding construction loans.

          Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs for six to 12 months. During the construction phase, the borrower pays interest only. These construction loans have rates and terms which match the one- to four-family permanent loans then offered by the Company, except that a higher loan fee is typically charged to the construction borrower. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. At September 30, 1998, the Company had seven construction loans for one- to four-family residences totaling $590,000 and one construction loans for commercial real estate totaling $468,000.

          Construction loans are generally made up to a maximum loan-to-value ratio of 80% based upon an appraisal. Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, however, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. Construction loans to borrowers other than owner occupants also involve many of the same risks discussed below regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans.

          Prior to making a commitment to fund a construction loan, the Company requires an appraisal of the property. The Company's construction loan policy provides for the inspection of properties by Company personnel at the commencement of construction and prior to disbursement of funds during the term of the construction loan.

          Mortgage-backed and related securities. Mid-Iowa has a substantial portfolio of mortgage-backed and related securities which it holds for investment. Such securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. For information regarding the carrying and market values of Mid-Iowa's mortgage-backed and related securities portfolio, see Notes 2 and 3 of the Notes to Consolidated Financial Statements in the Annual Report to Stockholders attached hereto as Exhibit 13. Under the Company's risk-based capital requirement, mortgage-backed and related securities have a risk weight of 20% (or 0% in the case of GNMA securities) in contrast to the 50% risk weight assigned to residential loans. See "Regulation -- Regulatory Capital Requirements."

          At September 30, 1998, the Company's holdings of mortgage-backed and related securities, including those available for sale, totaled $29.7 million, or 29.1%, of the Company's gross loan and mortgage-backed and related securities portfolio. Consistent with the Company's asset/liability policy, most of the mortgage-backed and related securities purchased by the Company in recent periods carry adjustable interest rates or are for short or intermediate effective terms.

          As part of its mortgage-backed and related security portfolio, the Company has also purchased investment grade or federal agency guaranteed collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs") having adjustable interest rates or effective terms to maturity of seven years or less. Such securities are derived by reallocating cash flows from mortgage pass-through securities or from pools of mortgage loans. The CMOs and REMICs acquired by the Company are not interest only, or principal only or residual interests.

          Because federal agency mortgage-backed and related securities generally carry a yield approximately 50 to 100 basis points below that of the corresponding type of residential loan, in the event that these purchases increase, the Company's asset yields could be adversely affected. Due to the existence of the federal agency guarantee on the Company's mortgage-backed and related securities and the availability of adjustable rate mortgage-backed and related securities, the Company's interest rate risk and credit risk would not necessarily be increased by a future increase in mortgage-backed and related securities volume. The Company will evaluate mortgage-backed and related securities acquisitions in the future based on its asset/liability objectives, market conditions and its alternate investment opportunities.

          The following table sets forth the balance outstanding on the Company's mortgage-backed and related securities at the dates indicated.

                                                                                  At September 30,
                                                                    -------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             -----
                                                                                  (In thousands)
         Federal Home Loan Mortgage Corporation...............    $  3,359           $   1,788         $   1,163
         Federal National Mortgage Association................       4,597               5,360             6,251
         Government National Mortgage Association.............      10,679              14,004            10,785
         Collateralized Mortgage Obligations..................      11,105               9,396            10,148
                                                                  --------           ---------         ---------
            Total.............................................    $ 29,740           $  30,548         $  28,347
                                                                  --------           ---------         ---------
                                                                  --------           ---------         ---------


          Commercial Real Estate Lending. The Company has from time to time engaged in commercial real estate lending, including multi-family lending, in its market area and has purchased whole commercial loans and participation interests in loans from other financial institutions secured by properties located in Iowa, Colorado, Tennessee and Wisconsin. At September 30, 1998, the Company had $13.5 million of commercial real estate loans, which represented 13.2% of the Company's gross loan and mortgage-backed and related securities portfolio. At September 30, 1998, all of the Company's commercial real estate portfolio was performing in accordance with its terms. At September 30, 1998, 76.0% of the Company's commercial real estate loan portfolio was secured by properties located in the State of Iowa.

          The Company originates commercial real estate loans and purchases whole loans and participation interests in commercial real estate loans. The Company's commercial real estate loan portfolio is secured primarily by apartment buildings, office buildings, retail stores, nursing homes, churches and warehouses. Commercial real estate loans may have terms up to 30 years. Generally, the loans are made in amounts up to 75% of the appraised value of the security property. The underwriting standards employed by the Company for commercial real estate loans include a review of the financial condition of the borrower, the borrower's credit history, and the reliability and predictability of the net income generated by the property securing the loan. The Company generally requires the submission of personal financial statements and personal guarantees of the borrowers. Appraisals on properties securing commercial real estate loans originated by the Company are performed by independent appraisers selected by Mid-Iowa.

          Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

          Consumer Lending. Mid-Iowa offers a variety of secured consumer loans, including home equity, second mortgage (including home improvement) and automobile loans and loans secured by savings deposits. In addition, Mid- Iowa offers other secured and unsecured consumer loans, including Visa and Mastercard credit cards. At September 30, 1998, the Company's consumer loan portfolio totaled $9.1 million, or 8.9%, of its gross loan and mortgage-backed and related securities portfolio. The Company currently originates most of its consumer loans in its primary market area. The Company originates consumer loans on both a direct and indirect basis. Direct loans are made when the Company extends credit directly to the borrower. Indirect loans are obtained when the Company purchases loan contracts from retailers of goods or services which have extended credit to their customers. The only indirect lending by Mid-Iowa is with selected automobile dealers located in the Company's lending area. The Company underwrites each indirect loan in accordance with its normal consumer loan standards.

          Consumer loan terms vary according to the type and value of collateral. The underwriting standards employed by the Company for consumer loans include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

          The largest component of Mid-Iowa's consumer loan portfolio consists of second mortgage loans. At September 30, 1998, second mortgage loans totaled $5.0 million, or approximately 4.9%, of the Company's gross loan and mortgage-backed and related securities portfolio. Loans secured by second mortgages, together with loans secured by all prior liens, are limited to 100% or less of the appraised value of the property securing the loan and generally have maximum terms that do not exceed seven years.

          Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At September 30, 1998, $43,000, or .47%, of the consumer loan portfolio was non-performing. There can be no assurance that delinquencies will not increase in the future.

          Commercial Business Lending. The Company originates a limited number of commercial business loans. At September 30, 1998, approximately $1.6 million, or 1.6%, of the Company's total loans and mortgage-backed and related securities portfolio was comprised of commercial business loans. Mid-Iowa's commercial business lending activities consist primarily of loans to agricultural borrowers in its primary market area.

          The Company recognizes the generally increased risks associated with commercial business lending. Mid- Iowa's commercial business lending policy emphasizes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of the industry conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of Mid-Iowa's credit analysis.

          Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). The Company's commercial business loans are generally secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. At September 30, 1998, all of Mid-Iowa's commercial business loan portfolio was performing in accordance with its terms.

Originations, Purchases, Sales and Servicing of Loans and Mortgage-backed and
 Related Securities

          Real estate loans are primarily originated by Mid-Iowa's staff of salaried loan officers. In addition, Mid-Iowa originates residential loans through brokers secured by properties located in other markets. The Company reviews the underlying documentation and relies on its own underwriting process in determining whether to grant or deny a loan.

          While the Company originates both adjustable-rate and fixed-rate loans, its ability to generate loans is dependent upon the relative customer demand for loans in its market. Customer demand is affected primarily by the interest rate environment.

          Mid-Iowa has a substantial portfolio of fixed-rate and adjustable-rate mortgage-backed and related securities which it purchases and holds for investment consistent with its asset/liability objectives. At September 30, 1998, mortgage-backed and related securities, including securities held for sale, totaled $29.7 million, or 29.1% of Mid-Iowa's total loan and mortgage-backed and related securities portfolio. See "- Mortgage-backed and related securities."

          At September 30, 1998, the Company had 19 groups of whole loans and loan participations totaling $9.5 million secured by property primarily located outside the Company's primary market area. These loans and participation interests are secured primarily by properties located in the midwest, Colorado and Wisconsin. At September 30, 1998, none of these loans was included in the Company's non-performing assets as a non-performing loan. See "- NonPerforming Assets and Classified Assets."

          From time to time, the Company has sold whole loans and loan participations. Sales of whole loans and loan participations generally have been beneficial to the Company since these sales usually generate income at the time of sale and provide funds for additional lending and other investments. Otherwise, the Company typically retains its fixed rate one- to four-family loans because such loans are originated for retention consistent with the Company's asset/liability objectives.

          With the exception of FHA and VA loans, when loans are sold the Company typically retains the responsibility for collecting and remitting loan payments, making certain that real estate tax payments are made on behalf of borrowers, and otherwise servicing the loans. The Company receives a servicing fee for performing these services. The amount of servicing fees received by the Company varies but is generally calculated on the basis of the outstanding principal amount of the loans serviced. The servicing fees are earned and recognized as income as each loan payment is received. The Company services for others mortgage loans that it originated and sold amounting to approximately $1.3 million at September 30, 1998.

          In periods of economic uncertainty, the Company's ability to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in related loan origination fees, other fee income and operating earnings.

          The following table shows the loan origination, purchase and repayment activities of the Company for the periods indicated.

                                                                               Year Ended September 30,
                                                                   ----------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             ------
                                                                                    (In thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family...........................   $   4,872          $   3,944          $    7,397
                    - commercial..............................       3,013                 --                 80
  Non-real estate consumer....................................       1,458              1,117                630
         Total adjustable-rate................................       9,343              5,061              8,107
 Fixed rate:
  Real estate - one- to four-family...........................       9,597              5,977              4,149
              - commercial....................................       1,423              2,284              2,155
  Non-real estate - consumer..................................       6,068              5,602              3,831
                  - commercial business.......................         978              2,137              2,535
         Total fixed-rate.....................................      18,066             16,000             12,670
         Total loans originated...............................      27,409             21,061             20,777

Purchases:
 Fixed rate mortgage-backed and  related securities...........       3,307              1,010                 --
 Adjustable rate mortgage-backed and related securities.......       2,999              4,861              3,937
         Total purchased......................................       6,307              5,871              3,937

Sales and Repayments:
  Real estate loans...........................................         265                 --              2,415
  Mortgage-backed and related  securities.....................          --                 --                 --
         Total sales..........................................         265                 --              2,415
  Principal repayments........................................          --             20,965             18,822
         Total reductions.....................................          --             20,965             21,237
  Increase (decrease) in other items, net.....................          --                684                 16
                                                                 ---------          ---------          ---------
         Net increase.........................................   $   4,260          $   6,651          $   3,493
                                                                 ---------          ---------          ---------
                                                                 ---------          ---------          ---------

Non-Performing Assets and Classified Assets

          When a borrower fails to make a required payment on real estate secured loans, consumer loans and commercial business loans within 20, 11 and ten days, respectively, after the payment is due, the Company generally institutes collection procedures by mailing a notice and calling the customer. The customer is contacted again when the payment continues to be an additional five to ten days past due and in the case of real estate loans, when 60 days past due, a "right-to-cure" notice is sent. In most cases, delinquencies are cured promptly; however, the Company will meet with the borrower in order to determine the reason for the delinquency and to effect a cure, and, where appropriate, review the condition of the property and the financial circumstances of the borrower. Based upon the results of any such investigation, the Company may: (i) accept a repayment program which under appropriate circumstances could involve an extension for the arrearage from the borrower;
(ii) seek evidence, in the form of a listing contract, of efforts by the borrower to sell the property if the borrower has stated that he is attempting to sell; (iii) attempt to involve the private mortgage insurer in a work-out of the loan; or (iv) initiate foreclosure proceedings.

          Generally, when a loan becomes delinquent 90 days or more or when the collection of principal and/or interest become doubtful, the Company will place the loan on a non-accrual status and, as a result, interest income receivable is charged to an allowance which is established by a charge to interest income. Future interest income is recognized on a cash basis only, until, in management's opinion, the borrower's ability to make periodic interest and principal payments has been normalized.

          The following table sets forth information concerning delinquent mortgage and other loans at September 30, 1998. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue and are reflected as a percentage of loans in the related portfolio.

                                                                Loans Delinquent For:
                        -------------------------------------------------------------------------------------------------
                                   30-59 days                         60-89 days                     90 days and over
                        ------------------------------      ----------------------------     ----------------------------
                         Number     Amount     Percent      Number     Amount    Percent     Number     Amount    Percent
                         ------     ------     -------      ------     ------    -------     ------     ------    -------
                                                                     (Dollars in thousands)
One- to four-family..        5      $   124       .26 %         --    $   --       --  %         1      $   83      .18 %
Consumer.............       10           71       .78            5         7      .01           13          43      .47
                        -------     -------                -------    -------                -------    -------
 Total...............       15      $   195       .35 %          5    $    7       --  %        14      $  126      .22 %
                        -------     -------                -------    -------                -------    -------
                        -------     -------                -------    -------                -------    -------

          The table below sets forth the gross amounts and categories of non-performing assets in the Company's loan portfolio. For all years presented, the Company has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates) or accruing loans delinquent more than 90 days. Foreclosed assets include assets acquired in settlement of loans.


                                                                     At September 30,
                                                -------------------------------------------------------------
                                                   1998        1997         1996          1995        1994
                                                --------     --------     --------      --------    ---------
                                                                  (Dollars in thousands)
Non-performing assets
Non-accruing loans:
 One- to four-family.........................   $     83     $     --     $   142      $    138    $      --
 Commercial real estate......................         --           --          --            --           --
 Consumer....................................         43           17           9             3           33
                                                --------     --------     -------      --------    ---------
   Total.....................................        126           17         151           141           33
                                                --------     --------     -------      --------    ---------

Foreclosed assets:
 One- to four-family.........................         92           --          --            --           --
 Commercial real estate......................         --           --          --            --           --
                                                --------     --------     -------      --------    ---------
   Total.....................................         92           --          --            --           --
                                                --------     --------     -------      --------    ---------

   Total non-performing assets...............   $    218     $    17      $    151     $    141    $      33
                                                --------     --------     --------     --------    ---------
                                                --------     --------     --------     --------    ---------

Total non-performing assets as a
   percentage of total assets................        .15%        .01%          .13%         .13%        .03%
                                                --------     --------     --------     --------    ---------
                                                --------     --------     --------     --------    ---------


          For the year ended September 30, 1998, net interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $4,400. No interest income was recognized on such loans for the year ended September 30, 1998.

          Non-accruing loans. As of September 30, 1998, the Company had $126,000 in net book value of non-accruing loans consisting of one- to four-family and consumer loans.

          Foreclosed Assets. The Company had one foreclosed loan in real estate owned totaling $92,000 at September 30, 1998.

          Other Loans of Concern. In addition to the non-performing loans set forth in the tables above, as of September 30, 1998 there was also an aggregate of $165,000 in net book value of loans classified by the Company with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. The balance of these loans "of concern" consisted of consumer loans.

          As of September 30, 1998, there were no other loans not included on the table or discussed above where known information about the possible credit problems of borrowers caused management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and which may result in disclosure of such loans in the future.

          Classified Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current retained earnings and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

          When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the savings association's Regional Director at the regional OTS office, who may order the establishment of additional general or specific loss allowances.

          In accordance with its classification of assets policy, the Company regularly reviews the loans and other assets in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's monthly review of its assets, at September 30, 1998, the Company had classified $165,000 of its assets as substandard, no assets classified as doubtful and $25,000 of assets classified as loss. Such classified assets at September 30, 1998 included $126,000 of non-performing loans and $14,000 of the other loans of concern, discussed above.

          Allowance for Losses on Loans. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance.

          Real estate properties acquired through foreclosure are recorded at the lower of the related loan balance, net of any specific loan loss provision (which is charged-off at the time of transfer), or fair value at the date of foreclosure. Valuations are periodically updated by management and a specific provision for losses on such property is established by a charge to operations if the carrying value of the property exceeds its estimated fair value.

          Although management believes that it uses the best information available to determine the allowances, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Company's allowances are the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At September 30, 1998, the Company had a total allowance for losses on loans of $307,000, or .46%, of total loans (excluding mortgage-backed and related securities). See "Regulation - Federal Regulation of Savings Associations".

          The following table sets forth an analysis of the Company's allowance for loan losses.

                                                                             Year Ended September 30,
                                                                    --------------------------------------------
                                                                     1998               1997               1996
                                                                    ------             ------             ------
                                                                                   (In thousands)
Balance at beginning  of period...............................   $  301,952          $  273,819          $  248,028

Charge-offs:
  One- to four-family.........................................           --                 --                 --
  Commercial..................................................       16,287                 --                 --
  Consumer....................................................       42,635             54,387             19,390
                                                                 ----------          ---------          ---------
 Total Chargeoffs.............................................       58,922             54,387             19,390

Recoveries:
  One- to four-family.........................................           --                 --                 --
  Consumer....................................................        4,198              1,520              9,181
                                                                 ----------          ---------          ---------
  Total Recoveries............................................        4,198              1,520              9,181
                                                                 ----------          ---------          ---------
Net charge-offs...............................................       54,724             52,867             10,209
Additions charged to operations...............................       60,000             81,000             36,000
                                                                 ----------          ---------          ---------
Balance at end of period......................................   $  307,228          $ 301,952          $ 273,819
                                                                 ----------          ---------          ---------
                                                                 ----------          ---------          ---------
Ratio of net charge-offs during the period to
 average loans outstanding during the period..................          .08%               .09%               .02%

Allowance for loan losses to  total
 non-performing assets  at end of period......................       152.29%          1,776.19             181.34

Allowance for loan losses to non-performing
 loans at end of period.......................................       263.49           1,766.19             181.34

Allowance for loan losses to total loans at
 end of  period...............................................          .46                .45                .44


          The distribution of the Company's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                       At September 30,
                                          -------------------------------------------------------------------------
                                                 1998                      1997                     1996
                                          ---------------------     ---------------------     ---------------------
                                                    Percent of                 Percent of                Percent of
                                                     Loans in                   Loans in                  Loans in
                                                    Category to                Category to               Category to
                                           Amount   Total Loans     Amount     Total Loans    Amount     Total Loans
                                           ------   -----------     ------     -----------    ------     ------------
                                                                    (Dollars in thousands)

One- to four-family.....................  $167,691      65.18%     $160,142       68.73%     $139,173       73.17%
Commercial real estate..................    54,787      18.56        55,869       15.13        50,943       12.26
Construction or development.............     1,000       1.46         1,000        2.00         1,000        1.41
Consumer................................    71,350      12.59        73,399       12.07        68,571       10.03
Commercial business.....................    12,400       2.21        11,542        2.08        14,132        3.13
                                          --------    --------     --------     --------     --------      --------
    Total...............................  $307,228     100.00%     $301,952      100.00%     $273,819      100.00%
                                          --------    --------     --------     --------     --------      --------
                                          --------    --------     --------     --------     --------      --------

Investment Activities

          Mid-Iowa must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Company has maintained its liquid assets above the minimum requirements imposed by the OTS regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. As of September 30, 1998, the Company's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 42.4%. See "Regulation
- Liquidity."

          Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

          Generally, the investment policy of the Company is to invest funds among various categories of investments and maturities based upon the Company's asset/liability management policies, investment quality and marketability, liquidity needs and performance objectives.

          At September 30, 1998, the Company's interest-bearing deposits in other financial institutions totaled $15.1 million, or 10.2% of its total assets, and investment securities totaled $25.0 million, or 16.9% of its total assets. As of such date, the Company also had a $1.8 million investment in the common stock of the FHLB of Des Moines in order to satisfy the requirement for membership in such institution. It is the Company's general policy to purchase investment securities which are U.S. Government securities and federal agency obligations, state and local government obligations, commercial paper, short-term corporate debt securities and overnight federal funds. At September 30, 1998, the average term to maturity or repricing of the investment securities portfolio was 2.0 years.

          The following table sets forth the composition of the Company's investment portfolio at the dates indicated.

                                                                        At September 30,
                                            -------------------------------------------------------------------------
                                                  1998                          1997                     1996
                                            --------------------       ---------------------     --------------------
                                              Book        % of           Book        % of         Book        % of
                                              Value       Total          Value       Total        Value       Total
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                                                    (Dollars in thousands)
Interest-bearing deposits with other
 financial institutions.................    $  15,072     100.00%      $  3,445      100.00%    $    810     100.0%
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                            ----------  ---------     ----------   ---------    ---------   ---------

Investment securities:
 Federal agency obligations                 $  20,046      74.66%      $ 18,974       79.55%    $ 17,991      81.1%
 State and local government obligations.        5,002      18.63          3,227       13.53        2,867      12.9
                                            ----------  ---------     ----------   ---------    ---------   ---------

     Subtotal...........................       25,048      93.30         22,201       93.08       20,858      94.0

FHLB stock..............................        1,800       6.70          1,650        6.92        1,325       6.0
                                            ----------  ---------     ----------   ---------    ---------   ---------

Total investment securities
   and FHLB stock.......................    $  26,848     100.00%      $ 23,851      100.00%    $ 22,183     100.0%
                                            ----------  ---------     ----------   ---------    ---------   ---------
                                            ----------  ---------     ----------   ---------    ---------   ---------
Average remaining life or term to
 repricing, excluding FHLB stock and
 other marketable equity securities.....    2.0 years                 4.1 years                 3.8 years

          The composition and maturities of the investment securities portfolio, excluding FHLB of Des Moines stock are indicated in the following table.

                                                               At September 30, 1998
                               ----------------------------------------------------------------------------------------
                                                Over        Over
                                 1 Year       1 to 5       5 to 10           Over             Total Investment
                                or Less        Years        Years          10 Years               Securities
                               ----------    ----------   ----------      ----------     ------------------------------
                               Book Value    Book Value   Book Value      Book Value     Book Value        Market Value
                               ----------    ----------   -----------     ----------     ----------        ------------
                                                                (Dollars in thousands)

Federal agency obligations...  $  15,956     $  3,104      $    986       $      --      $    20,046       $     20,245
State and local government
  obligations................         50        1,883         2,484             585            5,002              5,183
                               ---------     --------      --------       ---------      -----------       ------------
Total investment securities..  $  16,006     $  4,987      $  3,470       $     585      $    25,048       $     25,428
                               ---------     --------      --------       ---------      -----------       ------------
                               ---------     --------      --------       ---------      -----------       ------------

Weighted average yield.......       6.01%        5.95%         6.00%           5.95%            6.00%
                               ---------     --------      --------       ---------      -----------
                               ---------     --------      --------       ---------      -----------

          The Company's investment securities portfolio at September 30, 1998 contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of the Company's stockholder equity, excluding those issued by the United States Government, or its agencies.

          Mid-Iowa's investment security portfolio is managed in accordance with a written investment policy adopted by the Board of Directors and implemented by its Investment Committee, consisting of the Company's President and Treasurer. At the present time, Mid-Iowa does not have any investments that are held for trading purposes.

          The OTS maintains guidelines regarding management oversight and accounting treatment for securities, including investment securities, loans, mortgage-backed and related securities and derivative securities. The guidelines require thrift institutions to reduce the carrying value of securities to the lesser of cost or market value unless it can be demonstrated that a class of securities is intended to be held to maturity. As of September 30, 1998, the Company held $25.9 million and $23.9 million, respectively, of principal amount of mortgage-backed and related securities and investment securities which the Company intends to hold until maturity. As of such date, these securities had a market value of $26.1 million and $24.3 million, respectively.

Sources of Funds

          General. The Company's primary sources of funds are deposits, amortization and prepayment of loan principal (including interest earned on mortgage-backed and related securities), interest earned on or maturation of investment securities and short-term investments, and funds provided from operations.

          Borrowings will be used to compensate for reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded lending activities.

          Deposits. Mid-Iowa offers a variety of deposit accounts having a wide range of interest rates and terms. The Company's deposits consist of passbook accounts, club accounts, money market deposit accounts, NOW and checking accounts, and certificate accounts ranging in terms from three months to eight years. The Company primarily solicits deposits from its market area and does not use brokers to obtain deposits. The Company relies primarily on competitive pricing policies, advertising, and customer service to attract and retain these deposits.

          The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition.

          The variety of deposit accounts offered by the Company has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Company has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Company manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Company believes that its passbook savings, money market deposit accounts, and NOW accounts are relatively stable sources of deposits. However, the ability of the Company to attract and maintain certificates of deposits, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

          The following table sets forth the savings flows of the Company during the periods indicated.

                                                                              Year Ended September 30,
                                                                -------------------------------------------------
                                                                   1998                1997               1996
                                                                ----------          ---------          ----------
                                                                                  (In thousands)
Opening balance...............................................  $   89,378          $  82,872          $  78,671
Deposits......................................................     195,532            165,470            130,584
Withdrawals...................................................     191,374            161,419            128,746
Interest credited.............................................       2,817              2,455              2,363
                                                                ----------          ---------          ---------

Ending balance................................................  $   96,353          $  89,378          $  82,872
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

Net increase (decrease).......................................  $    6,975          $   6,506          $   4,201
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

Percent increase (decrease)...................................        7.80%              7.85%              5.34%
                                                                ----------          ---------          ---------
                                                                ----------          ---------          ---------

          The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company for the periods indicated.

                                                                      At September 30,
                                          ------------------------------------------------------------------------
                                                  1998                       1997                    1996
                                          --------------------       --------------------     --------------------
                                          Amount         %           Amount          %        Amount          %
                                         ---------    --------       --------    --------     --------    --------
                                                                    (Dollars in thousands)
Interest Rate Range:
Market Rate Accounts...................  $  17,941      18.62%     $ 17,572        19.66      $ 13,421      16.10%
Passbook Accounts 2.15-2.25%...........      5,473       5.68         5,798         6.49         6,050       7.30
NOW Accounts 0-1.05%...................      5,832       6.05         5,992         6.70         4,951       6.07
                                         ---------    --------       --------    --------     --------    --------

Total Non-Certificates.................     29,246      30.35        29,362        32.85        24,422      29.47
                                         ---------    --------       --------    --------     --------    --------
Certificates of Deposit:

 0.00 -  3.99%.........................      4,187       4.35         4,590         5.14         6,408       7.73
 4.00 -  5.99%.........................     46,737      48.50        43,982        49.21        49,285      59.47
 6.00 -  7.99%.........................     16,183      16.80        11,444        12.81         2,756       3.33
 8.00 -  9.99%.........................         --         --            --           --             1         --
                                         ---------    --------       --------    --------     --------    --------
Total Certificates of Deposit..........     67,107      69.65        60,016        67.15        58,450      70.53
                                         ---------    --------       --------    --------     --------    --------
Total Deposits.........................  $  96,353     100.00%     $ 89,378       100.00%     $ 82,872     100.00%
                                         ---------    --------       --------    --------     --------    --------
                                         ---------    --------       --------    --------     --------    --------


          The following table shows rate and maturity information for the Company's certificates of deposit as of September 30, 1998.

                                                0.00-       4.00-       6.00-       8.00-                Percent
                                                3.99%       5.99%       7.99%       9.99%      Total     of Total
                                                -----       -----       -----       -----      -----     --------
                                                                     (Dollars in thousands)

December 31, 1998.........................    $  1,222    $  14,789   $   4,581   $    --     $20,592      30.69%
March 31, 1999............................       1,409       15,813       3,484        --      20,706      30.86
June 30, 1999.............................         471        4,093       4,359        --       8,923      13.30
September 30, 1999........................         730        4,448       2,714        --       7,892      11.76
December 31, 1999.........................          13        2,111         168        --       2,292       3.42
March 31, 2000............................          93        1,245         112        --       1,450       2.16
June 30, 2000.............................          50          743          62        --         855       1.27
September 30, 2000........................         148          418          16        --         582        .87
December 31, 2000.........................          16          267          73        --         356        .53
March 31, 2001............................           7          470          84        --         561        .84
June 30, 2001.............................           3           29         422        --         454        .68
September 30, 2001........................          25          838          --        --         863       1.29
December 31, 2001.........................          --          341          28        --         369        .55
Thereafter................................          --        1,132          80        --       1,212       1.81
                                              --------    ---------   ---------   --------   --------    --------
     Total................................    $  4,187    $  46,737   $  16,183   $    --     $67,107     100.00%
                                              --------    ---------   ---------   --------   --------    --------
                                              --------    ---------   ---------   --------   --------    --------

     Percent of total.....................        6.24%       69.65%      24.12%       --%
                                              --------    ---------   ---------   --------
                                              --------    ---------   ---------   --------

          The following table indicates the amount of the Company's certificates of deposit by time remaining until maturity as of September 30, 1998.

                                                                 Over          Over
                                                 3 Months        3 to 6        6 to 12         Over
                                                  or Less        Months        Months         12 Months      Total
                                                ----------     ----------     ----------    -----------    ---------
                                                                    (Dollars in thousands)
Certificates of deposit less than $100,000...   $  15,688       $  14,491     $  14,445      $   8,274     $  52,898
Certificates of deposit of $100,000 or more..       3,569           4,909         2,270            720        11,468
Public funds (1).............................       1,335           1,306           100             --         2,741
                                                ---------       ---------     ---------     ----------     ---------
Total certificates of deposit................   $  20,592       $  20,706     $  16,815      $   8,994     $  67,107
                                                ---------       ---------     ---------     ----------     ---------
                                                ---------       ---------     ---------     ----------     ---------

---------------
(1)  Deposits from governmental and other public entities.

          The following tables sets forth the maximum month-end balance and average balance of FHLB advances and other borrowings during the periods indicated.


                                                                             Year Ended September 30,
                                                                 -----------------------------------------------
                                                                    1998               1997                1996
                                                                 ----------         ----------           -------
                                                                               (Dollars in thousands)
Maximum Balance:
FHLB advances and other borrowings.............................  $  36,000           $  25,000          $  20,500

Average Balance:
FHLB advances and other borrowings.............................  $  33,600           $  27,625          $  19,250

Weighted average interest rate of FHLB advances................       5.52%               5.64%              5.61%



          The following table sets forth certain information as to the Company's FHLB advances and other borrowings at the dates indicated.

                                                                               Year Ended September 30,
                                                                    1998               1997               1996
                                                                 ---------          ---------          ---------
                                                                             (Dollars in thousands)
FHLB advances..................................................  $  36,000          $  25,000          $  20,500
                                                                 ---------          ---------          ---------

  Total borrowings.............................................  $  36,000          $  25,000          $  20,500
                                                                 ---------          ---------          ---------
                                                                 ---------          ---------          ---------
Weighted average interest rate
  of FHLB advances.............................................       5.50%              5.70%              5.64%


Subsidiary Activities

          As a federally chartered savings bank, the Bank is permitted by OTS regulations to invest up to 2% of its assets, or $2.9 million at September 30, 1998, in the stock of, or loans to, service corporation subsidiaries. As of such date, the net book value of the Bank's investment in and loans to its service corporations was approximately $92,000. The Bank may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes.

          Center of Iowa Investments ("CII"), the Bank's wholly owned subsidiary, markets mutual funds, annuities, and discount securities brokerage services to the Company's customer. CII recognized net income of $29,000, for the 1998 fiscal year.

          In addition to the Bank, the Company directly owns Mid-Iowa Security Corp., which conducts real estate brokerage services and owns Quail Ridge development, a single-family residential development located in Newton, Iowa, consisting of 36 developed residential lots and 15 acres of additional land. At September 30, 1998, residential lots and 4.5 acres of land remain to be sold. At September 30, 1998, Mid-Iowa Security's investment in Quail Ridge development was $90,000. Mid-Iowa Security maintains a $12,000 general valuation allowance allocated to Quail Ridge. Mid-Iowa Security recognized net income of $54,000 for the 1998 fiscal year.

Competition

          Mid-Iowa faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other commercial banks, savings associations, credit unions and mortgage bankers making loans secured by real estate located in the Company's market area. Commercial banks and finance companies provide strong competition in consumer lending. The Company competes for real estate and other loans principally on the basis of the quality of services it provides to borrowers, interest rates and loan fees it charges, and the types of loans it originates.

          The Company attracts nearly all of its deposits through its retail banking offices, primarily from the communities in which those retail banking offices are located; therefore, competition for those deposits is principally from other commercial banks, savings associations and credit unions located in the same communities. The Company competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each branch.

          The Company serves primarily Jasper County and West Des Moines, Iowa. There are ten commercial banks and no other savings associations which compete for deposits and loans in Jasper Country. Mid-Iowa estimates its share of the residential mortgage loan market to be approximately 30% and its share of the savings deposit base to be approximately 20% in Jasper County. The market share in West Des Moines has not been determined.

Regulation

          General. The Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all its operations. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Bank, the Company also is subject to federal regulation and oversight. The purpose of the regulation of the Company and other holding companies is to protect subsidiary savings associations. The Bank is a member of the SAIF and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank.

          Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

          Federal Regulation of Savings Associations. The OTS has extensive authority over the operations of savings associations. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. All federal savings associations are subject to a semi-annual assessment, based upon the association's total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1998 was $41,532.

          The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

          In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws, and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. At September 30, 1998, the Bank was in compliance with the noted restrictions.

          The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1998, the Bank's lending limit under this restriction was $1.7 million. The Bank is in compliance with the loans-to-one-borrower limitation.

          The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

          Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

          Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances raising a significant risk of substantial future losses to the SAIF.

          Under the risk-based deposit insurance assessment system adopted by the FDIC, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Mid-Iowa currently is classified as well capitalized under this assessment system.

          Regulatory Capital Requirements. Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

          The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital. At September 30, 1998, CII, a wholly owned subsidiary of the Bank, had $5,000 of goodwill qualifying as an intangible asset and which was deducted from the Bank's tangible capital.

          The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. As of September 30, 1998, the Bank did not have any investments or advances to its subsidiaries that are excluded from regulatory capital.

          At September 30, 1998, the Bank had tangible capital of $11.2 million, or 7.7%, of adjusted total assets, which is approximately $9.0 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

          The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1998, the Bank had no intangibles which were subject to these tests.

          At September 30, 1998, the Bank had core capital equal to $11.2 million, or 7.7%, of adjusted total assets, which is $6.8 million above the minimum leverage ratio requirement of 3% as in effect on that date.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk- weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS also is authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1998, the Bank had $11.1 million of capital instruments (none of which qualify as supplementary capital) and $307,000 of general loss reserves, which was 19.0% of risk-weighted assets.

          Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank did not have any such exclusions from capital and assets at September 30, 1998.

          In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

          OTS risk-based capital requirements require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

          The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Institutions with less than $300 million in assets and a risk-based capital ratio above 12%, like the Bank, generally are exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers.

          On September 30, 1998, the Bank had total capital of $11.5 million (including $11.2 million in core capital and $307,000 in qualifying supplementary capital) and risk-weighted assets of $59.8 million; or total capital of 19.0% of risk-weighted assets. This amount was $6.6 million above the 8% requirement in effect on that date.

          The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS generally is required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          Limitations on Dividends and Other Capital Distributions. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

          The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account (see "-- Regulatory Capital Requirements").

          Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Bank meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

          Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. As a subsidiary of the Company, the Bank also is required to give the OTS 30 days' notice prior to declaring any dividend on its stock. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

          Liquidity. All savings associations, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 4%.

          Penalties may be imposed upon associations for violations of liquid asset ratio requirement. At September 30, 1998, the Bank was in compliance with an overall liquid asset ratio of 42.4%.

          Qualified Thrift Lender Test. All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At September 30, 1998, the Bank met the test and has always met the test since its inception.

          Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured unless it determines to become a BIF member. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "-- Holding Company Regulation."

          Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

          The federal banking agencies, including the OTS, have revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was last examined for CRA compliance in June 1998 and received a rating of "satisfactory."

          Transactions with Affiliates. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Company and any company which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates, however; the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

          Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

          Holding Company Regulation. The Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

          As a unitary savings and loan holding company, the Company generally is not subject to activity restrictions. If the Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

          If the Bank fails the QTL test, the Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

          The Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

          Federal Securities Law. The stock of the Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

          Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

          Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1998, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

          Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

          Federal Home Loan Bank System. The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

          Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

          As a member of the FHLB, the Bank is required to purchase and maintain stock in the FHLB of Des Moines. At September 30, 1998, the Bank had $1.8 million in FHLB stock, which was in compliance with this requirement. For the year ended September 30, 1998, dividends paid by the FHLB of Des Moines to the Bank totaled $122,650.

          Federal and State Taxation. Savings associations such as the Bank that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes (for taxable years beginning before December 31, 1995) the amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

          Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

          The percentage of specially computed taxable income that is used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

          Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for "non-qualifying loans" equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At September 30, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank.

          Legislation enacted in August 1996 repealed the percentage of taxable income method of calculating the bad debt reserve. Savings institutions, like the Bank, which have previously used that method are required to recapture into taxable income post-1987 reserves in excess of the reserves calculated under the experience method over a six-year period beginning with the first taxable year beginning after December 31, 1995. The Bank will recapture approximately $480,000 of its tax bad debt reserves. The recapture will not have any effect on the Company's net income because the related tax expense has already been accrued.

          The start of such recapture may be delayed until the third taxable year beginning after December 31, 1995 if the dollar amount of the institution's residential loan originations in each year is not less than the average dollar amount of residential loan originated in each of the six most recent years disregarding the years with the highest and lowest originations during such period. For purposes of this test, residential loan originations would not include refinancings and home equity loans.

          Beginning with the first taxable year beginning after December 31, 1995, savings institutions, such as the Bank, are being treated the same as commercial banks. Institutions with $500 million or more in assets will be able to take a tax deduction only when a loan is actually charged off. Institutions with less than $500 million in assets will still be permitted to make deductible bad debt additions to reserves, but only using the experience method.

          In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to .12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

          To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of September 30, 1998, the Bank's excess for tax purposes totaled approximately $1.8 million.

          The Company and its subsidiaries, including the Bank, file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. Savings associations, such as the Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

          The tax returns of the Company and its subsidiaries have not been audited by the IRS with respect to consolidated federal income tax returns subsequent to 1988. With respect to prior years examined by the IRS, all deficiencies have been satisfied. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Company) would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank and its consolidated subsidiaries.

          Iowa Taxation. The Bank currently files an Iowa franchise tax return. The Company, its non-bank subsidiary and the Bank's subsidiary file Iowa corporation tax returns on a fiscal year end basis.

          Iowa imposes a franchise tax on the taxable income of stock savings banks. The tax rate is 5%, which may effectively be increased, in individual cases, by application of a minimum tax provision. Taxable income under the franchise tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa franchise tax, no deduction is allowed for Iowa franchise tax payments and taxable income includes interest on state and municipal obligations. Interest on U.S. obligations is taxable under the Iowa franchise tax and under the federal corporate income tax.

          Taxable income under the Iowa corporate income tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa tax, no deduction is allowed for Iowa income tax payments; interest from state and municipal obligations is included in income; interest from U.S. obligations is excluded from income; and 50% of federal corporate income tax is excluded from income. The Iowa corporate income tax rates range from 6% to 12% and may be effectively increased, in individual cases, by application of a minimum tax provision.

          Delaware Taxation. As a Delaware holding company, the Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Company is also subject to an annual franchise tax imposed by the State of Delaware.

Employees

         At September 30, 1998, the Company and its subsidiaries had a total of 42 employees, including eight part-time employees. The Company's employees are not represented by any collective bargaining group. Management considers its employee relations to be satisfactory.

Executive Officers of the Company

          The executive officers of the Company, each of whom is currently an executive officer of the Bank, are identified below. The executive officers of the Company are elected annually by the Company's Board of Directors. The Bank has entered into employment agreements with both of its executive officers.

    Name                             Position With Holding Company
-----------------              -------------------------------------------------
Kevin D. Ulmer                 President and Chief Executive Officer
Gary R. Hill                   Executive Vice President, Secretary and Treasurer

--------------------------------------------------------------------------------

No person has been authorized to give any information or to make any representation other than as contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by First Federal Bankshares, Inc., or First Federal Savings Bank of Siouxland. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Federal Bankshares, Inc. or First Federal Savings Bank of Siouxland since any of the dates as of which information is furnished herein or since the date hereof.

                                   ----------

                             UP TO 3,565,000 SHARES
                              (ANTICIPATED MAXIMUM)


                         First Federal Bankshares, Inc.


                          (Proposed Holding Company for
                              First Federal Savings
                               Bank of Siouxland,
                         to be named First Federal Bank)


                                  COMMON STOCK
                            Par Value $.01 per share


                                   ----------

                                   PROSPECTUS

                                   ----------


                        SANDLER O'NEILL & PARTNERS, L.P.
                         INVESTMENT BANK SERVICES, INC.




                                February __, 1999

                                   ----------

   These securities are not deposits or accounts and are not federally insured or guaranteed.

                                   ----------

Until _____ , 1999 or 25 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

--------------------------------------------------------------------------------

PART II:      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                                                        AMOUNT
                                                                                                        ------
       *      Legal Fees and Expenses..........................................................     $     270,000
       *      Printing and Mailing.............................................................           370,000
       *      Appraisal and Business Plan Fees and Expenses....................................            52,500
       *      Accounting Fees and Expenses.....................................................            75,000
       **     Marketing Fees and Expenses......................................................           390,731
       *      Filing Fees (SEC and OTS)........................................................            36,500
       *      Data Processing..................................................................            40,000
       *      Conversion Center................................................................            40,000
       *      Other Expenses...................................................................           100,000
                                                                                                     ------------
       **     Total ...........................................................................      $  1,374,731
                                                                                                     ------------
                                                                                                     ------------

-------------------
*    Estimated

** The Bank and the Company have retained Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc. (collectively, the "Agents") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that the Agents will receive fees of approximately $315,731, exclusive of expenses of $75,000.

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles TENTH and ELEVENTH of the Certificate of Incorporation of First Federal Bankshares, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such.

     TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking

(hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

              Not Applicable.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

              The exhibits and financial statement schedules filed as part of this registration statement are as follows:

              (a)      LIST OF EXHIBITS

1.1*** Engagement Letter between First Federal Savings Bank of Siouxland, Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc.

1.2* Form of Agency Agreement among First Federal Bankshares, Inc., First Federal Savings Bank of Siouxland, Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc.

2***      Plan of Conversion and Reorganization

3.1 Certificate of Incorporation of First Federal Bankshares, Inc. (Incorporated herein by reference to Exhibit D of the Plan of Conversion and Reorganization)

3.2 Bylaws of First Federal Bankshares, Inc. (Incorporated herein by reference to Exhibit E of the Plan of Conversion and Reorganization)

4***      Form of Common Stock Certificate of First Federal Bankshares, Inc.

5*** Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1***    Form of Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick,
          P.C.

8.2*      Form of State Tax Opinion of KPMG Peat Marwick, LLP

8.3***    Letter from RP Financial, LC with respect to Subscription Rights

10.1*     Severance Agreement for Barry E. Backhaus

10.2*     Severance Agreement for Jon G. Cleghorn

10.3*     Severance Agreement for Sandra Sabel

10.4*     Employment Agreement for Steven L. Opsal

10.5*** Form of Employment Agreement for Barry E. Backhaus, Jon G. Cleghorn, Sandra Sabel and Steven L. Opsal

10.6*     1992 Stock Option Plan for Outside Directors

10.7*     1992 Incentive Stock Option Plan

10.8*     1992 Recognition Plan and Trust

10.9*     Deferred Compensation Plan for Directors

10.10***  Supplemental Executive Retirement and Deferred Compensation Plan

10.11*    Incentive Pay Plan

10.12*    Cash Only SAR Plan

10.13*    Employee Stock Ownership Plan

10.14*** Agreement and Plan of Reorganization By and Among First Federal Bankshares, M.H.C., First Federal Savings Bank of Siouxland, Mid-Iowa Financial Corp. and Mid-Iowa Savings Bank, FSB

21***     Subsidiaries of the Registrant

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2 Consent of KPMG Peat Marwick LLP as to First Federal Savings Bank of Siouxland

23.3***   Consent of RP Financial, LC

23.4      Consent of KPMG Peat Marwick LLP as to Mid-Iowa Financial Corp.

24        Power of Attorney (set forth on Signature Page)

27        EDGAR Financial Data Schedule

99.1**    Appraisal Report of RP Financial, LC

99.2* Appraisal Agreement between First Federal Savings Bank of Siouxland and RP Financial, LC

99.3*     Marketing Materials

99.4*     Order and Acknowledgment Form

------------------------------------

*         To be filed supplementally or by amendment.
**        Filed pursuant to Rule 202 of Regulation S-T.
***       Previously filed.

               (b)     FINANCIAL STATEMENT SCHEDULES

               No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.       UNDERTAKINGS

               The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sioux City, Iowa on January 5, 1999.

                         FIRST FEDERAL BANKSHARES, INC.

                         By:      /s/ Barry E. Backhaus
                                  ------------------------------------------
                                  Barry E. Backhaus
                                  President and Chief Executive Officer
                                  (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of First Federal Bankshares, Inc. (the "Company") hereby severally constitute and appoint Barry E. Backhaus as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Barry E. Backhaus may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Barry E. Backhaus shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.


SIGNATURES                             TITLE                                    DATE
----------                             -----                                    ----
/s/ Barry E. Backhaus                  President, Chief Executive               January 5, 1999
----------------------------           Officer and Chairman of the Board
Barry E. Backhaus                      (Principal Executive Officer)



/s/ Jon G. Cleghorn                    Executive Vice President and             January 5, 1999
----------------------------           Director
Jon G. Cleghorn


/s/ Katherine A. Bousquet              Vice President and Treasurer             January 5, 1999
----------------------------           (Principal Financial and
Katherine A. Bousquet                  Accounting Officer)



/s/ Dr. Nancy A. Boysen                Director                                 January 5, 1999
----------------------------
Dr. Nancy A. Boysen


/s/ Harland D. Johnson                 Director                                 January 5, 1999
----------------------------
Harland D. Johnson


/s/ Allen J. Johnson                   Director                                 January 5, 1999
----------------------------
Allen J. Johnson


/s/ Dennis B. Swanstrom                Director                                 January 5, 1999
----------------------------
Dennis B. Swanstrom


/s/ Gary L. Evans                      Director                                 January 5, 1999
----------------------------
Gary L. Evans


/s/ Paul W. Olson                      Director                                 January 5, 1999
----------------------------
Paul W. Olson


/s/ David Van Engelenhoven             Director                                 January 5, 1999
----------------------------
David Van Engelenhoven


/s/ David S. Clay                      Director                                 January 5, 1999
----------------------------
David S. Clay


/s/ Steven L. Opsal                    Executive Vice President                 January 5, 1999
----------------------------           and Director
Steven L. Opsal

                                  EXHIBIT INDEX

1.1*** Engagement Letter between First Federal Savings Bank of Siouxland, Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc.

1.2* Form of Agency Agreement among First Federal Bankshares, Inc., First Federal Savings Bank of Siouxland, Sandler O'Neill & Partners, L.P. and Investment Bank Services, Inc.

2***      Plan of Conversion and Reorganization

3.1 Certificate of Incorporation of First Federal Bankshares, Inc. (Incorporated herein by reference to Exhibit D of the Plan of Conversion and Reorganization)

3.2 Bylaws of First Federal Bankshares, Inc. (Incorporated herein by reference to Exhibit E of the Plan of Conversion and Reorganization)

4***      Form of Common Stock Certificate of First Federal Bankshares, Inc.

5*** Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1***    Form of Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick,
          P.C.

8.2*      Form of State Tax Opinion of KPMG Peat Marwick, LLP

8.3***    Letter from RP Financial, LC with respect to Subscription Rights

10.1*     Severance Agreement for Barry E. Backhaus

10.2*     Severance Agreement for Jon G. Cleghorn

10.3*     Severance Agreement for Sandra Sabel

10.4*     Employment Agreement for Steven L. Opsal

10.5*** Form of Employment Agreement for Barry E. Backhaus, Jon G. Cleghorn, Sandra Sabel and Steven L. Opsal

10.6*     1992 Stock Option Plan for Outside Directors

10.7*     1992 Incentive Stock Option Plan

10.8*     1992 Recognition Plan and Trust

10.9*     Deferred Compensation Plan for Directors

10.10***  Supplemental Executive Retirement and Deferred Compensation Plan

10.11*    Incentive Pay Plan

10.12*    Cash Only SAR Plan

10.13*    Employee Stock Ownership Plan

10.14 Agreement and Plan of Reorganization By and Among First Federal Bankshares, M.H.C., First Federal Savings Bank of Siouxland, Mid-Iowa Financial Corp. and Mid-Iowa Savings Bank, FSB

21        Subsidiaries of the Registrant

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2 Consent of KPMG Peat Marwick LLP as to First Federal Savings Bank of Siouxland

23.3      Consent of RP Financial, LC

23.4      Consent of KPMG Peat Marwick LLP as to Mid-Iowa Financial Corp.

24        Power of Attorney (set forth on Signature Page)

27        EDGAR Financial Data Schedule

99.1**    Appraisal Report of RP Financial, LC

99.2* Appraisal Agreement between First Federal Savings Bank of Siouxland and RP Financial, LC

99.3*     Marketing Materials

99.4*     Order and Acknowledgment Form

------------------------------------
*         To be filed supplementally or by amendment.
**        Filed pursuant to Rule 202 of Regulation S-T.

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1999
                                              REGISTRATION NO. 333-69245
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                      ------------------------------------





                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1




                      ------------------------------------






                         FIRST FEDERAL BANKSHARES, INC.





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